     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 1994



                                                      REGISTRATION NO. 33-54531


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                Amendment No. 1
                                      to


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           SIGNET BANKING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           VIRGINIA                                  6711                                 54-6037910
(STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)

                             7 NORTH EIGHTH STREET
                            RICHMOND, VIRGINIA 23219
                                 (804) 747-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              ANDREW T. MOORE, JR.
                 SENIOR VICE PRESIDENT AND CORPORATE SECRETARY
                           SIGNET BANKING CORPORATION
                             7 NORTH EIGHTH STREET
                            RICHMOND, VIRGINIA 23219
                                 (804) 771-7177
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:

 JOSEPH C. CARTER, III, ESQ.            LEONARD S. VOLIN, ESQ.
MCGUIRE WOODS BATTLE & BOOTHE     HOUSLEY GOLDBERG & KANTARIAN, P.C.
       ONE JAMES CENTER                        SUITE 700
     901 EAST CARY STREET               1220 19TH STREET, N.W.
   RICHMOND, VIRGINIA 23219             WASHINGTON, D.C. 20036

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
     If any securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ( )




     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                           SIGNET BANKING CORPORATION
                             CROSS-REFERENCE SHEET
ITEM OF FORM S-4                                                                     LOCATION IN PROSPECTUS
 1.  Forepart of Registration Statement and Outside Front                            Facing Page; Cross Reference Sheet; Outside
     Cover Page of Prospectus                                                        Front Cover Page of Prospectus

 2.  Inside Front and Outside Back Cover Pages of Prospectus                         Inside Front Cover Page of Prospectus; Table
                                                                                     of Contents; Available Information;
                                                                                     Incorporation of Certain Information
                                                                                     by Reference

 3.  Risk Factors, Ratio of Earnings to Fixed Charges and Other                      Summary; Comparative Per Share Data
     Information


 4.  Terms of the Transaction                                                        Summary; The Holding Company
                                                                                     Merger; Comparative Rights of Shareholders;
                                                                                     ANNEX I, ANNEX II, ANNEX III, ANNEX IV

 5.  Pro Forma Financial Information                                                 Not Applicable

 6.  Material Contacts with the Company Being Acquired                               Not Applicable

 7.  Additional Information Required for Reoffering by Persons and Parties           Not Applicable
     Deemed to be Underwriters

 8.  Interests of Named Experts and Counsel                                          Not Applicable

 9.  Disclosure of Commission's Position on Indemnification for Securities Act       Not Applicable
     Liabilities

10.  Information with Respect to S-3 Registrants                                     Incorporation of Certain Information
                                                                                     by Reference

11.  Incorporation of Certain Information by Reference                               Incorporation of Certain Information
                                                                                     by Reference

12.  Information with Respect to S-2 or S-3 Registrants                              Incorporation of Certain Information
                                                                                     by Reference


13.  Incorporation of Certain Information by Reference                               Incorporation of Certain Information
                                                                                     by Reference

14.  Information with Respect to Registrants Other than S-2 or S-3 Registrants       Not Applicable

15.  Information with Respect to S-3 Companies                                       Not Applicable

16.  Information with Respect to S-2 or S-3 Companies                                Incorporation of Certain Information
                                                                                     by Reference, ANNEX VI, ANNEX VII

17.  Information with Respect to Companies other than S-2 or S-3 Companies           Not Applicable

18.  Information if Proxies, Consents or Authorizations are to be Solicited          Incorporation of Certain Information
                                                                                     by Reference; Summary; The Shareholder
                                                                                     Meeting; The Holding Company Merger; The
                                                                                     Holding Company Merger  -- Dissenters'
                                                                                     Rights; ANNEX V

19.  Information if Proxies, Consents or Authorizations are not to be Solicited,     Not Applicable
     or in an Exchange Offer



                   [PIONEER FINANCIAL CORPORATION LETTERHEAD]
                                 July   , 1994
Dear Shareholders:
     You are cordially invited to attend a Special Meeting of Shareholders (the
"Special Meeting") of Pioneer Financial Corporation ("PFC") to be held on August
26, 1994 at 2:00 p.m., Eastern Daylight Time, at Pioneer Financial Corporation,
5601 Ironbridge Parkway, Chester, Virginia. This is a very important meeting regarding your investment in PFC.
     At the Special Meeting, shareholders of PFC will be asked to approve and adopt a Reorganization and Merger Agreement, dated as of February 16, 1994, as amended on June 1, 1994, (the "Agreement"), the related Holding Company Plan of
Merger providing for the acquisition of PFC by Signet Banking Corporation (the
"Holding Company Merger") and the Holding Company Merger (the "Merger
Proposal"). The Holding Company Merger is further described in the enclosed
Proxy Statement/Prospectus, together with a proposal to adjourn the Special
Meeting in the event an insufficient number of shares is present in person or by proxy at the Special Meeting to approve the Merger Proposal.
     The Board of Directors of PFC has unanimously approved and recommends that you vote FOR the Merger Proposal. The Board of Directors also recommends that you vote FOR the proposal to adjourn the Special Meeting under the circumstances described herein.
     Your vote is important, regardless of the number of shares you own. ON
BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE AND RETURN THE
ENCLOSED PROXY CARD AS SOON AS POSSIBLE, EVEN IF YOU CURRENTLY PLAN TO ATTEND
THE SPECIAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the Special
Meeting. Because approval of the Merger Proposal requires the affirmative vote of more than two-thirds of the outstanding shares of PFC Common Stock, failure to vote will have the same effect as voting against the Merger Proposal.
     On behalf of the Board of Directors, we thank you for your support and urge you to vote FOR approval of the Merger Proposal.
                                             Sincerely,
                                             G. R. Whittemore,
                                             President

                         PIONEER FINANCIAL CORPORATION
                            5601 IRONBRIDGE PARKWAY
                            CHESTER, VIRGINIA 23831
                                 (804) 748-9733
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 26, 1994
TO THE SHAREHOLDERS OF PIONEER FINANCIAL CORPORATION:
     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special
Meeting") has been called by the Board of Directors of Pioneer Financial
Corporation ("PFC") and will be held at Pioneer Financial Corporation, 5601
Ironbridge Parkway, Chester, Virginia, August 26, 1994 at 2:00 p.m. for the
following purposes:
     1. To consider and vote upon the Reorganization and Merger Agreement dated as of February 16, 1994, as amended on June 1, 1994 (the "Agreement"), a related
Holding Company Plan of Merger providing for the merger of PFC with and into
Signet Banking Corporation (the "Holding Company Merger") and the Holding
Company Merger (collectively, the "Merger Proposal"). The Agreement and the
Holding Company Plan of Merger are attached to the accompanying Proxy
Statement/Prospectus as ANNEX I and ANNEX III, respectively.
     2. To consider and vote upon the adjournment of the Special Meeting to a later date to permit the further solicitation of proxies in the event an insufficient number of shares is present in person or by proxy at the Special
Meeting to approve the Merger Proposal.
     3. To consider and vote upon such other matters as may properly come before the Special Meeting.
     NOTE: The Board of Directors is not aware of any other business to come before the Special Meeting.
     Any action may be taken on any of the foregoing proposals at the Special
Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Special Meeting may be adjourned. Only those
PFC shareholders of record at the close of business on July 1, 1994 shall be entitled to notice of and to vote at the Special Meeting. The affirmative vote of the holders of more than two-thirds of the issued and outstanding shares of
PFC common stock entitled to vote at the Special Meeting is required to approve the Merger Proposal. Approval of the proposal to adjourn the Special Meeting under the circumstances described above requires the affirmative vote of a majority of the shares present in person or by proxy at the Special Meeting.
With respect to the Merger Proposal, PFC shareholders have a right to dissent and obtain payment for their shares by complying with the terms and procedures of Section 13.1-733 of the Virginia Stock Corporation Act, a copy of which is attached as ANNEX V to the Proxy Statement/Prospectus accompanying this Notice of Meeting.
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. PLEASE
SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID
ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. YOUR
PROXY WILL NOT BE USED IF YOU ATTEND AND VOTE AT THE SPECIAL MEETING IN PERSON.
                                             By Order of the Board of Directors,
                                             Frances M. Leslie
                                             Secretary
July   , 1994
Chester, Virginia
           PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                                       OF
                         PIONEER FINANCIAL CORPORATION
                                 TO BE HELD ON
                                AUGUST 26, 1994
                                   PROSPECTUS
                                       OF
                           SIGNET BANKING CORPORATION
                                  COMMON STOCK
     This Proxy Statement/Prospectus is being furnished to the holders of common stock, par value $1.00 per share ("PFC Common Stock"), of Pioneer Financial
Corporation, a Virginia corporation ("PFC"), in connection with the solicitation of proxies by the PFC Board of Directors (the "PFC Board") for use at a special meeting of PFC shareholders to be held at 2:00 p.m. on August 26, 1994, at
Pioneer Financial Corporation, 5601 Ironbridge Parkway, Chester, Virginia (the
"Special Meeting").
     At the Special Meeting, the shareholders of record of PFC Common Stock as of the close of business on July 1, 1994 will consider and vote upon a proposal to approve the Reorganization and Merger Agreement dated as of February 16,
1994, as amended June 1, 1994 (the "Agreement"), by and between Signet Banking
Corporation, a Virginia corporation ("Signet"), and PFC, the related Holding
Company Plan of Merger, pursuant to which, among other things, PFC will merge with and into Signet (the "Holding Company Merger"), and the Holding Company
Merger (collectively, the "Merger Proposal"). Upon consummation of the Holding
Company Merger, each outstanding share of PFC Common Stock (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Virginia law ("Dissenting Shares") and other than certain shares held by
PFC or Signet) shall be converted into and represent the right to receive .6232 of a share of common stock of Signet, par value $5.00 per share ("Signet Common
Stock") (the "Exchange Ratio"), PROVIDED, HOWEVER, that if the average of the closing prices of the shares of Signet Common Stock on the New York Stock
Exchange Composite Tape (the "Average Closing Price") for the ten consecutive trading days (the "Valuation Period") ending on the business day prior to the later of (i) the date on which all requisite regulatory approvals required to consummate the transactions contemplated by the Agreement are obtained, including for these purposes the expiration of all applicable waiting periods, and (ii) the date of the Special Meeting is greater than $40.12, the Exchange
Ratio shall be equal to $25.00 divided by the Average Closing Price of the
Signet Common Stock, and PROVIDED FURTHER that if the Average Closing Price of the Signet Common Stock is less than $33.30, PFC will have the right to terminate the Agreement unless Signet agrees to adjust the Exchange Ratio to
$20.75 divided by the Average Closing Price of the Signet Common Stock. Based on
the closing price per share of Signet Common Stock on the New York Stock
Exchange Composite Tape on                , 1994 of $          , each share of
PFC Common Stock would be exchanged for .   share of Signet Common Stock. Such
share amount of Signet Common Stock may increase or decrease depending on the
Average Closing Price as described herein. See "The Holding Company
Merger -- The Exchange Ratio; Fractional Shares." For a description of the
Agreement, which is included herein in its entirety as ANNEX I to this Proxy
Statement/Prospectus, see "The Holding Company Merger." Immediately following consummation of the Holding Company Merger, Pioneer Federal Savings Bank, a
wholly owned subsidiary of PFC ("Pioneer Federal"), will merge (the "Bank
Merger") with and into Signet Bank/Virginia, a wholly owned subsidiary of Signet
("Signet Bank"). The Holding Company Merger and the Bank Merger are sometimes referred to together as the "Transaction."
     Holders of PFC Common Stock are also being asked to approve the adjournment of the Special Meeting to a later date in the event an insufficient number of shares of PFC Common Stock is present in person or by proxy at the Special Meeting to approve the Merger Proposal. PFC shareholders may also transact such other business as may properly be brought before the Special
Meeting or any adjournment or adjournments thereof.
     This Proxy Statement/Prospectus also constitutes the Prospectus of Signet with respect to up to 1,574,861 shares of Signet Common Stock that may be issued in connection with the Holding Company Merger. Signet has filed a Registration
Statement on Form S-4 (together with all amendments and exhibits thereto, including documents and information incorporated by reference, the "Registration
Statement") with the Securities and Exchange Commission ("SEC") which includes the Proxy Statement/Prospectus and relates to registration under the Securities
Act of 1933, as amended (the "Securities Act"), of such shares of Signet Common
Stock. All information herein with respect to PFC and its affiliates has been furnished by PFC, and all information herein with respect to Signet and its affiliates has been furnished by Signet. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to shareholders of PFC on or
about July   , 1994.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
THE CONTRARY IS A CRIMINAL OFFENSE.
     THE SHARES OF SIGNET COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS,
DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR A SAVINGS ASSOCIATION AND ARE NOT
INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL
AGENCY.
     THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JULY   , 1994.
     No person has been authorized to give any information or to make any representation other than as contained herein in connection with the offer contained in this Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon. This Proxy
Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to or solicitation of any person in any jurisdiction to whom it would be unlawful to make such an offer or solicitation.
This Proxy Statement/Prospectus does not cover resales of Signet Common Stock to be received by PFC shareholders upon consummation of the Holding Company Merger, and no person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resale. Neither the delivery of this Proxy
Statement/Prospectus at any time nor any distribution of securities made hereunder shall under any circumstances imply that the information herein is correct as of any time subsequent to the date hereof.
     THE BOARD OF DIRECTORS OF PFC UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF
PFC VOTE FOR APPROVAL OF THE MERGER PROPOSAL.
                                       ii

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.....................................................................................        1
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................................................        1
SUMMARY...................................................................................................        2
  Parties to the Transaction..............................................................................        2
  Special Meeting.........................................................................................        2
  Vote Required; Record Date..............................................................................        2
  The Holding Company Merger..............................................................................        3
  Recommendation of the PFC Board of Directors............................................................        3
  The Exchange Ratio; Cancellation of PFC Stock Options...................................................        3
  Interests of Certain Persons in the Merger..............................................................        4
  Opinion of Financial Advisor............................................................................        5
  Limitations on Negotiation; Option Granted to Signet....................................................        5
  Regulatory Approvals Required...........................................................................        5
  Conditions, Amendment and Termination...................................................................        6
  Dissenters' Rights......................................................................................        6
  Certain Federal Income Tax Consequences.................................................................        6
  Certain Differences in Shareholders' Rights.............................................................        7
  Market Prices Prior to Announcement of the Transaction..................................................        7
  Comparative Per Share Data..............................................................................        7
  Selected Financial Data.................................................................................        9
GENERAL INFORMATION.......................................................................................       11
RECENT DEVELOPMENTS.......................................................................................       12
  Signet..................................................................................................       12
  PFC.....................................................................................................       13
PROPOSAL I: THE HOLDING COMPANY MERGER....................................................................       14
  Parties to the Transaction..............................................................................       14
  Background of the Merger................................................................................       14
  Signet's Reasons for the Merger.........................................................................       16
  PFC's Reasons and Recommendations for the Merger........................................................       16
  Opinion of Financial Advisor............................................................................       16
  Effective Time of the Holding Company Merger............................................................       18
  The Exchange Ratio; Fractional Shares...................................................................       19
  Cancellation of Certain Shares; PFC Stock Options.......................................................       19
  Exchange and Surrender of Stock Certificates............................................................       20
  Conduct of Business of PFC and Pioneer Federal Pending the
     Holding Company Merger...............................................................................       21
  No Solicitation.........................................................................................       22
  Conduct of Business of Signet Pending the Merger........................................................       22
  Conditions to Consummation of the Holding Company Merger................................................       22
  Regulatory Approvals Required...........................................................................       24
  Stock Option Agreement..................................................................................       25
  Amendment and Termination of the Agreement..............................................................       26
  Accounting Treatment....................................................................................       27
  Operations of Signet After the Holding Company Merger...................................................       27
  Interests of Certain Persons in the Merger..............................................................       27
  Effect on PFC Employee Benefits Plans...................................................................       29
  Certain Federal Income Tax Consequences.................................................................       29
  Affiliates..............................................................................................       30
  Representations and Warranties of the Parties...........................................................       30
  Dissenters' Rights......................................................................................       31
  Expenses................................................................................................       32

                                      iii

BUSINESS OF SIGNET........................................................................................       33
BUSINESS OF PFC...........................................................................................       33
SUPERVISION AND REGULATION................................................................................       33
  Limitations on Dividends and Other Payments.............................................................       33
  Capital Requirements....................................................................................       34
  Obligations to Commonly Controlled Institutions.........................................................       34
  Bank Holding Companies..................................................................................       35
  Banks...................................................................................................       35
  FDIC Insurance Assessments..............................................................................       35
  Governmental Policies...................................................................................       35
  Recent Banking Legislation..............................................................................       35
DESCRIPTION OF SIGNET CAPITAL STOCK.......................................................................       37
  Common Stock............................................................................................       38
  Preferred Stock.........................................................................................       38
  Virginia Stock Corporation Act..........................................................................       38
  Shareholders' Rights Plan...............................................................................       39
COMPARATIVE RIGHTS OF SHAREHOLDERS........................................................................       40
  General.................................................................................................       40
  Authorized Capital......................................................................................       40
  Amendment of Articles or Bylaws.........................................................................       41
  Size and Classification of Board of Directors...........................................................       41
  Vacancies and Removal of Directors......................................................................       41
  Director and Officer Exculpation........................................................................       41
  Indemnification.........................................................................................       42
  Special Meetings of Shareholders........................................................................       42
  Director Nominations....................................................................................       42
  Shareholder Proposals...................................................................................       42
  Shareholder Inspection Rights; Shareholder Lists........................................................       42
  Required Shareholder Vote for Certain Actions...........................................................       43
  State Antitakeover Statutes.............................................................................       43
  Shareholder Rights Plan.................................................................................       43
  Dissenters' Rights......................................................................................       43
  Dividends and Other Distributions.......................................................................       43
  Voluntary Dissolution...................................................................................       43
RESALE OF SIGNET COMMON STOCK.............................................................................       44
PROPOSAL II: ADJOURNMENT OF THE SPECIAL MEETING...........................................................       44
EXPERTS...................................................................................................       44
LEGAL OPINION.............................................................................................       44
ANNEX I -- Reorganization and Merger Agreement............................................................      I-1
ANNEX II -- Stock Option Agreement........................................................................     II-1
ANNEX III -- Holding Company Plan of Merger...............................................................    III-1
ANNEX IV -- Fairness Opinion of Baxter Fentriss and Company...............................................     IV-1
ANNEX V -- Article 15 of Virginia Stock Corporation Act Regarding Dissenters' Rights......................      V-1
ANNEX VI -- PFC's 1993 Annual Report to Shareholders......................................................     VI-1
ANNEX VII -- PFC's Quarterly Report on Form 10-Q, as amended by Form 10-Q/A, for the Period Ended March
             31, 1994.....................................................................................    VII-1

                             AVAILABLE INFORMATION
     Signet and PFC are both subject to the reporting and informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511 and 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning Signet also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and such reports, proxy statements and other information concerning PFC also may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. As permitted by the Rules and Regulations of the SEC, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. For further information, reference is hereby made to the Registration Statement. Statements contained in this Proxy Statement/Prospectus as to the contents of any documents are not necessarily complete, and in each instance reference is made to such documents, each such statement being qualified in all respects by such reference.
               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The following documents filed by Signet and PFC, respectively, are incorporated by reference in this Proxy Statement/Prospectus:
Signet documents:
     (i) Signet's Annual Report on Form 10-K for the year ended December 31,
1993;


     (ii) Signet's Current Report on Form 8-K, dated February 22, 1994;



     (iii) Signet's Current Report on Form 8-K, dated March 28, 1994; and



     (iv) Signet's Quarterly Report on Form 10-Q for the period ended March 31, 1994.
PFC documents:



     (i) PFC's Annual Report on Form 10-K, as amended by Form 10-K/A filed June 3, 1994, for the year ended September 30, 1993;


     (ii) PFC's Quarterly Report on Form 10-Q for the period ended December 31, 1993;
     (iii) PFC's Current Report on Form 8-K, dated February 16, 1994; and


     (iv) PFC's Quarterly Report on Form 10-Q, as amended by Form 10-Q/A filed June 3, 1994, for the period ended March 31, 1994.


     All documents filed by Signet or PFC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such documents.
     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus or any supplement hereto.
     Also incorporated by reference herein are the Agreement, the Stock Option Agreement dated February 16, 1994 between PFC and Signet (the "Stock Option Agreement") and the Holding Company Plan of Merger, which are attached to this Proxy Statement/Prospectus as ANNEXES I, II and III, respectively.
THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS RELATING TO SIGNET OR PFC THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH SIGNET DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM SIGNET'S INVESTOR RELATIONS DEPARTMENT, SIGNET BANKING CORPORATION, 7 NORTH EIGHTH STREET, RICHMOND, VIRGINIA 23219, (804) 771-7650. SUCH PFC DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO FRANCES M. LESLIE, SECRETARY, PIONEER FINANCIAL CORPORATION, P.O. BOX C-9000, CHESTER, VIRGINIA 23831-9000 OR BY CALLING (804) 748-9733. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY AUGUST 12, 1994.
                                       1

                                    SUMMARY
PARTIES TO THE TRANSACTION
     SIGNET. Signet is a Virginia corporation which serves as the holding company for Signet Bank/Virginia, Signet Bank N.A. of Washington, D.C. and Signet Bank/Maryland. At March 31, 1994, Signet had approximately $11.5 billion in total assets, $7.9 billion in total deposits and $1.0 billion in total shareholders' equity.
     Signet is engaged in the general commercial and consumer banking business and provides a full range of banking services to individuals, businesses and organizations through a network of 239 banking offices, 243 automated teller machines and a 24-hour full-service Telephone Banking Center. Signet is a major issuer of credit cards, offering a broad spectrum of card products designed to meet the needs of varying market segments. Signet also offers investment services including municipal bond, government, federal agency and money market sales and trading, foreign exchange trading and discount brokerage. In addition, an international operation concentrating on trade finance, specialized services for trust, leasing, asset based lending, cash management, real estate, insurance, consumer financing and investment banking are offered.
     The executive offices of Signet are located in Richmond, Virginia at 7 North Eighth Street. Signet's Operations Center is also located in Richmond.
     PFC. PFC is a Virginia corporation which serves as the holding company for, and conducts its principal business through, its wholly-owned subsidiary, Pioneer Federal. At March 31, 1994, PFC had approximately $392 million in total assets, $310 million in total deposits, and $51 million in shareholders' equity.
     For regulatory purposes, PFC is classified as a unitary savings and loan holding company and its principal business is that of its wholly-owned subsidiary, Pioneer Federal, a federally-chartered stock savings bank with executive and administrative offices in Chester, Virginia. The principal business of Pioneer Federal consists of accepting deposits from the general public and investing such deposits, together with borrowings and other funds, in loans secured by one-to four-family residential, multi-family and commercial properties as well as in construction loans. In addition, Pioneer Federal originates a limited amount of commercial and consumer loans. Pioneer Federal also maintains a substantial investment portfolio consisting primarily of mortgage-backed and U.S. Treasury securities. Through its wholly-owned subsidiaries, Pioneer Federal also engages in mortgage brokerage, insurance agency operations, investment in land acquisition and development projects, and the disposal of foreclosed real estate.
SPECIAL MEETING
     The Special Meeting will be held on August 26, 1994 at 2:00 p.m., at Pioneer Financial Corporation, 5601 Ironbridge Parkway, Chester, Virginia, for the purpose of considering and voting upon a proposal to approve the Merger Proposal. In addition, PFC shareholders are being asked to approve the adjournment of the Special Meeting to a later date in the event an insufficient number of shares of PFC Common Stock is present in person or by proxy at the Special Meeting to approve the Merger Proposal. PFC shareholders may also transact such other business as may be properly brought before the Special Meeting or any adjournment or adjournments thereof. See "General Information." VOTE REQUIRED; RECORD DATE
     Only PFC shareholders of record at the close of business on July 1, 1994 (the "Record Date") will be entitled to vote at the Special Meeting. The affirmative vote of the holders of more than two-thirds of the shares outstanding on such date is required to approve the Merger Proposal. As of the Record Date, there were 2,351,132 shares of PFC Common Stock entitled to be voted, held by approximately 560 shareholders of record. The proposal with respect to possible adjournment of the Special Meeting requires the affirmative vote of the holders of a majority of the shares of PFC Common Stock present in person or by proxy at the Special Meeting.
     The directors and executive officers of PFC and their affiliates owned, as of the Record Date, 110,623 shares or approximately 4.71% of the outstanding shares of PFC Common Stock (which amount excludes an aggregate of 106,507 shares issuable upon the exercise of options granted to such directors and executive officers and which do not have voting rights). PFC has been advised that such directors and executive officers intend to vote their shares in favor of approval of the Merger Proposal.
                                       2

     The Board of Directors of Signet has approved the Agreement, the Holding Company Plan of Merger and the Holding Company Merger. Approval of the Agreement, the Holding Company Plan of Merger and the Holding Company Merger by Signet shareholders is not required by the Virginia Stock Corporation Act (the "VSCA").
THE HOLDING COMPANY MERGER
     Pursuant to the Agreement, PFC will be merged with and into Signet in accordance with the Holding Company Plan of Merger attached hereto as ANNEX III and the provisions of the VSCA, and the separate corporate existence of PFC will cease. The Holding Company Merger shall become effective upon the issuance of a certificate of merger by the State Corporation Commission of Virginia with respect to the Holding Company Merger unless the Articles of Merger relating to the Holding Company Merger filed with the State Corporation Commission of Virginia specify that the certificate of merger shall become effective at a later date (the "Effective Time"). Signet will be the surviving corporation of the Holding Company Merger (sometimes referred to herein as the "Surviving Corporation") and will continue to be governed by the laws of the Commonwealth of Virginia.
     Signet may at any time change the method of effecting the acquisition of PFC by Signet if and to the extent it deems such change to be desirable to provide for (i) a merger of a wholly-owned subsidiary of Signet with and into PFC, in which PFC is the surviving corporation, or (ii) a merger of PFC directly into a wholly owned subsidiary of Signet, in which such subsidiary is the surviving corporation, PROVIDED, HOWEVER, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of PFC Common Stock as provided for in the Agreement, (B) adversely affect the tax treatment to shareholders of PFC as a result of receiving such consideration or (C) materially impede or delay the consummation of the transactions contemplated by the Agreement.
     The Articles of Incorporation of Signet in effect at the Effective Time will be the Articles of Incorporation of the Surviving Corporation. The Bylaws of Signet, together with all amendments thereto, if any, as in effect immediately prior to the Effective Time, will thereafter be the bylaws of the Surviving Corporation, until amended as provided therein or by law. See "Comparative Rights of Shareholders." The directors and officers of Signet immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
RECOMMENDATION OF THE PFC BOARD OF DIRECTORS
     The PFC Board of Directors considered a variety of factors in evaluating the Agreement and Holding Company Merger, including the value being offered the shareholders of PFC in relation to the market value, book value and earnings per share of the PFC Common Stock; information concerning the financial condition, results of operations and prospects of Signet and PFC; the competitive environment for financial institutions generally; the compatibility of the respective business management philosophies of PFC and Signet; the ability of Signet and its subsidiary bank to provide comprehensive financial services in relevant markets; the financial terms of other recent business combinations in the local financial services industry; the fact that the consideration to be received in the Holding Company Merger by PFC's stockholders reflects a premium for the PFC Common Stock over the values at which it had traded in the market during the year prior to the Board meeting; the fact that Signet, as a larger financial institution holding company, has the financial resources to serve the lending and deposit needs of the local communities served by PFC; and the opinion of PFC's financial advisor, Baxter Fentriss and Company ("Baxter Fentriss"), that the terms of the Holding Company Merger are fair to such shareholders from a financial point of view. Based on such factors, the Board of Directors of PFC has unanimously determined that the Holding Company Merger is desirable and in the best interests of PFC shareholders and has approved the Agreement, the Holding Company Plan of Merger and the Holding Company Merger. THE BOARD OF DIRECTORS OF PFC UNANIMOUSLY RECOMMENDS A VOTE FOR THE MERGER PROPOSAL. See "The Holding Company Merger -- PFC's Reasons and Recommendations for the Merger."
THE EXCHANGE RATIO; CANCELLATION OF PFC STOCK OPTIONS
     At the Effective Time, each share of PFC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled as described herein and other than Dissenting Shares (as
                                       3
defined below)) will be converted into .6232 of a share of Signet Common Stock (the "Exchange Ratio"); PROVIDED, HOWEVER, in the event the Average Closing Price of the Signet Common Stock is greater than $40.12, the Exchange Ratio will be equal to $25.00 divided by the Average Closing Price of the Signet Common Stock, and PROVIDED, FURTHER, that in the event that the Average Closing Price of the Signet Common Stock is less than $33.30, PFC will have the right to terminate the Agreement unless Signet agrees to adjust the Exchange Ratio to $20.75 divided by the Average Closing Price of the Signet Common Stock. Each outstanding share of Signet Common Stock at the Effective Time will remain outstanding and unchanged as a result of the Holding Company Merger. See "The Holding Company Merger -- The Exchange Ratio; Fractional Shares" and "The Holding Company Merger -- Amendment and Termination of the Merger Agreement."
     No fractional shares of Signet Common Stock will be issued in the Holding Company Merger. Each holder who otherwise would have been entitled to a fraction of a share of Signet Common Stock will receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average closing sales prices of the Signet Common Stock as reported on the New York Stock Exchange Composite Tape for the last five trading days immediately preceding the date of the Effective Time. No such holder will be entitled to dividends, voting rights or any other rights in respect of any fractional share.
     If prior to the Effective Time, the outstanding shares of Signet Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a reorganization, reclassification, stock dividend, stock split, reverse stock split or other similar change in Signet's capitalization, appropriate adjustments will be made to the Exchange Ratio (or to applicable dollar amounts set forth above); provided that no such adjustments will be made on account of ordinary quarterly cash dividends paid by Signet (including any increases which Signet may make in such quarterly cash dividends).
     Immediately prior to the Effective Time, each holder of an outstanding option (a "PFC Stock Option") under PFC's Stock Option and Incentive Plan (the "PFC Option Plan") will receive in cancellation for each share of PFC Common Stock subject to a PFC Stock Option a cash payment in an amount equal to the excess of (A) the product of the Exchange Ratio and the closing price of the shares of Signet Common Stock on the trading date prior to the date of the Effective Time over (B) the exercise price of such PFC Stock Option.
INTERESTS OF CERTAIN PERSONS IN THE MERGER
     Certain members of the PFC's management and Board of Directors have interests in the Holding Company Merger in addition to their interests as shareholders of PFC. Under the Agreement, the four senior executive officers of PFC will upon consummation of the Transaction enter into employment agreements with Signet or Signet Bank that will provide for an annual salary, employee benefits, and severance benefits under certain circumstances. In addition, officers and directors of PFC who hold a PFC Stock Option under the PFC Option Plan will receive a cash payment for each share subject to option equal to the excess of (A) the product of the Exchange Ratio and the closing price of the shares of Signet Common Stock on the trading date prior to the date of the Effective Time over (B) the exercise price of such PFC Stock Option. The Agreement also provides that Signet will appoint the members of PFC's Board of Directors to Signet Bank's Advisory Board and that such members shall receive fees for such service. Further, the Agreement requires Signet, for a period of six years after the Effective Time, to indemnify present and former officers, directors and employees of PFC (including its subsidiaries) against certain losses and other expenses in connection with claims which arise out of such persons serving in such capacities and which pertain to matters or facts arising, existing or occurring before the Effective Time. The Agreement also requires Signet to permit PFC to purchase and keep in force for at least three years after the Effective Time, directors' and officers' liability insurance to provide coverage to the directors and officers of PFC and its subsidiaries with respect to claims arising from facts or events that occurred prior to the Effective Time, or to cause Signet's directors and officers insurance policy to provide such protection to such person, in either case subject to the cost of such insurance not exceeding 2.5 times the rate currently paid by PFC or Pioneer Federal on such coverage. See "Holding Company Merger -- Interests of Certain Persons in the Merger."
                                       4

OPINION OF FINANCIAL ADVISOR
     The Board of Directors of PFC retained Baxter Fentriss to render financial advisory services to PFC with regard to potential strategies to maximize shareholder value, including the restructuring or sale of PFC, and has requested that Baxter Fentriss render its opinion with respect to the fairness, from a financial point of view, to PFC's shareholders of the terms offered in the Holding Company Merger. Baxter Fentriss rendered its opinion to PFC's Board of Directors as of February 16, 1994 that, from a financial point of view, the terms of the Holding Company Merger were fair to the shareholders of PFC. The
opinion was updated and confirmed on July   , 1994. The updated opinion sets
forth a description of the assumptions made and matters considered by Baxter Fentriss and contains certain limitations and qualifications. A copy of the
Baxter Fentriss opinion dated July   , 1994 is attached as ANNEX IV hereto, and
the description set forth herein is qualified in its entirety by reference to the attached opinion. For additional information, see "The Holding Company Merger -- Opinion of Financial Advisor" and the opinion of Baxter Fentriss attached as ANNEX IV.
LIMITATIONS ON NEGOTIATION; OPTION GRANTED TO SIGNET
     The Agreement provides that PFC (including its subsidiaries) will not authorize or permit its officers, directors, representatives and agents to, directly or indirectly, initiate contact with any person or entity in an effort to solicit, initiate or encourage any proposal for a merger or other business combination involving PFC or Pioneer Federal or for the acquisition of a ten percent or greater equity interest in PFC or Pioneer Federal, or for the acquisition of any material portion of the assets of PFC or Pioneer Federal (each, a "Takeover Proposal"). Further, unless otherwise required by the fiduciary duties of PFC's Board of Directors, PFC may not, with respect to such a merger, business combination or acquisition, permit any officer, director, representative or agent to (a) cooperate with or furnish non-public information to any person or entity, (b) enter into negotiations, or (c) enter into an agreement, letter of intent, or agreement in principle. See "Holding Company Merger -- No Solicitation."
     Simultaneously with the execution of the Agreement and as required by Signet as a condition to its execution, PFC granted Signet an option to purchase newly issued shares of PFC Common Stock in a number equal to approximately 19.9% of the number of shares of PFC Common Stock outstanding immediately prior to the exercise of such option. The exercise price of the option is $21.75 per share, subject to adjustment under certain circumstances, and the option is exercisable only upon the occurrence of specified events relating generally to offers to acquire PFC and the acquisition by third parties of specified percentages of PFC Common Stock as well as PFC's or Pioneer Federal's entering into a written agreement with a third party with respect to certain types of acquisition transactions. To the knowledge of PFC and Signet, no event giving rise to the exercise of such option has occurred as of the date of this Proxy Statement/Prospectus. See "Holding Company Merger -- Stock Option Agreement."
     The foregoing provisions may have the effect of discouraging competing offers to acquire or merge with PFC.
REGULATORY APPROVALS REQUIRED
     The Transaction is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended, the Office of Thrift Supervision ("OTS") under the Home Owners' Loan Act, as amended ("HOLA"), and the Bureau of Financial Institutions of the Virginia State Corporation Commission (the "Bureau of Financial Institutions") under the Virginia Savings Institutions Act. On May 12, 1994, the Federal Reserve Board approved the Transaction and, as part of such approval, required that the Transaction be consummated within three months of the date of such approval unless such period is extended by the Federal Reserve Bank of Richmond. On June 8, 1994, the OTS approved the Transaction and, as part of such approval, required that (i) the chief financial officers of Pioneer Federal and Signet Bank shall certify in writing on the day prior to the Effective Time that no material adverse events or material adverse changes have occurred with respect to the financial condition or operations of the two entities since the date of the financial statements submitted with the OTS application and (ii) the Transaction must be consummated within 120 days of the date of such approval unless such period is extended by the Regional Director of the OTS or his designee. On June 9, 1994, the Bureau of Financial Institutions approved the Transaction. See "The Holding Company Merger -- Regulatory Approvals Required."
                                       5

CONDITIONS, AMENDMENT AND TERMINATION
     The respective obligations of Signet and PFC to consummate the Holding Company Merger are subject to the satisfaction of certain conditions, including, among others, (i) the receipt of all required regulatory approvals with respect to the Transaction and the expiration of all required regulatory waiting periods, (ii) the approval of the Merger Proposal by the requisite vote of the PFC shareholders, (iii) receipt of an opinion of counsel regarding certain tax aspects of the Holding Company Merger to the PFC shareholders, (iv) the absence of any material adverse change in the financial condition or results of operations of PFC and Pioneer Federal and (v) certain other conditions customary in transactions of this kind. A failure of any such conditions to be satisfied, if not waived, would prevent consummation of the Holding Company Merger and result in termination of the Agreement. See "The Holding Company
Merger -- Conditions to Consummation of the Holding Company Merger."
     At any time before the Effective Time and subject to applicable law, the Agreement may be amended by written agreement of the Boards of Directors of Signet and PFC. However, after adoption and approval of the Agreement by the PFC shareholders, the Agreement may not be amended as to the amount or form of the consideration to be received by PFC shareholders without the further approval of PFC shareholders. The Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption and approval of the Agreement by the PFC shareholders, (i) by mutual consent of Signet and PFC, (ii) by either Signet or PFC if under certain circumstances the Effective Time has not occurred on or before December 31, 1994, (iii) by Signet or PFC if under certain circumstances any event occurs that renders impossible satisfaction of a condition in the Agreement, or (iv) by PFC if the Average Closing Price of the Signet Common Stock is less than $33.30 per share (subject to adjustment under certain conditions) unless Signet has agreed to adjust the Exchange Ratio to $20.75 divided by the Average Closing Price of the Signet Common Stock. See "The Holding Company Merger -- Amendment and Termination of the Agreement." DISSENTERS' RIGHTS
     Pursuant to the VSCA, holders of PFC Common Stock entitled to vote on approval of the Merger Proposal have the right to dissent from the Merger Proposal and to demand payment of the fair value of such holder's shares of PFC Common Stock in the event the Holding Company Merger is consummated. A holder of PFC Common Stock who wishes to assert such holder's dissenters' rights must (i) deliver to PFC, before such vote is taken on the Merger Proposal, written notice of such holder's intent to demand payment for such shares if the Holding Company Merger is consummated, (ii) not vote such shares in favor of approval of the Merger Proposal and (iii) comply with the further provisions of the VSCA in order to be entitled to receive in cash, if the Holding Company Merger is consummated, the fair value of such holder's PFC Common Stock. A vote against approval of the Merger Proposal will not constitute written notice of an intent to demand payment nor will a failure to vote against such approval constitute a waiver of dissenters' rights. The procedures to be followed by dissenting shareholders are summarized under "The Holding Company Merger -- Dissenters' Rights" and a copy of the applicable provisions of the VSCA is set forth in ANNEX V to this Proxy Statement/Prospectus. Failure to follow such provisions precisely may result in loss of such dissenters' rights.
     In general, any dissenting shareholder who perfects such holder's statutory dissenters' rights to be paid in cash the fair value of such holder's PFC Common Stock will recognize gain or loss for federal income tax purposes upon receipt of such cash. See "The Holding Company Merger -- Certain Federal Income Tax Consequences."
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     The Holding Company Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, no gain or loss should be recognized for federal income tax purposes by PFC shareholders as a result of the Holding Company Merger, except a gain or loss will be recognized with respect to cash received by dissenters, if any, or cash received in lieu of fractional shares. A condition to consummation of the Holding Company Merger is the receipt by PFC and Signet of an opinion of Wachtell, Lipton, Rosen & Katz as to the qualification of the Holding Company Merger as a tax-free reorganization and certain other federal income tax consequences of the Holding Company Merger. See "The Holding Company Merger -- Certain Federal Income Tax Consequences."
                                       6

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE HOLDING COMPANY MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER OF PFC AND OTHER FACTORS, EACH HOLDER OF PFC COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE HOLDING COMPANY MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).
CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS
     At the Effective Time, shareholders of PFC, other than those who properly exercise dissenters' rights, will become shareholders of Signet and their rights as shareholders of Signet will be determined by the VSCA and by Signet's Articles of Incorporation and Bylaws. The rights of PFC's shareholders are currently governed by the VSCA and by PFC's Articles of Incorporation and Bylaws. The rights of shareholders of Signet differ from rights of shareholders of PFC with respect to certain matters. For a summary of these differences, see "Comparative Rights of Shareholders."
MARKET PRICES PRIOR TO ANNOUNCEMENT OF THE TRANSACTION
     The following is information regarding the price per share of Signet Common Stock and PFC Common Stock prior to the public announcement of the proposed Transaction on February 17, 1994. The historical prices for Signet Common Stock and PFC Common Stock are each based on the reported last sale price on February 16, 1994, the last trading day preceding the announcement of the proposed Transaction, as reported, in the case of Signet, in the New York Stock Exchange Composite Tape and, in the case of PFC, in the NASDAQ National Market System.

                                    SIGNET          PFC            PFC
                                  HISTORICAL     HISTORICAL     EQUIVALENT
                                    PRICE          PRICE        PRICE (A)
Common Stock..................      $38.00         $21.75         $23.68

(a) The amount of the equivalent price for PFC Common Stock is the product of multiplying an assumed Exchange Ratio of .6232 of a share of Signet Common Stock by $38.00 per share.
     On July   , 1994, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing price of Signet Common Stock on the
NYSE Composite Tape was $   per share and the closing price of PFC Common Stock
on the NASDAQ National Market System was $   per share (or $   per PFC
Equivalent Share).
COMPARATIVE PER SHARE DATA
     The following table presents historical and pro forma per share data for Signet and historical and equivalent pro forma per share data for PFC. The pro forma combined amounts give effect to an assumed Exchange Ratio of .6232 of a share of Signet Common Stock for each share of PFC Common Stock. The equivalent pro forma PFC per share amounts are computed by multiplying the pro forma combined amounts by such assumed Exchange Ratio of .6232. The final Exchange Ratio will be determined as described under "The Holding Company Merger -- The Exchange Ratio; Fractional Shares."
     Signet's fiscal year ends December 31 and PFC's fiscal year ends September
30. PFC book value per share is as of December 31, 1993 and March 31, 1994. PFC net income and dividend data reflect results for the twelve months ended September 30, 1993 and three months ended March 31, 1994, respectively.
     The per share data included in the following table should be read in conjunction with the notes thereto, the consolidated financial statements of Signet and PFC incorporated by reference herein and the financial statements of PFC included herein and the notes accompanying all such financial statements. The data presented below is not necessarily indicative of the results of operations which would have been obtained if the Holding Company Merger had been consummated in the past or which may be obtainable in the future.
                                       7

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)
     The following table presents historical data for Signet and PFC and pro forma per share data giving effect to the Holding Company Merger as described elsewhere herein.

                                       THREE MONTHS ENDED
                                         MARCH 31, 1994                  FISCAL YEAR 1993
                                                     PRO FORMA                        PRO FORMA
                                                      SIGNET                           SIGNET
                                                        AND                              AND
                                                     EQUIVALENT                       EQUIVALENT
                                                     PRO FORMA                        PRO FORMA
                                  HISTORICAL (1)      PFC (2)      HISTORICAL (1)      PFC (2)
Signet Common Stock:
  Net income(3)(6)............        $  .93          $   .91          $ 3.06          $  3.02
  Cash dividends(4)...........           .25              .25            0.80             0.80
  Book value(5)(6)............         17.95            18.48           17.04            17.59
PFC Common Stock:
  Net income..................           .33              .57            1.48             1.88
  Cash dividends..............           .05              .16             .15              .50
  Book value..................         21.61            11.51           21.70            10.96

(1) Signet historical data are as of December 31, 1993 and for the year then ended and as of March 31, 1994 and the three months then ended. PFC historical net income and cash dividends are for the year ended September 30, 1993 and the three months ended March 31, 1994. PFC historical book value is as of December 31, 1993 and March 31, 1994.
(2) Equivalent pro forma per share information for PFC is presented on an equivalent per share basis assuming a conversion ratio of .6232 of a share of Signet common stock for each share of PFC common stock.
(3) Pro forma combined net income per Signet common share represents combined net income divided by pro forma combined average common shares outstanding.
(4) Based on historical dividends of Signet.
(5) Pro forma combined book value per Signet common share represents pro forma combined common stockholders' equity amounts, divided by pro forma combined period-end common shares outstanding.
(6) Pro forma combined book value per share and net income per share amounts for Signet and PFC do not reflect exercise of options to acquire shares of PFC common stock. Options to acquire 183,255 and 178,255 shares were outstanding at December 31, 1993 and March 31, 1994, respectively. Assumed exercise of these options does not have a significant impact upon either the combined common stockholders' equity of Signet and PFC or the pro forma combined net income per share.
                                       8

                            SELECTED FINANCIAL DATA
     The following table sets forth selected financial data for Signet for each of the five years in the period ended December 31, 1993 and the three months ended March 31, 1994 and 1993 and for PFC for each of the five years in the period ended September 30, 1993 and the six months ended March 31, 1994 and 1993. Such data should be read in conjunction with the consolidated financial statements and notes thereto of Signet and PFC, the unaudited consolidated interim financial statements of Signet and PFC, all incorporated by reference in this Joint Proxy Statement/Prospectus and the financial statements of PFC included herein. Selected unaudited financial data for the three months ended March 31, 1994 and 1993 for Signet and for the six months ended March 31, 1994 and 1993 for PFC includes all adjustments (consisting only of normal recurring accruals) that Signet and PFC, respectively, consider necessary for a fair presentation of the consolidated operating results of such interim periods. Results for the interim periods are not necessarily indicative of results for the full year.
                  SELECTED HISTORICAL FINANCIAL DATA OF SIGNET

                                                    THREE MONTHS ENDED MARCH 31
                                                            (UNAUDITED)                       YEAR ENDED DECEMBER 31
                                                       1994            1993            1993            1992            1991
                                                                        (IN THOUSANDS -- EXCEPT PER SHARE)
Consolidated Summary of Operations:
Interest income.................................    $   189,635     $   193,870     $   803,725     $   767,262     $   963,586
Interest expense................................         62,419          63,990         274,385         331,652         565,616
Net interest income.............................        127,216         129,880         529,340         435,610         397,970
Provision for loan losses.......................          5,499          15,498          47,286          67,794         287,484
Non-interest income.............................        128,363          76,534         365,436         273,541         341,758
Non-interest expense............................        172,109         134,057         598,316         499,239         508,925
Income (loss) before income taxes (benefit).....         77,971          56,859         249,174         142,118         (56,681)
Applicable income taxes (benefit)...............         24,858          18,592          74,760          32,918         (30,934)
Net income (loss)...............................    $    53,113     $    38,267     $   174,414     $   109,200     $   (25,747)
Per Common Share*:
Net income (loss)...............................    $       .93     $       .68     $      3.06     $      1.96     $      (.48)
Cash dividends declared.........................            .25             .15             .80             .45             .30
Book value......................................          17.95           15.30           17.04           14.77           13.17
Consolidated Average Balances:
Total assets....................................    $11,310,310     $11,142,643     $11,617,451     $11,167,886     $11,533,723
Loans, net of unearned income...................      6,235,210       6,029,009       6,206,417       5,618,412       6,071,067
Allowance for loan losses.......................        252,360         270,557         263,593         307,558         191,856
Deposits........................................      7,815,385       7,565,610       7,732,585       7,886,171       8,362,122
Long-term borrowings............................        258,266         297,764         286,809         298,475         317,799
Common stockholders' equity.....................      1,007,162         841,121         889,161         767,963         749,907
Common Shares:
Outstanding at period-end.......................         56,719          28,050          56,609          27,981          27,018
Average (includes common stock equivalents)*....         57,247          56,705          56,920          55,727          53,994
Selected Ratios:
Return on average assets........................           1.90%           1.39%           1.50%            .98%            N/M
Return on average common stockholders' equity...          21.39           18.45           19.62           14.22             N/M
Common equity to assets at period-end...........           8.83            7.45            8.14            6.84            6.33%
Allowance for loan losses to loans at
  period-end....................................           4.19            4.33            4.01            4.57            5.60
Non-performing assets to loans and foreclosed
  properties at period end......................           1.47            2.23            1.83            3.08            5.53

                                                     1990            1989

Consolidated Summary of Operations:
Interest income.................................  $ 1,229,612     $ 1,186,920
Interest expense................................      785,684         752,060
Net interest income.............................      443,928         434,860
Provision for loan losses.......................      182,724          58,530
Non-interest income.............................      201,542         185,248
Non-interest expense............................      414,535         395,061
Income (loss) before income taxes (benefit).....       48,211         166,517
Applicable income taxes (benefit)...............        6,833          43,197
Net income (loss)...............................  $    41,378     $   123,320
Per Common Share*:
Net income (loss)...............................  $       .78     $      2.27
Cash dividends declared.........................          .78             .76
Book value......................................        13.83           14.07
Consolidated Average Balances:
Total assets....................................  $12,349,079     $11,467,015
Loans, net of unearned income...................    7,217,647       6,915,557
Allowance for loan losses.......................      118,240          88,211
Deposits........................................    7,900,146       7,341,480
Long-term borrowings............................      353,452         320,302
Common stockholders' equity.....................      754,770         709,115
Common Shares:
Outstanding at period-end.......................       26,615          26,673
Average (includes common stock equivalents)*....       53,027          53,373
Selected Ratios:
Return on average assets........................          .34%           1.08%
Return on average common stockholders' equity...         5.48           17.12
Common equity to assets at period-end...........         6.46            6.02
Allowance for loan losses to loans at
  period-end....................................         2.54            1.30
Non-performing assets to loans and foreclosed
  properties at period end......................         4.12            1.40

*The per common share and average common shares outstanding data above reflect a two-for-one common stock split in the form of a dividend which was declared on June 23, 1993 to shareholders of record July 6, 1993 and distributed July 27, 1993.
N/M: Not meaningful
                                       9

                   SELECTED HISTORICAL FINANCIAL DATA OF PFC

                                                    SIX MONTHS ENDED MARCH 31
                                                           (UNAUDITED)                    YEAR ENDED SEPTEMBER 30
                                                       1994           1993           1993           1992           1991
                                                                      (IN THOUSANDS -- EXCEPT PER SHARE)
Consolidated Summary of Operations:
Interest income.................................    $   13,169     $   16,116     $   31,950     $   33,812     $   42,187
Interest expense................................         6,862         10,379         18,631         26,195         33,332
Net interest income.............................         6,307          5,737         13,319          7,617          8,855
Provision for loan losses.......................           106            200            534          1,205          4,824
Non-interest income.............................         1,056          1,389          6,461          8,921         11,770
Non-interest expense............................         4,655          5,291         10,579         10,072         10,132
Income before income taxes and extraordinary
  item..........................................         2,602          1,635          8,667          5,261          5,669
Income taxes....................................           718            402          2,747          1,261          2,986
Income (loss) before extraordinary item.........         1,884          1,233          5,920          4,000          2,683
Extraordinary item..............................                                       2,216                           272
Net income (loss)...............................    $    1,884     $    1,233     $    3,704     $    4,000     $    2,411
Per Common Share:
Net income (loss)...............................    $      .77     $      .50     $     1.48     $     1.59     $      .88
Cash dividends declared.........................           .10            .10            .15            .10            .10
Book value......................................         21.61          19.92          21.40          19.46          17.43
Consolidated Average Balances:
Total assets....................................    $  395,591     $  478,540     $  455,825     $  506,842     $  499,740
Loans, net of unearned income...................       220,333        196,188        205,222        195,147        231,035
Allowance for loan losses.......................         4,616          4,332          4,231          4,119          3,740
Deposits........................................       313,882        312,129        310,659        339,086        349,190
Long-term borrowings............................        --             22,750         22,750         98,833         34,958
Common stockholders' equity.....................        50,859         48,149         47,819         47,256         43,236
Common Shares:
Outstanding at period-end.......................     2,348,799      2,432,768      2,342,266      2,457,768      2,613,009
Average (includes common stock equivalents).....     2,447,053      2,456,339      2,501,373      2,510,788      2,749,602
Selected Ratios:
Return on average assets........................           .95%           .52%           .81%           .79%           .48%
Return on average common stockholders' equity...          7.41           5.12           7.75           8.47           5.58
Common equity to assets at period-end...........         12.94          10.13          12.27          10.21           9.13
Allowance for loan losses to loans at
  period-end....................................          2.20           2.00           2.09           2.53           2.11
Non-performing assets to loans and foreclosed
  properties at period end......................          5.20           8.12           4.02           7.12           6.83

                                                     1990           1989

Consolidated Summary of Operations:
Interest income.................................  $   51,555     $   59,875
Interest expense................................      40,846         48,859
Net interest income.............................      10,709         11,016
Provision for loan losses.......................       2,992          2,124
Non-interest income.............................       3,505         35,247
Non-interest expense............................      10,561         13,112
Income before income taxes and extraordinary
  item..........................................         661         31,027
Income taxes....................................         749         10,341
Income (loss) before extraordinary item.........         (88)        20,686
Extraordinary item..............................
Net income (loss)...............................  $      (88)    $   20,686
Per Common Share:
Net income (loss)...............................  $     (.02)    $     5.13
Cash dividends declared.........................         .06            .28
Book value......................................       13.10          14.06
Consolidated Average Balances:
Total assets....................................  $  555,644     $  647,359
Loans, net of unearned income...................     279,782        382,989
Allowance for loan losses.......................       1,789          2,664
Deposits........................................     360,237        407,279
Long-term borrowings............................      75,833         83,458
Common stockholders' equity.....................      46,006         44,828
Common Shares:
Outstanding at period-end.......................   2,929,637      3,571,304
Average (includes common stock equivalents).....   3,424,417      4,028,792
Selected Ratios:
Return on average assets........................         N/M            3.2%
Return on average common stockholders' equity...         N/M          46.14
Common equity to assets at period-end...........        6.76%          8.76
Allowance for loan losses to loans at
  period-end....................................        1.05            .47
Non-performing assets to loans and foreclosed
  properties at period end......................        2.87            .98

N/M: Not meaningful
                                       10

                              GENERAL INFORMATION
     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the PFC Board of Directors, to be voted at the Special Meeting of PFC to be held at Pioneer Financial Corporation, 5601 Ironbridge Parkway, Chester, Virginia, on August 26, 1994, at 2:00 p.m. and at any adjournment thereof. At the Special Meeting, shareholders will consider and vote upon the Merger Proposal. Pursuant to the Agreement, PFC will merge with and into Signet, and Signet will succeed to the business of PFC. Only shareholders of record of PFC at the close of business on July 1, 1994 are entitled to notice of and to vote at the Special Meeting. This Proxy Statement/Prospectus is being mailed to all such holders of record of PFC Common
Stock on or about July   , 1994.
     The affirmative vote of the holders of more than two-thirds of the outstanding shares entitled to vote is required for approval of the Merger Proposal. As of the Record Date, the directors and executive officers of PFC and their affiliates beneficially owned a total of 110,623 shares (representing approximately 4.71% of the outstanding shares of PFC Common Stock), and the directors of Signet owned no PFC Common Stock. The number of shares of PFC Common Stock owned by the directors and executive officers of PFC excludes an aggregate of 106,507 shares issuable upon the exercise of options granted to such directors and executive officers and which do not have voting rights. PFC has been advised that the shares of PFC Common Stock owned by the directors and executive officers of PFC will be voted for approval of the Merger Proposal.
     Holders of PFC Common Stock are also being asked to approve the adjournment of the Special Meeting to a later date in the event an insufficient number of shares of PFC Common Stock is present in person or by proxy at the Special Meeting to approve the Agreement and the Holding Company Plan of Merger. An affirmative vote of the holders of a majority of the shares of PFC Common Stock present in person or by proxy at the Special Meeting is required for approval of this proposal.
     The proxies solicited hereby, if properly signed and returned and not revoked prior to their use, will be voted in accordance with the instructions given thereon by the shareholders. If no instructions are so specified, the proxies will be voted FOR the Merger Proposal and FOR adjournment of the Special Meeting under the circumstances described above. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing written notice of revocation with the Corporate Secretary of PFC (ATTN: Frances
M. Leslie, Pioneer Financial Corporation, 5601 Ironbridge Parkway, Chester, Virginia 23831); (ii) submitting a duly executed proxy bearing a later date; or
(iii) appearing at the Special Meeting and notifying the Secretary of his or her intention to vote in person. The presence of a shareholder at the Special Meeting will not, by itself, be sufficient to revoke such proxy. Proxies solicited by this Proxy Statement/Prospectus may be exercised only at the Special Meeting and any adjournment thereof and will not be used for any other meeting.
     The accompanying proxy is being solicited by the PFC Board of Directors. The cost of such solicitation will be borne by PFC. PFC has retained Morrow & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. That firm will receive a fee of $5,500 plus reimbursement of expenses. In addition, proxies may be solicited by personal interview, telephone or telegram by directors, officers and employees of PFC or Signet without additional compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding of solicitation material to the beneficial owners of stock held of record by such persons.
     The PFC Board has no information that other matters will be brought before the meeting. If other matters are presented, however, the accompanying proxy will be voted in accordance with the determination of a majority of PFC's Board of Directors.
     For the reasons described below, the PFC Board of Directors has adopted the Agreement and Holding Company Plan of Merger, believes the Holding Company Merger is in the best interest of PFC and its shareholders and unanimously recommends that shareholders of PFC vote FOR approval of the Merger Proposal. In making its recommendation, the PFC Board of Directors considered, among other things, the opinion of Baxter Fentriss that the terms of the Holding Company Merger are fair to the PFC shareholders from a financial point of view. See "The Holding Company Merger -- PFC's Reasons for the Merger," and " -- Opinion of Financial Advisor." The PFC Board of Directors also unanimously recommends that shareholders of PFC vote FOR approval of the adjournment of the Special Meeting under the circumstances described herein.
                                       11

     The address of Signet is 7 North Eighth Street, Richmond, Virginia 23219 and its telephone number is (804) 747-2000. The address of PFC is 5601 Ironbridge Parkway, Chester, Virginia 23831 and its telephone number is (804) 748-9733.
                              RECENT DEVELOPMENTS

SIGNET
     FORMATION OF CREDIT CARD BANK. On May 2, 1994, Signet filed applications seeking federal and state regulatory approvals to establish a separately chartered Virginia state member credit card bank subsidiary. Signet's credit card operations are currently conducted in Signet Bank/Virginia. Establishing a separate credit card bank will provide Signet with greater funding flexibility and will enable the credit card operations to compete more effectively on a national basis with other credit card companies. Signet hopes to establish the separate credit card bank in the second half of 1994.



     SECOND QUARTER EARNINGS. The following unaudited consolidated financial data for Signet for the three months and six months ended June 30, 1994 and 1993 includes, in the opinion of Signet's management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The results for the first half of 1994 are not necessarily indicative of the results which may be experienced for the full 1994 year.

                                           THREE MONTHS ENDED JUNE 30    SIX MONTHS ENDED JUNE 30
                                                1994         1993         1994         1993
                                                                (UNAUDITED)
CONDENSED STATEMENTS OF INCOME (IN
  THOUSANDS -- EXCEPT PER SHARE)
Interest income                               $196,225     $201,466     $385,860     $395,336
Interest expense                                71,315       71,684      133,734      135,674
Net interest income                            124,910      129,782      252,126      259,662
Provision for loan losses                        2,999        9,011        8,498       24,509
Net interest income after provision for
  loan losses                                  121,911      120,771      243,628      235,153
Non-interest income                            139,467       81,229      267,830      157,763
Non-interest expense                           186,625      146,809      358,734      280,866
Income before income taxes                      74,753       55,191      152,724      112,050
Income taxes                                    24,368       14,751       49,226       33,343
Net income                                    $ 50,385     $ 40,440     $103,498     $ 78,707
Earnings per share                               $0.88        $0.71        $1.81        $1.39

                                                     JUNE 30
                                                1994         1993
                                                   (UNAUDITED)
BALANCE SHEET DATA (IN MILLIONS)
Assets                                        $ 10,824     $ 12,044
Loans (net of unearned income)                   5,727        5,824
Deposits                                         7,549        7,828
Long-term debt                                     254          297
Total stockholders' equity                       1,037          890
Common equity to assets                           9.58%        7.39%

EARNINGS SUMMARY
     Net interest income totaled $124.9 million for the second quarter and $252.1 million for the first half of 1994. Net interest income decreased 4 percent from the 1993 second quarter and 3 percent from the 1993 first half largely as a result of increased cost of funds and the securitization of $3.5 billion of credit card assets in late 1993 and the first half of 1994. The resulting net yield margin was 5.01 percent for the quarter, down 2 basis points from the same quarter last year and 23 basis points from the first quarter of 1994.
     The provision for loan losses was $3.0 million and $8.5 million for the second quarter and first half of 1994, respectively. This represents a substantial reduction from the $9.0 million and $24.5 million for the same respective time periods in 1993. The reduced loan loss provision reflects Signet's improved credit quality.
                                       12

     Non-interest income totaled $139.5 million for the second quarter and $267.8 million for the six-month period, representing respective increases of 72 percent and 70 percent over the second quarter and first half of 1993. The increase in non-interest income was due primarily to the securitization of credit card assets. Taking into account the effects of securitizations, total net revenues, the combination of net interest income and non-interest income, rose from $211 million in the second quarter of 1993 to $264.4 million in the second quarter of 1994, or 25 percent. Signet also had $3.3 million in securities available for sale gains during the quarter.
     Non-interest expense increased $39.8 million, or 27 percent, for the second quarter of 1994 and $77.9 million, or 28 percent, for the first half of 1994, compared with the 1993 levels. Direct costs associated with Signet's credit card business accounted for most of the increase and included new account solicitation costs of $24.3 million in the second quarter of 1994, compared with $17.3 million for the three months ended June 30, 1993.
  BALANCE SHEET SUMMARY
     The decrease in net loans from June 30, 1993 to June 30, 1994 was primarily attributable to the securitization of $2.3 billion of credit card loans in the second half of 1993 and an additional $1.2 billion in June of 1994.
     At June 30, 1994, credit card loans held for securitization totaled $750 million compared with $1.0 billion at June 30, 1993.
     Securities available for sale amounted to $1.2 billion at June 30, 1994 compared with $0.3 billion the previous year. This increase reflects the adoption of SFAS No. 115 on January 1, 1994, pursuant to which securities totaling $1.5 billion were reclassified from investment securities to securities available for sale. At June 30, 1994, the cost of securities available for sale exceeded the fair value by $19.5 million.
     At June 30, 1994, the investment securities portfolio was $0.2 billion compared with $1.9 billion at June 30, 1993. At June 30, 1994, the fair value of investment securities exceeded the cost by $10.1 million.
     Total deposits declined 4 percent from last year, as core deposits experienced a similar decline.
  ASSET QUALITY
     Non-performing assets totaled $77.7 million at June 30, 1994, or 1.35 percent of loans and foreclosed properties. Non-performing assets were down $52.1 million from the end of the 1993 second quarter and $10.7 million since March 31, 1994. The allowance for loan losses amounted to $245.8 million, or
4.29 percent of loans, at June 30, 1994, compared with $258.6 million, or 4.44 percent, at June 30, 1993. The allowance at the end of the 1994 second quarter equaled 617 percent of non-performing loans and 316 percent of non-performing assets.
     Net charge-offs of loans amounted to $6.1 million, or 0.38 percent of average loans, in the second quarter of 1994 compared with $22.7 million, or 1.4 percent, for the second quarter of 1993. For the first six months, net charge-offs declined from $30.5 million, or 0.97 percent of average loans, in 1993 to $11.7 million, or 0.37 percent of average loans, in 1994.

  FINANCIAL RATIOS
     Signet's return on assets was 1.76 percent for the 1994 second quarter and
1.83 percent for the first half, while the return on common stockholders' equity was 19.87 percent and 20.62 percent for the same respective periods. Signet's common equity to assets ratio of 9.58 percent at June 30, 1994, represented a 30 percent increase over the 1993 second quarter ratio of 7.39 percent.


PFC
     In March , 1994, PFC discovered that one of Pioneer Federal's customers was apparently engaged in "kiting" checks drawn on another financial institution and deposited in its account at Pioneer Federal. As a result, an overdraft was created in the account in the approximate amount of $1.93 million. In order to avoid the expense and uncertainties of litigation, Pioneer Federal has entered into a settlement agreement under which it will receive $1.3 million to settle the claims that Pioneer Federal has made against the customer and the other financial institution.

     On the basis of its assessment of all currently available information regarding this matter and PFC's operations, management of PFC does not expect this development to have a material adverse effect on PFC or Pioneer Federal. There can be no assurance, however, that Signet will agree with this conclusion. In the event that Signet were to assert that losses associated with this development represent a material adverse change in the business, financial condition or results of operations of PFC and Pioneer Federal within the meaning of the Agreement, or otherwise caused the failure of any condition to consummation of the Transaction, Signet could claim that it is relieved from its obligation to effect the Merger and the transactions contemplated in the Agreement.
                                   PROPOSAL I
                           THE HOLDING COMPANY MERGER
     The detailed terms of the Holding Company Merger are contained in the Agreement, attached as ANNEX I to this Proxy Statement/Prospectus, and the Holding Company Plan of Merger, attached as ANNEX III to this Proxy Statement/Prospectus. The following discussion describes the more important aspects of the Holding Company Merger and the terms of the Agreement. This description is not complete and is qualified by reference to the Agreement which is incorporated by reference herein.
PARTIES TO THE TRANSACTION
     SIGNET. Signet is a Virginia corporation which serves as the holding company for Signet Bank/Virginia, Signet Bank N.A. of Washington, D.C. and Signet Bank/Maryland. At March 31, 1994, Signet had approximately $11.5 billion in total assets, $7.9 billion in total deposits and $1.0 billion in total shareholders' equity.
     Signet is engaged in the general commercial and consumer banking business and provides a full range of banking services to individuals, businesses and organizations through a network of 239 banking offices, 243 automated teller machines and a 24-hour full-service Telephone Banking Center. Signet is a major issuer of credit cards, offering a broad spectrum of card products designed to meet the needs of varying market segments. Signet also offers investment services including municipal bond, government, federal agency and money market sales and trading, foreign exchange trading and discount brokerage. In addition, an international operation concentrating on trade finance, specialized services for trust, leasing, asset based lending, cash management, real estate, insurance, consumer financing and investment banking are offered.
     The executive offices of Signet are located in Richmond, Virginia at 7 North Eighth Street. Signet's Operations Center is also located in Richmond.
     PFC. PFC is a Virginia corporation which serves as the holding company for, and conducts its principal business through, its wholly-owned subsidiary, Pioneer Federal. At March 31, 1994, PFC had approximately $392 million in total assets, $310 million in total deposits, and $51 million in shareholders' equity.
     For regulatory purposes, PFC is classified as a unitary savings and loan holding company and its principal business is that of its wholly owned subsidiary, Pioneer Federal, a federally-chartered stock savings bank with executive and administrative offices in Chester, Virginia. The principal business of Pioneer Federal consists of accepting deposits from the general public and investing such deposits, together with borrowings and other funds, in loans secured by one-to four-family residential, multi-family and commercial properties as well as in construction loans. In addition, Pioneer Federal originates a limited amount of commercial and consumer loans. Pioneer Federal also maintains a substantial investment portfolio consisting primarily of mortgage-backed and U.S. Treasury securities. Through its wholly-owned subsidiaries, Pioneer Federal also engages in mortgage brokerage, insurance agency operations, investment in land acquisition and development projects, and the disposal of foreclosed real estate.
     Additional information about Signet and PFC and their respective subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Incorporation of Certain Information By Reference." BACKGROUND OF THE MERGER
     The Board of Directors of PFC has believed for a number of years that the best interests of PFC's stockholders would be served by a sale of PFC provided that the terms of the transaction, including most significantly the amount and form of consideration to be received by stockholders, were fair. Beginning in the late 1980s, structural impediments resulting primarily from legislative and regulatory action have inhibited the generation of non-interest income, traditionally a significant source of PFC's profitability, thereby hindering its ability to generate competitive returns on invested capital. Heightened competition from commercial banks and non-bank institutions providing financial services, which have generally operated with fewer structural impediments, has further hindered PFC's ability to generate favorable returns, and it is expected that the competitive advantages of commercial banks and other institutions insured by the Bank Insurance Fund ("BIF") will increase over time as a result of the potential disparity between deposit insurance premiums paid by BIF members and institutions, like Pioneer Federal, insured by the Savings Association Insurance Fund ("SAIF"). For these reasons, the Board of PFC has regarded a sale of PFC as the most effective means of maximizing shareholder value provided that suitable economic, market, regulatory and other conditions prevail.
     Exceptionally favorable conditions in the market for thrift stocks prompted the Board to consider a sale of PFC in early 1993. During the first several months of 1993, the President of PFC, with the Board's concurrence, held informal discussions with executive officers of a number of bank holding companies as to a possible acquisition of PFC. No formal offers to acquire PFC resulted from these discussions.
     In September 1993, the Board of Directors met with representatives of Baxter Fentriss to discuss the procedural, strategic and regulatory aspects of a possible sale of PFC and the market's perception of PFC's value. Following these discussions, the Board approved the engagement of Baxter Fentriss as PFC's agent and financial advisor in connection with a possible sale.
     Beginning in November 1993, Baxter Fentriss solicited, on a confidential basis, indications of interest from other financial institutions as to a possible merger with or acquisition of PFC. A confidential information memorandum providing detailed information regarding PFC was distributed to over 40 potential merger partners. The memorandum solicited indications of interest in acquiring PFC in one of two ways: purchase of the entire corporation (a "Whole Bank Transaction"), or purchase of the entire corporation with a corresponding tax-free spin off of certain of Pioneer Federal's real estate properties to the stockholders of PFC (a "Spin Off Transaction"). The memorandum requested interested parties to provide, among other things, an indication of the price to be paid for PFC in both a Whole Bank Transaction and a Spin Off Transaction, as well as the financing arrangements that the interested party could offer for purposes of continuing development of the real estate properties to be spun off. The Board of PFC believed that the Spin Off Transaction could potentially maximize the value to be realized by stockholders in an acquisition of PFC, provided that it could be accomplished as a tax free transaction, that satisfactory arrangements for financing of the real estate properties could be made and that certain other criteria were met. Interested parties were given until December 31, 1993, later extended to January 14, 1994, to submit expressions of interest for an acquisition of PFC.
     In response to the confidential information memorandum, four bank holding companies submitted preliminary indications of interest in acquiring PFC, all of which were subject to due diligence reviews of PFC's and Pioneer Federal's operations. The bids consisted of the following: (1) an All Bank Transaction at $26.00 per share in cash; (2) Signet's proposal for a Spin Off Transaction in which Signet offered Common Stock of Signet valued at $18.40 per share plus stock, valued at $5.30 per share, to be issued by a newly formed company that would hold the spun off real estate properties; (3) a third bidder's proposal for a Spin Off Transaction involving stock of the bidder valued at $8.59 per share and stock in the real estate company valued at $13.41 per share; and (4) a fourth bidder's proposal for a Spin Off Transaction involving $10.57 per share in cash, stock of the bidder valued at $7.70 per share, and stock in the newly formed real estate company valued at $5.43 per share. The stock of the to-be-formed real estate company was valued by the bidders on the basis of the book value established by PFC for the real estate assets to be held by such company. The bids varied as to which real estate assets were proposed to be spun off and, accordingly, as to the per share value of the real estate company's stock. Signet's bid indicated that in the event the real estate development properties were not spun off, its preliminary indication of value would be reduced by approximately $3.0 to $4.0 million, to reflect additional required reserves and projected net operating losses. This equated to a bid for an All Bank Transaction at $22.22 to $22.51 per share. Signet indicated in its bid a willingness to discuss possible ongoing financing arrangements available to the spun off real estate development properties; the other Spin Off Transaction bids were silent as to the availability of financing.
     PFC's Board discussed the relative merits of these bids in detail at a regular meeting attended by Baxter Fentriss on January 18, 1994. The Board authorized management and Baxter Fentriss to further negotiate with the highest bidder, to permit the bidder to conduct due diligence and to take certain other actions to promote a possible transaction between the bidder and PFC.
     The highest bidder verbally withdrew its $26.00 per share cash bid following its due diligence examination, which apparently demonstrated to the bidder that it had significantly overestimated the value which could be realized upon the immediate disposition of certain of PFC's real estate properties. Following the withdrawal of the first bidder's bid, management of PFC authorized Signet and the third bidder to conduct on-site due diligence examinations of PFC and Pioneer Federal. Signet conducted its examination during the first week of February 1994, and the third bidder indicated that it would not be available to commence its examination before February 14, 1994. With respect to the fourth bidder, a financial institution company significantly smaller in size than the other three bidders, based upon the Board's serious concerns as to the ability of the fourth bidder to be able to secure the financing necessary for receipt of all required regulatory approvals for an acquisition of PFC, as well as the Board's concerns that there was not sufficient liquidity in the stock of such company, PFC did not pursue negotiations with this bidder.
     On February 1, 1994, in response to significant increases in the volume of trading in PFC's common stock and in the price of such stock, PFC issued a press release announcing that it had retained Baxter Fentriss to review and analyze strategic alternative opportunities for PFC, that it had received preliminary indications of interest from several potential acquirors at prices ranging from approximately $22.00 to approximately $24.00 per share, and that no assurance could be given that an agreement with respect to a business combination involving PFC would be reached.
     During the second week of February 1994, the first bidder indicated to a representative of Baxter Fentriss that it was willing to offer $21.50 per share in cash, and that it might consider increasing this offer to as high as $22.00 per share.
     As a result of further negotiations between PFC and its representatives and Signet, and following Signet's due diligence examination of PFC and Pioneer Federal, Signet increased its bid for a Spin Off Transaction to $24.25 per share, consisting of $18.71 per share plus stock to be issued by the to-be-formed real estate company.
                                       14

Based upon PFC's book value for the real estate assets then proposed by Signet to be held by the real estate company (which included certain properties in addition to those proposed to be spun off in Signet's earlier bid), Signet assigned a value of $5.54 per share to the stock of this company. At such time, and in connection with its higher bid, Signet required that PFC immediately commence exclusive negotiations with Signet with respect to an acquisition of PFC by Signet.
     On February 9, 1994, the Board of Directors held a special meeting attended by representatives of Baxter Fentriss in order to discuss the pending proposals. The Board noted (i) that Signet's revised offer represented the highest price then under consideration, (ii) that whereas Signet had completed its due diligence examination, the third bidder had yet to commence its examination, and could reduce the price of its bid on the basis of such examination, (iii) the problems perceived by the Board with the ability of the fourth bidder to complete an acquisition and (iv) the significant reduction in the first bidder's initial price. On the basis of the foregoing and other considerations, the Board determined to pursue negotiations exclusively with Signet.
     On February 13, 1994, the Board held another special meeting attended by representatives of Baxter Fentriss as well as PFC's legal counsel and independent accountants, to discuss the progress of negotiations with Signet and other prospective acquirors. The relative drawbacks of each of the other proposals were again noted, and the President of PFC summarized for the Board the results of the negotiations with Signet that had commenced four days earlier. The Board also engaged in an extensive discussion of the advantages and disadvantages of a Spin Off Transaction versus a Whole Bank Transaction. Directors expressed particular concerns about the appropriate manner of valuing the stock to be issued by the newly formed company as part of Signet's proposed consideration, the potential illiquidity of such stock, the failure of Signet at such time to provide terms and amount of financing to be made available by Signet for purposes of continuing development of the real estate properties to be held by the newly formed company, the assumption by Signet of any contingent liabilities relating to these properties and whether the proposed transaction would be tax free to PFC's stockholders.
     Following this review and discussion, a representative of Baxter Fentriss discussed the price proposed to be paid by Signet, including the trading history of Signet Common Stock and the use of maximum and minimum pricing adjustments that reflect changes in the value of Signet Common Stock prior to consummation of a proposed merger. A general review and discussion of valuation methodologies followed such remarks, as well as a discussion of price adequacy, using an exchange ratio of Signet Common Stock increased above or decreased below certain specified levels, and the unknown risk of accepting stock of the real estate company as consideration in a Spin Off Transaction. Following this review and discussion, the Board discussed submitting a counterproposal to Signet for a Whole Bank Transaction. On the basis of Signet's earlier proposal of $22.11 to $22.51 per share for an All Bank Transaction, increased by $.55 per share (representing the amount by which Signet had increased its preliminary bid for a Spin Off Transaction following its due diligence examination), the Board arrived at a counterproposal of $23.06 per share, payable solely in Signet Common Stock, in an All Bank Transaction. The Board then authorized management to continue its negotiations on a definitive agreement with Signet on these terms.
     On February 15, 1994, the Board held a special meeting attended by representatives of Baxter Fentriss and PFC's legal counsel to further discuss the terms of the Transaction. At that meeting, the President of PFC reported that Signet had agreed to PFC's counterproposal providing for an All Bank Transaction at $23.06 per share in Signet Common Stock, but that negotiations continued as to (i) the adjustments that would be used to reflect changes in the price of Signet Common Stock prior to consummation of the Transaction, and (ii) whether, and to what extent, the Board would agree to restrictions requested by Signet on further investments by PFC in its real estate development properties. A lengthy discussion followed as to the outstanding legal obligations of PFC to develop the properties and the expenditures and management necessary to meet these obligations. The Board also discussed the implications of PFC's failure to meet these obligations as a result of the restrictions requested by Signet. Following this discussion, the Board directed management of PFC to consult with counsel regarding the extent of PFC's obligations regarding these properties and to provide Signet with a specific list of expenses associated with their continued development.
     On February 16, 1994, the Board of Directors of PFC held a special meeting attended by representatives of Baxter Fentriss and PFC's legal counsel. The Baxter Fentriss representative provided detailed information concerning the financial terms of the Merger. After reviewing the information and certain other data regarding the financial condition of PFC, Pioneer Federal and Signet, the Baxter Fentriss representative responded to questions
                                       15
of directors, and then advised the Board that it was the opinion of Baxter Fentriss that the terms of the proposed Holding Company Merger were fair to holders of PFC's Common Stock from a financial point of view. Following such presentation, legal counsel provided an overview of the proposed Holding Company Merger and furnished each director with an updated draft of the Agreement. Legal counsel then conducted a detailed analysis of the updated draft, responded to questions concerning the terms of the proposal, and discussed certain procedural aspects of the Holding Company Merger. After discussion and further questions and answers, the Agreement and the Holding Company Merger were unanimously approved by the PFC Board of Directors.
SIGNET'S REASONS FOR THE MERGER
     Signet has considered a number of factors, including, among other things, the financial condition of PFC and projected synergies which are anticipated to result from the Holding Company Merger. Signet has concluded that the Holding Company Merger presents a unique opportunity for Signet to increase its presence in the Richmond banking market through the acquisition of an established organization. Signet has determined that in order to achieve certain marketing and other efficiencies and to compete more effectively with other banking organizations serving that regional banking market, it is desirable for Signet to expand its presence in that market. Signet's decision to pursue discussions with PFC was primarily a result of Signet's assessment of the value of PFC's franchise within the targeted market, its asset base within that area and the compatibility of the businesses of the two organizations.
PFC'S REASONS AND RECOMMENDATIONS FOR THE MERGER
     PFC's Board of Directors has carefully considered and unanimously approved the terms of the Agreement and Holding Company Plan of Merger as being in the best interest of PFC and its stockholders. The recommendation of PFC's Board of Directors is based upon a number of factors, including the value being offered to the shareholders of PFC in relation to the market value, book value and earnings per share of the PFC Common Stock; the financial condition, results of operations and prospects of Signet and PFC; the competitive environment for financial institutions generally; the compatibility of the respective business management philosophies of PFC and Signet; the ability of Signet and Signet Bank to provide comprehensive financial services in relevant markets; the financial terms of other recent business combinations in the local financial services industry; the fact that the consideration to be received in the Holding Company Merger by PFC's stockholders reflects a premium for the PFC Common Stock over the values at which it had traded in the market during the year prior to the Board meeting; the fact that Signet, as a larger financial institution company, has the financial resources to serve the lending and deposit needs of the local communities served by PFC; and the opinion of PFC's financial advisor, Baxter Fentriss, that terms of the Holding Company Merger are fair to such shareholders from a financial point of view.
     Based on the factors described above, the Board of Directors of PFC has unanimously determined that the Holding Company Merger is desirable and in the best interests of PFC shareholders and has approved the Agreement, the Holding Company Plan of Merger and the Holding Company Merger. THE BOARD OF DIRECTORS OF PFC UNANIMOUSLY RECOMMENDS A VOTE FOR THE MERGER PROPOSAL. In addition, PFC has been advised that each member of the Board of Directors of PFC will vote all shares of PFC Common Stock owned by such director, in favor of the Merger Proposal.
OPINION OF FINANCIAL ADVISOR
     Baxter Fentriss has acted as financial advisor to PFC in connection with the Holding Company Merger. Baxter Fentriss previously assisted PFC in identifying prospective acquirors. See "Background of the Merger." On February 16, 1994 Baxter Fentriss delivered to Pioneer its opinion that as of such date, and on the basis of matters referred to therein, the terms of the Holding Company Merger are fair, from a financial point of view, to the holders of PFC Common Stock. Baxter Fentriss updated and confirmed its opinion on
               , 1994. In rendering its opinion Baxter Fentriss consulted with the management of PFC and Signet, reviewed the Agreement and the Holding Company Plan of Merger, and certain publicly-available information concerning the parties; and reviewed certain additional materials made available by the management of PFC and the management of Signet.
     In addition, Baxter Fentriss discussed with the management of PFC and Signet their respective businesses and outlooks. Baxter Fentriss was involved in the negotiations with Signet and initiated merger discussions at the
                                       16
request of PFC. No limitations were imposed by PFC's Board of Directors upon Baxter Fentriss with respect to the investigation made or procedures followed by it in rendering its opinion. The full text of Baxter Fentriss' updated written opinion is attached as ANNEX IV to this Proxy Statement/Prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Baxter Fentriss in connection therewith.
     Baxter Fentriss' opinion is directed to PFC's Board of Directors only, and is directed only to the fairness, from a financial point of view, of the terms of the Holding Company Merger. It does not address PFC's underlying business decision to effect the proposed Holding Company Merger, nor does it constitute a recommendation to any PFC shareholder as to how such shareholder should vote with respect to the Merger Proposal at the Special Meeting or as to any other matter.
     Baxter Fentriss, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Baxter Fentriss is an advisor to firms in the financial services industry on mergers and acquisitions. PFC selected Baxter Fentriss as its financial advisor because Baxter Fentriss is an investment banking firm focusing on transactions in the Southeastern part of the United States, and because of the firm's extensive experience and expertise in transactions similar to the Holding Company Merger. Baxter Fentriss is not affiliated with Signet or PFC.
     In connection with rendering its opinion to PFC's Board of Directors, Baxter Fentriss performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Baxter Fentriss considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial condition and results of operations of Signet and PFC including interest income, interest expense, interest sensitivity, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, capitalization, the amount and type of non-performing assets, the impact of holding certain non-earning real estate assets, the reserve for loan losses and possible tax consequences resulting from the Transaction; (ii) the business prospects of Signet and PFC; (iii) the economies of Signet's and PFC's respective business areas; (iv) the historical and current market for Signet Common Stock and for the equity securities of certain other banking companies that Baxter Fentriss believed to be relevant. Baxter Fentriss also assessed general economic, market, financial and regulatory conditions and trends, and drew upon its knowledge of the financial institutions industry, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of merger transactions in Virginia and throughout the Southeastern United States.
     In connection with rendering its opinion, Baxter Fentriss reviewed (i) the Agreement; (ii) drafts of this Proxy Statement/Prospectus; (iii) the Annual Reports to Shareholders, including the audited financial statements, of PFC and Signet for the years ended September 30, 1993 and December 31, 1993, respectively; (iv) pro forma combined unaudited condensed balance sheets as of March 31, 1994 and pro forma combined statements of income for the year ended December 31, 1993; (v) certain additional financial and operating information with respect to the business, operations and prospects of Signet and PFC as it deemed appropriate. Baxter Fentriss also (a) held discussions with members of the senior management of Signet and PFC regarding the historical and current business operations, financial condition and future prospects of their respective companies, including but not limited to the operation of certain real estate subsidiaries; (b) reviewed the historical market prices and trading activity for the Signet's Common Stock and compared them with those of certain publicly traded companies that it deemed to be relevant; (c) compared the results of operations of Signet and PFC with those of certain banking companies that it deemed to be relevant; (d) analyzed the pro forma financial impact of the Holding Company Merger on Signet; (e) analyzed the pro forma financial impact of the Holding Company Merger on PFC; and (f) conducted such other studies, analyses, inquiries and examinations as Baxter Fentriss deemed appropriate.
     The following is a summary of selected analyses performed by Baxter Fentriss in connection with its opinion.
     1. Stock Price History. Baxter Fentriss studied the history of the trading prices and volume for PFC Common Stock and compared that to publicly traded thrifts in Virginia and to the price offered by Signet. As of March 31, 1994 the fully diluted book value of PFC Common Stock was $21.61 per share.
                                       17

     2. Comparative Analyses. Baxter Fentriss compared the price to earnings multiple, price to book multiple, and price to assets multiple of the Signet offer with other comparable merger transactions in Virginia after considering the impact of PFC's excess capitalization, non-performing assets, and other variables. The comparative multiples included both bank and thrift sales during the last three years. The price to be paid to PFC was one of the higher prices paid for banks and thrifts in Virginia during such time period on an assets and earnings basis.
     3. Baxter Fentriss evaluated the earnings, book value, and dividends of Signet Common Stock to be received by PFC shareholders and considered the pro forma premium of earnings, book value, and dividends to be received by the PFC shareholders. Based on this analysis, Baxter Fentriss concluded the transaction should have a positive long-term impact on the shares of Signet Common Stock received by PFC shareholders.
     4. Baxter Fentriss performed a discounted cash flow analysis to determine hypothetical present values for a share of PFC Common Stock as a 5 and 10 year investment. Under this analysis, Baxter Fentriss considered various scenarios for the performance of PFC Common Stock using (i) a range from 0% to 10% in the growth of PFC's earnings and dividends and (ii) a range from 6 times to 12 times earnings as the terminal value for PFC's stock. A range of discount rates from 10% to 15% were applied to these alternative growth and terminal value scenarios. These ranges of discount rates, growth alternatives, and terminal values were chosen based upon what Baxter Fentriss, in its judgement, considered to be appropriate taking into account, among other things, PFC's past and current performance, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and for companies with similar risk profiles. In most of the scenarios considered, the present value of a share of PFC Common Stock was calculated at less than the $23.06 value of the Signet offer. Thus, Baxter Fentriss' discounted cash flow analysis indicated that PFC shareholders would likely be in a better financial position by receiving the Signet Common Stock offered in the Holding Company Merger rather than continuing to hold PFC Common Stock.
     Using publicly available information on Signet and applying the capital guidelines of banking regulators, Baxter Fentriss' analysis indicated that the Holding Company Merger would not seriously dilute the capital and earnings capacity of Signet and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. Furthermore, Baxter Fentriss considered the likely market overlap and the Federal Reserve Board guidelines with regard to market concentration and did not believe that the Transaction would raise antitrust concerns.
     Baxter Fentriss has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter Fentriss has assumed that all estimates, including those as to possible economies of scale, were reasonably prepared by management, and reflect their best current judgements. Baxter Fentriss did not make an independent appraisal of the assets or liabilities of either PFC or Signet, and has not been furnished such an appraisal.
     Baxter Fentriss will be paid an amount equal to one percent of the aggregate consideration to be received by the PFC shareholders in the Holding Company Merger plus reasonable out-of-pocket expenses for its services. PFC has agreed to indemnify Baxter Fentriss against certain liabilities, including certain liabilities under federal securities laws.
EFFECTIVE TIME OF THE HOLDING COMPANY MERGER
     Under the Agreement, upon satisfaction or waiver of the conditions to each party's obligations, a closing will be held at which time the parties will exchange such documents as required by the Agreement (the "Closing"). The Holding Company Merger will become effective upon the issuance of a certificate of merger by the State Corporation Commission of Virginia with respect to the Holding Company Merger unless the Articles of Merger relating to the Holding Company Merger filed with the State Corporation Commission of Virginia specify that certificate of merger shall become effective at a later date. The Effective Time is expected to occur during the third quarter of 1994. Pursuant to the Agreement, PFC will be merged with and into Signet in accordance with the Holding Company Plan of Merger and the VSCA. Signet will be the Surviving Corporation. Following the Effective Time the directors and officers of Signet will continue in office. It is expected that immediately following the Effective Time, the Bank Merger will occur.
                                       18

THE EXCHANGE RATIO; FRACTIONAL SHARES
     At the Effective Time, each share of PFC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled as described herein and other than Dissenting Shares (as defined below)) will be converted into .6232 of a share of Signet Common Stock (the "Exchange Ratio"); PROVIDED, HOWEVER, in the event the Average Closing Price of the Signet Common Stock is greater than $40.12, the Exchange Ratio will be equal to $25.00 divided by the Average Closing Price of the Signet Common Stock; and PROVIDED, FURTHER, in the event the Average Closing Price of the Signet Common Stock is less than $33.30, PFC will have the right to terminate the Agreement unless Signet agrees to adjust the Exchange Ratio to $20.75 divided by the Average Closing Price of the Signet Common Stock. For example, if the Average Closing Price of the Signet Common Stock were $41.00, the Exchange Ratio would be .6098 ($41.00 divided by $25.00) and, if the Average Closing Price of the Signet Common Stock were $33.00, and Signet agreed to adjust the Exchange Ratio, the Exchange Ratio would be .6288 ($20.75 divided by $33.00). See " -- Amendment and Termination of the Agreement." The formula for determining the Exchange Ratio was determined through arm's length negotiation between the parties.
     Under the terms of the Agreement, any changes to the Exchange Ratio will be determined by reference to the average closing price of the Signet Common Stock measured over the ten consecutive New York Stock Exchange trading days ending on the business day prior to the later of (i) the date on which all requisite regulatory approvals required to consummate the transactions contemplated by the Agreement are obtained, including for these purposes the expiration of all applicable waiting periods, and (ii) the date of the Special Meeting. The market price of Signet Common Stock will fluctuate between the date of this Proxy Statement/Prospectus and the beginning of such valuation period, and between the end of such valuation period and the Effective Time. Fluctuations in such market price prior to the Effective Time could result in an increase or decrease in the market price as of the Effective Time of the shares of Signet Common Stock to be received by PFC Shareholders in the Holding Company Merger. No assurance can be given concerning the market price of Signet Common Stock before or after the Effective Time.
     If, prior to the Effective Time, the outstanding shares of Signet Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a reorganization, reclassification, stock dividend, stock split, reverse stock split or other similar change in Signet's capitalization, appropriate adjustments will be made to the Exchange Ratio (or to applicable dollar amounts set forth above); provided that no such adjustments will be made on account of ordinary quarterly cash dividends paid by Signet (including any increases which Signet may make in such quarterly cash dividends).
     No fractional shares of Signet Common Stock will be issued in the Holding Company Merger. Each holder who otherwise would have been entitled to a fraction of a share of Signet Common Stock will receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average closing sales prices of the Signet Common Stock as reported on the New York Stock Exchange Composite Tape for the last five trading days immediately preceding the date of the Effective Time. No such holder will be entitled to dividends, voting rights or any other rights in respect of any fractional share.
CANCELLATION OF CERTAIN SHARES; PFC STOCK OPTIONS
     Any shares of PFC Common Stock which are owned or held by PFC or any of its wholly owned subsidiaries (other than in a fiduciary capacity or as a result of debts previously contracted) or by Signet or any of Signet's wholly owned subsidiaries (other than in a fiduciary capacity or as a result of debts previously contracted) at the Effective Time will cease to exist, and the certificates for such shares will be cancelled and no consideration therefor will be paid, issued or exchanged therefor. Each share of Signet Common Stock issued and outstanding immediately prior to the Effective Time will remain unchanged as an outstanding share of Signet Common Stock.
     Immediately prior to the Effective Time, each holder of an outstanding option (a "PFC Stock Option") under PFC's Stock Option and Incentive Plan (the "PFC Option Plan") will receive in cancellation of such option, for each share of PFC Common Stock subject to a PFC Stock Option a cash payment in an amount equal to the excess of (A) the product of the Exchange Ratio and the closing price of the shares of Signet Common Stock on the trading date prior to the date of the Effective Time over (B) the exercise price of such PFC Stock Option.
                                       19

EXCHANGE AND SURRENDER OF STOCK CERTIFICATES
     After the Effective Time, holders of certificates ("Certificates") theretofore evidencing outstanding shares of PFC Common Stock (other than shares to be cancelled as described above and other than holders of Dissenting Shares),
upon surrender of such certificates to             (the "Exchange Agent"), will
be entitled to receive a certificate or certificates representing the number of full shares of Signet Common Stock into which the Certificate so surrendered shall have been converted pursuant to the Agreement and any distribution theretofore declared and not yet paid with respect to such shares of Signet Common Stock without interest, and cash in respect of any fractional shares as described above without interest (together, the "Merger Consideration"). As soon as practicable after the Effective Time, the Exchange Agent will send a notice and transmittal form to each PFC shareholder of record at the Effective Time advising such shareholder of the effectiveness of the Holding Company Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing PFC Common Stock in exchange for the Merger Consideration. Upon surrender, each certificate evidencing PFC Common Stock will be cancelled and promptly upon such surrender the Merger Consideration to be issued to such former PFC shareholder will be issued to the former PFC shareholder.
     The Exchange Agent will accept Certificates upon compliance with such reasonable terms and conditions as Signet or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates will be appropriately endorsed or accompanied by such instruments of transfer as Signet or the Exchange Agent may require.
     After the Effective Time, holders of Certificates will cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights will be to exchange such Certificates for the Merger Consideration. After the Effective Time, there will be no further transfer on the records of PFC of Certificates, and if such Certificates are presented to PFC for transfer, they will be cancelled against delivery of the Merger Consideration. Each outstanding Certificate will until duly surrendered to the Exchange Agent be deemed to evidence ownership of the consideration into which the stock previously represented by such Certificate shall have been converted pursuant to the Merger Agreement.
     Signet will not be obligated to deliver the consideration to which any former holder of PFC Common Stock is entitled as a result of the Holding Company Merger until such holder surrenders the Certificates as provided in the Agreement. No dividends declared will be remitted to any person entitled to receive Signet Common Stock under the Agreement until such person surrenders the Certificate representing the right to receive such Signet Common Stock, at which time such dividends will be remitted to such person, without interest and less any taxes that may have been imposed thereon.
     Neither the Exchange Agent nor any party to the Agreement nor any affiliate thereof will be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Signet and the Exchange Agent will be entitled to rely upon the stock transfer books of PFC to establish the identity of those persons entitled to receive consideration specified in the Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Signet and the Exchange Agent will be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
     In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and if required by Signet, the posting by such person of a bond in such amount as Signet may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Signet Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to the Agreement.
     HOLDERS OF PFC COMMON STOCK SHOULD NOT SEND IN ANY STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT AND SHOULD NOT RETURN SUCH STOCK CERTIFICATES WITH THE ENCLOSED PROXY.
                                       20

CONDUCT OF BUSINESS OF PFC AND PIONEER FEDERAL PENDING THE HOLDING COMPANY
MERGER
     Pursuant to the Agreement, PFC and Pioneer Federal have each agreed that, except as otherwise provided in the Agreement, between the date of the Agreement and the Effective Time:
     (a) PFC and its subsidiaries will conduct their business and maintain their books and records in the ordinary course of business and in accordance with past practices;
     (b) PFC will not, without the prior written consent of Signet: (i) declare, set aside or pay any dividend or make any other distribution with respect to PFC's capital stock or reacquire any of PFC's outstanding shares, except that PFC will be permitted to pay its usual quarterly $.05 per share cash dividend until the Effective Time; (ii) issue or sell or buy any shares of capital stock of PFC or any of its subsidiaries, except shares of PFC Common Stock issued pursuant to the PFC Option Plan; (iii) effect any stock split, stock dividend or other reclassification of PFC's Common Stock; or (iv) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of PFC or any of its subsidiaries or grant any stock appreciation or other rights with respect to shares of capital stock of PFC or of any of its subsidiaries;
     (c) PFC and its subsidiaries will not, without the prior written consent of
Signet: (i) sell or dispose of any significant assets of PFC or any of its subsidiaries other than in the ordinary course of business consistent with past practices; (ii) change the articles of incorporation, charter documents or other governing instruments of PFC or any of its subsidiaries; (iii) grant to any employee of PFC or any of its subsidiaries an increase in compensation, bonus or benefits except in the aggregate in a manner and amount consistent with past practice; (iv) adopt any new or amend or terminate any existing employee plans or benefit arrangements of any type, except to comply with applicable law; provided, however, that prior to the Effective Time, PFC and its subsidiaries may, consistent with past practices, make contributions to PFC's Profit Sharing/401(k) plan; (v) authorize severance pay or other benefits for any employee of PFC or any of its subsidiaries; (vi) incur any material obligation, including any contingent obligation, or enter into or extend any material contract other than in the ordinary course of business consistent with past practice; (vii) engage in any lending activities other than in the ordinary course of business consistent with past practice; (viii) form any new subsidiary or cause or permit a material change in the activities presently conducted by any of its subsidiaries or make additional investments in subsidiaries in excess of $100,000, except that PFC and its subsidiaries may contribute an amount not in excess of an aggregate of $1.8 million for certain specified expenditures;
(ix) purchase any equity securities other than Federal Home Loan Bank stock; (x) make any investment which would cause Pioneer Federal to not be a qualified thrift lender under Section 10(m) of the HOLA, or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code; (xi) enter into any settlement or closing agreement with the Internal Revenue Service or any other taxing authority; or (xii) knowingly take any action which would cause any of the representations or warranties of PFC and Pioneer Federal to become untrue in any material respect;
     (d) PFC will not take any action that would (i) materially impede or delay the consummation of the transactions contemplated by the Agreement or the ability of Signet or PFC to obtain any approval of any regulatory authority required for the transactions contemplated by the Agreement or to perform its covenants and agreements under the Agreement or (ii) prevent the transactions contemplated by the Agreement from qualifying as a reorganization within the meaning of Section 368 of the Code; and
     (e) PFC and its subsidiaries will not (except as provided below) (i) enter into, increase, modify, renew or otherwise extend the maturity date of any loan or credit commitment (including stand-by letters of credit) or make any investment (collectively, "Make Loans") of the following types: (A) residential mortgage loans exceeding $350,000 other than single family residential loans that are saleable and for which investor commitments have been received; (B) commercial or commercial mortgage loans in excess of $500,000 or having a maturity of five years or more; (C) residential construction lines/limits in excess of $1,500,000; (D) consumer (or commercial mortgage) loans in excess of $100,000; and (E) loans on investment properties in excess of $500,000; PROVIDED that PFC or any of its subsidiaries may make any such loan described in clause
(e)(i) above in the event (w) PFC or any of its subsidiaries has delivered to Signet a notice of its intention to make such loan and such information as Signet may reasonably require in respect thereof and (x) Signet shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to Signet of the notice of intention and information as aforesaid; or (ii) Make Loans to any person or entity any of the loans or other extensions of credit to which or investments in which are on a "watch list" or similar internal report of PFC or any of its subsidiaries (except those denoted "pass" thereon), in an amount in
                                       21
excess of $50,000; PROVIDED, HOWEVER, that the Agreement does not prohibit PFC or any of its subsidiaries from (y) honoring any contractual obligation or issuing stand-by letters of credit with respect to acquisition and development loans, in each case with respect to such obligations or loans in existence on the date of the Agreement, or (z) with respect to loans described in clause
(e)(i) above, making such loans after consulting with Signet.
     On April 1, 1994 Pioneer Federal and Signet Bank entered into a Marketing Agreement (the "Marketing Agreement") pursuant to which Pioneer Federal agreed to actively market and use its best efforts to secure purchasers for certain real estate development projects owned by subsidiaries of Pioneer Federal and located in the Richmond, Virginia metropolitan area. The terms of sale of such properties will be subject to the approval of Signet Bank. The Marketing Agreement will terminate upon the earlier of (i) termination of the Agreement or
(ii) the Effective Time.
NO SOLICITATION
     Pursuant to the Agreement, PFC has agreed that it will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of PFC or any of its subsidiaries, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Takeover Proposal" (as such term is defined below). Except as the fiduciary duties of PFC's Board of Directors may otherwise require, PFC has agreed that it will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of PFC or any of its subsidiaries, directly or indirectly, (A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal; (B) to negotiate any Takeover Proposal with any person or entity; or (C) to enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. PFC will promptly give written notice to Signet upon becoming aware of any Takeover Proposal. "Takeover Proposal" means any proposal, other than as contemplated by the Agreement, for a merger or other business combination involving PFC or Pioneer Federal or for the acquisition of a ten percent or greater equity interest in PFC or Pioneer Federal, or for the acquisition of any material portion of the assets of PFC or Pioneer Federal.
CONDUCT OF BUSINESS OF SIGNET PENDING THE MERGER
     Pursuant to the Agreement, Signet has agreed that, during the period from the date of the Agreement to the Effective Time, Signet will not and will not permit any of its subsidiaries to, without the prior written consent of PFC, take any action that would (A) materially adversely affect or delay the ability of Signet or PFC to obtain the governmental approvals required for the transactions contemplated by the Agreement or to perform its covenants and agreements under the Agreement or (B) prevent or impede the transactions contemplated by the Agreement from qualifying as a reorganization within the meaning of Section 368 of the Code.
CONDITIONS TO CONSUMMATION OF THE HOLDING COMPANY MERGER
     The obligations of Signet and PFC to effect the Holding Company Merger are subject to the satisfaction or waiver prior to the Effective Time of the following conditions: (a) the holders of the outstanding shares of PFC Common Stock shall have approved the Agreement, the Holding Company Plan of Merger and the Holding Company Merger; (b) no order shall have been entered and remain in force restraining or prohibiting the Holding Company Merger or the Subsidiary Merger in any legal, administrative, arbitration, investigatory or other proceedings (collectively, "Proceedings") by any governmental or judicial or other authority; (c) to the extent required by applicable law or regulation, all approvals of or filings with any governmental authority (collectively, "Governmental Approvals") shall have been obtained or made and any waiting periods shall have expired in connection with the consummation of the Holding Company Merger and the Bank Merger, and other statutory or regulatory requirements for the valid consummation of the Holding Company Merger and the Bank Merger and related transactions shall have been satisfied; (d) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have been declared effective and shall not be subject to a stop order of the SEC, and, if the offer and sale of Signet's common stock in the Holding Company Merger pursuant to the Agreement is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commissioner; and
(e) PFC and Signet shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance satisfactory to PFC and Signet, substantially to the effect that the Holding Company Merger will constitute one or more tax free reorganizations under Section 368 of the Code, and that (i) the shareholders of PFC
                                       22
will not recognize any gain or loss to the extent that such shareholders exchange shares of PFC Common Stock solely for shares of Signet Common Stock in the Holding Company Merger, (ii) the basis of the Signet Common Stock received by a PFC shareholder who exchanges PFC Common Stock solely for Signet Common Stock will be the same as the basis of the PFC Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Signet Common Stock), (iii) the holding period of the Signet Common Stock received by a PFC shareholder receiving Signet Common Stock will include the period during which the PFC Common Stock surrendered in exchange therefor was held (provided that the PFC Common Stock of such PFC shareholder was held as a capital asset at the Effective Time), and
(iv) cash received by a PFC shareholder in lieu of a fractional share interest of Signet Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Signet Common Stock which he would otherwise be entitled to receive.
     In addition, the obligations of Signet to effect the Holding Company Merger and the transactions contemplated in the Agreement are subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions: (a) Signet shall have received from counsel to PFC an opinion dated as of the Closing to the effect that (i) PFC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia; (ii) Pioneer Federal is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States of America,
(iii) the Agreement and the Holding Company Plan of Merger have been duly and validly authorized, executed and delivered by PFC and Pioneer Federal and (assuming that the Agreement and the Holding Company Plan of Merger are binding obligations of Signet) constitute valid and binding obligations of PFC and Pioneer Federal enforceable in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and to the application of equitable principles and judicial discretion, and (iv) to the actual knowledge of such counsel, no consent or approval, which has not already been obtained, from any governmental authority is required for execution and delivery by PFC or Pioneer Federal of the Agreement and the Holding Company Plan of Merger or any of the documents to be executed and delivered by PFC or Pioneer Federal in connection therewith; (b) between the date of the Agreement and the date of Closing, there shall not have occurred any material adverse change in the financial condition, business or results of operations of PFC and its subsidiaries, taken as a whole, other than any such change attributable to or resulting from (1) changes in law, regulation or generally accepted accounting principles of general application to the banking and thrift industries or (2) changes in economic conditions that affect the banking and thrift industries generally, including changes in the general level of interest rates; (c) the representations and warranties of PFC and Pioneer Federal set forth in the Agreement shall be true and correct in all material respects as of the date of the Agreement and as of the Effective Time with the same effect as though made at the Effective Time (except in the case of any representation or warranty which specifically relates to an earlier date and as contemplated by the Agreement); PFC and Pioneer Federal shall have performed all obligations and complied with their covenants, taken as a whole, in all material respects, under the Agreement on their parts to be performed or complied with at or prior to the Effective Time; and PFC shall have delivered to Signet a certificate, dated the Effective Time and signed by its chief executive officer and chief financial officer, to such effect; and (d) the form and substance of all legal matters contemplated by the Agreement and all papers delivered under the Agreement shall be reasonably acceptable to counsel to Signet.
     In addition, the obligations of PFC and Pioneer Federal to effect the Holding Company Merger and the transactions contemplated in the Agreement are subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions: (a) PFC shall have received from counsel to Signet an opinion dated as of the Closing to the effect that (i) Signet is a Virginia corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, (ii) the Agreement and the Holding Company Plan of Merger have been duly and validly authorized, executed and delivered by Signet and (assuming the Agreement and the Holding Company Plan of Merger are binding obligations of PFC and Pioneer Federal) constitute valid and binding obligations of Signet enforceable in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion, (iii) to the actual knowledge of such counsel, no consent or approval, which has not already been obtained from any government authority, is required for execution and delivery by Signet of the Agreement or any of the documents to be executed and delivered by Signet in connection therewith, and
(iv) the shares of Signet Common Stock to be issued in the names of PFC record holders and delivered in exchange for the PFC Common Stock will be duly
                                       23
authorized, validly issued, fully paid and non-assessable; (b) the representations and warranties of Signet set forth in the Agreement shall be true and correct in all material respects as of the date of the Agreement and at the Effective Time with the same effect as though made at the Effective Time (except in the case of any representations or warranties which specifically relate to an earlier date and as contemplated by the Agreement); Signet shall have performed all obligations and complied with its covenants, taken as a whole, in all material respects, and all conditions under the Agreement on its part to be performed or complied with at or prior to the Effective Time; and Signet shall have delivered to PFC a certificate, dated the Effective Time and signed by its chief executive officer and chief financial officer, to such effect; (c) the form and substance of all legal matters contemplated by the Agreement and all papers delivered under the Agreement shall be reasonably acceptable to counsel to PFC; (d) the Exchange Agent shall acknowledge in writing to PFC that it is in receipt of (i) certificates representing the aggregate number of shares of Signet Common Stock to be issued to the shareholders of PFC pursuant to the Agreement and (ii) sufficient cash to pay the PFC shareholders their fractional share interest as provided in the Agreement; and (e) any shares of Signet Common Stock to be issued in connection with the Holding Company Merger shall be authorized for listing on the applicable exchange.
REGULATORY APPROVALS REQUIRED
     Under the Agreement, the obligations of both Signet and PFC to consummate the Holding Company Merger are conditioned upon the receipt of all required regulatory approvals and the lapse of all required regulatory waiting periods. See "The Holding Company Merger -- Conditions to Consummation of the Holding Company Merger." Signet and PFC are not aware of any governmental approvals or actions that are required in order to consummate the Transaction except as described below. Should such other approval or action be required, it is contemplated that Signet and PFC would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained.
     FEDERAL RESERVE BOARD. The Transaction is subject to the prior approval of the Federal Reserve Board under Section 4 of the Bank Holding Company Act and Sections 5(d)(3) and 18(c) of the Federal Deposit Insurance Act ("FDIA"), respectively. Under the Bank Holding Company Act and the FDIA, the Federal Reserve Board is required, in approving a transaction such as the Transaction, to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. The Bank Holding Company Act and the FDIA prohibit the Federal Reserve Board from approving the Holding Company Merger or the Bank Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. The Bank Holding Company Act and the FDIA also prohibit the Federal Reserve Board from approving the Transaction if its effect in any section of the country may be substantially to lessen competition or tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the needs of the entire community, including low-and moderate-income neighborhoods, served by such institutions.
     OTS. The Transaction also is subject to the prior approval of the OTS under
Section 10 of the Home Owners' Loan Act. The factors required to be considered by the OTS under the Home Owners' Loan Act are substantially similar to those described above with respect to Federal Reserve Board approval. However, approval by the Federal Reserve Board will not constitute approval by the OTS, or vice versa.
     BUREAU OF FINANCIAL INSTITUTIONS. The Transaction is subject to the prior approval of the Bureau of Financial Institutions under Title 6.1 of the Code of Virginia. In order to approve the Transaction, the Bureau of Financial Institutions must determine, among other things, that the Transaction will serve the public interest in the communities to be served by Pioneer Federal after the Transaction and that, following the Transaction, the deposits of Pioneer Federal will be insured or guaranteed by a state or federal agency up to the limits of the insurance provided thereby.
     CURRENT STATUS OF REGULATORY APPROVALS. On May 12, 1994, the Federal Reserve Board approved the Transaction and, as part of such approval, required that the Transaction be consummated within three months of the date of such approval unless such period is extended by the Federal Reserve Bank of Richmond. On June 8,
                                       24

1994, the OTS approved the Transaction and, as part of such approval, required that (i) the chief financial officers of Pioneer Federal and Signet Bank shall certify in writing on the day prior to the Effective Time that no material adverse events or material adverse changes have occurred with respect to the financial condition or operations of the two entities since the date of the financial statements submitted with the OTS application and (ii) the Transaction must be consummated within 120 days of the date of such approval unless such period is extended by the Regional Director of the OTS or his designee. On June 9, 1994, the Bureau of Financial Institutions approved the Transaction.
STOCK OPTION AGREEMENT
     As a condition and inducement to Signet's willingness to enter into the Agreement, and concurrently with the execution and delivery of the Agreement, Signet and PFC entered into a Stock Option Agreement (the "Stock Option Agreement"), pursuant to which PFC granted to Signet an option (the "Option") to purchase up to 467,013 shares of PFC Common Stock (equivalent to 19.9% of the outstanding shares of PFC Common Stock) at a price of $21.75 per share (the "Option Price"). A copy of the Stock Option Agreement is attached as ANNEX II to this Proxy Statement/Prospectus. The following description of the Stock Option Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Option Agreement, which is incorporated herein in its entirety.
     The Option is exercisable, in whole or part, only if both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined).
     An "Initial Triggering Event" means any of the following events or transactions: (i) PFC or any of its subsidiaries shall have entered into an agreement to engage in (x) a merger or consolidation, or any similar transaction, involving PFC or any of its significant subsidiaries, (y) a purchase, lease or other acquisition of all or substantially all of the assets of PFC or any of its significant subsidiaries other than as contemplated by the Agreement, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of PFC or any of its significant subsidiaries (any of such transactions, an "Acquisition Transaction") with any person other than Signet or the Board of Directors of PFC shall have recommended that the shareholders of PFC approve or accept any Acquisition Transaction other than as contemplated by the Agreement; (ii) any person other than Signet, any Signet subsidiary or any subsidiary of PFC acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of PFC Common Stock; (iii) any person other than Signet or any Signet subsidiary shall have made a proposal to PFC or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction; (iv) PFC shall have breached any covenant or obligation set forth in Section 4.3 of the Agreement (concerning no solicitation); (v) after a proposal is made by a third party to PFC to engage in an Acquisition Transaction, PFC shall have intentionally or knowingly breached any covenant or obligation contained in the Agreement and such breach (x) would entitle Signet to terminate the Agreement and (y) shall not have been cured prior to the giving of notice by Signet that it wishes to exercise the option (as defined below); or
(vi) any person other than Signet or any Signet subsidiary, other than in connection with a transaction to which Signet has given its prior written consent, shall have filed an application or notice with the OTS, the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.
     A "Subsequent Triggering Event" under the Stock Option Agreement means either of the following events or transactions: (x) the acquisition by any person of beneficial ownership of 25% or more of the then outstanding PFC Common Stock; or (y) the occurrence of the Initial Triggering Event described in clause
(i) of the preceding paragraph, except that the percentage referred to in clause
(z) therein is 25%;
     The Stock Option Agreement provides that any of the following is an Exercise Termination Event: (i) the Effective Time of the Holding Company Merger; (ii) termination of the Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage
                                       25
of nine months after termination of the Agreement if such termination follows the occurrence of an Initial Triggering Event (PROVIDED that if an Initial Triggering Event continues or occurs beyond such termination, the Exercise Termination Event shall be six months from the expiration of the Last Triggering Event but in no event more than 12 months after such termination).
     If the Option becomes exercisable, it may be exercised in whole or in part upon written notice from Signet within 30 days following the applicable Subsequent Triggering Event, subject to extension of such period in order to obtain the required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under Section 16(b) of the Exchange Act. The Option Price is subject to adjustment if PFC issues or agrees to issue shares of PFC Common Stock (other than allowed under the Agreement) at a price less than the then current Option Price, and the Option Price and the number of shares issuable under the Option are subject to adjustment in the event of specified changes in the capital stock of PFC.
     Upon occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Signet will have the right for 30 days to demand that PFC register the shares of PFC Common Stock issuable pursuant to the Option under the Securities Act of 1933, subject to specified conditions and limitations. The Stock Option Agreement grants two such demand registrations to Signet and provides that PFC will bear the costs of the first demand registration and Signet will bear the cost of the second demand registration.
     Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Signet will have the right for 30 days (subject to extension as described in the Stock Option Agreement) to require PFC to repurchase the Option, or shares of PFC Common Stock acquired by Signet pursuant to the partial or complete exercise of the Option, or both, at a specified price, subject to specified conditions and limitations. The repurchase price of the Option would equal the sum of (i) the amount by which the "market/offer price," as defined in the Stock Option Agreement, exceeds the Option Price, multiplied by the number of shares covered by the Option, and (ii) specified out-of-pocket expenses incurred by Signet. The repurchase price of shares of PFC Common Stock acquired by Signet pursuant to partial or complete exercise of the Option would equal the sum of (x) such "market/offer price" multiplied by the number of shares of such PFC Common Stock so held, and (y) such specified out-of-pocket expenses incurred by Signet.
     The Stock Option Agreement also provides that if, prior to an Exercise Termination Event, PFC enters into specified merger, consolidation or sale of assets transactions with persons other than Signet or a subsidiary of Signet, provision must be made by the acquiring person in such transaction for the issuance by such acquiring person (or, at the election of Signet, by any person controlling such acquiring controlling person) to Signet of a new option, with terms specified in the Stock Option Agreement, in substitution for the Option.
     The foregoing provisions of the Stock Option Agreement may have the effect of discouraging competing offers to acquire or merge with PFC. To the knowledge of PFC and Signet, no event giving rise to the right to exercise the Option has occurred as of the date of this Proxy Statement/Prospectus.
AMENDMENT AND TERMINATION OF THE AGREEMENT
     Subject to applicable law, the Agreement may be amended, whether before or after any relevant approval of shareholders, by an agreement in writing by the Boards of Directors of the parties hereto, PROVIDED THAT, after the adoption of the Agreement by the shareholders of PFC, no such amendment without further shareholder approval may change the amount or form of the consideration to be received by the PFC shareholders in the Holding Company Merger.
     Signet may at any time change the method of effecting the acquisition of PFC by Signet if and to the extent it deems such change to be desirable to provide for (i) a merger of a wholly owned subsidiary of Signet with and into PFC, in which PFC is the surviving corporation, or (ii) a merger of PFC directly into a wholly owned subsidiary of Signet, in which such subsidiary is the surviving corporation, PROVIDED, HOWEVER, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of PFC Common Stock as provided for in the Agreement, (B) adversely affect the tax treatment to shareholders of PFC as a result of receiving such consideration or (C) materially impede or delay the consummation of the transactions contemplated by the Agreement.
     The Agreement may be terminated at any time before the Effective Time, whether before or after approval thereof by the shareholders of PFC, as provided below: (a) by mutual consent of the parties; (b) at the election of
                                       26
either party, if the Closing shall not have occurred on or before December 31, 1994, or such later date as shall have been agreed to in writing by the parties; PROVIDED, HOWEVER, that such right to terminate will not be available to any party whose failure to perform an obligation under the Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date; (c) by Signet if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Signet to effect the Holding Company Merger set forth in the Agreement and noncompliance is not waived by Signet; (d) by PFC if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of PFC and Pioneer Federal to effect the Holding Company Merger set forth in the Agreement and noncompliance is not waived by PFC; or (e) by PFC, whether before or after approval of the Holding Company Merger by PFC's stockholders, by giving written notice of such election to Signet within two trading days after the later to occur of (x) the receipt of the written notice from Signet to the effect that all requisite federal and state bank and thrift regulatory approvals required to consummate the transactions contemplated by the Agreement have been obtained or (y) the Special Meeting, in the event that the Average Closing Price of the Signet Common Stock is less than $33.30 per share of Signet Common Stock; PROVIDED, HOWEVER, PFC shall not be so permitted to terminate the Agreement and the Holding Company Merger in the event that Signet determines (by giving written notice to PFC within one day following receipt of PFC's notice) to adjust the Exchange Ratio to equal such number of shares of Signet Common Stock as equal the quotient of $20.75 divided by such Average Closing Price.
ACCOUNTING TREATMENT
     As required under generally accepted accounting principles, the Holding Company Merger will be accounted for as a "purchase" of PFC by Signet. OPERATIONS OF SIGNET AFTER THE HOLDING COMPANY MERGER
     Pursuant to the Agreement Signet has agreed that it will (or it will cause the surviving subsidiary financial institution from the merger with Pioneer Federal to) make offers of employment, beginning as of the Effective Time, to all persons who are employees of PFC or any of its subsidiaries immediately prior to the Effective Time, or, in the alternative, to take all reasonable steps to locate suitable employment for all such persons. If such employment cannot be achieved for any such persons and such employee's employment with Signet (or a Signet subsidiary) following the Effective Time is terminated at any time on or after the Effective Time up to one year thereafter, such employee will be entitled to receive a severance payment in accordance with Signet's Employee Displacement Policy. Any PFC employee terminated following such one year period shall be entitled to receive severance pay in accordance with Signet's severance policy for its employees then in effect. Employees of PFC or any of its subsidiaries who are terminated by Signet or any Signet subsidiary within one year of the Effective Time will also be entitled to outplacement services provided by Signet.
     In addition, Signet has agreed that each employee of PFC and any of its subsidiaries who is actively at work at PFC or any of its subsidiaries on the date immediately preceding the date of the Holding Company Merger and who becomes an employee of Signet or its subsidiaries as a result of the Holding Company Merger will be immediately entitled to participate in all employee benefit plans sponsored by Signet or its subsidiaries to the same extent as other similarly situated Signet employees. Such employees will receive credit for their prior period of service to PFC or any of its subsidiaries for purposes of determining eligibility, participation and vesting, but not for purposes of benefit accrual, in all Signet employee benefit plans and for receiving other employee benefits including, but not limited to, vacation and sick pay. INTERESTS OF CERTAIN PERSONS IN THE MERGER
     Pursuant to the Agreement, as of the Effective Time, Signet or Signet Bank will enter into employment agreements with George R. Whittemore, H. Lee Rettig, Jacqueline T. Thornton and George E. Moore, III, in the forms filed as Exhibit 10(b) to the Registration Statement of which this Proxy Statement/Prospectus is a part. Mr. Whittemore will be employed at an annual salary of $147,900 and each of the other three individuals will be employed at an annual salary of $83,550. While such individuals are employed by Signet or such Signet subsidiary, each such individual will be entitled to benefits that are consistent with those given similarly situated employees of Signet. The term of each such agreement is three years. Pursuant to the terms of each such agreement, in the event that the employee is terminated without cause or the employee voluntarily resigns such
                                       27
employment, the employee will be entitled to receive the salary set forth above, up to the end of the term of such agreement, in a lump sum within ten days of the date of termination of employment, discounted to the date of payment at the applicable federal rate; provided, however, that if the amount paid to such employee would result in any payment made to the employee under the agreement or otherwise being nondeductible by reason of Section 280G of the Code, then the amount payable to the employee shall be reduced to the greatest amount that will permit all such payments to be deductible.
     In addition, Signet has agreed to consider PFC employees displaced by the Holding Company Merger for any unfilled comparable positions at Signet.
     Pursuant to the Agreement, as of the Effective Time, Signet will appoint each of PFC's directors to Signet Bank's Advisory Board. Such persons will receive fees for serving on such Advisory Board at least equal in amount to the fees received by other Advisory Board members. Currently, Advisory Board members receive a fee of $200 per meeting, and meet approximately six times per year.
     From and after the Effective Time, Signet will indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Agreement or who becomes prior to the Effective Time, an officer, director or employee of PFC or any of its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities, judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation (each a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of PFC or any subsidiary of PFC if such Claim pertains to any matter of fact arising, existing or occurring prior to the Effective Time (including, without limitation, the Holding Company Merger and other transactions contemplated by the Agreement), regardless of whether such Claim is asserted or claimed prior to, or at or after, the Effective Time (the "Indemnified Liabilities") to the full extent permitted under (i) applicable Virginia or federal law in effect as of the date of the Agreement or as amended applicable to a time prior to the Effective Time or (ii) under PFC's or Pioneer Federal's Articles of Incorporation, Charter and Bylaws. Signet will pay expenses in advance of the final disposition of any such claim to each Indemnified Party to the full extent permitted by Virginia or federal law in effect as of the date hereof or as amended applicable to a time prior to the Effective Time upon receipt of any undertaking required by applicable law. Any Indemnified Party wishing to claim indemnification under the Agreement upon learning of any Claim, must notify Signet promptly after learning of any Claim (but the failure so to notify Signet will not relieve them from any liability which they may have under the Agreement except to the extent such failure materially prejudices Signet) and must deliver to Signet the undertaking, if any, required by applicable law. Signet will insure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in PFC's or Pioneer Federal's Articles of Incorporation, Charter and Bylaws, as in effect as of the date of the Agreement, or allowed under applicable Virginia or federal law as in effect as of the date of the Agreement or as amended applicable to a time prior to the Effective Time, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time (including, without limitation, the transactions contemplated by the Agreement), will survive the Holding Company Merger. The obligations of Signet described above will continue in full force and effect, without any amendment thereto, for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period will continue until the final disposition of such Claim.
     From and after the Effective Time, the directors, officers and employees of PFC and its subsidiaries who become directors, officers or employees of Signet or its subsidiaries, (i) will have indemnification rights having prospective application only, except for the indemnification rights set forth in the preceding paragraph and (ii) will be covered by the directors, officers and employees liability insurance policy of Signet and its subsidiaries on a basis at least equal to the coverage provided to persons in similar positions with Signet or any of its subsidiaries.
     Signet has agreed to (x) cause its own directors' and officers' liability insurance to, or (y) permit PFC and Pioneer Federal to purchase and keep in force for a period of at least three years following the Effective Time, directors' and officers' liability insurance to, provide coverage to PFC's and its subsidiaries' directors and officers for acts or omissions of the type and in the amount currently covered by PFC's and Pioneer Federal's existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the Effective
                                       28

Time; provided that Signet shall not be required to spend, or permit PFC or Pioneer Federal to spend, in respect of such coverage, an amount in excess of
2.5 times the rate currently paid by PFC or Pioneer Federal for directors' and officers' insurance.
EFFECT ON PFC EMPLOYEE BENEFITS PLANS
     PFC will terminate PFC's Profit Sharing/401(k) Plan prior to the date of the Holding Company Merger and employees of PFC or any of its subsidiaries who are participants in PFC's Profit Sharing/401(k) Plan and who become employees of Signet or its subsidiaries as of the date of the Holding Company Merger may have their account balances transferred to the Signet 401(k) Plan. Employees of PFC or any of its subsidiaries who are actively at work at PFC or any of its subsidiaries on the date immediately preceding the date of the Holding Company Merger and who become employees of Signet or its subsidiaries as of the date of the Holding Company Merger will have their prior service with PFC or any of its subsidiaries credited toward vesting service, participation and eligibility under the terms of the Signet 401(k) Plan. See " -- Operations of Signet After the Holding Company Merger."
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     It is a condition to the obligation of Signet and PFC to consummate the Holding Company Merger that Signet and PFC receive an opinion from Wachtell, Lipton, Rosen & Katz, special tax counsel for Signet, to the effect that, among other things, the Holding Company Merger will be treated for federal income tax purposes as one or more reorganizations within the meaning of Section 368(a) of the Code, and (i) the shareholders of PFC will not recognize any gain or loss to the extent that such shareholders exchange shares of PFC Common Stock solely for shares of Signet Common Stock in the Merger, (ii) the basis of the Signet Common Stock received by a PFC shareholder who exchanges PFC Common Stock solely for Signet Common Stock will be the same as the basis of the PFC Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Signet Common Stock),
(iii) the holding period of the Signet Common Stock received by a PFC shareholder receiving Signet Common Stock will include the period during which the PFC Common Stock surrendered in exchange therefor was held (provided that the PFC Common Stock of such PFC shareholder was held as a capital asset at the Effective Time), and (iv) cash received by a PFC shareholder in lieu of a fractional share interest of Signet Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Signet Common Stock which he would otherwise be entitled to receive.
     Assuming that certain representations to be made by Signet and PFC are true as of the Effective Time, the law firm of Wachtell, Lipton, Rosen & Katz, New York, New York, will render an opinion that the Holding Company Merger will qualify as a reorganization under the Code with the consequences set forth above.
     Holders of PFC Common Stock who receive cash in the Holding Company Merger as a result of the rounding off of fractional share interests in Signet Common Stock will be treated, in each instance, as having received the fractional share interests and then as having sold such interest for the cash received. This sale will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis for the share of PFC Common Stock allocable to such fractional share interests. Such gain or loss will be capital gain or loss, provided that such share of PFC Common Stock was held as a capital asset at the Effective Time, and will be long-term capital gain or loss if such share of PFC Common Stock has been held for more than one year.
     Each holder of PFC Common Stock who properly dissents to the Holding Company Merger and thereby receive cash in exchange for his shares of PFC Common Stock will generally recognize gain or loss for federal income tax purposes to the extent of the difference between the aggregate amount of cash received and the aggregate amount of such stockholder's adjusted tax basis in the shares of PFC Common Stock surrendered in exchange therefor, and such gain or loss will be treated as a capital gain or loss if the stock was a capital asset in the hands of such stockholder at the Effective Time, or ordinary income otherwise.
     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE HOLDING COMPANY MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL AND ADOPTION
                                       29

OF THE AGREEMENT AND THE HOLDING COMPANY MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR PFC SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. PFC SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE HOLDING COMPANY MERGER TO THEM.
AFFILIATES
     PFC has agreed that, within five business days prior to the Effective Time, PFC will use its best efforts to deliver to Signet from each person who may be deemed to be an "affiliate" of PFC within the meaning of Rule 145 under the Securities Act, a written letter agreement regarding restrictions on resale of the shares of Signet Common Stock received by such persons in the Holding Company Merger to ensure compliance with applicable resale restrictions imposed under the federal securities laws.
REPRESENTATIONS AND WARRANTIES OF THE PARTIES
     The representations and warranties made by PFC and Pioneer Federal in the Agreement relate to (i) the organization, good standing, authority and insurance of PFC and each of its subsidiaries; (ii) the capitalization of PFC; (iii) the ownership by PFC (directly or indirectly) of the capital stock of PFC's subsidiaries and the absence, except as disclosed to Signet, of ownership by PFC or its subsidiaries of other capital stock; (iv) PFC's financial statements and certain loss reserves; (v) the absence of liabilities that have not been disclosed to Signet; (vi) the absence of material adverse changes since September 30, 1993; (vii) the absence, except as disclosed to Signet, of dividends, stock repurchases and certain specified activities and occurrences;
(viii) the accuracy of information to be supplied by PFC in connection with documents to be distributed to stockholders of Signet and PFC and the compliance with the required forms of such documents; (ix) the absence of liability, except as disclosed to Signet, with respect to investment banking or similar fees in respect of the Agreement; (x) material contracts; (xi) litigation, (xii) compliance with law; (xiii) authority to enter into the Agreement; (xiv) labor relations and the absence of undisclosed employment agreements; (xv) employee benefits and compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (xvi) title to real property and other assets;
(xvii) payment of taxes; (xviii) environmental matters; (xix) the absence of knowledge of impediments to the grant of governmental approvals or satisfaction of other conditions to the Agreement; and (xx) accuracy of documents filed by PFC with the SEC.
     The representations and warranties made by Signet in the Agreement relate to (i) the organization, good standing and authority of Signet and each of its subsidiaries; (ii) the capitalization of Signet; (iii) the ownership by Signet (directly or indirectly) of the capital stock of Signet's subsidiaries; (iv) Signet's financial statements; (v) the absence of liabilities that have not been disclosed to PFC; (vi) the absence of material adverse changes since September 30, 1993; (vii) the accuracy of information to be supplied by Signet in connection with documents to be distributed to stockholders of Signet and PFC and the compliance with the required forms of such documents; (viii) litigation,
(ix) compliance with law; (x) reservation of a sufficient number of shares of Signet Common Stock for issuance in the Holding Company Merger; (xi) authority to enter into the Agreement; (xii) payment of taxes; (xiii) environmental matters; (xiv) the absence of knowledge of impediments to the grant of governmental approvals or satisfaction of other conditions to the Agreement; and
(xvi) accuracy of documents filed by Signet with the SEC.
DISSENTERS' RIGHTS
     Holders of PFC Common Stock entitled to vote on approval of the Agreement and the related Holding Company Plan of Merger will be entitled to have the fair value of each such holder's shares of PFC Common
                                       30

Stock immediately prior to consummation of the Holding Company Merger paid to such holder in cash, together with interest, if any, by complying with the provisions of Article 15 of the VSCA ("Article 15"). Under Article 15, the determination of the fair value of a dissenter's shares would exclude any appreciation or depreciation in the value of such shares in anticipation of the Holding Company Merger, unless such exclusion would be inequitable.
     A HOLDER OF PFC COMMON STOCK WHO DESIRES TO EXERCISE SUCH HOLDER'S DISSENTERS' RIGHTS MUST SATISFY ALL OF THE FOLLOWING CONDITIONS. A written notice of such holder's intent to demand payment for such holder's PFC Common Stock must be delivered to PFC before the taking of the vote on approval of the Holding Company Merger. This written notice must be in addition to and separate from voting against, abstaining from voting, or failing to vote on approval of the Agreement and the related Holding Company Plan of Merger. Voting against, abstaining from voting or failing to vote on approval of the Agreement and the related Holding Company Plan of Merger will not constitute written notice of an intent to demand payment within the meaning of Article 15.
     A holder of PFC Common Stock electing to exercise such holder's dissenters' rights under Article 15 must not vote for approval of the Agreement and the related Holding Company Plan of Merger. Voting for approval of the Agreement and the related Holding Company Plan of Merger, or delivering a proxy in connection with the PFC shareholder Meeting (unless the proxy specifies a vote against, or affirmatively abstaining from voting on, approval of the Agreement and the related Holding Company Plan of Merger), will constitute a waiver of such holder's dissenters' rights and will nullify any written notice of an intent to demand payment submitted by such holder.
     A holder of record of PFC Common Stock may assert dissenters' rights as to less than all of the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one person and notifies PFC in writing of the name and address of each person on whose behalf such holder is asserting dissenters' rights. The rights of a partial dissenter under Article 15 are determined as if the shares as to which the holder dissents and the holder's other shares were registered in the names of different shareholders.
     A beneficial holder of PFC Common Stock may assert dissenters' rights as to shares held on such holder's behalf only if such holder: (1) submits to PFC the record holder's written consent to the dissent not later than the time the beneficial holder asserts dissenters' rights; and (ii) does so with respect to all shares of which such holder is the beneficial holder or over which such holder has the power to direct the vote.
     If the Holding Company Merger is consummated, Signet will, within ten days after the date of the Effective Time of the Holding Company Merger, deliver a dissenters' notice to all holders who satisfied the foregoing requirements, which will: (i) state where payment demand is to be sent and where and when certificates for Dissenting Shares are to be deposited; (ii) supply a form for demanding payment that includes the date (February 16, 1994) of the first announcement to news media of the terms of the Holding Company Merger, and requires that the person asserting dissenters' rights certify whether or not such person acquired beneficial ownership of such person's Dissenting Shares before or after such date; (iii) set a date by which Signet must receive the payment demand, which date may not be less than 30 nor more than 60 days after the date of delivery of the dissenters' notice; and (iv) be accompanied by a copy of Article 15.
     Except as provided below with respect to after-acquired shares, within 30 days after receipt of a payment demand, Signet shall pay the dissenter the amount that Signet estimates to be the fair value of the dissenter's shares, plus accrued interest. The obligation of Signet to make such payment may be enforced: (i) by the Circuit Court for the City of Richmond, Virginia; or (ii) at the election of any dissenter residing or having its principal office in Virginia, by the circuit court in the city or county where the dissenter resides or has such office. The payment by Signet will be accompanied by: (i) Signet's balance sheet as of the end of a fiscal year ended not more than 16 months before the date of the Effective Time of the Holding Company Merger, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any; (ii) an explanation of how Signet estimated the fair value of the Dissenting Shares and of how the interest was calculated; (iii) a statement of the dissenter's right to demand payment as described below; and (iv) a copy of Article 15.
     Signet may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the Dissenting Shares on February 16, 1994, in which case Signet will estimate the fair value of such after-acquired shares, plus accrued interest, and will offer to pay such amount to each dissenter who agrees to accept it in full
                                       31
satisfaction of such dissenter's demand. Signet will send with such offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment as described below.
     Within 30 days after Signet makes or offers payment as described above, a dissenter may notify Signet in writing of the dissenter's own estimate of the fair value of the Dissenting Shares and the amount of interest due, and demand payment of such estimate (less any payment by Signet) or reject Signet's offer and demand payment of such estimate.
     If any such demand for payment remains unsettled, within 60 days after receiving the payment demand Signet will petition the Circuit Court for the City of Richmond, Virginia to determine the fair value of the shares and the accrued interest and make all dissenters whose demands remain unsettled parties to such proceeding, or pay each dissenter whose demand remains unsettled the amount demanded. Each dissenter made a party to such proceeding is entitled to a judgment for: (1) the amount, if any, by which the court finds that the fair value of the Dissenting Shares, plus interest, exceeds the amount paid by Signet; or (ii) the fair value, plus accrued interest, of the dissenter's after-acquired shares for which Signet elected to withhold payment. The court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and assess the costs against Signet, or against all or some of the dissenters to the extent the court finds the dissenters did not act in good faith in demanding payment.
     The foregoing is only a summary of the rights of a dissenting holder of PFC Common Stock. Any holder of PFC Common Stock who intends to dissent from the Holding Company Merger should carefully review the text of the applicable provisions of the VSCA set forth in ANNEX V to this Proxy Statement/Prospectus and should also consult with such holder's attorney. THE FAILURE OF A HOLDER OF PFC COMMON STOCK TO FOLLOW PRECISELY THE PROCEDURES SUMMARIZED ABOVE, AND SET FORTH IN ANNEX V, MAY RESULT IN LOSS OF DISSENTERS' RIGHTS. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to holders of PFC Common Stock, except as indicated above or otherwise required by law.
     In general, any dissenting shareholder who perfects such holder's right to be paid the fair value of such holder's PFC Common Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See " -- Federal Income Tax Consequences".
EXPENSES
     Whether or not the Holding Company Merger is consummated, all costs and expenses incurred in connection with the Agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except for liability for an uncured intentional and willful breach of a representation, warranty, covenant or agreement giving the other party to the Agreement the right to terminate.
     THE BOARD OF DIRECTORS OF PFC RECOMMENDS A VOTE FOR THE MERGER PROPOSAL.
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                               BUSINESS OF SIGNET
     Signet is the holding company for Signet Bank/Virginia, Signet Bank N.A. of Washington, D.C. and Signet Bank/Maryland. At March 31, 1994, Signet had approximately $11.5 billion in total assets, $7.9 billion in total deposits and $1.0 billion in total shareholders' equity.
     Signet was incorporated under the laws of the Commonwealth of Virginia in 1962. The executive offices of Signet are located in Richmond, Virginia at 7 North Eighth Street.
                                BUSINESS OF PFC
     PFC is the holding company for Pioneer Federal, a federal savings bank. At March 31, 1994, PFC had approximately $392 million in total assets, $310 million in total deposits, and $51 million in shareholders' equity. PFC was incorporated in November 1987 and, in May 1988, issued its common stock to the existing shareholders of Pioneer Federal and became the holding company for Pioneer Federal. For regulatory purposes, PFC is classified as a unitary savings and loan holding company and is thereby subject to examination, regulation and supervision by the OTS. Prior to becoming the holding company of Pioneer Federal, PFC had no significant assets or liabilities and did not engage in any business activities. Since that time, PFC has not engaged in any significant activity other than holding the stock of Pioneer Federal. Accordingly, the information set forth herein, including financial statements and related data, relates primarily to Pioneer Federal and its subsidiaries.
     Pioneer Federal is a federally-chartered stock savings bank with executive and administrative offices in Chester, Virginia. It conducts business through eleven full service retail banking offices in Virginia located in the cities of Hopewell, Colonial Heights, Petersburg, and Richmond; the counties of Chesterfield and Henrico, and the town of Chase City, and it also operates a separate mortgage loan production office in Henrico County, Virginia. Pioneer Federal was chartered in 1933 under the name "Pioneer Federal Savings and Loan Association," converted to a federal capital stock savings and loan association in July 1984, and converted to a federal stock savings bank and adopted its current name in June 1988.
     The principal business of Pioneer Federal consists of accepting deposits from the general public and investing such deposits, together with borrowings and other funds, in loans secured by one-to four-family residential, multi-family and commercial properties as well as in construction loans. In addition, Pioneer Federal originates commercial loans and a limited amount of consumer loans. Pioneer Federal also maintains a substantial investment portfolio consisting primarily of mortgage-backed U.S. Treasury securities. Through its wholly-owned subsidiaries, Pioneer Federal also engages in mortgage brokerage, insurance agency operations, investment in land acquisition and development projects, and the disposal of foreclosed real estate. See "Recent Development of PFC" for a discussion of certain recent developments which could affect the Transaction.
                           SUPERVISION AND REGULATION
     The following generally describes the regulations to which Signet and its subsidiary banks (the "Subsidiaries") are subject. Bank holding companies and banks are extensively regulated under both federal and state law. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory provisions. Any change in applicable law or regulation may have a material effect on the business and prospectus of Signet and the Subsidiaries.
LIMITS ON DIVIDENDS AND OTHER PAYMENTS
     Signet is a legal entity separate and distinct from the Subsidiaries. A large portion of Signet's revenues results from dividends paid to Signet by the Subsidiaries. The right of Signet, and consequently the right of creditors and shareholders of Signet, to participate in any distribution of the assets or earnings of any Subsidiary through the payment of such dividends or otherwise is necessarily subject to the prior claims of creditors of the Subsidiary, except to the extent that claims of Signet in its capacity as a creditor may be recognized. Under federal law, the Subsidiaries may not, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, Signet or take securities of Signet as collateral for loans to any borrower. The Subsidiaries are also subject to collateral security requirements for any loans or extensions of credit permitted by such exceptions.
                                       33

     The Subsidiaries are subject to various statutory restrictions on their ability to pay dividends to Signet. Under the current supervisory practices of the Subsidiaries' regulatory agencies, prior approval from those agencies is required if cash dividends declared in any given year exceed net income for that year plus retained earnings of the two preceding years. Under banking regulations, at December 31, 1993, the Subsidiaries could have paid additional dividends to Signet of approximately $131.8 million, without obtaining prior regulatory approval. The payment of dividends by the Subsidiaries or Signet also may be limited by other factors, such as requirements to maintain adequate capital above regulatory guidelines. Bank regulatory agencies have authority to prohibit any Subsidiary of Signet from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the Subsidiary in question, or Signet, could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve Board has stated that, as a matter of prudent banking, a bank or banking holding company should not maintain its existing rate of cash dividends on common stock unless
(1) the organizations' net income available to common shareholders over the past year has been sufficient to fund fully the dividends and (2) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality and overall financial condition.
CAPITAL REQUIREMENTS
     As a bank holding company, Signet is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956 (the "BHCA"). In January 1989, the Federal Reserve Board published risk-adjusted capital guidelines in final form which are applicable to bank holding companies. The Federal Reserve Board guidelines redefine the components of capital, categorize assets into different risk classes and include certain off-balance sheet items in the calculation of risk-weighted assets. The minimum ratio of qualified total capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8 percent. At least half of the total capital is to be comprised of common equity, retained earnings and a limited amount of permanent preferred stock, less goodwill ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of a limited amount of subordinated debt, other preferred stock, certain other instruments and a limited amount of loan and lease loss reserves. Signet's Tier 1 and total capital to risk-weighted asset ratios as of March 31, 1994 (calculated using final risk-adjusted guidelines) were 10.97% and 14.63%, respectively, exceeding the minimums required at year-end 1993.
     In addition, the Federal Reserve Board has established minimum leverage ratio (Tier 1 capital to quarterly average tangible assets) guidelines for bank holding companies. These guidelines provide for a minimum ratio of 3 percent for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies will be required to maintain a leverage ratio of 3 percent plus an additional cushion of at least 100 to 200 basis points. Signet's leverage ratio as of March 31, 1994 was 8.74%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.
     Bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. However, management is unable to predict whether higher capital ratios would be imposed and, if so, at what levels and on what schedule. Management is not aware of any current recommendations by the regulatory authorities, which, if they were to be implemented, would have a material effect on the liquidity, capital resources or operations of Signet.
OBLIGATIONS TO COMMONLY CONTROLLED INSTITUTIONS
     Under applicable law, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Liability of any Subsidiary under this "cross-guarantee" provision could have a material adverse effect on the financial condition of any Subsidiary and Signet.
                                       34

BANK HOLDING COMPANIES
     The BHCA requires the prior approval of the Federal Reserve Board in any case where a bank holding company proposes to acquire direct or indirect ownership or control or more than 5% of the voting shares of any bank that is not already majority owned by it or to merge or consolidate with any other bank holding company. The BHCA prohibits the Federal Reserve Board from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations or the holding company's banking subsidiaries are principally conducted, unless such an acquisition is specifically authorized by statute of the state in which the bank whose shares are to be acquired is located. [Virginia has adopted legislation permitting such acquisitions by bank holding companies located in any state that has reciprocal acquisition arrangements with Virginia.]
     The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the BHCA, the Federal Reserve Board is authorized to approve the ownership of shares by a bank holding company in any company the activities of which the Federal Reserve Board has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. The Federal Reserve Board has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA. These activities include: operating a mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing investment and financial advice; and acting as an insurance agent for certain types of credit-related insurance.
BANKS
     The Subsidiaries are supervised and regularly examined by various federal and state regulatory agencies. The laws and regulations administered by the regulatory agencies affect corporate practices, such as payment of dividends, incurring debt and acquisition of financial institutions and other companies, and affect business practices, such as payment of interest on deposits, the charging of interest on loans, types of business conducted and location of offices.
FDIC INSURANCE ASSESSMENTS
     The Subsidiaries are subject to FDIC deposit insurance assessments. In September 1992, the FDIC issued a final rule, effective in November 1992, relating to assessment regulations to provide for the transition from a flat-rate system for deposit insurance premiums to a new risk-based system. Under the new risk-based system and the new premium rates established by the FDIC, which became effective in January 1993, the premium rate will range from $.23 to $.31 per $100 of deposits and will depend on both the institution's capital adequacy and a supervisory judgment of overall risk posed by the institution. According to the FDIC, the resulting average industry-wide premium under the new rule would be $.254 per $100 of deposits. Because of decreases in the reserves of the Bank Insurance Fund and the Savings Association Insurance Fund due to the increased number of bank and thrift failures in recent years, it is possible that insurance assessments will increase and that there may be special additional assessments. Additional assessments could have an adverse impact on Signet's results of operations.
GOVERNMENTAL POLICIES
     The operations of Signet and the Subsidiaries are affected not only by general economic conditions, but also by the policies of various regulatory authorities. In particular, the Federal Reserve Board regulates money and credit and interest rates in order to influence general economic conditions. These policies have a significant influence on overall growth and distribution of loans, investments and deposits and affect interest rates charged on loans or paid for time and savings deposits. Federal Reserve Board monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.
RECENT BANKING LEGISLATION
     In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted. FDICIA substantially revises the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes.
                                       35

     Among other things, FDICIA requires the federal banking regulators to take prompt corrective action with respect to depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."
     The Federal Reserve Board and the OTS have adopted regulations establishing relevant capital measures and relevant capital levels for banks and thrifts. The relevant capital measures are the total risk-adjusted capital ratio, Tier 1 risk-adjusted capital ratio and the leverage ratio. Under the regulations, a bank or thrift is considered (i) well capitalized if it has a total capital ratio of ten percent or greater, a Tier 1 capital ratio of six percent or greater and a leverage ratio of five percent or greater and is not subject to any order or written directive by such regulator to meet and maintain a specific capital level for any capital measure, (ii) adequately capitalized if it has a total capital ratio of eight percent or greater, a Tier 1 capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not well capitalized, (iii) undercapitalized if it has a total capital ratio of less then eight percent, a Tier 1 capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances), (iv) significantly undercapitalized if it has a total capital ratio of less than six percent, a Tier 1 capital ratio of less than three percent or a leverage ratio of less than three percent, and (v) critically undercapitalized if its tangible equity is equal to or less than two percent of average quarterly tangible assets. As of December 31, 1993, all of the Subsidiaries had capital levels that qualify them as being well capitalized under such regulations.
     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. In order to obtain acceptance of a capital restoration plan, a depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.
     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.
     Under FDICIA, a depository institution that is not well capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market. In addition, "pass through" insurance coverage may not be available for certain employee benefit accounts.
     Under FDICIA, each insured depository institution is required to submit annual financial statements to the FDIC, its primary federal regulatory, and any appropriate state banking supervisor and a report signed by the chief executive officer and chief accounting or financial officer which contains (i) a statement of management's responsibilities for preparing financial reports, establishing and maintaining an adequate internal control structure, and complying with laws and regulations relating to safety and soundness, and (ii) an assessment of the effectiveness of such structures and compliance effort. The institution's independent public accountant will then be required to attest to and report to separately on the assertions of the institution's management.
     Under FDICIA, the appropriate federal banking agencies have issued regulations requiring insured depository institutions to have annual independent audits (which can be performed only by accounting firms which have, among other points, agreed to provide related working papers, policies and procedures to the FDIC, and the appropriate federal and state banking authorities, if so requested). In the case of institutions that are subsidiaries of holding companies, the audit requirement can be met by an audit of the holding company. The accountants must issue reports in compliance with generally accepted accounting principles and FDICIA. The scope of the audit shall include a review of whether the financial statements of the institution are presented fairly in accordance with generally accepted accounting principles and whether they comply with such other disclosure requirements as the federal banking agencies may prescribe. Also, the accountants must apply procedures agreed upon by the FDIC to determine objectively if an institution is in compliance with laws and regulations. Institutions are
                                       36
required to provide their accountants copies of reports of condition, examination reports and information concerning any agency enforcement actions. Copies of the accounting firm reports are to be provided to the FDIC and the appropriate federal banking agency.
     Each insured depository institution is required to have an independent audit committee made up entirely of outside directors who are independent of management of the institution and who satisfy any specific requirements the FDIC may establish. Their duties are to include review of the various new reports required under FDICIA. In the case of any insured depository institution which the FDIC determines to be a "large institution", the audit committee must include members with banking or related financial expertise. Also, in the case of such large institutions, the committee must have access to its own outside counsel, and may not include any large customers of the institution. There are certain exemptions for institutions that are part of a holding company structure, but the institution must have total assets of less than $9 billion, and an examination rating of 1 or 2.
     FDICIA amends the Federal Deposit Insurance Act by inserting a new provision concerning accounting objectives, standards and requirements. Among other matters, the federal banking agencies are required to: (i) review the accounting principles used by depository institutions in preparing financial reports required to be filed with a federal banking agency and related matters with respect to such reports; (ii) modify or eliminate any accounting principles or reporting requirements which are inconsistent with FDICIA's objectives of effective supervision, prompt corrective action and increased accuracy of financial statements; (iii) prescribe regulations which require that all assets and liabilities, including contingent assets and liabilities, of insured depository institutions be reported in, or otherwise taken into account of, in the preparation of any balance sheet, financial statement, report of condition, or other report required to be filed with the federal banking agency; and (iv) develop jointly with the other appropriate federal banking agencies, a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practical, in any such reports. All financial reports and statements are to be prepared in accordance with generally accepted accounting principles, except that each federal banking agency has the power to implement more stringent procedures in certain instances.
     FDICIA also imposes certain operational and managerial standards on financial institutions relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. FDICIA imposes new restrictions on activities and investments of insured state banks, and prescribes limitations on risks posed by exposure of insured banks to other depository institutions, including adoption of policies to limit overnight credit exposures to correspondent banks.
     FDICIA requires the federal banking regulators to adopt rules prescribing certain safety and soundness standards for insured depository institutions and their holding companies. Proposed regulations implementing these standards to cover operations and management, asset quality and earnings, and employee compensation are pending adoption. The standards are intended to enable the regulatory agencies to address problems at depository institutions and holding companies before the problems cause significant deterioration in the financial condition of the institution. The proposal would establish the objectives of proper operations and management, but would leave specific methods for achieving those objectives to each institution.
     Under FDICIA, the federal banking agencies adopted regulations providing standards for extensions of credit that are secured by liens on interest in real estate or made for the purpose of financing the construction of building or other improvements of real estate. In prescribing standards, the agencies are to consider the risk posed to the deposit insurance fund, the need for safe and sound operation of depository institutions and the availability of credit.
     Various other legislation, including proposals to overhaul the banking regulatory system and to limit the investments that a depository institution may make with insured funds are from time to time introduced in Congress. Signet cannot determine the ultimate effect that FDICIA and the implementing regulations to be adopted thereunder, or any other potential legislation, if enacted, would have upon its financial condition or operations.
                      DESCRIPTION OF SIGNET CAPITAL STOCK
     The capital stock of Signet consists of 100,000,000 authorized shares of Common Stock, par value $5 per share, and 5,000,000 authorized shares of Preferred Stock, par value $20 per share. The shares of Preferred Stock
                                       37
are issuable in series, with relative rights, preferences and limitations of each series fixed by the Company's Board of Directors. No shares of Preferred Stock are currently issued and outstanding.
COMMON STOCK
     Signet had 56,718,841 shares of Common Stock outstanding at March 31, 1994. Each share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. Subject to certain limitations on the payment of dividends, holders of Signet Common Stock are entitled to receive dividends when and as declared by the Signet Board of Directors out of funds legally available therefor, but only if all dividends on any outstanding Preferred Stock for the then current period and all prior periods have been paid or provided for.
     The issued and outstanding shares of Common Stock are fully paid and non-assessable. Holders of Signet Common Stock have no preemptive or conversion rights and are not subject to further calls on assessments by Signet.
     In the event of the voluntary or involuntary dissolution, liquidation or winding up of Signet, holders of Signet Common Stock are entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of Preferred Stock, if any, all the remaining assets of Signet available for distribution.
     Directors are elected by a vote of the holders of Signet Common Stock. Holders of Signet Common Stock are not entitled to cumulative voting rights. Mellon Bank, N.A. acts as the transfer agent for the Signet Common Stock.
     Signet maintains a dividend reinvestment plan providing for the purchase of additional shares of Signet Common Stock by reinvestment of cash dividends paid on the outstanding capital stock and also by optional direct cash payments by shareholders. Dividends reinvested are applied to the purchase of shares of Signet Common Stock at 95% of the market value at the time of purchase. Optional cash purchases may be made at 100% of the market value of the Signet Common Stock at the time of purchase.
     Signet also maintains stock option plans providing for the issuance of options to purchase shares of Signet Common Stock to certain key personnel of Signet. At March 31, 1994, options to purchase a total of 1,191,020 shares of Common Stock were outstanding, at an average per share option price of $20.28. See "Capitalization" for a discussion of the shares of Common Stock reserved for issuance under current and proposed stock option, employee stock purchase and other plans.
     Holders of Signet Common Stock do not have the right to vote on mergers of banks which are subsidiaries of the Company.
PREFERRED STOCK
     The Signet Board of Directors is authorized to designate with respect to each new series of Preferred Stock the number of shares in each series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, whether or not dividends shall be cumulative and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, for redemption or purchase of shares, the rights, if any, and the terms and conditions on which shares can be converted into or exchanged for, or the rights to purchase, shares of any other class or series, and the voting rights, if any. Any Preferred Stock issued will rank prior to the Signet Common Stock as to dividends and as to distributions in the event of liquidation, dissolution or winding up of Signet. The ability of the Signet Board of Directors to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of Signet Common Stock and, under certain circumstances, may discourage an attempt by others to gain control of Signet.
VIRGINIA STOCK CORPORATION ACT
     The VSCA contains provisions governing "Affiliated Transactions." These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by the holders of at least two-thirds of the remaining voting shares. Affiliated Transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or any
                                       38
reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%.
     For three years following the time that an Interested Shareholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and majority approval of the "Disinterested Directors." A Disinterested Director means, with respect to a particular Interested Shareholder, a member of the Company's Board of Directors who was (1) a member on the date on which an Interested Shareholder became an Interested Shareholder and (2) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board. At the expiration of the three year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder.
     The principal exceptions to the special voting requirement apply to transactions proposed after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the Interested Shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.
     None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Virginia corporation's Disinterested Directors.
     These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. Signet has not "opted out" of (i.e., elected not to be governed by) the Affiliated Transactions provisions.
     Virginia law provides that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20%, 33% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of the request. SHAREHOLDERS' RIGHTS PLAN
     Signet has adopted a Shareholders' Rights Plan which is intended to protect shareholders in the event of unsolicited offers or attempts to acquire Signet, including offers that do not treat all shareholders equally, acquisitions in the open market of shares sufficient to obtain control without offering fair value to all shareholders, and other coercive or unfair takeover tactics that could impair the Signet Board of Directors' ability to represent shareholders' interests fully. Pursuant to the Shareholders' Rights Plan, the Signet Board of Directors declared a dividend distribution of one right (a "Right") for each outstanding share of Signet Common Stock to shareholders of record at the close of business on June 5, 1989 (the "Record Date") and authorized the issuance of one Right (as adjusted pursuant to the Rights Agreement, as described below) for each share of Signet Common Stock issued between the Record Date and the Distribution Date (as described below). Each Right entitles the registered holder to purchase from Signet a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock at a price of $70 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of May 23, 1989, between Signet and Mellon Bank, N.A., as Rights Agent. One Right will be attached to each of the shares of Signet Common Stock issued in exchange for shares of PFC Common Stock in connection with the Holding Company Merger. The Rights contain certain transfer restrictions in accordance with Virginia law.
     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire Signet without the approval of the Signet Board of Directors unless the offer is conditioned
                                       39
on a substantial number of Rights being acquired. The Rights, however, should not affect offers for all outstanding shares of Signet Common Stock at a fair price and otherwise in the best interests of Signet and its shareholders as determined by the Signet Board of Directors, since the Signet Board of Directors may, at its option, redeem all, but not fewer than all, of the then outstanding Rights.
     Initially, the Rights are and will be attached to all certificates representing outstanding Signet Common Stock. The Rights will separate from the Signet Common Stock and become exercisable on the Distribution Date, which, unless extended by the Signet Board of Directors, will occur 10 days after a person or group either acquires 20% or more of the Signet Common Stock or announces an offer which would result in such person or group owning 20% or more of the Signet Common Stock (even if no purchases actually occur).
     If Signet is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiror's shares having a market price at that time of twice the Right's exercise price.
     If any person or group acquires 20% or more of the Signet Common Stock and thereupon engages in certain specified "self-dealing" transactions or acquires ownership of 25% or more of the Signet Common Stock (other than through a cash tender offer for all shares in which such person or group acquires 90% or more of the outstanding shares), the "flip-in" provision of the Rights will be triggered. Under this provision, the Rights will entitle a holder (except that person or group involved in a self-dealing transaction) to buy a number of additional shares of Signet Common Stock having a market value at that time of twice the exercise price of each share.
     Following the acquisition by any person or group of 20% or more of the Signet Common Stock, but prior to the acquisition by a person or group of 50% of the Signet Common Stock, the Signet Board of Directors will also have the ability to exchange the Rights (except those Rights held by such person or group following a "self-dealing" transaction), in whole or in part, for either one share of Signet Common Stock or one Unit of Series A Junior Participating Preferred Stock.
     Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Signet Common Stock, the Rights are redeemable, at the option of the Signet Board of Directors, for $0.01 per Right.
                       COMPARATIVE RIGHTS OF SHAREHOLDERS
GENERAL
     Signet and PFC are both corporations subject to the provisions of the VSCA. Shareholders of PFC, whose rights are governed by PFC's Articles and Bylaws and by the VSCA will, upon consummation of the Holding Company Merger, become shareholders of Signet. The rights of such shareholders as shareholders of Signet will then be governed by the Articles and Bylaws of Signet and by the VSCA.
     Except as set forth below, there are no material differences between the rights of a PFC shareholder under PFC's Articles and Bylaws and under the VSCA, on the one hand, and the rights of a Signet shareholder under the Articles and Bylaws of Signet and under the VSCA, on the other hand. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE GOVERNING LAW AND THE ARTICLES OF INCORPORATION AND BYLAWS OF EACH CORPORATION.
AUTHORIZED CAPITAL
     PFC. PFC's Articles authorize the issuance of up to 10,000,000 shares of PFC Common Stock, par value $1.00 per share, of which 2,351,132 shares were issued and outstanding as of the Record Date, and up to 10,000,000 shares of serial preferred stock, par value $1.00 per share. PFC preferred stock is issuable in series, each having such rights and preferences as PFC's Board of Directors may, by adoption of an amendment of PFC's Articles, fix and determine. As of the Record Date, no shares of PFC preferred stock were issued and outstanding.
     SIGNET. Signet's authorized capital is set forth under "Description of Signet Capital Stock."
                                       40

AMENDMENT OF ARTICLES OR BYLAWS
     PFC. PFC's Articles provide for amendment in the manner prescribed by law and further provide that an amendment requires the affirmative vote of not less than two-thirds of all shares entitled to vote. However, amendments relating to the aggregate number of shares of capital stock as well as the number of shares of common stock and preferred stock that may be issued only require the affirmative vote of a majority of the shares entitled to vote.
     PFC's bylaws provide that the PFC shareholders may amend the bylaws by a vote of not less than two-thirds of the outstanding shares cast at a shareholders' meeting called for that purpose. Additionally, the Board of Directors may amend the bylaws by a two-thirds vote.
     SIGNET. As permitted by the VSCA, Signet's Articles provide that, unless a greater vote is required by law, by the Articles of Signet or by a resolution of the Board of Directors, Signet's Articles may be amended if the amendment is adopted by the Board of Directors and approved by a vote of the holders of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote thereon. Amendments to the Articles that reduce the shareholder vote to approve a merger, a statutory share exchange, a sale of all or substantially all of the assets of Signet or the dissolution of Signet must be approved by the vote of more than two thirds of all votes entitled to be cast by each voting group.
     Signet's Bylaws generally provide that the Board of Directors may, by a majority vote when a quorum is present, amend the Bylaws.
SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS
     PFC. PFC's Articles provide for a Board of Directors comprised of between seven and fifteen directors. The PFC bylaws provide that the Board of Directors shall consist of ten members, although the Board of Directors may vote to change the number within the limits set forth under the Articles. Under the Articles, the Board of Directors is divided into three classes, only one class of which is elected each year for a three-year term.
     SIGNET. Signet's Bylaws provide for a Board of Directors consisting of 11 members.
VACANCIES AND REMOVAL OF DIRECTORS
     PFC. PFC's Articles provide that a vacancy in the Board of Directors shall be filled by a vote of two-thirds of the remaining directors, and a director so chosen shall serve until the next annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director's successor is elected and qualified.
     Under PFC's Articles, a director may be removed for cause upon the affirmative vote of at least two-thirds of the outstanding shares entitled to vote at a shareholders' meeting called for that purpose.
     SIGNET. The Bylaws of Signet provide that any vacancy occurring on the Board of Directors may be filled in the manner provided in the VSCA. The VSCA provides that unless the Articles of Incorporation provide otherwise, vacancies on the Board of Directors, including a vacancy resulting from an increase in the number of directors, may be filled by the Board of Directors, the shareholders or, if the directors remaining in office constitute less than a quorum, a majority vote of the directors remaining in office.
     Signet's Articles and Bylaws do not contain any provisions relating to the removal of directors. The VSCA provides that the shareholders may remove a director with or without cause, unless the Articles provide that directors may be removed only with cause, and that if a director is elected by a voting group of shareholders, only the members of that voting group may vote to remove him or her.
DIRECTOR AND OFFICER EXCULPATION
     PFC. The PFC Articles provide that a director of PFC shall not have any personal liability to PFC or its shareholders for breach of a director's duty as a director, excluding certain acts and omissions. The Articles do not contain a similar provision for officers.
                                       41

     SIGNET. The Articles of Incorporation of Signet provide that to the full extent that the VSCA permits the limitation or elimination of the liability of directors or officers, a director or officer of Signet shall not be liable to Signet or its shareholders for monetary damages in an amount greater than one dollar.
INDEMNIFICATION
     PFC. The PFC Articles provide for indemnification in the manner permitted under the VSCA of any person who is or was a director, officer, employee or agent of PFC and who is or was a party to any proceeding by reason of the fact that he is or was such a director, officer, employee or agent or is or was serving at PFC's request in such capacity with another corporation, partnership, joint venture, trust or other enterprise.
     SIGNET. The Articles of Incorporation of Signet provide that to the full extent permitted by the VSCA and any other applicable law, Signet shall indemnify a director or officer of Signet who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
SPECIAL MEETINGS OF SHAREHOLDERS
     PFC. The PFC Articles and Bylaws provide that special meetings may be called at any time only by the chairman of the Board of Directors, the president of PFC, a majority of the Board of Directors, or a committee of the Board of Directors whose powers include calling such a meeting.
     SIGNET. The Bylaws of Signet provide that special meetings of the shareholders for any purpose or purposes may be called at any time by the Chairman of the Board of Directors, by the President, or by the Board of Directors.
DIRECTOR NOMINATIONS
     PFC. The PFC Articles provide for nomination of directors by the Board of Directors and by shareholders. The PFC bylaws restrict consideration of nominations by shareholders that do not follow the procedures for nomination in the PFC Articles if nominations are made by the Board of Directors on a timely basis.
     SIGNET. Neither the Articles nor the Bylaws of Signet contain any provisions governing the nomination of directors.
SHAREHOLDER PROPOSALS
     PFC. The PFC Articles provide that shareholder proposals must be submitted in writing to PFC prior to the respective shareholder meeting and must satisfy certain requirements as set forth in the PFC Articles.
     SIGNET. Neither the Articles nor the Bylaws of Signet contain any provisions governing the submission of shareholder proposals at shareholder meetings.
SHAREHOLDER INSPECTION RIGHTS; SHAREHOLDER LISTS
     PFC. The bylaws of PFC provide that a shareholder may review the shareholder list for the ten-day period preceding a shareholder meeting. The PFC bylaws also provide that a shareholder may inspect the shareholder list during usual business hours if the demand for inspection is made in good faith and for a proper purpose and the list of shareholders is directly connected to his purpose.
     SIGNET. The Articles of Incorporation and Bylaws of Signet do not contain any provisions which govern shareholder inspection rights or shareholder lists. Under the VSCA, the shareholder of a Virginia corporation is entitled to inspect and copy certain books and records of the corporation, including a list of shareholders, if (i) the shareholder has been a shareholder of record for at least six months immediately preceding his or her written demand or is the holder of at least 5% of the corporation's outstanding shares, (ii) the shareholder's demand is made in good faith and for a proper purpose, (iii) the shareholder describes with reasonable particularity the purpose of the request and the records desired to be inspected and (iv) the records are directly connected with the stated purpose. The VSCA also provides that a corporation shall make available for inspection by any shareholder during usual business hours, at least 10 days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting.
                                       42

REQUIRED SHAREHOLDER VOTE FOR CERTAIN ACTIONS
     The VSCA generally requires the approval of a majority of a corporation's Board of Directors and the holders of more than two-thirds of all the votes entitled to be cast thereon by each voting group entitled to vote on any plan of merger or consolidation, plan of share exchange or sale of substantially all of the assets of a corporation not in the ordinary course of business. The VSCA also specifies additional voting requirements for Affiliated Transactions and transactions that would cause an acquiring person's voting power to meet or exceed specified thresholds, as discussed under "Description of Signet Capital Stock -- Virginia Stock Corporation Act." None of these additional voting requirements are applicable to the Holding Company Merger.
STATE ANTI-TAKEOVER STATUTES
     For a description of certain provisions of the VSCA which may be deemed to have an anti-takeover effect and which are applicable to both Signet and PFC as Virginia corporations, see "Description of Signet Capital Stock -- Virginia Stock Corporation Act."
SHAREHOLDER RIGHTS PLAN
     PFC. PFC has not adopted any shareholder rights agreement.
     SIGNET. For a description of a shareholder rights agreement which has been adopted by Signet, see "Description of Signet Capital Stock -- Shareholders' Rights Plan."
DISSENTERS' RIGHTS
     The provisions of Article 15 of the VSCA which provide shareholders of a Virginia corporation the right to dissent from, and obtain payment of the fair value of his shares in the event of, mergers, consolidations and certain other corporate transactions are applicable to both Signet and PFC as Virginia corporations. However, because Signet has more than 2,000 record shareholders, unlike PFC, shareholders of Signet are less likely to have rights to dissent from mergers, consolidations and certain other corporate transactions to which Signet is a party because Article 15 of the VSCA provides that holders of shares of a Virginia corporation which has shares listed on a national securities exchange or which has at least 2,000 record shareholders are not entitled to dissenters' rights unless certain requirements are met. For additional information in this regard, see "The Holding Company Merger -- Dissenters' Rights."
DIVIDENDS AND OTHER DISTRIBUTIONS
     The VSCA generally provides that a corporation may make distributions to its shareholders unless, after giving effect to the distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which in the case of PFC and Signet they do not) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. These requirements are applicable to both Signet and PFC as Virginia corporations.
     In addition to the limitations set forth in the VSCA, there are various regulatory requirements which are applicable to distributions by bank holding companies such as Signet and savings and loan holding companies such as PFC. For a description of the regulatory limitations on distributions by Signet, see "Supervision and Regulation -- Limits on Dividends and Other Payments." VOLUNTARY DISSOLUTION
     The VSCA generally provides that a corporation's board of directors may propose dissolution for submission to shareholders and that to be authorized dissolution must be approved by the holders of more than two-thirds of all votes entitled to be cast on the proposal, unless the articles of incorporation of the corporation require a greater or lesser vote. There are no provisions in the Articles of Incorporation of PFC or Signet which would modify the statutory requirements for dissolution under the VSCA.
                                       43

                         RESALE OF SIGNET COMMON STOCK
     Signet Common Stock has been registered under the Securities Act, thereby allowing such shares to be traded freely and without restriction by those holders of PFC Common Stock who receive such shares following consummation of the Holding Company Merger and who are not deemed to be "affiliates" (as defined under the Securities Act, but generally including directors, certain executive officers and ten percent or more shareholders) of PFC or Signet. The Agreement provides that each holder of PFC Common Stock who is deemed by PFC to be an affiliate of PFC will enter into an agreement with Signet prior to the Effective Time of the Holding Company Merger providing, among other things, that such affiliate will not transfer any Signet Common Stock received by such holder in the Holding Company Merger except in compliance with the Securities Act. This Proxy Statement/Prospectus does not cover any resales of Signet Common Stock received by affiliates of PFC.
                                  PROPOSAL II
                       ADJOURNMENT OF THE SPECIAL MEETING
     Approval of the Merger Proposal requires the affirmative vote of more than two-thirds of the votes entitled to be cast by the holders of PFC Common Stock. In the event there is an insufficient number of shares present in person or by proxy at the Special Meeting to approve the Merger Proposal, the Board of Directors intends to adjourn the Special Meeting to a later date. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting, but would in no event be more than 29 days after the date of the Special Meeting.
     The effect of any such adjournment would be to permit PFC to solicit additional proxies for approval of the Merger Proposal. While such an adjournment would not invalidate any proxies previously filed, including those filed by stockholders voting against the Merger Proposal, it would give PFC the opportunity to solicit additional proxies in favor of the Merger Proposal.
     THE BOARD OF DIRECTORS OF PFC RECOMMENDS A VOTE FOR APPROVAL OF THE ADJOURNMENT UNDER THE CIRCUMSTANCES DESCRIBED HEREIN. APPROVAL OF THE ADJOURNMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF PFC COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE SPECIAL MEETING.
                                    EXPERTS
     The consolidated financial statements of Signet incorporated by reference in Signet's Annual Report (Form 10-K) for the year ended December 31, 1993, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.
     The financial statements and schedules of PFC incorporated by reference in this Proxy Statement/Prospectus have been audited by BDO Seidman, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
                                 LEGAL OPINION
     The legality of the Signet Common Stock to be issued in the Holding Company Merger will be passed on for Signet by McGuire, Woods, Battle & Boothe, Richmond, Virginia.
                                       44

                                                                         ANNEX I
                                                    COMPOSITE AND CONFORMED COPY
                                 (REFLECTING AMENDMENT DATED AS OF JUNE 1, 1994)
                      REORGANIZATION AND MERGER AGREEMENT
                                 BY AND BETWEEN
                           SIGNET BANKING CORPORATION
                                      AND
                         PIONEER FINANCIAL CORPORATION
                         DATED AS OF FEBRUARY 16, 1994

                      REORGANIZATION AND MERGER AGREEMENT
     THIS REORGANIZATION AND MERGER AGREEMENT ("Agreement") is dated as of February 16, 1994, by and among Signet Banking Corporation, a Virginia corporation ("SBC") and Pioneer Financial Corporation, a Virginia corporation ("Company"). In addition, Pioneer Federal Savings Bank, Chester, Virginia ("Savings"), a federally chartered savings bank and a wholly-owned subsidiary of Company, is joining this Agreement specifically for the purpose of (i) making the representations and warranties contained in Article II herein and (ii) making the covenants contained in Article IV herein.
                                  BACKGROUND:
     SBC is a Virginia bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Company is a Virginia unitary savings and loan holding company registered under the Home Owners Loan Act, as amended ("HOLA").
     The Boards of Directors of SBC and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which Company will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into SBC.
     As soon as practicable after the execution and delivery of this Agreement, it is contemplated that Signet Bank/Virginia, a Virginia banking corporation and a wholly owned subsidiary of SBC ("Virginia Bank") and Savings will enter into a Subsidiary Agreement and Plan of Merger (the "Subsidiary Merger") of Savings with and into Virginia Bank, and it is intended that the Subsidiary Merger will be consummated immediately after the consummation of the Merger.
     As a condition and inducement to SBC's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, SBC and Company are entering into a Stock Option Agreement, dated as of the date hereof (the "Stock Option Agreement"), attached hereto as Annex I, pursuant to which Company is granting to SBC an option (the "Stock Option") to purchase 19.9% of the currently outstanding shares of the Company Common Stock.
     NOW THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
                                   ARTICLE I
                         THE MERGER AND RELATED MATTERS
     1.1 PLAN OF MERGER. Subject to the terms and conditions of this Agreement, Company shall be merged with and into SBC in accordance with the Plan of Merger to be mutually agreed upon and attached hereto as Exhibit 1.1 and the provisions of the Virginia Stock Corporation Act (the "Virginia Act") and the separate corporate existence of Company shall cease. SBC shall be the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the laws of Virginia. SBC may at any time change the method of effecting the acquisition of the Company by SBC if and to the extent it deems such change to be desirable to provide for (i) a merger of a wholly owned subsidiary of SBC with and into Company, in which Company is the surviving corporation, or (ii) a merger of Company directly into a wholly owned subsidiary of SBC, in which such subsidiary is the surviving corporation, PROVIDED, HOWEVER, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Agreement, (B) adversely affect the tax treatment to Company shareholders as a result of receiving the Merger Consideration or (C) materially impede or delay the consummation of the transactions contemplated by this Agreement.
     1.2 EFFECTIVE TIME OF THE MERGER. As soon as practicable after each of the conditions set forth in Article V hereof have been satisfied or waived, SBC and Company will file, or cause to be filed, articles of merger with the State Corporation Commission of Virginia for the Merger which articles of merger shall be in the form required by and executed in accordance with the applicable provisions of the Virginia Act. The Merger shall become effective at the time (the "Effective Time") the articles of merger for such merger are filed with, and a certificate
                                      I-1
of merger is issued by, the State Corporation Commission of Virginia (which filing shall occur immediately following the Closing (as defined in Section 1.10 herein) and on the same day as the Closing if practicable), or at such later date or time as is specified in such articles of merger.
     1.3 CONVERSION OF SHARES.
     (a) At the Effective Time, by virtue of the Merger and without any action on the part of SBC or Company or the holders of shares of SBC or Company Common
Stock:
          (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.3(a)(ii) below and other than Dissenting Shares (as defined below)) shall cease to be outstanding and shall be converted into .6232 shares of the common stock, par value $5.00 per share, of SBC (the "SBC Common Stock") (the "Exchange Ratio"); PROVIDED, HOWEVER, in the event the Average Closing Price (as defined below) of the SBC Common Stock is greater than $40.12 (subject to adjustment as provided in the immediate next sentence) the Exchange Ratio shall be equal to $25.00 divided by the Average Closing Price (as defined below) of the SBC Common Stock, and PROVIDED FURTHER, in the event that the Exchange Ratio is adjusted pursuant to the proviso contained in Section 5.4(e) hereof the Exchange Ratio shall be the Exchange Ratio as so adjusted. If prior to the Effective Time, the outstanding shares of SBC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a reorganization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in SBC's capitalization appropriate adjustments will be made to the Exchange Ratio (or to applicable dollar amounts herein or in Section 5.4(e) herein); provided that no such adjustments shall be made on account of ordinary quarterly cash dividends paid by SBC (including any increases which SBC may make in such quarterly cash dividends). For purposes of this Agreement the term "Average Closing Price" shall mean the average of the closing prices of the shares of SBC Common Stock as reported on the New York Stock Exchange Composite Tape (or if SBC Common Stock is not quoted on the New York Stock Exchange Composite Tape, on the National Association of Securities Dealers Automated Quotations System, or on the principal trading market on which such shares are traded as reported by a recognized source) for the ten consecutive trading days (the "Valuation Period") ending on the business day prior to the later of (A) the date on which all requisite federal and state bank and thrift regulatory approvals required to consummate the transactions contemplated by this Agreement are obtained (and SBC shall notify the Company in writing promptly of the date when all such approvals are obtained), including for these purposes the period of any requisite waiting periods in respect thereof or (B) the date of the Company's shareholders meeting to be held pursuant to Section 4.4 herein.
          (ii) Any shares of Company Common Stock which are owned or held by Company or any of its wholly owned subsidiaries (other than in a fiduciary capacity or as a result of debts previously contracted) or by SBC or any of SBC's wholly owned subsidiaries (other than in a fiduciary capacity or as a result of debts previously contracted) at the Effective Time shall cease to exist, and the certificates for such shares shall as promptly as practicable be cancelled and no consideration therefor shall be paid, issued or exchanged therefor.
          (iii) Each share of Common Stock of SBC issued and outstanding immediately prior to the Effective Time shall remain unchanged as an outstanding share of Common Stock of SBC.
          (iv) The holders of certificates representing shares of Company Common Stock shall cease to have any rights as stockholders of the Company, except such rights, if any, as they may have pursuant to applicable Virginia law.
     (b) Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of SBC Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of SBC Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average closing sales prices of the SBC Common Stock as reported on the New York Stock Exchange Composite Tape for the last five trading days immediately preceding the date of the Effective Time. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.
                                      I-2

     (c) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who has the right (to the extent and only to the extent such right is available under the Virginia Act) to demand and receive payment of the fair value of his or her shares of Company Common Stock ("Dissenting Shares") pursuant to the Virginia Act shall not be converted into or be exchangeable for the right to receive the consideration provided for in Section 1.3(a) of this Agreement, unless and until such holder shall fail to perfect his or her right to dissent or shall have effectively withdrawn or lost such right under the Virginia Act, as the case may be. If such holder shall have so failed to perfect his right to dissent or shall have effectively withdrawn or lost such right, each of his or her shares of Company Common Stock shall thereupon be deemed to have been converted into, at the Effective Time of the Merger, the right to receive shares of SBC Common Stock as provided in Section 1.3. The Company shall promptly notify SBC of any demands for dissenters rights made by Company shareholders.
     1.4 SURVIVING CORPORATION IN THE MERGER.
     (a) The Articles of Incorporation of SBC in effect on the Effective Time shall be the Articles of Incorporation of the Surviving Corporation as the Surviving Corporation.
     (b) The bylaws of SBC, together with all amendments thereto, if any, as in effect immediately prior to the Effective Time, shall thereafter be the bylaws of the Surviving Corporation, until amended as provided therein or by law.
     (c) The directors and officers of SBC immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
     (d) From and after the Effective Time:
          (i) The Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of the Company and SBC, and all obligations belonging or due to each of the Company and SBC, all of which are vested in the Surviving Corporation without further act of deed as provided in Section 13.1-721 of the Virginia Act. Title to any real estate or any interest in the real estate vested in the Company or SBC shall not revert or in any way be impaired by reason of the Merger.
          (ii) The Surviving Corporation will be liable for all the obligations of each of the Company and SBC. Any claim existing, or action or proceeding pending, by or against the Company or SBC, may be prosecuted to judgment, with right of appeal, as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place as provided in
     Section 13.1-721 of the Virginia Act.
          (iii) All the rights of creditors of each of the Company and SBC are preserved unimpaired, and all liens upon the property of the Company and SBC are preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Time as provided in Section 13.1-721 of the Virginia Act.
     1.5 EXCHANGE AND SURRENDER OF STOCK CERTIFICATES.
     (a) After the Effective Time, holders of certificates ("Certificates") theretofore evidencing outstanding shares of Company common stock (other than as provided in Section 1.3(a)(ii) and other than holders of Dissenting Shares, if applicable), upon surrender of such certificates to an exchange agent appointed by SBC (the "Exchange Agent"), (such Exchange Agent to be subject to the approval of Company, which approval shall not be unreasonably withheld), shall be entitled to receive a certificate or certificates representing the number of full shares of SBC Common Stock into which the Certificate so surrendered shall have been converted pursuant to this Agreement and any distribution theretofore declared and not yet paid with respect to such shares of SBC Common Stock without interest, and cash in respect of any fractional shares as provided in
Section 1.3(b) without interest (the "Merger Consideration"). As soon as practicable after the Effective Time, the Exchange Agent will send a notice and transmittal form to each Company shareholder of record at the Effective Time advising such shareholder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Company Common Stock in exchange for the Merger Consideration. Upon surrender, each certificate evidencing Company Common Stock shall be cancelled and promptly upon such
                                      I-3
surrender the Merger Consideration to be issued to such holder in accordance with the provisions of this Agreement shall be issued to the former Company shareholder.
     (b) The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as SBC or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as SBC or the Exchange Agent may require.
     (c) Each outstanding Certificate shall until duly surrendered to the Exchange Agent be deemed to evidence ownership of the consideration into which the stock previously represented by such Certificate shall have been converted pursuant to this Agreement.
     (d) After the Effective Time, holders of Certificates shall cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the consideration provided for in this Agreement. After the Effective Time, there shall be no further transfer on the records of the Company of Certificates, and if such Certificates are presented to the Company for transfer, they shall be cancelled against delivery of the consideration provided therefor in this Agreement. SBC shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted to any person entitled to receive SBC Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such SBC Common Stock, at which time such dividends shall be remitted to such person, without interest and less any taxes that may have been imposed thereon. Certificates surrendered for exchange by any person constituting an "affiliate" of Company for purposes of Rule 145 of the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing SBC Common Stock until SBC has received a written agreement from such person as specified in Section 4.6. Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. SBC and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, SBC and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
     (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and if required by SBC, the posting by such person of a bond in such amount as SBC may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of SBC Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.
     1.6 SHAREHOLDERS' MEETING. The Company shall, at the earliest practicable date, hold a meeting of its shareholders (the "Company Shareholders' Meeting") to submit for shareholder approval this Agreement, the Plan of Merger and the Merger. The affirmative vote of the number of issued and outstanding shares of Company Common Stock as is required under the Virginia Act shall be required for such approval.
     1.7 COMPANY STOCK OPTIONS. Immediately prior to the Effective Time, each holder of an outstanding option (a "Company Stock Option") under the Company's Stock Option and Incentive Plan (the "Company Option Plan") shall receive in cancellation of such option per share of Company Common Stock subject to a Company Stock Option a cash payment in an amount equal to the excess of (A) the product of the Exchange Ratio and the closing price of the shares of SBC Common Stock (as determined from the source set forth in Section 1.3(a)(i)) on the trading date prior to the date of the Effective Time over (B) the exercise price of such Company Stock Option.
     1.8 REGISTRATION STATEMENT; PROSPECTUS/PROXY STATEMENT.
     (a) For the purposes (i) of holding the Company Shareholders' Meeting and
(ii) of registering the SBC Common Stock to be issued to holders of Company Common Stock in connection with the Merger with the Securities and Exchange Commission ("SEC") and with applicable state securities authorities, the parties hereto
                                      I-4
shall cooperate in the preparation of an appropriate proxy statement/registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), including the prospectus/proxy statement satisfying all applicable requirements of applicable state laws, and of the Securities Act of 1933 (the "1933 Act") and the Securities Exchange Act of 1934 (the "1934 Act") and the rules and regulations thereunder (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement").
     (b) SBC shall furnish such information concerning SBC as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to SBC to comply with Section 1.8(a) hereof. SBC agrees promptly to advise the Company if at any time prior to the Effective Time any information provided by SBC in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. SBC shall furnish the Company with such supplemental information as may be necessary in order to cause such Prospectus/Proxy Statement, insofar as it relates to SBC, to comply with Section 1.8(a).
     (c) The Company shall furnish SBC with such information concerning the Company as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company, to comply with Section 1.8(a) hereof. The Company agrees promptly to advise SBC if at any time prior to the Effective Time any information provided by the Company in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide SBC with the information needed to correct such inaccuracy or omission. Company shall furnish SBC with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company, to comply with Section 1.8(a).
     (d) SBC shall promptly file the Registration Statement and the Company shall promptly file the proxy statement with the SEC and applicable state securities agencies. SBC and the Company shall use all reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and the 1934 Act, if applicable, and applicable state securities laws at the earliest practicable date. The Company authorizes SBC to utilize in the Registration Statement the information concerning the Company provided to SBC for the purpose of inclusion in the Prospectus/Proxy Statement. The Company shall have the right to review and comment on the form of proxy statement included in the Registration Statement prior to its filing with the SEC. SBC shall advise the Company promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and SBC shall furnish Company with copies of all such documents. Prior to the Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the 1933 Act.
     (e) The Company shall consult with SBC in order to determine whether any directors, officers or shareholders of the Company may be deemed to be "affiliates" of Company ("affiliated persons") within the meaning of Rule 145 of the SEC promulgated under the 1933 Act. The Company shall take such action as may be necessary or appropriate to ensure that its affiliated persons are aware of and provide written confirmations of their agreement to comply with the guidelines of the SEC with respect to the sale by affiliates of stock of companies subject to Rule 145.
     1.9 COOPERATION; REGULATORY APPROVALS. The parties shall cooperate, and shall cause each of their affiliates and subsidiaries to cooperate, in the preparation and submission by them, of such applications, petitions, and other documents and materials (other than the Registration Statement/Proxy Statement which shall be prepared and filed in accordance with Section 1.8 herein) as any of them may reasonably deem necessary or desirable to the Office of Thrift Supervision ("OTS"), Board of Governors of the Federal Reserve System ("FRB"), Federal Deposit Insurance Corporation ("FDIC"), Comptroller of the Currency ("OCC"), Bureau of Financial Institutions of the Virginia State Corporation Commission ("SCC"), Federal Trade Commission ("FTC"), Department of Justice ("DOJ"), and any other regulatory authorities, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Agreement. Each party will have the right to review and comment on such applications, petitions and other documents and materials prior to their filing or submission thereof.
     1.10 CLOSING. If (i) this Agreement has been duly approved by the shareholders of Company, and (ii) all relevant conditions of this Agreement have been satisfied or waived, a closing (the "Closing") shall take place as
                                      I-5
promptly as practicable thereafter at the principal office of SBC at which the parties hereto will exchange certificates, opinions, letters and other documents as required hereby and will make the filings described in Section 1.2 hereof. Such Closing will take place on the date of the Effective Time.
     1.11 CLOSING OF TRANSFER BOOKS. At the Effective Time, the transfer books for Company Common Stock shall be closed, and no transfer of shares of Company Common Stock shall thereafter be made on such books.
                                   ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF COMPANY AND SAVINGS
     Company and Savings represent and warrant to SBC that, except as disclosed in Schedule I delivered by Company to SBC concurrently with the execution of this Agreement (reference to a matter in a section of Schedule I shall also be deemed a reference to such matter in any other section of Schedule I where relevant whether or not specifically disclosed therein):
     2.1 ORGANIZATION, GOOD STANDING, AUTHORITY, INSURANCE, ETC. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia. Section 2.1 of Schedule I lists each "subsidiary" of Company and Savings within the meaning of Section 10(a)(1)(G) of the Home Owners' Loan Act ("HOLA"), (individually a "Company Subsidiary" and collectively the "Company Subsidiaries") (unless otherwise noted herein all references to a "Company Subsidiary" or to the "Company Subsidiaries" shall include Savings). Each of the Company Subsidiaries is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. The Company and each Company Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted. The Company has delivered to SBC a true, complete and correct copy of the articles of incorporation, charter, or other organizing document and the bylaws of Company and each Company Subsidiary. The Company and each Company Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole. Savings is a member in good standing of the Federal Home Loan Bank of Atlanta and all eligible accounts issued by Savings are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted under applicable law. Savings is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Internal Revenue Code of 1986, as amended (the "Code"), and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the rules and regulations thereunder. The Company is duly registered as a savings and loan holding company under the HOLA.
     The minute books of the Company and the Company's Subsidiaries contain complete and accurate records of all meetings and other corporate actions held or taken of their respective shareholders and Boards of Directors (including the committees of such Boards). Company and each Company Subsidiary is presently insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business of comparable size would, in accordance with good business practice, customarily be insured.
     2.2 CAPITALIZATION. The authorized capital stock of the Company consists of
(i) 10,000,000 shares of common stock, par value $1.00 per share, of which 2,346,799 shares were issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 shares of preferred stock, of which no shares were outstanding as of the date of this Agreement. All outstanding shares of Company common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for outstanding options under the Company Option Plan as set forth in Section 2.2 of Schedule I, as of the date of this Agreement, there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any of the Company's capital stock from the Company and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which the Company or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the Company's capital stock. A true and complete copy of the Company's Option Plan, as in effect on the date of this Agreement, is attached as Section 2.2 of Schedule I.
     2.3 OWNERSHIP OF SUBSIDIARIES; OTHER CAPITAL STOCK. (a) All the outstanding shares of the capital stock of the Company Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by the
                                      I-6

Company or a Company Subsidiary free and clear of any lien, claim, charge, restriction or encumbrance (collectively, "Encumbrance"). There are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any Company Subsidiary and no contracts to which the Company or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Company Subsidiaries.
     (b) Except for capital stock of Company Subsidiaries, shares of stock of the Federal Home Loan Bank, and as otherwise set forth in Section 2.3 of
Schedule I, Company does not own beneficially, directly or indirectly, any shares of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization or any interest in a partnership or joint venture of any kind.
     2.4 FINANCIAL STATEMENTS. Company has delivered to SBC: (i) consolidated statements of condition, consolidated statements of operations, consolidated statements of changes in stockholders' equity and statements of cash flows of the Company and the Company Subsidiaries for the years ended September 30, 1993 and 1992, certified by BDO Seidman; and (ii) a consolidated statement of condition, statement of operations, statement of stockholders' equity and statement of cash flows of the Company and the Company subsidiaries for the three-month period ended December 31, 1993. Each of the foregoing financial statements fairly presents the consolidated financial condition, assets, liabilities and results of operations of the Company and the Company Subsidiaries, at their respective dates and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto and subject, in the case of interim financial statements, to normal recurring year-end adjustments, which are not material in any case or in the aggregate. The allowance for possible loan and lease losses shown in the Company's financial statements for the period ending September 30, 1993, was, in the opinion of management of the Company, adequate in all material respects as of September 30, 1993, including under the requirements of generally accepted accounting principles, to provide for all known and reasonably anticipated possible losses, net of recoveries relating to loans previously charged off, on loans outstanding as of such date, and as of September 30, 1993 other real estate owned had been written down or reserved for in such financial statements in accordance with the requirements of generally accepted accounting principles.
     2.5 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in Section 2.5 of Schedule I, or as reflected, noted or adequately reserved against in the financial statements referred to in Section 2.4 herein, the Company and the Company Subsidiaries did not have any material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in such financial statements under generally accepted accounting principles or which were in the aggregate material. Except as disclosed in Section 2.5 of Schedule I, since September 30, 1993, to the date hereof the Company and the Company Subsidiaries have not incurred any such liability, other than liabilities of the same nature as those set forth in the financial statements referred to in Section 2.4 herein, all of which have been reasonably incurred in the ordinary course of business.
     2.6 ABSENCE OF CHANGES. Since September 30, 1993, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business and, except as disclosed in Section 2.6 of Schedule I, the Company and the Company Subsidiaries have not undergone any change in condition (financial or otherwise), assets, liabilities, business or operations, other than changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse on a consolidated basis. Without limiting the foregoing, except as disclosed in Section 2.6 of Schedule I, since September 30, 1993, to the date hereof:
          (i) Company and the Company Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices; (ii) Company has not issued, sold, granted, conferred or awarded any of its equity securities (except shares of Company Common Stock upon exercise of Company Stock Options), or options to acquire its equity securities, or any corporate debt securities which would be classified under GAAP as long-term debt on the balance sheets of Company; (iii) Company has not effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization; (iv) neither Company nor any Company Subsidiary has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (v) neither Company nor any Company Subsidiary has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business;
                                      I-7

     (vi) except as required by contract or law or except in the ordinary course of business consistent with past practice, neither Company nor any Company Subsidiary has (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with existing policy, (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract,
     (C) entered into, terminated, or substantially modified any of the Employee Plans (as defined in Section 2.16 hereafter) or (D) agreed to do any of the foregoing; (vii) neither Company nor any Company Subsidiary has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any regulatory authority, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance; (viii) neither Company nor any Company Subsidiary has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Company and its Subsidiaries; (ix) neither the Company nor any Company Subsidiary has (A) entered into any transaction that would (if such transaction were entered into between the date hereof and the Effective Time) be prohibited by (or require prior consultation under) paragraph (e) of Section 4.2 hereof or
     (B) made any investment in any subsidiary engaged in the business of real estate development or otherwise invested in any real estate development; and (x) neither the Company nor any Company Subsidiary has entered into any material transaction, contract or commitment outside the ordinary course of business (as such ordinary course of business is reasonably determined by the Company).
     2.7 DIVIDENDS, DISTRIBUTIONS AND STOCK PURCHASES AND SALES. Except as disclosed in Section 2.7 of Schedule I, since September 30, 1993, to the date hereof the Company has not declared, set aside, made or paid any dividend or other distribution in respect of Company Common Stock, or purchased, redeemed, retired, repurchased, or exchanged or otherwise acquired or disposed of, directly or indirectly, any of its equity securities, whether pursuant to the terms of such equity securities or otherwise.
     2.8 PROSPECTUS/PROXY STATEMENT. At the time the Prospectus/Proxy Statement is mailed to the shareholders of Company for the solicitation of proxies for the approval referred to in Section 1.6 hereof and at all times subsequent to such mailing up to and including the Effective Time, such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to the Company (including the Company Subsidiaries) and its shareholders, Company Common Stock, this Agreement, the Merger and all other transactions contemplated hereby, will:
     (a) Comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act and the rules and regulations under such Acts; and
     (b) Not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.
     2.9 NO BROKER'S OR FINDER'S FEES. Except as set forth in Section 2.9 of
Schedule I, no agent, broker, investment banker, person or firm acting on behalf or under authority of the Company or any of the Company Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby.
     2.10 CONTRACTS. Each written or oral contract entered into by the Company or any Company Subsidiary (other than deposit contracts with customers entered into by the Company or any Company Subsidiary in the ordinary course of business) (i) which involves aggregate payments or receipts in excess of $500,000 or annual payments or receipts in excess of $100,000 per year, (other than in each case contracts with respect to lending arrangements), (ii) not in the ordinary course of business (as reasonably determined by the Company), (iii) involving investments in equity securities or partnerships or joint ventures,
(iv) containing any material restriction on the operations of the Company and its Subsidiaries or (v) which constitute a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K (collectively referred to herein as "Material Contracts") is identified in Section 2.10 of Schedule I. Except as disclosed in Schedule I, all Material Contracts are valid and in full force and effect and the Company is not, and to the best knowledge of the Company no other party is, in default of any material obligations thereunder.
                                      I-8

     2.11 LITIGATION. Except as disclosed in Section 2.11 of Schedule I: (i) there is no litigation, investigation or proceeding pending, or to the knowledge of the senior officers of the Company threatened, that involves the Company or any Company Subsidiary or any of their respective properties and that, if determined adversely, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of the Company, taken as a whole or the ability of the Company to consummate the transaction contemplated by this Agreement; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental authority or arbitration tribunal issued against or with the consent of the Company or any Company Subsidiary that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of the Company, taken as a whole, that restrict in any material manner the right of the Company or any Company Subsidiary to conduct its businesses as presently conducted or otherwise could materially adversely affect the Company's ability to consummate the transactions contemplated by this Agreement.
     2.12 COMPLIANCE WITH LAW. The Company and the Company Subsidiaries are in compliance in all material respects with all laws and regulations applicable to their respective operations or with respect to which compliance is a condition of engaging in the business thereof, except for failures to comply, which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, and the Company has not received notice from any federal, state or local government or governmental agency of any material violation of any of the above.
     2.13 CORPORATE ACTIONS. The Boards of Directors of the Company and Savings have (i) duly adopted this Agreement and (ii) authorized their respective officers to execute and deliver this Agreement and to take all action necessary to consummate the Merger and the other transactions contemplated hereby (other than as of the date hereof adoption of the Plan of Merger and a plan of merger related to the Subsidiary Merger).
     2.14 AUTHORITY. The execution, delivery and performance of this Agreement by the Company and Savings (including, without limitation, the consummation of the Subsidiary Merger) does not violate any of the provisions of, or constitute a default under or give any person the right to terminate or accelerate payment or performance under the articles of incorporation or bylaws of the Company, the articles of incorporation, charter or bylaws of any Company Subsidiary, any regulatory restraint on the acquisition of the Company or Savings or control thereof, or any statute, rule, order or injunction applicable to the Company or any Company Subsidiary (subject in each case, as applicable, to receipt of all required regulatory approvals), or except as set forth in Section 2.14 of
Schedule I, any Material Contract to which the Company or any of the Company Subsidiaries is a party or is subject or by which any of their properties or assets is bound except for such violation, default, termination or, acceleration which would not, in the aggregate, have a material adverse effect on the business, financial condition or operations of the Company and the Company Subsidiaries, taken as a whole. The Company and Savings have all requisite corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder, except the approval of the Company's shareholders required under the Virginia Act and subject to receipt of all regulatory approvals. This Agreement constitutes the valid and binding obligation of the Company and Savings and is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or credits' rights generally and general principles of equity. The transactions contemplated by this Agreement are exempt from any applicable state takeover statutes.
     2.15 LABOR RELATIONS AND EMPLOYMENT AGREEMENTS. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement. The Company and each Company Subsidiary enjoy good working relationships with their employees and there are no labor disputes pending, or to the knowledge of the senior officers of the Company or Savings threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of the Company or Savings, taken as a whole. Except as disclosed in Section 2.15 of Schedule I, neither the Company nor any Company Subsidiary has any employment contract, severance agreement, deferred compensation agreement, consulting agreement or similar obligation ("Employment Obligation") with any director, officer, employee, consultant or agent.
     2.16 EMPLOYEE BENEFITS. (a) Section 2.16 of Schedule I lists each pension, retirement, profit-sharing, deferred compensation, bonus, incentive, performance, stock option, stock appreciation, phantom stock, stock purchase, restricted stock, medical, hospitalization, vision, dental or other health, life, disability, severance, termination or other employee benefit plan, program, arrangement, agreement, policy or understanding, including, without limitation, each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income
                                      I-9

Security Act of 1974, as amended ("ERISA"), whether written or unwritten, to which the Company or any Company Subsidiaries, or any Related Person (as defined below) contributes or is or has been obligated to contribute or is or has been a party or is or has been bound or under which the Company, any Company Subsidiary or any Related Person may have any liability (each, an "Employee Plan"). Each Employee Plan complies in all material respects, and has been operated and administered in accordance, with all applicable requirements of all laws and regulations of any public body or authority, including, but not limited to, ERISA and the Code, except to the extent that such non-compliance would not, in the aggregate, have a material adverse effect on the financial condition, business or operations of the Company and the Company Subsidiaries, taken as a whole. None of the Company or any Company Subsidiary would be liable for any material amount pursuant to section 4062, 4063 or 4064 of ERISA if any Employee Plan were to terminate as of the Closing Date. All contributions required under applicable law, the terms of any plan or the terms of any collective bargaining agreement to be made by the Company or any Company Subsidiary and each other trade or business, whether or not incorporated, which, together with the Company or any Company Subsidiary, would, as of any date of determination, be treated as a single employer under section 414 of the Code (each such trade or business hereinafter referred to as a "Related Person") to each Employee Plan and to any other employee benefit plan have been made within the earliest time prescribed by such law, plan or collective bargaining agreement. No Employee Plan is a "multiemployer plan" within the meaning of section 4001(a)(3) of ERISA or a "multiple employer" plan within the meaning of section 4063 or 4064 of ERISA. The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits payable to or in respect of any employee or former employee of the Company or any Company Subsidiary or the beneficiary or descendent of any such employee or former employee. No amounts paid or payable by any of the Company or the Company Subsidiaries will fail to be deductible for federal income tax purposes by reason of section 280G of the Code. None of Company or any of the Company Subsidiaries has incurred or reasonably expects to incur any material liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. To the extent the Employee Plans are intended to be qualified under Section 401(a) of the Code they are and the Company is not aware of any fact which would adversely affect the qualified status of any such plans. Except as set forth in Section 2.16 of Schedule I, neither the Company nor any of the Company Subsidiaries (a) provides health, medical, death or survivor benefits to any former employee or beneficiary thereof, or (b) maintains any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements").
     (b) To the best knowledge of the Company and Savings, (i) no condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; (ii) no "prohibited transaction," as defined in
Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by Company or any Company Subsidiary; and (iii) neither the Company nor any Company Subsidiary has incurred or expects to incur, directly or indirectly, any material liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. The fair market value of the assets of any Employee Plan subject to Title IV of ERISA equals or exceeds the accrued benefits under such plan.
     2.17 PROPERTY AND ASSETS. The Company and the Company Subsidiaries have good and marketable title to all of their real property and good title to all of their personal property reflected in the financial statements at December 31, 1993 referred to in Section 2.4 herein, or acquired subsequent thereto, free and clear of all Encumbrances, except for (a) such items shown in such financial statements or in the notes thereto, (b) liens on real property for current real estate taxes not yet delinquent, (c) customary title exceptions that have no material adverse effect upon the value of such property, (d) property sold or transferred in the ordinary course of business since the date of such financial statements, (e) pledges or liens incurred in the ordinary course of business,
(f) such failure which would not, in the aggregate, have a material adverse effect on the business, financial condition, or operations of the Company and the Company Subsidiaries, taken as a whole and (g) as otherwise specifically indicated in Section 2.17 of Schedule I. The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect and neither Company nor any Company Subsidiary is in default in any material respect under any such lease. All property and assets material to their
                                      I-10
business and currently used by Company and the Company Subsidiaries are, in all material respects, in good operating condition and repair, normal wear and tear excepted. The documentation relating to each loan made by Company or a Company Subsidiary, including as to security interests, mortgages and other liens with respect to the collateral for such loans, conforms to applicable industry and regulatory standards except to the extent any such non-conformance would not have, in the aggregate, a material adverse effect on the financial condition, business or operations of the Company and the Company Subsidiaries, taken as a whole.
     2.18 TAX MATTERS. (a) The Company and each of the Company Subsidiaries have duly and properly filed all federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; the current status of audits of such returns by the Internal Revenue Service ("IRS") and other applicable agencies is as set forth in Section 2.18 of Schedule I; and, except as set forth in Section 2.18 of
Schedule I, there is no agreement by the Company or any Company Subsidiary for the extension of time or for the assessment or payment of any taxes payable. Except as set forth in Section 2.18 of Schedule I, neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of Company, threatening to assert any deficiency or claim for additional taxes in material amount (or interest thereon or penalties in connection therewith), nor is Company aware of any basis for any such assertion or claim. All taxes required to be withheld by or on behalf of the Company or any of the Company Subsidiaries or with respect to the business or assets thereof have been withheld, and such withheld taxes have either been duly and timely paid to the proper governmental agencies or authorities or set aside in accounts for such purpose.
     (b) Adequate provision for any federal, state, local, or foreign taxes due or to become due for the Company or any of the Company Subsidiaries for any period or periods through and including September 30, 1993 has been made and is reflected on the September 30, 1993 Company consolidated financial statements and has been or will be made with respect to periods ending after September 30, 1993.
     2.19 ENVIRONMENTAL MATTERS. None of the assets of the Company and the Company Subsidiaries (defined for purposes of this subsection as the real property and tangible personal property owned or leased by the Company or any Company Subsidiary as of the date of this Agreement and as of the Effective
Time) contain any hazardous materials (defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare, including, without limitation, friable asbestos or PCBs ("Hazardous Materials")) other than in such quantities which are incidental and customary for the maintenance and operation of such assets (e.g., cleaning fluids) or not otherwise reasonably likely, in the aggregate, to have a material adverse effect on the financial condition, business or operations of the Company and the Company Subsidiaries, taken as a whole ("Incidental Quantities"). Except as set forth in Section 2.19 of Schedule I, to the Company's best knowledge without inquiry, no collateral securing any loan made by the Company or any Company Subsidiary, as of the date of this Agreement and as of the Effective Time, contains any Hazardous Materials, other than in Incidental Quantities. Neither of the Company nor any Company Subsidiary is aware of, nor has the Company or any Company Subsidiary received written notice from any governmental or regulatory body of any past, present or future conditions, activities, practices or incidents which may interfere with or prevent compliance or continued compliance with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste except in all cases to the extent that it would not, in the aggregate, have a material adverse effect on the financial condition, business or operations of the Company and the Company Subsidiaries, taken as a whole. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to the knowledge of the Company's senior officers, threatened against Company or any Company Subsidiary relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder except in all cases to the extent that it would not, in the aggregate, have a material adverse effect on the financial condition, business or operations of the Company and the Company Subsidiaries, taken as a whole.
                                      I-11

     2.20 GOVERNMENTAL APPROVALS AND OTHER CONDITIONS. Neither Company nor Savings is aware of any reason why (i) the regulatory approvals that are required to be obtained by the Company or SBC in connection with the transactions contemplated herein should not be granted, or (ii) such regulatory approvals should be conditioned on any requirement that would present a significant impediment to SBC's future ability to carry on its businesses, or
(iii) any of the conditions precedent as specified in Article V to the obligation of either SBC or the Company to consummate the transactions contemplated herein are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.
     2.21 SEC FILINGS. No registration statement, offering circular, proxy statement, schedule or report (taken together with any amendments thereto) filed and not withdrawn since January 1, 1991 by the Company or Savings with the SEC under the Securities Act of 1933, as amended (1933 Act) or the 1934 Act, on the date of effectiveness (in the case of such registration statements or offering circulars) or on the date of filing (in the case of such reports or schedules) or on the date of mailing (in the case of such proxy statements), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF SBC
     SBC represents and warrants that, except as disclosed in Schedule II delivered by SBC to Company and Savings concurrently with the execution of this
Agreement:
     3.1 ORGANIZATION, GOOD STANDING, AUTHORITY, INSURANCE, ETC. SBC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Virginia. Exhibit 22.1 of SBC's Annual Report on Form 10-K for the year ended December 31, 1992 lists each material subsidiary of SBC (within the meaning of Rule 12b-1 of the 1934 Act) (individually an "SBC Subsidiary" and collectively the "SBC Subsidiaries"). Each of the SBC Subsidiaries is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. SBC and each SBC Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted. SBC has delivered to the Company a true, complete and correct copy of the certificate of incorporation or charter and bylaws of SBC. SBC and each SBC Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of SBC and the SBC Subsidiaries, taken as a whole.
     3.2 CAPITALIZATION. The authorized capital stock of SBC consists of 100,000,000 shares of SBC common stock, par value $5.00 per share, of which 56,645,326 shares were issued and outstanding as of January 31, 1994, and 5,000,000 shares of preferred stock, par value of $20.00 per share, of which no shares were outstanding as of the date of this Agreement. All outstanding shares of SBC common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.
     3.3 OWNERSHIP OF SUBSIDIARIES. All the outstanding shares of the capital stock of the SBC Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by SBC or a SBC Subsidiary free and clear of any Encumbrance. There are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any SBC Subsidiary and no contracts to which SBC or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the SBC Subsidiaries.
     3.4 FINANCIAL STATEMENTS. SBC has delivered to the Company the following financial statements: (i) consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity, and statements of cash flows of SBC for the years ended December 31, 1992 and December 31, 1991, certified by Ernst & Young and (ii) consolidated balance sheets and the related consolidated statements of operations and changes in stockholders' equity of SBC for the three-month and nine-month periods ended September 30, 1993. Each of the foregoing financial statements fairly presents the consolidated financial position, assets, liabilities and results of operations of SBC and the SBC Subsidiaries at their respective dates and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles consistently
                                      I-12
applied, except as otherwise noted in a footnote thereto and subject, in the case of the interim financial statements, to normal recurring year-end adjustments, which are not material in any case or in the aggregate.
     3.5 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in Section 3.5 of Schedule II or as reflected, noted or adequately reserved against in the financial statements referred to in Section 3.4 herein, SBC and the SBC subsidiaries did not have any material liabilities (whether accrued, absolute, contingent or otherwise) which are required to be reflected, noted or reserved against in such financial statements under generally accepted accounting principles or which are in any case or in the aggregate material. Except as disclosed in Section 3.5 of Schedule II or in the SBC SEC Filings (as defined hereafter), since September 30, 1993, to the date hereof, SBC and the SBC Subsidiaries have not incurred any such liability, other than liabilities of the same nature as those set forth in the financial statements referred to in
Section 3.4 herein, all of which have been reasonably incurred in the ordinary course of business.
     3.6 ABSENCE OF CHANGES. Since September 30, 1993, except as otherwise disclosed in the SBC SEC filings (as defined hereafter) through the date hereof, SBC and the SBC Subsidiaries have not undergone any change in condition (financial or otherwise), assets, liabilities, business or operations, other than changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse on a consolidated basis.
     3.7 LITIGATION. Except as disclosed in Section 3.7 of Schedule II or in the SBC SEC Filings (as defined hereafter) through the date hereof: (i) there is no litigation, investigation or proceeding pending, or to the knowledge of the senior officers of SBC threatened, that involves SBC or any SBC Subsidiary or any of their respective properties and that management of SBC believes will materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of SBC; (ii) there are no outstanding orders, writs, injunctions, decrees, consent agreements, memoranda of understanding or other directives of any federal, state or local court or governmental authority or of any arbitration tribunal against or with the consent of SBC or any SBC Subsidiary that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of SBC, taken as a whole, or restrict in any material manner the right of SBC or any SBC Subsidiary to conduct its businesses as presently conducted.
     3.8 PROSPECTUS/PROXY STATEMENT. At the time the Registration Statement becomes effective and at the time the Prospectus/Proxy Statement is mailed to the shareholders of the Company for the solicitation of proxies for the approval referred to in Section 1.6 hereof and at all times subsequent to such mailing up to and including the Effective Time, such Registration Statement and Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to SBC (including the SBC Subsidiaries) and its shareholders, SBC Common Stock, this Agreement, the Merger and all other transactions contemplated hereby, will:
          (a) comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act and the rules and regulations under such Acts; and
          (b) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.
     3.9 NO BROKER'S OR FINDER'S FEES. Except as set forth in Section 3.9 of
Schedule II, no agent, broker, investment banker, person or firm acting on behalf or under authority of SBC or any of the SBC Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby.
     3.10 COMPLIANCE WITH LAW. SBC and the SBC Subsidiaries are in compliance in all material respects with all laws and regulations applicable to their respective operations or with respect to which compliance is a condition of engaging in the business thereof, except for failures to comply, which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of SBC and the SBC Subsidiaries, taken as a whole, and SBC has not received notice from any federal, state or local government or governmental agency of any material violation of, any of the above.
                                      I-13

     3.11 CORPORATE ACTIONS. The Board of Directors of SBC has authorized its officers to execute and deliver this Agreement and to take all action necessary to consummate the Merger and the other transactions contemplated hereby (other than as of the date hereof adoption of the Plan of Merger and a plan of merger related to the Subsidiary Merger). The shareholders of SBC are not required to approve this Agreement, the Plan of Merger or the Merger.
     3.12 AUTHORITY. The execution, delivery and performance of this Agreement by SBC does not violate any of the provisions of, or constitute a default under or give any person the right to accelerate payment or performance under the certificate of incorporation or bylaws of SBC, the certificate of incorporation, articles of association, charter or bylaws of any SBC Subsidiary, any regulatory restraint on the acquisition of Company or Savings or any statute, law, rule, order or injunction applicable to SBC or any SBC Subsidiary (subject in each case, as applicable, to receipt of all required regulatory approvals), or any material contract to which SBC or any of the SBC Subsidiaries is a party or is subject to or by which any of their properties or assets is bound. SBC has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to receipt of all required regulatory approvals. This Agreement constitutes the valid and binding obligation of SBC and is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors' rights generally and general principles of equity.
     3.13 TAX MATTERS. (a) SBC and each of the SBC Subsidiaries have duly and properly filed all federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; the current status of audits of such returns by the IRS and other applicable agencies is as set forth in Section 3.13 of Schedule II, except for such audits that, in the aggregate, are not reasonably likely to have a material adverse effect on SBC and the SBC Subsidiaries, taken as a whole; and, except as set forth in Section 3.13 of Schedule II, there is no agreement by SBC or any SBC Subsidiary for the extension of time or for the assessment or payment of any taxes payable. Except as set forth in Section 3.13 of Schedule II, neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of SBC, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is SBC aware of any basis for any such assertion or claim.
     (b) Adequate provision for any federal, state, local, or foreign taxes due or to become due for SBC or any of the SBC Subsidiaries for any period or periods through and including September 30, 1993, has been made and is reflected on the September 30, 1993 SBC consolidated financial statements and has been or will be made with respect to periods ending after September 30, 1993.
     3.14 ENVIRONMENTAL MATTERS. Except as disclosed in Section 3.14 of Schedule II, or in the SBC SEC Filings (as defined hereafter) through the date hereof or as reflected, noted or adequately reserved against in the SBC financial statements referred to in Section 3.4 herein, SBC has no knowledge of any material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been used, generated, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation real estate acquired by means of foreclosure or other exercise of any creditor's right) or leased by SBC and which is required to be reflected, noted or adequately reserved against in SBC's consolidated financial statements under generally accepted accounting principles, except in all cases to the extent that it would not, in the aggregate, have a material adverse effect on the financial condition, business or operations of SBC and the SBC Subsidiaries, taken as a whole.
     3.15 SEC FILINGS. No registration statement, offering circular, proxy statement, schedule or report (together with any amendments thereto), filed and not withdrawn since January 1, 1991, by SBC with the SEC under the 1933 Act or the 1934 Act (collectively, the "SBC SEC Filings"), on the date of effectiveness (in the case of such registration statements or offering circulars) or on the date of filing (in the case of such reports or schedules) or on the date of mailing (in the case of such proxy statements), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading.
     3.16 CONSIDERATION. SBC has reserved for issuance sufficient shares of SBC Common Stock for issuance in the Merger; however, it is SBC's current intention to repurchase such number of shares prior to or substantially concurrent with the consummation of the Merger.
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     3.17 GOVERNMENTAL APPROVALS AND OTHER CONDITIONS. SBC is unaware of any reason why (i) the regulatory approvals that are required to be obtained by SBC in connection with the transactions contemplated herein should not be granted, or (ii) such regulatory approvals should be conditioned on any requirement that would present a significant impediment to SBC's future ability to carry on its business, or (iii) any of the conditions precedent as specified in Article V to the obligations of either SBC or the Company to consummate the transactions contemplated herein are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.
                                   ARTICLE IV
                                   COVENANTS
     4.1 INVESTIGATIONS; ACCESS AND COPIES. Between the date of this Agreement and the Effective Time, each party agrees to give to the other party and its respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its subsidiaries at all reasonable times, and to furnish and cause its subsidiaries to furnish to the other party and its respective agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Articles II or III of this Agreement or on any list, schedule or certificate delivered or to be delivered in connection herewith, and such other documents, records, or information with respect to the business and properties of it and its subsidiaries as the other party or its respective agents or representative shall from time to time reasonably request; PROVIDED, HOWEVER, that any such inspection (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the entity inspected and (b) shall not affect any of the representations and warranties hereunder. Each party will also give prompt written notice to the other party of any event or development (x) which, had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (y) which would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading, or (z) which materially relate to the satisfaction of the conditions set forth in
Article V of this Agreement.
     4.2 CONDUCT OF BUSINESS OF THE COMPANY AND SAVINGS. Except as otherwise provided in this Agreement, between the date of this Agreement and the Effective Time, the Company and Savings agree:
          (a) That the Company and the Company Subsidiaries shall conduct their business and maintain their books and records in the ordinary course of business and in accordance with past practices;
          (b) That the Company shall not, without the prior written consent of
     SBC: (i) declare, set aside or pay any dividend or make any other distribution with respect to Company's capital stock or reacquire any of Company's outstanding shares, except that the Company shall be permitted to pay its usual $.05 per quarter cash dividend until the Effective Time; (ii) issue or sell or buy any shares of capital stock of the Company or any Company Subsidiary, except shares of Company Common Stock issued pursuant to the Company Option Plan; (iii) effect any stock split, stock dividend or other reclassification of Company's Common Stock; or (iv) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of Company or any Company Subsidiary or grant any stock appreciation or other rights with respect to shares of capital stock of Company or of any Company Subsidiary;
          (c) That Company and the Company Subsidiaries shall not, without the prior written consent of SBC: (i) sell or dispose of any significant assets of the Company or of any Company Subsidiary other than in the ordinary course of business consistent with past practices; (ii) change the articles of incorporation, charter documents or other governing instruments of the Company or any Company Subsidiary; (iii) grant to any employee of the Company or any Company Subsidiary an increase in compensation, bonus or benefits except in the aggregate in a manner and amount consistent with past practice; (iv) adopt any new or amend or terminate any existing Employee Plans or Benefit Arrangements of any type, except to comply with applicable law; provided, however, prior to the Effective Time, the Company and the Company Subsidiaries shall be permitted, consistent with past practices, to make contributions to the Company's Profit Sharing/401(k) plan; (v) authorize severance pay or other benefits for any employee of the Company or any Company Subsidiary except that severance provided in conformance with Section 7.1 herein is permitted; (vi) incur any material obligation, including any contingent obligation, or enter into or extend any Material Contract other than in the ordinary course of business consistent with past practice; (vii) engage in any lending activities other than in the ordinary course of business consistent with past practice;
     (viii) form any
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     new subsidiary or cause or permit a material change in the activities presently conducted by any Company Subsidiary or make additional investments in subsidiaries in excess of $100,000, except that the Company and its Subsidiaries may contribute an amount not in excess of an aggregate of $1.8 million for the expenditures related to the "Rivers Bend" project that are set forth in Exhibit 4.2(c) hereto; (ix) purchase any equity securities other than Federal Home Loan Bank stock; (x) make any investment which would cause Savings to not be a qualified thrift lender under Section 10(m) of the HOLA, or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code; (xi) enter into any settlement or closing agreement with the Internal Revenue Service or any other taxing authority; or (xii) knowingly take any action which would cause any of the representations or warranties set forth in Article II to become untrue in any material respect;
          (d) That the Company shall not take any action that would (i) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of SBC or Company to obtain any approval of any regulatory authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (ii) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code; or
          (e) That the Company and the Company Subsidiaries shall not (except as provided below) (i) enter into, increase, modify, renew or otherwise extend the maturity date of any loan or credit commitment (including stand-by letters of credit) or otherwise make any investment (collectively "Make Loans") of the following types:
             (A) residential mortgage loans exceeding $350,000 other than single family residential loans that are saleable and for which investor commitments have been received;
             (B) commercial or commercial mortgage loans in excess of $500,000 or having a maturity of five (5) years or more;
             (C) residential construction lines/limits in excess of $1,500,000;
             (D) consumer loans in excess of $100,000; and
             (E) loans on investment properties in excess of $500,000;
PROVIDED that Company or any Company Subsidiary may make any such loan described above in the event (A) Company or any Company Subsidiary has delivered to SBC a notice of its intention to make such loan and such information as SBC may reasonably require in respect thereof and (B) SBC shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to SBC of the notice of intention and information as aforesaid; or (ii) Make Loans to any person or entity any of the loans or other extensions of credit to which or investments in which are on a "watch list" or similar internal report of Company or any Company Subsidiary (except those denoted "pass" thereon), in an amount in excess of $50,000; PROVIDED, HOWEVER, that nothing in this paragraph (e) shall prohibit Company or any Company Subsidiary from (x) honoring any contractual obligation or issuing stand-by letters of credit with respect to acquisition and development loans, in each case with respect to such obligations or loans in existence on the date of this Agreement, or, (y) with respect to loans described in clause (i) above, making such loans after consulting with SBC.
     4.3 NO SOLICITATION. The Company will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of the Company or any Company Subsidiary, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Takeover Proposal" (as such term is defined below). Except as the fiduciary duties of the Company's Board of Directors may otherwise require, the Company will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of the Company or any Company Subsidiary, directly or indirectly, (A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal; (B) to negotiate any Takeover Proposal with any person or entity; or (C) to enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. The Company will promptly give written notice to SBC upon becoming aware of any Takeover Proposal. As used in this Agreement with
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respect to the Company, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving the Company or Savings or for the acquisition of a ten percent (10%) or greater equity interest in the Company or Savings, or for the acquisition of any material portion of the assets of the Company or Savings.
     4.4 SHAREHOLDER APPROVALS. (a) The Company shall call the meeting of its shareholders to be held for the purpose of voting upon the Merger and related matters, as referred to in Section 1.6 hereof, as soon as practicable. In connection with such meeting, the Company Board of Directors shall recommend approval of the Merger subject to the fiduciary duties of the Company's Board of Directors and receipt of an updated fairness opinion from Baxter Fentriss & Company, financial advisor to the Company, immediately prior to the date of mailing of the Proxy Statement. The Company shall use its best efforts to solicit from its shareholders proxies in favor of approval and to take all other action necessary or helpful to secure a vote of the holders of the shares of its common stock in favor of the Merger except as the fiduciary duties of the Company's Board of Directors may otherwise require.
     (b) Prior to the time that the Registration Statement becomes effective, the Board of Directors of the Company shall adopt the Plan of Merger and the Board of Directors of Savings shall adopt a plan of merger, to be mutually agreed upon by the parties hereto, related to the Subsidiary Merger.
     (c) Prior to the time that the Registration Statement becomes effective, the Board of Directors of SBC shall adopt the Plan of Merger and the Board of Directors of Virginia Bank shall adopt a plan of merger, to be mutually agreed upon by the parties hereto, related to the Subsidiary Merger.
     4.5 FILING OF REGULATORY APPLICATIONS. SBC and the Company shall use all reasonable efforts to prepare and file within forty-five (45) days of the date hereof all required applications for regulatory approval (other than any approvals required from the SEC or under any state securities or "blue sky"
laws) of the Merger and other transactions contemplated herein. SBC shall provide copies of each such application to Company and its counsel for their review at least five (5) days prior to the proposed date of filing. SBC shall use all reasonable efforts to obtain prompt approval of each required application.
     4.6 RESALE LETTER AGREEMENTS. Within five (5) business days prior to the Effective Time, (i) Company shall use its best efforts to deliver to SBC from each person who may be deemed to be an "affiliate" of Company within the meaning of Rule 145, a written letter agreement regarding restrictions on resale of the shares of SBC common stock received by such persons in the Merger to ensure compliance with applicable resale restrictions imposed under the federal securities laws.
     4.7 PUBLICITY. Between the date of this Agreement and the Effective Time, neither SBC, the Company nor any of their subsidiaries shall, without the prior approval of the other, issue or make, or permit any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the transactions contemplated hereto, except as required by law. The parties shall cooperate when issuing or making any press release, disclosure or statement with respect to Merger or the transactions contemplated hereby.
     4.8 COOPERATION GENERALLY. Between the date of this Agreement and the Effective Time, SBC, Company and their subsidiaries shall use their best efforts, and take all actions necessary or appropriate, to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date. If, at any time after the Effective Time, SBC or the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company or SBC or otherwise carry out the purposes of this Agreement, Company and SBC and each of their respective officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Company or otherwise to take any and all such action.
     4.9 ADDITIONAL FINANCIAL STATEMENTS AND REPORTS. As soon as reasonably practicable after they become publicly available, the Company shall furnish to SBC and SBC shall furnish to the Company, respectively, its balance sheet and related statements of operations, cash flows and changes in stockholders' equity for all periods
                                      I-17
prior to the Effective Time. Such financial statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition, results of operations and cash flows of the Company or SBC, as the case may be, (subject, in the case of unaudited financial statements, to (a) normal year-end audit adjustments, (b) any other adjustments described therein and (c) the absence of notes which, if presented, would not differ materially from those included in its most recent audited consolidated balance sheet, and all of such financial statements will be prepared in conformity with the requirements of Form 10-Q or Form 10-K, as the case may be, under the 1934 Act.
     4.10 FORBEARANCES OF SBC. During the period from the date of this Agreement to the Effective Time, SBC shall not and shall not permit any of its subsidiaries to, without the prior written consent of Company, take any action that would (A) materially adversely affect or delay the ability of SBC or Company to obtain the Governmental Approvals required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (B) prevent or impede the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code.
                                   ARTICLE V
                           CONDITIONS OF THE MERGER;
                            TERMINATION OF AGREEMENT
     5.1 GENERAL CONDITIONS. The obligations of SBC and the Company to effect the Merger shall be subject to the following conditions:
          (a) STOCKHOLDER APPROVAL. The holders of the outstanding shares of Company Common Stock shall have approved this Agreement, the Plan of Merger and the Merger as specified in Section 1.6 hereof or as otherwise required by applicable law.
          (b) NO PROCEEDINGS. No order shall have been entered and remain in force restraining or prohibiting the Merger or the Subsidiary Merger in any legal, administrative, arbitration, investigatory or other proceedings (collectively, "Proceedings") by any governmental or judicial or other authority.
          (c) GOVERNMENT APPROVALS. To the extent required by applicable law or regulation, all approvals of or filings with any governmental authority (collectively, "Governmental Approvals"), including without limitation those of the OTS, the FDIC, the OCC, the FRB, the SCC, applicable state regulatory authorities, the FTC, DOJ, the SEC, and any state securities or blue sky authorities, shall have been obtained or made and any waiting periods shall have expired in connection with the consummation of the Merger and the Subsidiary Merger. All other statutory or regulatory requirements for the valid consummation of the Merger and the Subsidiary Merger and related transactions shall have been satisfied.
          (d) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective and shall not be subject to a stop order of the SEC and, if the offer and sale of SBC's common stock in the Merger pursuant to this Agreement is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commissioner.
          (e) FEDERAL TAX OPINION. The Company and SBC shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance satisfactory to the Company and SBC, substantially to the effect that the Merger will constitute one or more tax free reorganizations under Section 368 of the Code, and that (i) the shareholders of the Company will not recognize any gain or loss to the extent that such shareholders exchange shares of Company Common Stock solely for shares of SBC Common Stock in the Merger, (ii) the basis of the SBC Common Stock received by a Company shareholder who exchanges Company Common Stock solely for SBC Common Stock will be the same as the basis of the Company Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of SBC Common Stock), (iii) the holding period of the SBC Common Stock received by a Company shareholder receiving SBC Common Stock will include the period during which the Company Common Stock surrendered in exchange therefore was held (provided that the Company Common Stock of such Company shareholder was held as a capital asset at the Effective Time), and (iv) cash received by a Company shareholder in lieu of a fractional share interest of SBC Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of SBC Common Stock which he would otherwise be entitled to receive.
                                      I-18

     5.2 CONDITIONS TO OBLIGATIONS OF SBC. The obligations of SBC to effect the Merger and the transactions contemplated herein shall be subject to the following additional conditions:
          (a) OPINION OF COUNSEL FOR COMPANY. SBC shall have received from counsel to Company an opinion dated as of the Closing covering the following matters:
             (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.
             (ii) Savings is a federal savings bank duly organized, validly existing, and in good standing under the laws of the United States of America;
             (iii) This Agreement and the Plan of Merger have been duly and validly authorized, executed and delivered by the Company and Savings and (assuming that this Agreement and the Plan of Merger are binding obligations of SBC) constitutes a valid and binding obligation of the Company and Savings enforceable in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion; and
             (iv) To the actual knowledge of such counsel, no consent or approval, which has not already been obtained, from any governmental authority is required for execution and delivery by the Company or Savings of the Agreement and the Plan of Merger or any of the documents to be executed and delivered by the Company or Savings in connection therewith.
          Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of the Company or Savings or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the State of Virginia and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991).
          (b) NO MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the date of Closing, there shall not have occurred any material adverse change in the financial condition, business or results of operations of Company and the Company Subsidiaries, taken as a whole, other than any such change attributable to or resulting from (1) changes in law, regulation or generally accepted accounting principles of general application to the banking and thrift industries or (2) changes in economic conditions that affect the banking and thrift industries generally, including changes in the general level of interest rates.
          (c) REPRESENTATIONS AND WARRANTIES TO BE TRUE; FULFILLMENT OF COVENANTS AND CONDITIONS. The representations and warranties of the Company and Savings set forth in Article II shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though made at the Effective Time (except in the case of any representation or warranty which specifically relates to an earlier date and as contemplated by this Agreement); Company and Savings shall have performed all obligations and complied with their covenants, taken as a whole, in all material respects, under this Agreement on their parts to be performed or complied with at or prior to the Effective Time; and Company shall have delivered to SBC a certificate, dated the Effective Time and signed by its chief executive officer and chief financial officer, to such effect.
          (d) ACCEPTANCE OF LEGAL MATTERS. The form and substance of all legal matters contemplated hereby and all papers delivered hereunder shall be reasonably acceptable to counsel to SBC.
     5.3 CONDITIONS TO OBLIGATIONS OF COMPANY AND SAVINGS. The obligations of Company and Savings to effect the Merger and the transactions contemplated herein shall be subject to the following additional conditions:
          (a) OPINION OF COUNSEL FOR SBC. Company shall have received from counsel to SBC, an opinion dated as of the Closing covering the following matters:
             (i) SBC is a Virginia corporation duly organized, validly existing, and in good standing under the laws of the State of Virginia;
                                      I-19

             (ii) This Agreement and the Plan of Merger have been duly and validly authorized, executed and delivered by SBC and (assuming this Agreement and the Plan of Merger are binding obligations of the Company and Savings) constitutes a valid and binding obligation of SBC enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion;
             (iii) To the actual knowledge of such counsel, no consent or approval, which has not already been obtained from any government authority, is required for execution and delivery by SBC of this Agreement or any of the documents to be executed and delivered by SBC in connection therewith; and
             (iv) The shares of SBC common stock to be issued in the names of the Company record holders and delivered in exchange for their Company Common Stock will be duly authorized, validly issued, fully paid and non-assessable.
          Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of SBC or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the State of Virginia and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991).
          (b) REPRESENTATIONS AND WARRANTIES TO BE TRUE; FULFILLMENT OF COVENANTS AND CONDITIONS. The representations and warranties of SBC set forth in Article III shall be true and correct in all material respects as of the date of this Agreement and at the Effective Time with the same effect as though made at the Effective Time (except in the case of any representation or warranty which specifically relates to an earlier date and as contemplated by this Agreement); SBC shall have performed all obligations and complied with its covenants, taken as a whole, in all material respects, and all conditions under this Agreement on its part to be performed or complied with at or prior to the Effective Time; and SBC shall have delivered to Company a certificate, dated the Effective Time and signed by its chief executive officer and chief financial officer, to such effect.
          (c) ACCEPTANCE OF LEGAL MATTERS. The form and substance of all legal matters contemplated hereby and all papers delivered hereunder shall be reasonably acceptable to counsel to the Company.
          (d) RECEIPT OF CONSIDERATION. The Exchange Agent shall acknowledge in writing to the Company that it is in receipt of (i) certificates representing the aggregate number of shares of SBC Common Stock to be issued to the shareholders of the Company pursuant to the provisions of
     Section 1.3(a) herein and (ii) sufficient cash to pay the Company shareholders their fractional share interest as provided in Section 1.3(b) herein.
          (e) LISTING OF SHARES. Any shares of SBC Common Stock to be issued in connection with the Merger shall be authorized for listing on the applicable exchange.
     5.4 TERMINATION OF AGREEMENT AND ABANDONMENT OF MERGER. This Agreement and the Plan of Merger may be terminated at any time before the Effective Time, whether before or after approval thereof by shareholders of Company, as provided below:
          (a) MUTUAL CONSENT. By mutual consent of the parties, evidenced by their written agreement.
          (b) CLOSING DELAY. At the election of either party, evidenced by written notice, if the Closing shall not have occurred on or before December 31, 1994, or such later date as shall have been agreed to in writing by the parties; PROVIDED, HOWEVER, that the right to terminate under this Section 5.4(b) shall not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.
          (c) CONDITIONS TO SBC PERFORMANCE NOT MET. By SBC upon delivery of written notice of termination to Company if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of SBC to effect the Merger set forth in Sections 5.1 and 5.2 and noncompliance is not waived by SBC.
                                      I-20

          (d) CONDITIONS TO COMPANY PERFORMANCE NOT MET. By the Company upon delivery of written notice of termination to SBC if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Company and Savings to effect the Merger set forth in Sections 5.1 and 5.3 and noncompliance is not waived by Company.
          (e) BY THE COMPANY. By the Company, by action of its Board of Directors, whether before or after approval of the Merger by the Company's stockholders, by giving written notice of such election to SBC within two trading days after the later to occur of (x) the receipt of the written notice from SBC required pursuant to Section 1.3(a)(i) of this Agreement or
     (y) the Company's shareholder meeting to be held pursuant to Section 4.4 hereof, in the event that the Average Closing Price of the SBC Common Stock is less than $33.30 per share of SBC Common Stock (subject to adjustment in accordance with the next to last sentence of Section 1.3(a)(i) herein); PROVIDED, HOWEVER, the Company shall not be permitted to terminate this Agreement and the Merger pursuant hereto in the event that SBC determines (by giving written notice to the Company within one day following receipt of the Company's notice) to adjust the Exchange Ratio to equal such number of shares of SBC Common Stock as equal the quotient of $20.75 divided by such Average Closing Price.
                                   ARTICLE VI
                TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES
     6.1 TERMINATION; LACK OF SURVIVAL OF REPRESENTATIONS AND WARRANTIES. In the event of the termination and abandonment of this Agreement pursuant to Section
5.4 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 2.9 and 3.9 (Brokers and Finders),
4.7 (Publicity), 6.2 (Expenses) and 8.2 (Confidentiality) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 5.4(c) or 5.4(d) of this Agreement shall not relieve the breaching party from liability for an uncured intentional and willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.
     The representations, warranties and agreements of the parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the parties hereto shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreement; PROVIDED, HOWEVER, that the foregoing clause shall not (i) apply to agreements of the parties which by their terms are intended to be performed after the Effective Time, and (ii) shall not relieve any person for liability for fraud, deception or intentional misrepresentation.
     6.2 PAYMENT OF EXPENSES. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.
     6.3 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and, other than the right to receive the consideration payable in the Merger pursuant to Article I hereof, is not intended to and shall not confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, PROVIDED, HOWEVER, that the provisions of:
Sections 7.1 and 7.2 shall inure to the benefit of and be enforceable by the employees of the Company and the Company Subsidiaries, Section 7.3 shall insure to the benefit of and be enforceable by the persons named therein, Section 7.4 shall inure to the benefit of and be enforceable by the Company's directors, and
Section 7.5 shall inure to the benefit of and be enforceable by the Indemnified Parties.
                                  ARTICLE VII
                         CERTAIN POST-MERGER AGREEMENTS
     7.1 EMPLOYEES. (a) SBC agrees that it will (or it will cause the surviving subsidiary financial institution from the merger with Savings to) make offers of employment, beginning as of the Effective Time, to all persons who are employees of the Company or any of the Company's Subsidiaries immediately prior to the Effective Time, or, in the alternative, to take all reasonable steps to locate suitable employment for all such persons. If such employment cannot be achieved for any such persons and such employee's employment with SBC (or an SBC Subsidiary) following the Effective Time is terminated at any time on or after the Effective Time up to one (1) year thereafter, such employee shall be entitled to receive a severance payment in accordance with SBC's Employee
                                      I-21

Displacement Policy (as set forth in Exhibit 7.1). Any Company employee terminated following such one (1) year period shall be entitled to receive severance pay in accordance with SBC's severance policy for its employees then in effect. Employees of the Company or any Company Subsidiary who are terminated by SBC or any SBC Subsidiary within one (1) year of the Effective Time shall in addition be entitled to outplacement services provided by SBC.
     7.2 EMPLOYEE BENEFIT PLANS (a) Each employee of the Company and any Company Subsidiary who is actively at work at the Company or any Company Subsidiary on the date immediately preceding the date of the Merger and who becomes an employee of SBC or its subsidiaries as a result of the Merger shall be immediately entitled to participate in all employee benefit plans sponsored by SBC or its subsidiaries to the same extent as other similarly situated SBC employees. Such employees shall receive credit for their prior period of service to the Company or any Company Subsidiary for purposes of determining eligibility, participation and vesting, but not for purposes of benefit accrual, in all SBC employee benefit plans and for receiving other employee benefits including, but not limited to, vacation and sick pay.
     (b) The Company will terminate the Company's Profit Sharing/401(k) Plan prior to the date of the Merger and employees of the Company or any Company Subsidiary who are participants in the Company's Profit Sharing/401(k) Plan and who become employees of SBC or its Subsidiaries as of the date of the Merger may have their account balances transferred to the SBC 401(k) Plan. Employees of the Company or any Company Subsidiary who are actively at work at the Company or any Company Subsidiary on the date immediately preceding the date of the Merger and who become employees of SBC or its Subsidiaries as of the date of the Merger will have their prior service with the Company or any Company Subsidiary credited toward vesting service, participation and eligibility under the terms of the SBC 401(k) Plan.
     7.3 EMPLOYMENT AGREEMENTS. As of the Effective Time, SBC or Signet Bank/Virginia shall enter into three year employment agreements with George R. Whittemore, H. Lee Rettig, Jacqueline T. Thornton and George E. Moore, III, in the forms attached hereto as Exhibits 7.3(a), 7.3(b), 7.3(c) and 7.3(d). SBC will consider Company employees, displaced by the Merger, for any unfilled comparable positions at SBC.
     7.4 ADVISORY DIRECTORS. As of the Effective Time, SBC shall appoint each of the Company's directors to SBC's Advisory Board. Such persons shall receive fees for serving on such Advisory Board at least equal in amount to the fees received by other Advisory Board members.
     7.5 INDEMNIFICATION. (a) From and after the Effective Time, SBC (including any successor thereto) shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities, judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation (each a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any subsidiary of the Company if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Time (including, without limitation, the Merger and other transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, or at or after, the Effective Time (the "Indemnified Liabilities") to the full extent permitted under (i) applicable Virginia or federal law in effect as of the date hereof or as amended applicable to a time prior to the Effective Time or (ii) under the Company's or Savings' Articles of Incorporation, Charter and Bylaws. SBC shall pay expenses in advance of the final disposition of any such claim to each Indemnified Party to the full extent permitted by Virginia or federal law in effect as of the date hereof or as amended applicable to a time prior to the Effective Time upon receipt of any undertaking required by applicable law. Any Indemnified Party wishing to claim indemnification hereunder upon learning of any Claim, shall notify SBC promptly after learning of any Claim (but the failure so to notify SBC shall not relieve them from any liability which they may have under this Section 7.5(a) except to the extent such failure materially prejudices SBC) and shall deliver to SBC the undertaking, if any, required by applicable law. SBC shall insure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in the Company's or Savings' Articles of Incorporation, Charter and Bylaws, as in effect as of the date hereof, or allowed under applicable Virginia or federal law as in effect as of the date hereof or as amended applicable to a time prior to the Effective Time, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective
                                      I-22

Time (including, without limitation, the transactions contemplated by this Agreement), shall survive the Merger. The obligations of SBC described in this
Section 7.5(a) shall continue in full force and effect, without any amendment thereto, for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.
     (b) From and after the Effective Time, the directors, officers and employees of the Company and its subsidiaries who become directors, officers or employees of SBC or its subsidiaries, (i) shall have indemnification rights having prospective application only, except for the indemnification rights set forth in paragraph (a) above and (ii) shall be covered by the directors, officers and employees liability insurance policy of SBC and its subsidiaries on a basis at least equal to the coverage provided to persons in similar positions with SBC or any of its subsidiaries. The prospective indemnification rights granted consistent with the provisions hereunder shall consist of such rights to which directors, officers and employees of SBC or its subsidiaries are entitled under the provisions of (A) the Articles of Incorporation, or similar governing documents, of SBC and its subsidiaries, as in effect from time to time after the Effective Time, as applicable, and (B) provisions of applicable Virginia and federal law as in effect from time to time after the Effective Time.
     (c) The obligations of SBC provided under paragraphs (a) and (b) of this
Section 7.5 are intended to benefit, and be enforceable against SBC directly by, the Indemnified Parties, and shall be binding on all respective successors and permitted assigns of SBC and its Subsidiaries.
     (d) SBC shall (i) cause its own directors' and officers' liability insurance to or (ii) permit the Company and Savings to purchase and keep in force for a period of at least three years following the Effective Time, directors' and officers' liability insurance to provide coverage to the Company's and its Subsidiaries' directors and officers for acts or omissions of the type and in the amount currently covered by the Company's and Savings' existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the Effective Time; provided that SBC shall not be required to spend, or permit the Company or Savings to spend, in respect of such coverage, an amount in excess of 2.5 times the rate currently paid by the Company or Savings for directors' and officers' insurance.
                                  ARTICLE VIII
                                    GENERAL
     8.1 AMENDMENTS. Subject to applicable law, this Agreement may be amended, whether before or after any relevant approval of shareholders, by an agreement in writing executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the parties hereto, PROVIDED THAT, after the adoption of the Agreement by the shareholders of the Company, no such amendment without further shareholder approval may change the amount or form of the consideration to be received by the Company shareholders in the Merger.
     8.2 CONFIDENTIALITY. All information disclosed hereafter by any party to this Agreement to any other party to this Agreement, including, without limitation, any information obtained pursuant to Section 4.1 hereof, shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated except to the extent that (i) it was known by such other party on a non-confidential basis when received, (ii) it is or hereafter becomes lawfully obtainable from other sources, (iii) it is necessary or appropriate to disclose to the OTS, the FDIC, OCC, FRB, SCC or any other applicable regulatory authority having jurisdiction over the parties or their subsidiaries or as may otherwise be required by law, or (iv) to the extent such duty as to confidentiality is waived by the other party. In the event of the termination of this Agreement, each party shall return upon request to the other party all documents (and reproductions thereof) received from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 8.2.
     8.3 GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Virginia without taking into account a provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.
     8.4 NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, addressed, if to SBC or Company, to
                                      I-23

SBC:       Signet Banking Corporation
7 North Eighth Street
         Richmond, Virginia 23219
         Attn: David L. Brantley, Senior Vice President with a copy to:
Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York 10019
         Attn: Craig M. Wasserman, Esq.
Company:  Pioneer Financial Corporation
         5601 Ironbridge Parkway
         Chester, Virginia 23831
         Attn: George R. Whittemore, President
         with a copy to:
Housley Goldberg & Kantarian, P.C.
         1220 Nineteenth Street, N.W.
         Suite 700
         Washington, D.C. 20036
         Attn: Leonard S. Volin, Esq.
or such other address as shall be furnished in writing by any such party, and any such notice or communication shall be deemed to have been given two business days after the date of such mailing (except that the notice of change of address shall not be deemed to have been given until received by the addressee). Notices may also be sent by telegram, telex, facsimile transmission or hand delivery and in such event shall be deemed to have been given as of the date received.
     8.5 NO ASSIGNMENT. This Agreement may not be assigned by any of the parties hereto, by operation of law or otherwise, except as contemplated hereby.
     8.6 HEADINGS. The description heading of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     8.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.
     8.8 CONSTRUCTION AND INTERPRETATION. Except as the context otherwise requires, (a) all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and (b) all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation.
     8.9 ENTIRE AGREEMENT. This Agreement, together with the schedules, lists, exhibits and certificates required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with Section 8.1, constitutes the entire agreement of the parties, and supersedes any prior written or oral agreement or understanding among any of the parties hereto pertaining to the Merger. This Agreement is not intended to confer upon any other persons any rights or remedies hereunder except as expressly set forth herein.
     8.10 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.
                                      I-24

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunder duly authorized, all as of the date set forth above.

SIGNET BANKING CORPORATION                              PIONEER FINANCIAL CORPORATION
By:   /s/ David L. Brantley                             By:   /s/ G.R. Whittemore
Name: David L. Brantley                                 Name: G.R. Whittemore
Title: Senior Vice President                            Title: President
      and Treasurer
                                                        PIONEER FEDERAL SAVINGS BANK
                                                        By:   /s/ G.R. Whittemore
                                                        Name: G.R. Whittemore
                                                        Title: President

                                                                        ANNEX II
                             STOCK OPTION AGREEMENT
     STOCK OPTION AGREEMENT, dated February 16, 1994, between Pioneer Financial Corporation, a Virginia corporation ("Issuer"), and Signet Banking Corporation, a Virginia corporation ("Grantee").
                              W I T N E S S E T H:
     WHEREAS, Grantee and Issuer have entered into a Reorganization and Merger Agreement of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Agreement; and
     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:
     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 467,013 fully paid and nonassessable shares of its common stock, par value $1.00 per share ("Common Stock"), at a price of $21.75 per share; PROVIDED, HOWEVER, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than as permitted under the Merger Agreement) at a price less than $21.75 per share (as adjusted pursuant to subsection (b) of Section 5), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); PROVIDED FURTHER that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding common shares. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.
     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.
     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 30 days following such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of nine months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event (PROVIDED that if an Initial Triggering Event continues or occurs beyond such termination, the Exercise Termination Event shall be six months from the expiration of the Last Triggering Event but in no event more than 12 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to occur. The term "Holder" shall mean the holder or holders of the Option.
     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:
          (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the 1934 Act, and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, "Acquisition
                                      II-1

     Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC) of Issuer, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or any Significant Subsidiary of Issuer other than as contemplated by the Merger Agreement, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Significant Subsidiary of Issuer;
          (ii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);
          (iii) Any person other than Grantee or any Grantee Subsidiary shall have made a proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;
          (iv) Issuer shall have breached any covenant or obligation set forth in Section 4.3 of the Merger Agreement;
          (v) After a proposal is made by a third party to Issuer to engage in an Acquisition Transaction, Issuer shall have intentionally or knowingly breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
     (y) shall not have been cured prior to the Notice Date (as defined below);
     or
          (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Office of Thrift Supervision ("OTS"), the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.
     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:
          (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding Common Stock; or
          (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) shall be 25%;
     PROVIDED, HOWEVER, that the Grantee's ability to cause Issuer to repurchase the Option pursuant to the provisions of Section 7 hereof shall only apply in the event the percentages referred to in clauses (i) and (ii) above shall be 50%.
          (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.
          (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED that if prior notification to or approval of the OTS, the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.
                                      II-2

          (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.
          (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.
          (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:
          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."
It is understood and agreed that: (i) the reference to the resale restrictions of the 1933 Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.
     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.
     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (section mark)18a and regulations promulgated thereunder and (y) in the event, under the Home Owners' Loan Act, as amended ("HOLA"), the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the OTS, the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.
                                      II-3

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.
     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, in the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions, cash dividends or distributions in excess of the amounts permitted under the Merger Agreement, or the like, the type and number, and/or the price, of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted.
     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 30 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued or issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations; PROVIDED, HOWEVER, that Issuer shall be required to bear the expenses related only to the first such registration, and the Grantee shall bear such expenses to the extent related to the second. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be issued by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.
     7. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of the Holder, delivered within 30 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to (x) the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised plus (y) Grantee's Out-of-
                                      II-4

Pocket Expenses (as defined below) (to the extent not previously reimbursed) and
(ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 30 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to (x) the market/offer price multiplied by the number of Option Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Out-of-Pocket Expenses" shall mean Grantee's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be.
     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.
     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.
     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged
                                      II-5
for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or
(y) any person that controls the Acquiring Corporation.
     (b) The following terms have the meanings indicated:
          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.
          (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.
          (3) "Assigned Value" shall mean the market/offer price, as defined in
     Section 7.
          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.
     (c) The Substitute Option shall have the same terms as the Option, PROVIDED, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.
     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.
     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be.
     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.
     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute
                                      II-6

Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.
     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.
     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.
     10. The 30-day period for exercise of certain rights under Sections 2, 6, 7 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.
     11. Issuer hereby represents and warrants to Grantee as follows:
     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer
                                      II-7
and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer.
     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.
     12. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 30 days following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that until the date 30 days following the date on which the OTS, the Federal Reserve Board approves an application by Grantee under the HOLA, the Bank Holding Company Act to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution,
(ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.
     13. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.
     14. Notwithstanding anything to the contrary herein, in the event that the Holder or Owner or any Related Person thereof is a person making an offer or proposal to engage in an Acquisition Transaction (other than the transaction contemplated by the Merger Agreement), then (i) in the case of a Holder or any Related Person thereof, the Option held by it shall immediately terminate and be of no further force or effect, and (ii) in the case of an Owner or any Related Person thereof, the Option Shares held by it shall be immediately repurchasable by Issuer at the Option Price. A Related Person of a Holder or Owner means any Affiliate (as defined in Rule 12b-2 of the rules and regulations under the 1934
Act) of the Holder or Owner and any person that is the beneficial owner of 20% or more of the voting power of the Holder or Owner, as the case may be.
     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.
     16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full fore and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.
     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.
     18. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
                                      II-8

     19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.
     21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
     22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.
     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.
                                          PIONEER FINANCIAL CORPORATION
                                          By:
                                              President
                                          SIGNET BANKING CORPORATION By:
                                              Senior Vice President & Treasurer
                                      II-9

                                                                       ANNEX III
                       HOLDING COMPANY PLAN OF MERGER OF
                         PIONEER FINANCIAL CORPORATION
                                      INTO
                           SIGNET BANKING CORPORATION
     SECTION 1. Pioneer Financial Corporation ("Company") shall, upon the filing of articles of merger with, and the issuance of a certificate of merger by, the State Corporation Commission of Virginia (the "Effective Time"), be merged (the "Merger"), pursuant to the provisions of this Plan of Merger, the Reorganization and Merger Agreement, dated as of February 16, 1994, between the Company and SBC (the "Agreement") and the Virginia Stock Corporation Act, into Signet Banking Corporation ("SBC") which shall be the Surviving Corporation.
     SECTION 2. CONVERSION OF STOCK. (a) At the Effective Time, by virtue of the Merger and without any action on the part of SBC or Company or the holders of shares of SBC Common Stock or Company Common Stock (as such terms are defined below):
          (i) Each share of common stock, par value $1.00 per share ("Company Common Stock"), of the Company issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2(a)(ii) below and other than Dissenting Shares (as defined below)) shall cease to be outstanding and shall be converted into .6232 shares of the common stock, par value $5.00 per share, of SBC (the "SBC Common Stock") (the "Exchange Ratio"); PROVIDED, HOWEVER, that in the event the Average Closing Price (as defined below) of the SBC Common Stock is greater than $40.12 (subject to adjustment as provided in the next sentence) the Exchange Ratio shall be equal to $25.00 divided by the Average Closing Price (as defined below) of the SBC Common Stock, and PROVIDED FURTHER, in the event that the Exchange Ratio is adjusted pursuant to the proviso contained in Section 2(d) hereof the Exchange Ratio shall be the Exchange Ratio as so adjusted. If after February 16, 1994 and prior to the Effective Time, the outstanding shares of SBC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a reorganization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in SBC's capitalization appropriate adjustments will be made to the Exchange Ratio (or applicable dollar amounts herein or in Section 2(d) below); provided that no such adjustments shall be made on account of ordinary quarterly cash dividends paid by SBC (including any increases which SBC may make in such quarterly cash dividends). The term "Average Closing Price" shall mean the average of the closing prices of the shares of SBC Common Stock as reported on the New York Stock Exchange Composite Tape (or if SBC Common Stock is not quoted on the New York Stock Exchange Composite Tape, on the National Association of Securities Dealers Automated Quotations System, or on the principal trading market on which such shares are traded as reported by a recognized source) for the ten consecutive trading days (the "Valuation Period") ending on the business day prior to the later of
     (A) the date on which all requisite federal and state bank and thrift regulatory approvals required to consummate the transactions contemplated by the Agreement are obtained (and SBC shall notify the Company in writing promptly of the date when all such approvals are obtained), including for these purposes the period of any requisite waiting periods in respect thereof or (B) the date of the Company's shareholders meeting to be held pursuant to Section 4.4 of the Agreement.
          (ii) Any shares of Company Common Stock which are owned or held by Company or any of its wholly owned subsidiaries (other than in a fiduciary capacity or as a result of debts previously contracted) or by SBC or any of SBC's wholly owned subsidiaries (other than in a fiduciary capacity or as a result of debts previously contracted) at the Effective Time shall cease to exist, and the certificates for such shares shall as promptly as practicable be cancelled and no consideration shall be paid, issued or exchanged therefor.
          (iii) Each share of SBC Common Stock issued and outstanding immediately prior to the Effective Time shall remain unchanged as an outstanding share of SBC Common Stock.
          (iv) The holders of certificates representing shares of Company Common Stock shall cease to have any rights as stockholders of the Company, except such rights, if any, as they may have pursuant to applicable Virginia law.
                                     III-1

     (b) Neither certificates nor scrip for fractional shares of SBC Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of SBC Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average closing sales prices of the SBC Common Stock as reported on the New York Stock Exchange Composite Tape for the last five trading days immediately preceding the date of the Effective Time. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.
     (c) Shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who has the right (to the extent and only to the extent such right is available under the Virginia Stock Corporation Act) to demand and receive payment of the fair value of his or her shares of Company Stock ("Dissenting Shares") pursuant to the Virginia Stock Corporation Act shall not be converted into or be exchangeable for the right to receive the consideration provided for in clauses
(a) and (b) of this Section 2, unless and until such holder shall fail to perfect his or her right to dissent or shall have effectively withdrawn or lost such right under the Virginia Stock Corporation Act, as the case may be. If such holder shall have so failed to perfect his right to dissent or shall have effectively withdrawn or lost such right, each of his or her shares of Company Common Stock shall thereupon be deemed to have been converted into, at the Effective Time of the Merger, the right to receive shares of SBC Common Stock (and cash in lieu of fractional shares) as provided in clauses (a) and (b) of this Section 2. The Company shall promptly notify SBC of any demands for dissenters rights made by Company shareholders.
     (d) This Plan of Merger may be terminated under the circumstances set forth in Section 5.4 of the Agreement, including without limitation by the Company, by action of its Board of Directors, whether before or after approval of the Merger by the Company's stockholders, by giving written notice of such election to SBC within two trading days after the later to occur of (x) the receipt of the written notice from SBC required pursuant to Section 2(a)(i) hereof or (y) the Company's shareholder meeting to be held pursuant to Section 4.4 of the Agreement, in the event that the Average Closing Price of the SBC Common Stock is less than $33.30 per share of SBC Common Stock (subject to adjustment in accordance with the next to last sentence of Section 2(a)(i) herein); PROVIDED, HOWEVER, the Company shall not be permitted to terminate this Plan of Merger pursuant hereto or pursuant to Section 5.4(e) of the Agreement in the event that SBC determines (by giving written notice to the Company within one day following receipt of the Company's notice) to adjust the Exchange Ratio to equal such number of shares of SBC Common Stock as equal the quotient of $20.75 divided by such Average Closing Price.
     SECTION 3. EXCHANGE AND SURRENDER OF STOCK CERTIFICATES. (a) After the Effective Time, holders of certificates ("Certificates") theretofore evidencing outstanding shares of Company Common Stock (other than as provided in Section 2(a)(ii) and other than holders of Dissenting Shares, if applicable), upon surrender of such certificates to Mellon Bank (the "Exchange Agent"), shall be entitled to receive a certificate or certificates representing the number of full shares of SBC Common Stock into which the Certificate so surrendered shall have been converted pursuant to this Agreement and any distribution theretofore declared and not yet paid with respect to such shares of SBC Common Stock without interest, and cash in respect of any fractional shares as provided in
Section 2(b) without interest (the "Merger Consideration"). As soon as practicable after the Effective Time, the Exchange Agent will send a notice and transmittal form to each Company shareholder of record at the Effective Time advising such shareholder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Company Common Stock in exchange for the Merger Consideration. Upon surrender, each certificate evidencing Company Common Stock shall be cancelled and promptly upon such surrender the Merger Consideration to be issued to such holder in accordance with the provisions of this Agreement shall be issued to the former Company shareholder.
     (b) The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as SBC or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as SBC or the Exchange Agent may require.
     (c) Each outstanding Certificate shall until duly surrendered to the Exchange Agent be deemed to evidence ownership of the consideration into which the stock previously represented by such Certificate shall have been converted pursuant hereto.
                                     III-2

     (d) After the Effective Time, holders of Certificates shall cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the consideration provided for herein. After the Effective Time, there shall be no further transfer on the records of the Company of Certificates, and if such Certificates are presented to the Company for transfer, they shall be cancelled against delivery of the consideration provided therefor herein. SBC shall not be obligated to deliver the consideration to which any former holder of the Company Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted to any person entitled to receive SBC Common Stock hereunder until such person surrenders the Certificate representing the right to receive SBC Common Stock, at which time such dividends shall be remitted to such person, without interest and less any taxes that may have been imposed thereon. Certificates surrendered for exchange by any person constituting an "affiliate" of Company for purposes of Rule 145 of the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing such SBC Common Stock until SBC has received a written agreement from such person as specified in Section
4.6 of the Agreement. Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. SBC and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, SBC and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
     (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and if required by SBC, the posting by such person of a bond in such amount as SBC may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of SBC Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant hereto.
     SECTION 4. COMPANY STOCK OPTIONS. Immediately prior to the Effective time, each holder of an outstanding option (a "Company Stock Option") under the Company's Stock Option and Incentive Plan (the "Company Option Plan") shall receive in cancellation of such option per share of Company Common Stock subject to a Company Stock Option a cash payment in an amount equal to the excess of (A) the product of the Exchange Ratio and the closing price of the shares of SBC Common Stock (as determined from the source set forth in Section 2(a)(i)) on the trading date prior to the date of the Effective Time over (B) the exercise price of such Company Stock Option.
     SECTION 5. ARTICLES OF INCORPORATION, BYLAWS AND DIRECTORS OF THE SURVIVING CORPORATION. At the Effective Time of the Merger, there shall be no change caused by the Merger in the articles of incorporation (except any change caused by the filing of the articles of merger relating to the Merger), by-laws, or board of directors of the Surviving Corporation.
     SECTION 6. CONDITIONS TO MERGER. Consummation of the Merger is subject to the satisfaction or waiver of the conditions set forth in Sections 5.1, 5.2 and
5.3 of the Agreement.
     SECTION 7. EFFECT OF THE MERGER. The Merger, upon the Effective Time of the Merger, shall have the effect provided by Section 13.1-721 of the of Virginia Stock Corporation Act.
                                     III-3

     IN WITNESS WHEREOF, each of the parties hereto has caused this Plan of Merger to be executed on its behalf by its officers thereunder duly authorized,
as of           , 1994.
                                          SIGNET BANKING CORPORATION
                                          By
                                              David L. Brantley
                                              Senior Vice President and
                                          Treasurer
                                          PIONEER FINANCIAL CORPORATION
                                          By
                                              G.R. Whittemore
                                              President
                                     III-4

                                                                       ANNEX IV
                                 July   , 1994
The Board of Directors
Pioneer Financial Corporation
5601 Ironbridge Parkway
Post Office Box C-9000
Chester, Virginia 23831-9000
Dear Members of the Board:
Pioneer Financial Corporation of Chester, Virginia ("Pioneer") and Signet Banking Corporation of Richmond, Virginia ("Signet") have entered into an Agreement providing for the acquisition of Pioneer by Signet ("Acquisition"). The terms of the Acquisition are set forth in a Reorganization and Merger Agreement dated February 16, 1994.
The terms of the Acquisition provide that, with the possible exception of those shares as to which dissenter's rights may be perfected, each common share of Pioneer ($1.00 par value) will be exchanged for .6232 shares of Signet common stock ($5.00 par value) subject to certain adjustments for the changing market price of Signet.
You have asked our opinion as to whether the proposed transaction pursuant to the terms of the Acquisition are fair to the respective shareholders of Pioneer from a financial point of view.
In rendering our opinion, we have evaluated the consolidated financial statements of Pioneer and Signet which were available to us from published sources. In addition, we have, among other things: (a) to the extent deemed relevant, analyzed selected public information of certain other financial institutions and compared Pioneer and Signet from a financial point of view to the other financial institutions; (b) reviewed the historical market price ranges of the common stock of Pioneer; (c) compared the terms of the Acquisition with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available; (d) reviewed the Agreement and Plan of Reorganization and related documents; and (e) made such other analyses and examinations as we deemed necessary. We have also met with various senior officers of Pioneer and Signet to discuss the foregoing as well as other matters we believe relevant to our opinion.
We have not conducted a due diligence review of Signet nor have we reviewed registration statements, proxy materials, regulatory applications or other documents which must be prepared prior to completion of any transaction.
We have not independently verified the financial and other information concerning Pioneer, or Signet or other data which we have considered in our review. We have assumed the accuracy and completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of Pioneer and Signet as they exist and are known to us as of December 31, 1993.
We have acted as financial advisor to Pioneer in connection with the Acquisition and will receive from Pioneer a fee for our services, a significant portion of which is contingent upon the consummation of the Acquisition.

It is understood that this opinion may be included in its entirety in any communication by Pioneer or the Board of Directors to the stockholders of Pioneer. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.
Based on the foregoing, and subject to the limitations described above, we are of the opinion that the terms of the Acquisition are fair to the shareholders of Pioneer from a financial point of view.
Very truly yours,
Baxter Fentriss and Company

                                                                         ANNEX V
                                  ARTICLE 15.
                              DISSENTERS' RIGHTS.
     (SECTION MARK) 13.1-729. DEFINITIONS. -- In this article:
     "CORPORATION" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving corporation by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenter's rights on the acquiring corporation.
     "DISSENTER" means a shareholder who is entitled to dissent from corporate action under (section mark) 13.1-730 and who exercises that right when and in the manner required by (section mark)(section mark) 13.1-732 through 13.1-739.
     "FAIR VALUE" with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
     "INTEREST" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
     "RECORD SHAREHOLDER" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
     "BENEFICIAL SHAREHOLDER" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
     "SHAREHOLDER" means the record shareholder or the beneficial shareholder. (1985, c. 522.)
     (SECTION MARK) 13.1-730. RIGHT TO DISSENT. -- A. A shareholder is entitled to dissent from and obtain payment of the fair value of his shares in the event of any of the following corporate actions:
     1. Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by (section mark) 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under (section mark) 13.1-719;
     2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will acquired. If the shareholder is entitled to vote on the plan;
     3. Consummation of a sale or exchange of all, or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder in entitled to vote on the sale or exchange, including a sale is dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;
     4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
     B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
     C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or (ii) held by at least 2,000 record shareholders, unless in either case:
                                      V-1

     1. The articles of incorporation of the corporation issuing such shares provide otherwise;
     2. The holders of the class or series are required under the plan of merger or share exchange or the agreement for the sale or exchange of property to accept for such shares anything except:
     a. Cash;
     b. Shares or shares and cash in lieu of fractional shares of the surviving or acquiring corporation or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders; or
     c. A combination of cash and shares as set forth in paragraph 2a and 2b of this subsection; or
     3. The transaction to be voted on is an "affiliated transaction" as defined in (section mark) 13.1-725.
     D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:
     1. The proposed corporate action is abandoned or rescinded;
     2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or
     3. His demand for payment is withdrawn with the written consent of the corporation. (Code 1950 (section mark)(section mark) 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c.
522.)
     (SECTION MARK) 13.1-731. DISSENT BY NOMINEES AND BENEFICIAL OWNERS. -- A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
     B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if;
     1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
     2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote (Code 1950, (section mark)(section mark) 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c.
733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)
     (SECTION MARK)13.1-732. NOTICE OF DISSENTERS' RIGHTS. -- A. If proposed corporate action creating dissenters' rights under (section mark) 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.
     B. If corporate action creating dissenters' rights under (section mark) 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in (section mark) 13.1-734. (1985, c. 522.)
     (SECTION MARK) 13.1-733. NOTICE OF INTENT TO DEMAND PAYMENT. -- A. If proposed corporate action creating dissenters' rights under (section mark) 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.
     B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article. (Code 1950, (section mark)(section mark) 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968,
c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)
     (SECTION MARK) 13.1-734. DISSENTERS' NOTICE. -- A. If proposed corporate action creating dissenters' rights under (section mark) 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of (section mark) 13.1-733.
                                      V-2

     B. The dissenters' notice shall:
     1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;
     2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
     3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;
     4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and
     5. Be accompanied by a copy of this article. (Code 1950,
(section mark)(section mark) 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c.
733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)
     (SECTION MARK) 13.1-735. DUTY TO DEMAND PAYMENT. -- A. A shareholder sent a dissenters' notice described in (section mark) 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to paragraph 3 of subsection B of (section mark) 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.
     B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.
     C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article. (Code 1950,
(section mark)(section mark) 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c.
733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)
     (SECTION MARK) 13.1-736. SHARE RESTRICTIONS. -- A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.
     B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action. (Code 1950, (section mark)(section mark) 13-85, 13.1-75, 13.1-78; 1956, c. 428;
1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)
     (SECTION MARK) 13.1-737. PAYMENT. -- A. Except as provided in
(section mark) 13.1-738, within thirty days after receipt of a payment demand made pursuant to (section mark) 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.
     B. The payment shall be accompanied by:
     1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
     2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;
     3. A statement of the dissenters' right to demand payment under
(section mark) 13.1-739; and
     4. A copy of this article. (Code 1950, (section mark)(section mark) 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984,
c. 613; 1985, c. 522.)
                                      V-3

     (SECTION MARK) 13.1-738. AFTER-ACQUIRED SHARES. -- A. A corporation may elect to withhold payment required by (section mark) 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.
     B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under (section mark) 13.1-739. (1985, c. 522.)
     (SECTION MARK) 13.1-739. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. -- A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under (section mark) 13.1-737), or reject the corporation's offer under (section mark) 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under (section mark) 13.1-737 or offered under (section mark) 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.
     B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares. (Code 1950, (section mark)(section mark) 13-85, 13.1-75, 13.1-78; 1956,
c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)
     (SECTION MARK) 13.1-740. COURT ACTION. -- A. If a demand for payment under (section mark) 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
     B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
     C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
     D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.
     E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
     F. Each dissenter made a party to the proceeding is entitled to judgment
(i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under (section mark) 13.1-738. (Code 1950, (section mark)(section mark) 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968,
c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)
     (SECTION MARK) 13.1-741. COURT COSTS AND COUNSEL FEES. -- A. The court in an appraisal proceeding commenced under (section mark) 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court
                                      V-4
may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under (section mark) 13.1-739.
     B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:
     1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of (section mark)(section mark) 13.1-732 through 13.1-739; or
     2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.
     C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
     D. In a proceeding commenced under subsection A of (section mark) 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding. (Code 1950, (section mark)(section mark) 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968,
c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)
                                      V-5

                                                                        ANNEX VI

    Pioneer Financial Corporation, a Virginia Corporation, was incorporated in November, 1987, for the purpose of becoming the savings and loan holding company of Pioneer Federal Savings and Loan Association, a federally chartered stock savings and loan association. In May, 1988, following approval by the Association's stockholders and regulatory authorities, the Corporation became the holding company for the Association. On that date each outstanding share of common stock and preferred stock of the Association was exchanged for one share of common stock and preferred stock, respectively, of the Corporation. In June, 1988, Pioneer Federal Savings and Loan Association's name was changed to Pioneer Federal Savings Bank ("Pioneer Federal" or the "Savings Bank"), a federally chartered savings bank, and the headquarters of the Corporation and the Savings Bank moved to Chester, Virginia, approximately ten miles west of Hopewell, Virginia.

    The Corporation is currently conducting business as a unitary, nondiversified savings and loan holding company. At September 30, 1993, its principal asset, on an unconsolidated basis, is all of the outstanding capital stock of the Savings Bank with a carrying value of $43.4 million representing the total equity of the Savings Bank.


Financial Highlights............................................... 2
President's Letter, 1993........................................... 3
Management's Discussion and Analysis of
     Financial Condition and Results of Operation. .................4
Consolidated Statements of Condition............................... 6
Consolidated Statements of Operations.............................. 7
Consolidated Statements of Stockholders' Equity ................... 9
Consolidated Statements of Cash Flows............................. 10
Summary of Accounting Policies.................................... 12
Notes to Consolidated Financial Statements........................ 15
Report of Independent Certified Public Accountants.................31
Corporate Information............................................. 32

Financial Highlights

BALANCE SHEET DATA
The following table sets forth certain information concerning the consolidated financial position of the Corporation, at the dates indicated:


       DOLLARS IN THOUSANDS,                                                         SEPTEMBER 30,
       EXCEPT PER SHARE DATA.              1993                1992              1991               1990               1989
Loans receivable                           $210,399           $179,183           $192,083           $250,121           $329,271
Securities                                  136,891            129,850            122,237            216,811            168,733
Assets                                      408,647            468,386            498,922            567,789            573,607
Deposits                                    313,674            302,331            333,320            357,443            405,994
Borrowings                                   40,300            113,000            115,053            166,808            107,865
Stockholders' equity                         50,136             47,836             45,546             38,378             50,224
Book value per fully diluted share         $  21.40           $  19.46           $  17.43           $  13.10           $  14.06

INCOME STATEMENT DATA
The following table summarizes the Corporation's consolidated results of operations for each of the periods indicated.

 DOLLARS IN THOUSANDS,                                                       YEAR ENDED SEPTEMBER 30,
 EXCEPT PER SHARE DATA.                         1993               1992               1991               1990               1989
Interest income                               $  31,950          $  33,812          $  42,187          $  51,555          $  59,875
Interest expense                                 18,631             26,195             33,332             40,846             48,859

Net interest income                              13,319              7,617              8,855             10,709             11,016
Noninterest income                                6,461              8,921             11,770              3,505             35,247
Noninterest expense                              11,113             11,277             14,956             13,553             15,236
Income tax expense                                2,747              1,261              2,986                749             10,341
Income (loss) before extraordinary item           5,920              4,000              2,683                (88)            20,686
Extraordinary item                                2,216                  -                272                  -                  -

Net income (loss)                             $   3,704         $    4,000         $    2,411        $       (88)         $  20,686

Earnings (loss) per share-
Income (loss) before extraordinary item       $    2.37          $    1.59          $    0.98           $  (0.02)         $    5.13
Extraordinary item                                (0.89)                 -              (0.10)                 -                  -

EARNINGS (LOSS) PER SHARE-                    $    1.48          $    1.59          $    0.88           $  (0.02)         $    5.13

Cash dividends declared                       $    0.15          $    0.10          $    0.10          $    0.06          $    0.28



(Three Graphs here: Assets, Stockholders' Equity and Net Income (Loss)
      See Appendix for plot points)

President's Letter 1993;

To Our Stockholders, Customers and
Friends:;

    We are pleased to report that fiscal year
1993 was a good year for Pioneer.
Income before extraordinary items for the fiscal year ended September 30, 1993 was $5,920,000, or $2.37 per share. During the June 1993 quarter we prepaid $45.5 million of high rate Federal Home Loan Bank debt and incurred an after tax prepayment penalty of $2,216,000, or $.89 per share. Net income for fiscal year 1993, after deducting this extraordinary expense, was $3,704,000, or
$1.48 per share, based on average shares outstanding of 2,501,373 as compared to the prior year's net income of $4,000,000, or $1.59 per share, based on average shares outstanding of 2,510,788. There were no extraordinary items in fiscal year 1992.
    Even though during fiscal year 1993 we
repurchased 115,500 shares (4.7% of
shares outstanding at September 30, 1992) at an average price of $13.84 per share under our repurchase program, the dilutive effect of existing stock options had to be considered in the current year's earnings per share calculation. The effect was to increase the current year's average outstanding shares by 81,973. Stock options did not affect the earnings per share calculation in fiscal year 1992.
    Total stockholders' equity increased 4.8% to $50,136,000 ($21.40 per share based on 2,342,266 shares outstanding at September
30, 1993) from $47,836,000 ($19.46 per
share based on 2,457,768 shares outstanding at September 30, 1992). Book value per share increased almost 10% per share during the fiscal year as a result of our net income as well as the effects of our repurchasing shares substantially below book value.
    During the current fiscal year we paid
$365,000 in cash dividends. Given our high level of capital and the improved operating environment, the Board of Directors approved in July 1993 the establishment of a regular annual cash dividend of $.20 per share.
    Capital remains the key concern for banks and thrifts as the bank regulatory agencies continue to try to minimize the risk of future losses to the government backed deposit insurance funds. The Federal
Deposit Insurance Corporation
Improvement Act (FDICIA) of 1991 added
Section 38 "Prompt Corrective Action" to the
Federal Deposit Insurance Act.  The
provisions of Section 38, which became
effective in December 1992 established a system of new capital standards for insured depository institutions and require regulatory action against depository institutions which are undercapitalized, significantly undercapitalized, or critically capitalized.
Pioneer Federal's capital is extremely strong and FDICIA, for the most part, has little effect on its operations. Nevertheless, just as FIRREA
(Financial Institutions Reform, Recovery and Enforcement Act of 1989) brought more stringent rules and regulations to our industry, FDICIA is also designed to further restrict and control the operations of thrifts. Given the improving economy and low interest rate environment, the greatest risk to our industry is the continued burden of over regulation by the government.
    Throughout most of fiscal 1993 interest rates remained at levels that created very positive interest margins for all financial institutions. A comparison of
United States Treasury securities bond equivalent yields at the start and finish of fiscal year
1993 shows the benefits of owning long-term securities.

Maturity  As of 10/2/92  As of 10/1/93     Annual Change
3 Months      2.68%         2.98%            +.30%
6 Months      2.87%         3.11%            +.24%
1 Year        2.97%         3.33%            +.36%
3 Years       4.14%         4.13%            -.01%
5 Years       5.21%         4.71%            -.50%
10 Years      6.24%         5.33%            -.91%
30 Years      7.33%         5.98%            -1.35%

    Although short-term rates rose, most
institutions experienced a decrease in their cost of funds as older higher rate certificates of deposits matured and repriced to much lower renewal rates. The interest spreads between long-term securities and short-term borrowing costs remained historically wide. Additionally as long-term rates fell, the market value of long-term securities increased significantly resulting in major gains from the sale of such securities.
This ideal earnings environment now
appears to be under pressure as increased economic activity threatens to increase interest rates. If rates do rise interest margins will contract and gains from the sale of securities will be reduced.
    The offset to the effects of rising interest rates brought on by an improving economy will be an improvement in asset quality. Already there has been a significant improvement in the real estate markets including commercial real estate. Such an improvement will reduce the need for significant additions to loan and asset valuation allowances.
    During the year the first commercial bank acquisitions of healthy thrifts occurred in Virginia. Crestar Bank acquired CFS
Financial ($929 million in assets) and
announced the purchase of Virginia Federal Savings Bank
($766 million in assets), Providence
Savings & Loan ($420 million in assets), and NVR Federal Savings Bank ($528 million in assets). The consolidation of the bank and thrift industry is being speeded up by the high profitability of commercial banks (and the related increase in their stock prices), the lack of loan demand due to a relatively weak economic recovery, and the need to reduce operating costs through consolidation and merger of institutions. It is difficult to anticipate that this trend will not continue.
    Pioneer Federal was founded in December 1933.
For almost sixty years it has
sought to supply the financial needs in the communities served. Many people have had a part in Pioneer's success, most important of which are those people who continue to provide the high degree of service to our customers.
    On behalf of our Board of Directors, we would like to thank our dedicated staff for all they do to make Pioneer so successful. To our customers, our thanks for your continued loyalty and trust. To our stockholders, thanks for your continued support.
    We look forward to a prosperous year in 1994.

Sincerely,

(Signature of G.R. Whittemore)

Management's Discussion and Analysis of Financial
Condition and Results of Operations
FINANCIAL CONDITION
   In an effort to increase net interest margins as well as core earnings, the Corporation restructured several of its asset catego-ries during the year ended September 30, 1993, resulting in a $59.7 million or 12.8% decrease in total assets from $468.4 million at September 30, 1992 to $408.6 million at September
30, 1993. Cash equivalents decreased $97.6 million or 79.5% for the twelve month period. These funds, as well as proceeds from the sale of securities and principal repayments received on securities and loans were used to purchase during the first quarter of the current fiscal year approximately $120.0 million in five year fixed rate mortgage-backed securities, with an average yield of 6.4%. These funds had previously been invested in overnight investments yielding approximately 3.0%.
     The remainder of these funds as well as funds received from retail deposits (increased $11.3 million or 3.8% for the fiscal year) were used to fund loans (increased $31.2 million or 17.4%) and to retire and repay $83.0 million of Federal Home Loan Bank
Advances ("FHLB").  During the month of May, 1993, the
Corporation announced that its Subsidiary Bank had incurred an after tax extraordinary loss of $2,216,000 from the early extin-guishment of $45.5 million of FHLB debt. The debt, originally borrowed in June and September of 1991, had an average cost of approximately 8% and an average remaining maturity of approxi-mately 27 months. An additional $37.5 million of advances matured during the remainder of the year and were repayed with no penalty incurred. The $10.3 million in other borrowing (repurchase agreements) was repaid in early October, 1993.
       The sale of two major real estate owned ("REO") projects during the month of June, 1993 more than offset the reclassifica-tion to in-substance foreclosure in September, 1993 of a $3.1 million 50% participation loan on an apartment project located in the Virginia Beach area. Real Estate, net, decreased $1.9 million or 9.5% for the twelve month period ended September 30, 1993.
        Although the Corporation repurchased 115,500 shares of its outstanding common stock at a total cost of $1.6 million
(average cost of $13.84 per share) and paid a $0.15 per share cash dividend (total pay out of $365,000), stockholders' equity in-creased $2.3 million or 4.8% for the current fiscal year.

IMPACT OF INFLATION AND
CHANGING PRICES
      The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of finan-cial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.
      Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magni-tude as the prices of goods and services, since such prices are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of Pioneer's assets and liabili-ties are critical to the maintenance of acceptable performance levels.

LIQUIDITY AND CAPITAL RESOURCES
      Liquidity represents the ability of Pioneer Federal to gener-ate sufficient cash to meet both current loan demand and withdrawals from deposits. The principal sources of liquidity are customer deposits, principal and interest repayments on loans, sales and maturities of securities, and sales of loans.
      For regulatory purposes, liquidity is measured as the ratio of cash and eligible investments to net withdrawable deposits payable in one year or less. The regulatory minimum liquidity ratio for the Savings Bank is 5%, and does not apply to the Holding Company.
      Pioneer Federal's regulatory liquidity ratio at September
30, 1993 was 34.5%.
      The Savings Bank's commitments to fund loans at Septem-ber 30, 1993 were approximately $16,687,000. The resources previously discussed are adequate to meet these commitments.
(See Note 1-Securities, and Note 7-Securities Sold Under Agree-ments To Repurchase And Other Borrowings)
      Pioneer continues to meet and exceed all of the capital requirements that resulted with the passage of the Financial Institution's Reform, Recovery and Enforcement Act (FIRREA) of
1989. Core and tangible capital, which must be 3% and 1.5% of assets, respectively, totalled $35,505,000 or 8.8% of assets.
FIRREA also requires deductions from core capital for thrifts that own certain service corporation and other subsidiaries. The amount of the deduction increases each year until June 30, 1994 when capital will be reduced by the full amount of such activities. Because the Savings Bank has no intangible assets, core and tangible capital are the same. Risk-based capital, which is based on lower capital requirements for lower credit risk assets and higher capital requirements for assets with greater credit risk, gives each institution its own unique requirements based on the mix of on- and off-balance sheet risks which it has assumed.
Pioneer Federal's risk-based ratio at September 30, 1993 was $37,866,000 or 15.7% compared to the 8.0% of risk-based assets. The Savings Bank's net worth amounted to $43,382,000 and exceeds the fully phased in capital requirements as previously discussed. Pioneer has no plans to raise additional capital at this time.

COMPARISON OF YEARS ENDED
SEPTEMBER 30, 1993 AND 1992
    The Corporation reported net income of $3,704,000 or $1.48 per share of common stock outstanding for the year ended September 30, 1993 as compared to $4,000,000 or $1.59 per share for the prior year.
  As a direct result of the restructuring of the balance sheet, net interest income increased $5.7 million or over 74.9% for the twelve months ended September 30, 1993. This was the first such increase in net interest income since fiscal year 1988. Net interest spread amounted to 2.66% in 1993 verses 1.18% in 1992.
Although the average outstanding balance of both interest earn-ing assets and interest bearing liabilities decreased in 1993, a 4.6% increase in the average yield on assets was greatly enhanced by a 20.1% decline in the average cost of liabilities.
      Although Management continues to adhere to a very stringent Asset Classification Policy, provisions for loan losses have decreased for the twelve month period. Total provisions in 1993 of $534,000 compare favorably with total provisions in 1992 of $1,205,000.
      Total noninterest income has decreased $2,460,000 from $8,922,000 for the twelve months ended September 30, 1992 to $6,461,000 for the same period in 1993. Also for the current twelve month period gains from the sale of securities decreased $166,000 while gain on the sale of loans decreased $802,000
(due to lower volumes of loans originated, closed and sold during the current fiscal year). Loan servicing fees decreased somewhat due to payoffs on loans serviced for others as a result of the "refinance boom" experienced in 1993.
      Net loss from real estate operations also increased for the twelve months ended September 30, 1993 by over $1,000,000.
The majority of this increase was due to income and related expenses related to the River's Bend 800 acre Planned Unit Development real estate project, acquired in November, 1992 through a deed-in-lieu of foreclosure. Although income from golf operations, gross profit on lot sales, realty commissions and membership dues totalled over $750,000, the related operating expenses of River's Bend exceeded $1,400,000. Provisions for real estate losses also increased during 1993 by $386,000.
      Total noninterest expense increased only 5% from $10,072,000 for the twelve months ended September 30, 1992 to $10,579,000 for the same period in 1993. The majority of the $277,000 increase in occupancy expense was due to write-offs incurred as a result of management's decision to close its down-town Richmond retail branch. Advertising expenses, which in-creased over $186,000 were related to a year-long sixtieth anniversary celebration as well as an increase in advertising the Corporation's lending programs.
      As previously mentioned the Corporation also incurred a $2.2 million, net of tax, extraordinary loss as the result of prepaying $45.5 million of FHLB advances.

COMPARISON OF THE YEARS ENDED
SEPTEMBER 30, 1992 AND 1991
      Net income for the year ended September 30, 1992 increased almost $1.6 million from $2,411,000 in 1991 to $4,000,000 in 1992, an increase of over 65.9%. Earnings per share on a fully diluted basis amounted to $1.59 for the 1992 twelve month period as compared to $0.88 per share for the comparable period in 1991.

    As has been the trend since the year ended September 30, 1990, interest income, interest expense and the resultant net interest income have continued to decrease in both loans receivable and deposits as well as an increase in real estate. Net interest income before provisions for loan losses for the twelve months ended September 30, 1992 decreased $1.2 million or 14.0% over the comparable period in 1991. Both interest income and expense decreased significantly (19.9% and 21.4% respectively). Although the average outstanding balance of interest-earning assets increased slightly (0.8%), the average yield on these assets decreased over 21.1%. The same scenario took place for interest-bearing liabilities - a slight increase in average outstanding balance for the year (0.9%) verses a 22.5% decrease in average yield paid.

    Management continues to adhere to a very stringent Asset Classification Policy, to monitor the loan portfolio, and when appropriate, to increase the provision for loan losses. During the year ended September 30, 1992 the Asset Classification Policy became even more stringent as regards general valuation allowance and classified assets. The current policy is as follows:


   CLASSIFIED ASSET       % GENERAL VALUATION
   CATEGORY               ALLOWANCE REQUIRED

Special Mention              2%
Substandard                 10%
Doubtful                    50%
Loss                       100%

    In changing the policy, an additional $750,000 in general valuation allowances were required and provisions were made during the third quarter, 1992. The remainder of the current year's provision for loan losses
($455,000) related to specific loans. Of the total $4,644,000 allowance for losses at September 30, 1992, $3,020,000 is not specifically related to identified problem loans.
      Although to a lesser degree than in prior years, noninterest income continued to play a major role in the current year's earnings. Total noninterest income amounted to $8.9 million, a $2.8 million dollar decrease from the same time period in 1991. The majority of this decrease related to gains experienced on the sale of securities (down $3.6 million or 37.8% from that in 1991). This decrease was partially offset by increases in gains on the sale of loans, and in other income.
      Total noninterest expenses decreased slightly for the twelve months ended September 30, 1992, the direct result of striving to operate in the most cost-efficient environment as possible. Although compensation and employee benefits increased 2.4%, insurance increased 3.1%, and other miscellaneous expenses increased 13.8%, all other categories of noninterest expenses decreased for the twelve month period.

    Consolidated Statements of Condition


SEPTEMBER 30,                          1993         1992
ASSETS

Cash                          $   2,309,111        $   109,820
Interest bearing
  deposits                       22,639,758        121,534,007
   Federal funds sold               197,000          1,132,000
      Securities
     (Notes 1, 6, 7 and 11)
Held to maturity
  (estimated market value of
 $488,000 - 1993 and
 $18,628,000 - 1992)                487,887         18,231,850
 Available for sale
(cost of
$135,294,000 - 1993
 and market value of
$111,997,000 - 1992)            136,402,760        111,618,072

Loans receivable, net
(Notes 2, 6 and 11)             210,399,352         179,183,239
Investment in Federal Home
    Loan Bank stock               6,763,000           6,380,000
 Real estate, net
   (Note 3)                      18,101,356          20,000,989
   Properties and
   equipment, net
   (Notes 4 and 9)                4,327,431           4,852,444
   Accrued
    interest receivable
  Loans                           2,248,921           1,683,963
  Securities and other
   interest-earning assets          945,073             628,020
      Prepaid expenses
      and other assets            3,825,987           3,031,929
                               $408,647,636        $468,386,333

        LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits (Notes 5 and 9)       $313,674,237         $302,330,959
Securities sold under
  agreements to
  repurchase (Note 7)            10,300,000                -
Advances from
  Federal Home Loan
  Bank (Note 6)                  30,000,000          113,000,000
Advance payments
 by borrowers
  for taxes and
  insurance                       1,013,337            1,221,796
      Other liabilities           3,524,352            3,997,826
 Total liabilities              358,511,926          420,550,581

      COMMITMENTS AND CONTINGENCIES (NOTES 1, 10 AND 11)

STOCKHOLDERS' EQUITY (NOTES 10 AND 13)
Common stock, $1 par
  value; authorized 10,000,
  shares, 2,342,266
  and 2,457,768 shares
  outstanding                   2,342,266              2,457,768
Additional capital              5,811,287              5,880,273
Retained earnings              41,422,422             39,497,711
Net unrealized gain
 on securities
 available for
 sale (Note 1)                   559,735                    -

 Total stockholders'
  equity                      50,135,710             47,835,752

                            $408,647,636           $468,386,333


     See accompanying summary of significant accounting policies and notes to consolidated financial statements.

Consolidated Statements of Operations

YEAR ENDED SEPTEMBER 30,                 1993             1992             1991
INTEREST INCOME
Loans receivable (Note 2)
 Real estate loans                  $17,959,110       $17,428,982        $21,738,500
 Other loans                          1,426,763         1,454,456          2,109,922
Securities
 Held to maturity                     4,590,321         2,262,990          5,987,002
 Available for sale                   6,542,595         6,825,554          6,459,016
 Trading                                 36,087            21,824          1,229,175
Other interest-earning assets         1,395,123         5,818,039          4,663,244

        Total interest income        31,949,999        33,811,845         42,186,859
INTEREST EXPENSE
  Deposits (Note 5)                  13,565,118        18,743,995         24,938,672
  Short term borrowings
   (Notes 6 and 7)                    2,928,991           874,631          6,027,725
  Long term borrowings
   (Notes 6 and 7)                    2,136,573         6,576,603          2,365,507

   Total interest expense            18,630,682        26,195,229         33,331,904

NET INTEREST INCOME                  13,319,317         7,616,616          8,854,955
   Provision for loan
   losses (Note 2)                      534,306         1,204,524          4,824,456

Net interest income after
  provision for loan losses          12,785,011         6,412,092          4,030,499

NONINTEREST INCOME
  Gain (loss) from
   securities (Note 1)
    Held to maturity                   176,394                 -             503,908
    Available for sale               4,839,381          6,221,795          8,701,819
    Trading                            691,342           (349,115)           230,749
  Gain on sale of loans                826,295          1,628,529            998,913
  Loan servicing fees                1,041,482          1,225,125          1,306,796
  Loss from real
   estate operations (Note 3)       (1,653,878)          (570,356)          (591,818)
  Gain on sale of branch office
   (Note 9)                                 -             265,073                 -
  Other                                540,347            500,600            619,309

Total noninterest income             6,461,363          8,921,651         11,769,676

NONINTEREST EXPENSE
Compensation and
  employee benefits (Note 10)        4,718,642          4,845,037          4,729,461
Occupancy (Note 11)                  2,377,904          2,101,339          2,433,994
Advertising                            453,643            267,093            336,631
Data processing services               155,420            116,388            129,984
Insurance                            1,022,523          1,007,837            977,234
Other                                1,851,285          1,734,709          1,524,269

   Total noninterest expense        10,579,417         10,072,403         10,131,573

Income before income taxes
 and extraordinary item              8,666,957          5,261,340          5,668,602
INCOME TAXES (NOTE 8)                2,747,000          1,261,000          2,986,000

Income before extraordinary item     5,919,957          4,000,340          2,682,602




      YEAR ENDED SEPTEMBER 30,                      1993               1992           1991
      EXTRAORDINARY ITEM RESULTING FROM EARLY
  EXTINGUISHMENT OF DEBT (NET OF INCOME
  TAXES OF $1,358,000 AND $139,000) (NOTE 6)       2,216,140              -             271,788

      NET INCOME                                 $ 3,703,817       $ 4,000,340      $ 2,410,814

      EARNINGS PER SHARE
     Income before extraordinary item                  $2.37             $1.59      $  .98
     Extraordinary item                                 (.89)               -         (.10)

     EARNINGS PER SHARE                                $1.48     $        1.59      $  .88

     See accompanying summary of significant accounting policies and notes to consolidated financial statements.

Consolidated Statements of Stockholders' Equity

                                                                              DEBT     NET UNREALIZED             TOTAL
                           COMMON       ADDITIONAL         RETAINED     GUARANTEED     GAIN ON SECURITIES       STOCKHOLDERS'
                            STOCK          CAPITAL         EARNINGS        FOR ESOP    AVAILABLE FOR SALE       EQUITY
BALANCE AT
SEPTEMBER 30, 1990        $2,929,637   $6,144,645         $36,847,460   $(294,947)     $  (7,249,263)          $38,377,532
Net income for the year            -            -           2,410,814            -                 -             2,410,814
Cash dividends -
      Common stock
        $.10 per share             -            -           (276,676)           -                  -              (276,676)
Repayment of debt
      guaranteed for ESOP
         (Note 10)                 -            -                  -      294,947                  -                294,947
Repurchase of common
      stock (Note 13)      (323,101)    (176,610)         (2,023,647)           -                  -             (2,523,358)
Exercise of employee
      stock options (6,473
         shares) (Note 10)    6,473        1,991               4,650            -                  -                 13,114
Reversal of net unrealized
      loss on marketable
         equity securities     -               -                   -            -          7,249,263              7,249,263

BALANCE AT
SEPTEMBER 30, 1991       2,613,009     5,970,026          36,962,601            -                  -             45,545,636
Net income for the year        -              -            4,000,340            -                  -              4,000,340
Cash dividends -
      Common stock,
         $.10 per share         -             -            (248,757)            -                  -               (248,757)
Repurchase of common
      stock (Note 13)    (155,241)      (89,753)         (1,216,473)            -                  -             (1,461,467)

BALANCE AT
SEPTEMBER 30, 1992       2,457,768     5,880,273         39,497,711             -                  -             47,835,752
Net income for the year        -               -          3,703,817             -                  -              3,703,817
Cash dividends -
      Common stock,
         $.15 per share         -              -           (364,890)            -                  -               (364,890)
Repurchase of common
      stock (Note 13)    (115,502)       (68,986)        (1,414,216)                               -             (1,598,704)
Net unrealized gain on
      securities available
      for sale                  -              -                  -             -                559,735            559,735

BALANCE AT
SEPTEMBER 30, 1993      $2,342,266    $5,811,287        $41,422,422        $    -       $        559,735        $50,135,710

See accompanying summary of significant accounting policies and notes to consolidated financial statements.

Consolidated Statements of Cash Flows



 YEAR ENDED SEPTEMBER 30,       1993         1992       1991
 OPERATING ACTIVITIES
       Net income        $  3,703,817    $4,000,340   $2,410,814
       Adjustments
Purchase of trading account
  securities             (110,876,428)  (36,764,539) (84,407,816)
Proceeds from sale
  of trading account
   securities             111,567,770    36,415,424  119,250,949
Provision for losses        1,671,508     1,955,313    5,120,685
Gain on sale of assets     (6,501,564)   (7,676,976) (10,318,239)
Amortization and
  depreciation                702,489       683,518      823,112
(Increase) decrease in accrued
   interest receivable       (882,011)      882,393      847,510
Increase (decrease) in
 deferred income
   taxes                     (788,000)      301,000     (121,000)
Other                      (1,082,731)      460,564      473,769

  NET CASH PROVIDED
  (ABSORBED)
 BY OPERATING ACTIVITIES   (2,485,150)      257,037   34,079,784

 INVESTING ACTIVITIES
       Purchase of securities
Held to maturity         (121,183,547)           -   (30,800,688)
Available for sale       (316,722,053) (415,409,253) (394,348,124)
   Proceeds from
     sale of securities
Held to maturity              176,394       500,000    28,692,096
Available for sale        380,826,224   404,364,770   505,749,518
       Proceeds from
     principal payments
and maturities of securities
   Held to maturity         5,524,090     4,174,396     3,989,058
   Available for sale      50,263,855     5,312,322     1,884,349
       Proceeds from sale
        of loans           48,237,774    89,317,243    29,874,700
       Loan originations
       and principal
       payments on loans,
        net               (82,818,040)  (84,301,749)  (17,939,209)
       Proceeds from sale
       of real estate       4,606,128     2,178,374     2,803,418
       Purchase of Federal
Home Loan Bank stock         (383,000)     (405,000)   (3,150,800)
       Other                 (143,858)    1,015,904      (193,849)

      NET CASH PROVIDED
       (ABSORBED) BY
         INVESTING
         ACTIVITIES    $  (31,616,033)   $6,747,007 $ 126,560,469

Consolidated Statements of Cash Flows (continued)



YEAR ENDED SEPTEMBER 30,                            1993                  1992            1991
FINANCING ACTIVITIES
      Net increase (decrease) in deposits     $ 11,343,278       $(30,989,531)     $(24,122,154)
      Proceeds from Federal Home Loan
         Bank advances                                   -         50,000,000       105,500,000
      Repayments of Federal Home Loan Bank
         advances                              (83,000,000)       (50,000,000)      (48,000,000)
      Repurchase of common stock                (1,598,704)        (1,461,467)       (1,970,233)
      Cash dividends paid on common stock         (364,890)          (248,757)         (276,676)
      Proceeds from securities sold under
         agreements to repurchase and from
         other borrowings                      444,302,723        102,587,500       432,798,886
      Payments on securities sold under
         agreements to repurchase and on
         other borrowings                     (434,002,723)      (103,890,625)     (543,811,887)
      Decrease in escrow deposits                 (208,459)          (265,268)         (258,271)
      Other                                              -                  -            13,114

NET CASH ABSORBED BY FINANCING
     ACTIVITIES                                (63,528,775)       (34,268,148)      (80,127,221)

INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                 (97,629,958)       (27,264,104)       80,513,032
CASH AND CASH EQUIVALENTS -
   beginning of year                           122,775,827        150,039,931        69,526,899

CASH AND CASH EQUIVALENTS -
   end of year                                $ 25,145,869       $122,775,827      $150,039,931

SUPPLEMENTAL DISCLOSURES OF
   CASH FLOW INFORMATION

Cash payments of interest expense             $ 19,128,000       $  26,424,000     $  34,741,000

Cash payments of income taxes               $      260,000      $    2,930,000    $    2,110,000
SUPPLEMENTAL SCHEDULE OF NON CASH
   INVESTING AND FINANCING ACTIVITIES

Securitization of loans receivable into
   mortgage-backed securities                     $    -        $         -        $  34,834,000

Loans transferred to real estate acquired
   through foreclosure                     $      182,000      $    1,059,000    $    2,480,000

Loans transferred to real estate in-
   substance foreclosed                     $   3,767,000      $    7,077,000    $    4,857,000

Assumption of debt from acquisition
   of previously unconsolidated joint
    venture                                 $           -       $          -     $    1,500,000

Repurchase of common stock through
   issuance of debt                         $           -       $          -      $     553,000

Net unrealized gain (loss) on securities    $      560,000      $          -      $  (7,249,000)

See accompanying summary of significant accounting policies and notes to consolidated financial statements.

        Summary of Accounting Policies

NATURE OF BUSINESS AND
PRINCIPLES OF CONSOLIDATION
    The accompanying consolidated financial statements include the accounts of Pioneer Financial Corporation (the "Corporation") and its wholly-owned subsidiaries, Pioneer Federal Savings Bank (the "Savings Bank"), Pioneer Properties, Inc., (a dormant real estate brokerage subsidiary), PTC Corporation, and all of the wholly-owned subsidiaries of the Savings Bank. The principal business of the Savings Bank is to attract funds in the form of deposits acquired from the general public and to invest these funds principally in loans secured by deeds of trust (mortgages) which constitute first liens on residential and other real estate to enable borrowers to purchase, refinance, construct or improve such property, and in other securities. Funds for the Savings Bank's operations are also provided through borrowings from the Federal Home Loan Bank and other commercial banks, proceeds from sales of loans and securities, and from the amortization and repayment of outstanding loans. Earnings depend primarily upon the difference between interest income from loans and securities, and interest expense incurred in connection with deposits and borrowings, gains and losses from the sale of assets, and expenses relating to the day-to-day operations of the Savings Bank. PTC Corporation was formed on September 1, 1989 for the purpose of carrying out investment activities as prescribed by the Board of Directors. During June 1991, PTC Corporation was dissolved and the assets and liabilities were absorbed by the Corporation. The Savings Bank's subsidiaries were organized for the purpose of acquiring, completing, maintaining and marketing real estate properties. All material intercompany accounts and transactions have been eliminated in consolidation.

REGULATION
    The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and regulations promulgated thereunder provided for the restructuring of the federal agencies that insure and supervise savings associations. The Office of Thrift Supervision ("OTS"), an agency established pursuant to FIRREA, is the primary regulator for federally chartered savings associations, as well as savings and loan holding companies. The OTS is an office of the Department of Treasury under the general oversight of the Secretary of Treasury. Due to its ownership and control of the Savings Bank, the Corporation is a savings and loan holding company within the meaning of the Home Owners' Loan Act, as amended, and thus is subject to that Act's regulation, examination, supervision, and reporting requirements.
    Effective as of the passage of FIRREA, on August 9, 1989, the Federal Deposit Insurance Corporation ("FDIC") became the federal deposit insurance administrator for both banks and savings associations. The FDIC maintains separate insurance funds, the Savings Association Insurance Fund ("SAIF") and the Bank Insurance Fund for thrifts and banks respectively, and assessment rates are set independently. FIRREA also gives the FDIC specified authority to prescribe and enforce such regulations and issue such orders as it deems necessary to prevent actions or practices by savings associations that pose a serious threat to the SAIF.
    The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted on December 19, 1991. Provisions of the legislation became effective January 1, 1993. FDICIA introduces regulations that will subject the Savings Bank to additional supervision than it has encountered in the past.
    Specifically, FDICIA contains provisions which will allow regulators to impose prompt corrective action on undercapitalized institutions in accordance with a categorized capital-based system. In addition, FDICIA includes provisions for revising capital requirements to include the effect of interest rate risk, operating standards in key areas of the Savings Bank's operations, standards for compensating executives, audit expansion and increased frequency of regulatory examinations, reducing the scope of deposit insurance coverage, risk-based deposit insurance assessments, and restricting state banking activities.

SECURITIES
    In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Investments in securities are to be classified as either held-to-maturity, trading, or available for sale. SFAS 115 is effective for fiscal years beginning after December 15, 1993, however, an enterprise may elect to initially apply the statement as of the end of an earlier fiscal year for which annual financial statements have not been previously issued. Management has elected to apply SFAS 115 as of September 30, 1993.
    Investments in debt securities classified as held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the level yield method. Management has a positive intent and ability to hold these securities to maturity and, accordingly, adjustments are not made for temporary declines in their market value below amortized cost. Investment in Federal
Home Loan Bank stock is stated at cost.

    Investments in debt and equity securities classified as available-for-sale are stated at market value with unrealized holding gains and losses excluded from earnings and reported as a net amount (net of tax effect) in a separate component of stockholders' equity until realized.
      Investments in debt and equity securities classified as trading, forward commitments and open interest rate futures contracts not treated as hedges against net interest rate exposure are stated at market value. Unrealized holding gains and losses for trading securities, closed interest rate futures contracts not treated as hedges and forward commitments are included in the statement of operations.

    Gains and losses on the sale of securities are determined using the specific identification method. Gains and losses on interest rate futures contracts treated as hedges against net interest rate exposure are deferred and accreted or amortized using the level yield method as an adjustment to interest income over the estimated remaining lives of the hedged assets.

Loans Receivable

    Loans receivable consists primarily of long-term real estate loans secured by first deeds of trust on single family residences, other residential property, commercial property and land located primarily in the state of Virginia, and are stated at unpaid principal balances, less the allowance for loan losses, net deferred loan origination fees and unearned discounts. Interest income on mortgage loans is recorded when earned and is recognized based on the level yield method. The Corporation provides an allowance for accrued interest deemed to be uncollectible, which is included in the allowance for loan losses.

    Loan origination fees and certain direct loan origination costs are treated as an adjustment of the yield on the related loan using the level yield method.

    The Corporation is able to generate funds by selling loans and participations in loans to the Federal Home Loan Mortgage Corporation and to other investors. Under participation service agreements, the Corporation continues to service the loans and the participant is paid its share of principal and interest collections.

    Gain or loss on loan sales is recognized at the time of the sale. The gain or loss recorded is equal to the present value of the estimated future interest receipts, net of allowance for estimated servicing costs and a normal servicing profit on the portion sold less the present value of interest payments to be remitted to the buyers. The resulting deferred premium or discount is amortized or accreted to income using the level yield method. Loan servicing income is recorded when earned. Loan servicing costs are charged to expense as incurred.

    The Corporation places loans on nonaccrual status after being delinquent greater than 90 days or earlier if the Corporation becomes aware that the borrower has entered bankruptcy proceedings, or in situations in which the loans have developed inherent problems prior to being 90 days delinquent that indicate payments of principal or interest will not be made in full. Whenever the accrual of interest is stopped, a specific reserve is established through a charge to expense for previously accrued but uncollected interest income. Thereafter, interest is recognized only as cash is received until the loan is brought current.
    In May 1993, the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards No. 114 ("SFAS 114"), "Accounting by
Creditors for Impairment of a Loan". SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS 114 is effective for fiscal years beginning after December 15, 1994, and has not been adopted by the Corporation for the year ended
September 30, 1993. Management has not determined whether the application of the pronouncement will have a material effect on the financial statements of the Corporation.

Real Estate Owned
    Real estate acquired in settlement of loans, whether through actual foreclosure or in-substance foreclosure, is initially recorded at the lower of fair market value of the assets received or the recorded investment in the loan at date of foreclosure. Property that is held for resale is carried at the lower of cost or fair value minus estimated costs to sell. Property that is held for development is carried at the lower of cost or estimated net realizable value. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense. The portion of interest costs relating to development of real estate is capitalized.
    Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of property held for sale or development exceeds its fair value minus estimated costs to sell or net realizable value, respectively.

Allowance for Losses
    It is the policy of the Corporation to provide valuation allowances for estimated losses on loans and real estate when a significant decline in value can be identified. In providing valuation allowances, current economic conditions and prevailing market rates are considered. Major loans, real estate owned including development projects, and major lending areas are reviewed periodically to determine potential problems at an early date.
The Corporation's experience has shown that foreclosures on loans result in some loss. Therefore, in addition to allowances for specific loans, the Corporation makes an unallocated provision for losses on loans based in part on loss experience and in part on prevailing market conditions. Additions to allowances are charged to expense. The allowance for losses for loans and real estate owned is netted against the respective asset in the consolidated statement of condition.

Properties and Equipment
    Properties and equipment are stated at cost less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed using the straight-line method over the estimated useful lives of the individual assets or the terms of the related leases, if shorter, for leasehold improvements. Expenditures for betterments and major renewals are capitalized and ordinary maintenance and repairs are charged to operations as incurred.

Securities Repurchase Transactions
    The Corporation enters into securities repurchase arrangements using U.S. Treasury and mortgage-backed securities. Under these arrangements, the Corporation sells securities and concurrently executes commitments to repurchase the identical securities at specified future dates. All such transactions are accounted for as financings with the related interest expense recorded over the period of each arrangement.

Income Taxes
    In computing Federal income taxes, savings banks that meet certain definitional tests and other conditions prescribed by the Internal Revenue Code are allowed, within limitations, to deduct from taxable income an allowance for bad debts based on actual loss experience, a percentage of taxable income before such deduction or an amount based on a percentage of eligible loans. The Corporation has utilized the percentage (8%) of taxable income method for the years ended September 30, 1993 and 1991 and the experience method for the year ended September 30, 1992. The cumulative bad debt reserve, upon which no taxes have been paid, was approximately $6,124,000 and $5,884,000 as of September 30, 1993 and 1992, respectively.
    Deferred income taxes are provided on income and expenses reported for financial statement purposes in periods different than for income tax purposes.
    In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." SFAS 109 established new accounting practices for the computation of income tax expense for financial reporting purposes. SFAS 109 is effective for annual financial statements for fiscal years beginning after December 15, 1992, and has not been adopted by the Corporation for the year ended September 30, 1993. Management does not expect the application of the pronouncement to have a material effect on the consolidated financial statements of the Corporation.

Earnings Per Share
    Earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. For the year ended September 30, 1993, the weighted average number of shares of common stock was adjusted for the effects of existing stock options, which are considered common stock equivalents. The calculation of earnings per share for the years ended September 30, 1992 and 1991, did not include the existing stock options as their dilutive effect was less than three percent. The weighted average number of shares of common stock outstanding, adjusted for the effects of existing stock options for the year ended September 30, 1993, were 2,501,373, 2,510,788 and 2,749,602 for the years ended September 30, 1993, 1992 and 1991, respectively.

Cash Equivalents
         For purposes of reporting cash flows, cash equivalents include interest bearing deposits and federal funds sold in the accompanying statements of condition. The Corporation considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

Other
      Certain reclassifications have been made in the prior years' consolidated financial statements to conform to the September 30, 1993 presentation.

Notes to Consolidated Financial Statements
1. Securities

A summary of the amortized cost and estimated market values of securities is as follows:



SEPTEMBER 30, 1993

                                                     GROSS              GROSS      ESTIMATED
                                 AMORTIZED      UNREALIZED         UNREALIZED       MARKET
                                      COST           GAINS             LOSSES       VALUE
HELD TO MATURITY
      Corporate securities    $    487,887    $        -            $       -    $    487,887

                                   487,887             -                    -         487,887

AVAILABLE FOR SALE
      Mortgage-
         backed securities      79,022,098       492,371                  946      79,513,523
      Corporate securities       2,001,493        16,907                     -      2,018,400
      United States Treasury    50,657,639       176,736                     -     50,834,375
      Other securities           3,613,068       569,713              146,319       4,036,462

                               135,294,298     1,255,727              147,265     136,402,760

                              $135,782,185    $1,255,727            $ 147,265    $136,890,647


SEPTEMBER 30, 1992
                                                    GROSS         GROSS       ESTIMATED
                                   AMORTIZED    UNREALIZED   UNREALIZED           MARKET
                                        COST         GAINS       LOSSES             VALUE
HELD TO MATURITY
   Mortgage-
   backed securities            $ 17,576,627    $  521,282    $ 262,367    $ 17,835,542
      Other securities               655,223       137,565            -         792,788
                                  18,231,850       658,847      262,367      18,628,330

AVAILABLE FOR SALE
      Mortgage-
         backed securities         1,912,211       167,273            -       2,079,484
      Corporate securities        56,966,882       125,078            -      57,091,960
      Collateralized
         mortgage obligations     47,077,607       327,586            -      47,405,193
      United States Treasury              -              -            -             -
      Other securities             5,661,372       450,423      691,431       5,420,364

                                 111,618,072     1,070,360      691,431     111,997,001

                                $129,849,922    $1,729,207    $ 953,798    $130,625,331

    The amortized cost and estimated market value of securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


SEPTEMBER 30,                                   1993                     1992

                                                    ESTIMATED                   ESTIMATED
                                   AMORTIZED           MARKET      AMORTIZED    MARKET
                                        COST            VALUE         COST      VALUE
Due in one year or less         $         -     $         -      $    845,790    $1,007,345
Due after one year
      through five years          21,957,518     21,999,650         2,001,856     2,091,960
Due after five years
      through ten years           31,189,501     31,341,012        54,965,025    55,000,000
Due after ten years                  319,341        522,622        49,909,014    50,374,165

                                  53,466,360     53,863,284       107,721,685   108,473,470

Mortgage-backed
      securities                  79,022,098     79,513,523        19,488,838    19,915,026
Marketable equity
      securities                   3,293,727      3,513,840         2,639,399     2,236,835

                                $135,782,185 $  136,890,647      $129,849,922  $130,625,331


    Proceeds from sales of securities available for sale were approximately $380,826,000, $404,365,000 and $505,750,000 during the years ended September 30,
1993, 1992, and 1991, respectively. Gross gains of approximately $6,142,000, $7,174,000 and $16,172,000 and gross losses of approximately $1,302,000, $952,000 and $7,470,000 were realized on those sales during the years ended September 30, 1993, 1992, and 1991, respectively.
    At September 30, 1993 and 1992, mortgage-backed securities with a carrying value of approximately $11,422,000 (market value of $11,744,000) and $11,607,000 (market value of $11,681,000), respectively, were pledged as collateral for industrial revenue bonds which are the liability of a customer of the Corporation. The Corporation receives a fee for the pledge of assets and holds a first lien on certain real estate as collateral.
    The maximum forward commitments to purchase mortgage-backed securities outstanding at any one time during the years ended September 30, 1993, 1992 and 1991 were $70,000,000, $145,000,000 and $100,000,000, respectively.
At September 30, 1993, the Corporation had commitments to purchase $20,000,000 in mortgage-backed securities.

2. Loans Receivable
Loans receivable are summarized as follows:


SEPTEMBER 30,                          1993           1992

REAL ESTATE LOANS
First mortgage conventional
       One to four family        $ 66,784,819    $ 64,620,463
       Multi-family                45,378,439      52,870,588
       Non-residential             48,858,265      43,133,960
       Construction                41,882,143      10,852,423
Second mortgage conventional          307,599         509,057

Total real estate loans           203,211,265     171,986,491
Less
       Loans in process             8,545,303       2,660,692
       Deferred loan fees, net      1,619,196       1,381,196
       Allowance for loan losses    4,095,405       4,133,611

Net real estate loans             188,951,361     163,810,992
OTHER LOANS
Consumer                            3,434,469       3,559,619
Commercial                         18,570,721      12,654,480

Total other loans                  22,005,190      16,214,099
Less
       Deferred loan fees, net         74,239         139,716
       Unearned discounts              97,013         191,962
       Allowance for loan losses      385,947         510,174

Net other loans                    21,447,991      15,372,247

                                 $210,399,352    $179,183,239
    Mortgage loans sold and serviced for others are not included in the accompanying consolidated statements of condition. The approximate unpaid principal balances of these loans is as follows:


SEPTEMBER 30,                          1993           1992            1991

MORTGAGE LOAN PORTFOLIOS SERVICED FOR:
      FHLMC                      $ 78,130,000     $128,906,000       $174,295,000
      VHDA                         29,666,000       32,552,000         31,501,000
      FNMA                         12,789,000       27,566,000         35,184,000
      Other investors               4,509,000        5,763,000          8,778,000

                                 $125,094,000     $194,787,000       $249,758,000

    Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $1,182,000, $1,706,000 and $2,197,000 at September 30, 1993, 1992 and 1991, respectively.
    The weighted average interest rate on loans receivable was approximately 8.74% and 9.63% at September 30, 1993 and 1992, respectively.

    Activity in the allowance for loan losses is summarized as follows:

                                              REAL ESTATE          OTHER
                                                    LOANS          LOANS       TOTAL

BALANCE AT SEPTEMBER 30, 1990                 $ 1,633,533     $1,025,180     $ 2,658,713
Provision charged to expense                    4,648,663        175,793       4,824,456
Recoveries of amounts previously charged off      119,556        532,991         652,547
Losses charged to the allowance                (3,109,509)      (880,238)     (3,989,747)

BALANCE AT SEPTEMBER 30, 1991                   3,292,243        853,726       4,145,969
Provision charged to expense                    1,590,060       (385,536)      1,204,524
Recoveries of amounts previously charged off      148,019        436,285         584,304
Losses charged to the allowance                  (896,711)      (394,301)     (1,291,012)

BALANCE AT SEPTEMBER 30, 1992                   4,133,611        510,174       4,643,785
Provision charged to expense                      680,025       (145,719)        534,306
Recoveries of amounts previously charged off      138,494        347,880         486,374
Losses charged to the allowance                  (856,725)      (326,388)     (1,183,113)

BALANCE AT SEPTEMBER 30, 1993                   $ 4,095,405   $  385,947     $ 4,481,352

        Of the total allowance for loan losses of $4,481,352 at September 30, 1993, $3,617,536 is not specifically allocated to identified problem loans.
    Nonaccrual and renegotiated loans for which interest has been reduced totaled approximately $7,671,000, $3,914,000, $8,163,000, $10,663,000 and
$2,142,000 at September 30, 1993, 1992, 1991, 1990, and 1989, respectively.
Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended September 30 are summarized below:


                                   1993        1992        1991       1990       1989
Interest income that would
  have been recorded             $682,511    $377,226    $533,231    $97,889    $48,390
Interest income recognized        252,232     225,162     197,588         -          -
Interest income foregone         $430,279    $152,064    $335,643    $97,889    $48,390

    The Corporation is not committed to lend additional funds to debtors whose loans have been modified.
3. Real Estate
    A summary of real estate, net of allowance for losses, is as follows:

SEPTEMBER 30,                                1993          1992
Acquired in settlement of loans        $    505,448    $ 4,948,528
In-substance foreclosure                  3,276,769      6,421,498
Held for development or resale           14,319,139      8,630,963
                                       $ 18,101,356    $20,000,989

During 1993, the Corporation determined that seven loans with outstanding principal balances of $3,767,331 had been in-substance foreclosed, and, although formal foreclosure proceedings had not been initiated, the investment in the loans has been reported in the financial statements in the same manner as collateral that has been formally repossessed, regardless of whether the related loan in formally restructured.

Activity in the allowance for real estate losses is summarized as follows:

                                 ACQUIRED IN
                                  SETTLEMENT     IN-SUBSTANCE       HELD-FOR
                                    OF LOANS      FORECLOSURE    DEVELOPMENT        TOTAL


BALANCE AT SEPTEMBER 30, 1990   $   206,012     $     -           $   360,686     $  566,698
Provision charged to expense        192,932           -               103,297        296,229
Recoveries previously charged-off         -           -                    -             -
Losses charged to the allowance    (226,204)          -               (78,915)      (305,119)

BALANCE AT SEPTEMBER 30, 1991       172,740           -               385,068        557,808
Provision charged to expense        808,021           -               (57,232)       750,789
Recoveries previously charged-off        -            -                    -             -
Losses charged to the allowance    (139,275)          -              (173,725)      (313,000)

BALANCE AT SEPTEMBER 30, 1992       841,486           -               154,111        995,597
Provision charged to expense        502,640           -               634,562      1,137,202
Recoveries previously charged-off         -           -                    -             -
Losses charged to the allowance    (912,669)          -                    -        (912,669)

BALANCE AT SEPTEMBER 30, 1993     $ 431,457     $     -           $   788,673     $1,220,130


Loss from real estate operations is as follows:


YEAR ENDED SEPTEMBER 30,                     1993                1992          1991

Sales of real estate                   $  4,606,128        $ 2,178,374       $ 2,803,418
Cost of sales                             4,739,928          2,280,175         2,843,018
Net loss on sales of real estate           (133,800)          (101,801)          (39,600)

OTHER INCOME
      Golf course revenues                  626,082                  -              -
      Rental income                         824,569                  -              -
      Gain from retirement of debt               -             684,042              -
      Loss from real estate partnership          -                   -           (72,709)
      Other income                           47,991            48,0153             4,781
                                          1,498,642            732,057           (37,928)
OTHER EXPENSE
      Provision for real estate losses    1,137,202            750,789           296,229
      Compensation and employee benefits    401,784                  -                -
      Occupancy                             653,810            189,484                -
      Advertising                           279,164                  -                -
      Legal                                 138,973            125,723                -
      Other                                 407,787            134,616           218,061
                                          3,018,720           1,200,61           514,290
NET LOSS FROM REAL ESTATE OPERATIONS   $ (1,653,878)       $  (570,356)      $  (591,818)

   4. Properties and Equipment

  Properties and equipment are summarized as follows:

SEPTEMBER 30,                               1993                  1992
Land and improvements                    $1,249,877          $   1,249,877
Buildings                                 2,599,348              2,804,499
Furniture and equipment                   5,379,248              5,177,426
Automobiles                                  28,117                 28,117
                                          9,256,590              9,259,919
Less allowances for depreciation
  and amortization                        4,929,159              4,407,475
                                         $4,327,431          $   4,852,444

    5. Deposit
       A summary of deposits is as follows:



SEPTEMBER 30,                               1993                         1992
                                    AMOUNT         PERCENT        AMOUNT        PERCENT

PASSBOOK, STATEMENT AND
INTEREST CHECKING ACCOUNTS:
Non-interest bearing           $  7,777,045        2.5%       $  6,847,794        2.3%
    2.75 to 3.00%                68,939,459       21.9          11,688,128        3.8
    3.01 to 4.00%                59,781,265       19.1         111,870,626       37.0
    4.01 to 5.00%                        -           -               -            -
    5.01 to 6.00%                        -           -               -            -
    6.01 to 7.00%                        -           -              17,278        -

                                136,497,769       43.5         130,423,826       43.1
CERTIFICATES:
    2.75 - 4.00%                43,863,504        14.0          16,204,039        5.3
    4.01 - 5.00%                60,658,889        19.3          54,916,829       18.2
    5.01 - 6.00%                28,204,405         9.0          39,183,238       13.0
    6.01 - 7.00%                19,341,327         6.2          24,962,619        8.3
    7.01 - 8.00%                11,700,510         3.7          15,098,738        5.0
    8.01 - 9.00%                 7,191,736         2.3          15,201,591        5.0
    9.01 - 10.00%                6,216,097         2.0           6,340,079        2.1

                               177,176,468        56.5         171,907,133       56.9

                              $313,674,237       100.0%       $302,330,959      100.0%

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $12,365,000 and $8,565,000 at September 30, 1993
and 1992, respectively.

At September 30, 1993, scheduled maturities of certificates of deposit are as follows:


YEAR ENDING SEPTEMBER 30,              1994           1995         1996         THEREAFTER

2.75 - 4.00%                     $  42,005,482    $ 1,858,021    $       -      $       -
4.01 - 5.00%                        42,928,214     16,085,705      1,603,971         40,999
5.01 - 6.00%                         3,937,336      9,280,792      2,317,198     12,669,081
6.01 - 7.00%                         3,147,053        986,017      1,280,022     13,928,235
7.01 - 8.00%                         4,450,194      2,352,103      4,802,209         96,004
8.01 - 9.00%                         4,842,822      1,593,941        754,972             -
9.01 - 10.00                         6,216,097              -              -             -
                                  $107,527,198    $32,156,579    $10,758,372    $26,734,319


Interest expense on deposits is summarized as follows:

YEAR ENDED SEPTEMBER 30,      1993        1992           1991
Certificates, net        $ 9,432,726    $13,309,714    $17,452,298
Interest checking          2,149,362      3,174,017      6,124,653
Savings                    1,983,030      2,260,264      1,361,721
                         $13,565,118    $18,743,995    $24,938,672
The weighted average interest rate on deposits was approximately 4.14%, 4.77% and 6.68% at September 30, 1993, 1992 and 1991, respectively.

6. Advances from Federal Home Loan Bank

The advances to the Corporation are summarized below by maturity date:

DUE IN YEAR ENDING SEPTEMBER 30,      1993            1992

1993                            $            -    $ 67,500,000
1994                                30,000,000      10,000,000
1995                                         -      20,500,000
1996                                         -      15,000,000

                                $   30,000,000    $113,000,000

The weighted average interest rate on advances was approximately 3.6% and 6.0% at September 30, 1993 and 1992, respectively. Interest expense on advances from Federal Home Loan Bank was $4,857,239, $7,182,687 and $4,235,528 for the years ended September 30, 1993, 1992 and 1991, respectively.
Qualifying residential loans of $45,251,385 and mortgage- backed securities with a book value of $37,913,000 (market value of $38,886,000) are pledged as collateral under a specific collateral agreement.
    During May 1993 and January 1991, the Corporation incurred prepayment penalties of $2,216,140, net of income taxes of $1,358,000, and $271,788, net of income taxes of $139,000, respectively, from the early extinguishment of Federal Home Loan Bank advances. The prepayment penalties have been treated as extraordinary items in the statements of operations.

    Information related to borrowing activity from the Federal Home Loan Bank is as follows:

YEAR ENDED SEPTEMBER 30,                                 1993               1992

MAXIMUM AMOUNT OUTSTANDING DURING THE YEAR        $113,050,000      $  113,000,000
AVERAGE AMOUNT OUTSTANDING DURING THE YEAR        $ 87,356,000      $  112,351,000
AVERAGE INTEREST RATE DURING THE YEAR                     5.56%               6.39%


7. Securities Sold Under Agreements to Repurchase and
  Other Borrowings
Securities sold under agreements to repurchase are summarized as follows:


SEPTEMBER 30,                               1993                      1992

Securities sold under agreements
  to repurchase                          $ 10,300,000          $         -
                                         $ 10,300,000          $         -

Information related to borrowing activity from securities sold under agreements to repurchase is as follows:

YEAR ENDED SEPTEMBER 30,                          1993               1992

MAXIMUM AMOUNT OUTSTANDING DURING THE YEAR    $108,308,000     $ 51,250,000
AVERAGE AMOUNT OUTSTANDING DURING THE YEAR    $  7,034,000     $  1,736,319
AVERAGE INTEREST RATE DURING THE  YEAR                2.84%            4.50%

    7.  Securities Sold Under Agreements to Repurchase and Other
Borrowings(continued)

    The repurchase agreement was due within one month and had an interest rate of 1.6% at September 30, 1993. The repurchase agreement was collateralized by a United States Treasury Note with a book value of $10,243,000 (market value of $10,284,000) at September 30, 1993. The United States Treasury Note was delivered to the dealer who arranged the transaction. The agreement was to repurchase the identical security sold.
    Interest expense on securities sold under agreements to repurchase and other borrowings is summarized as follows:


YEAR ENDED SEPTEMBER 30,                   1993            1992          1991

Securities sold under
  agreements to repurchase             $ 199,844       $  78,099     $1,416,044
Other borrowings                           8,481         190,448      2,741,660
                                       $ 208,325       $ 268,547     $4,157,704

 8.  Income Taxes

The provision for income taxes (benefit) consists of the following:

YEAR ENDED SEPTEMBER 30,                   1993          1992          1991
Current                                $3,535,000    $  960,000    $3,107,000
Deferred (benefit)                       (788,000)      301,000      (121,000)
                                       $2,747,000    $1,261,000    $2,986,000
    A reconciliation of income taxes computed at the statutory income tax rate to the effective rate is as follows:


YEAR ENDED SEPTEMBER 30,                   1993          1992          1991


Income taxes at the statutory rate   $2,946,766     $1,788,856     $1,927,325
Increase (decrease) in taxes:
   Provision for losses for
   financial reporting
    purposes                            181,664        620,770      1,723,093
   Bad debt deduction for tax
    return purposes                    (155,600)      (884,000)      (267,286)
   Tax exempt interest and dividends   (442,736)      (459,793)      (464,881)
   State income tax (net of
    federal income tax benefit)         214,424        117,101        145,362
   Other                                  2,482         78,066        (77,613)

                                     $2,747,000     $1,261,000     $2,986,000

   The components of deferred income taxes are as follows:


YEAR ENDED SEPTEMBER 30,                 1993          1992           1991

Accrual to cash basis
 adjustment (reversal)               $    -       $     -        $ (450,000)
Securities sales                      (131,000)     253,000         169,000
FHLB dividends                         148,000      158,000          99,000
Deferred gain on loan sales           (214,000)    (119,000)        (69,000)
Gains on real estate
  sales not recognized
   for financial statement purposes    (215,000)          -               -
Provision for real estate losses       (432,000)          -               -
Deferred loan fees                      (21,000)     10,000         215,000
Other                                    77,000      (1,000)        (85,000)

                                   $   (788,000)  $ 301,000      $ (121,000)

9.  Sale of Branch Office

    Effective September 25, 1992, the Corporation sold its branch office in Virginia Beach at a gain of $265,073. The sale included the deposits, property and equipment, and working funds of the branch, and a $50,000 payment for the assumption by the purchaser of the Corporation's liabilities and obligations as lessee of the branch under a lease dated March 6, 1985. The Corporation's cash payment was reduced by an amount equal to 1.15% of the outstanding balance on deposits at the date of the sale. A financial summary of the transaction is as follows:

Deposits assumed by purchaser              $27,397,628
Less assets transferred to purchaser
       Working funds                            46,083
       Property and equipment, net              10,985
                                            27,340,560
Cash payment to purchaser                   27,075,487

GAIN ON SALE                               $   265,073


10. Employee Benefit Plans

    RETIREMENT AND PROFIT SHARING PLAN. On December 17, 1990, the Board of Directors voted to terminate the Pioneer Federal Savings Bank Retirement Plan, which was a defined contribution non-contributory retirement plan covering substantially all of its employees. Beneficiaries of the Retirement Plan were fully vested upon termination. Total contributions amounted to $37,351 for the year ended September 30, 1991. It was the Corporation's policy to fund pension costs as incurred. During August, 1991, the Board of Directors approved a profit sharing plan with a 401(k) feature to replace the Retirement Plan, which became effective October 1, 1991. Total contributions to the 401(k) profit sharing plan amounted to $152,562 and $204,576 for the years ended September 30, 1993 and 1992, respectively. The plan calls for a discretionary profit sharing contribution to be made after the Board of Directors has reviewed the final audited financial statements. Included in the 1993 contribution is accrued profit sharing expense which will be paid subsequent to September 30, 1993.
    STOCK OPTION AND INCENTIVE PLAN. In November 1985, the Board of Directors adopted a Stock Option and Incentive Plan (the "Plan") which was approved by the Corporation's stockholders on January 28, 1986. Pursuant to the Plan, 300,000 shares of the Corporation's common stock may be used as options and awards to officers and other key employees. Under the terms of the Plan, the term of any stock option may not exceed 10 years from the date of grant. Options granted under the Plan may be incentive or non-incentive stock options and must be paid for in full in cash or shares of common stock, or a combination of both. The exercise price for the purchase of shares subject to an incentive stock option at the date of grant must be at least equal to the market value of the shares covered by the incentive stock option on the date of grant.
    The exercise price per share subject to a non-incentive stock option shall be at a price as determined by a committee appointed by the Board of Directors to administer the Plan. There were no non-incentive stock options outstanding at September 30, 1993. Prior to September 30, 1993 the Plan also allowed the optionee, subject to approval by the Stock Option Committee, to surrender his option for cancellation and receive cash equal to the difference between the exercise price of the option and the then fair market value of the shares of common stock subject to the option. The following table presents options outstanding under the Plan:

YEAR ENDED SEPTEMBER 30,                              1993          1992

                                 OPTION PRICE

Outstanding at beginning of year $ 5.38 - $10.63     192,329      235,616
Options granted                    9.75 -13.75         7,928       22,720
Options exercised/cancelled        5.38 -10.63       (13,402)     (28,772)
Options forfeited                  5.38 - 9.75        (7,600)     (37,235)

OUTSTANDING AT END OF YEAR       $ 5.38 - $13.75     179,255      192,329
In the case of all options granted, one-third of the total may be exercised each year for the following three years. All options granted expire after ten years from date of grant.

    EMPLOYEE STOCK OWNERSHIP PLAN.  In fiscal year 1987, the Corporation's
Board of Directors approved the Pioneer Federal Savings and Loan Association Employee Stock Ownership Plan (ESOP) which is a noncontributory plan established to acquire shares of the Corporation's common stock for the benefit of all eligible employees. During 1988, the ESOP arranged financing with a bank to finance the purchase of 77,264 shares of the Corporation's common stock at a cost of $499,686. During December 1990, the Board of Directors voted to prepay the outstanding ESOP loan balance. The prepayment of this loan resulted in the allocation of all shares to plan beneficiaries. The loan was scheduled to be repaid over a seven year period at an interest rate of 95.3% of NationsBank prime. Contributions to the ESOP during the year ended September 30, 1991 amounted to $301,992. There were no contributions made to the plan during the years ended September 30, 1993 and 1992.
    During July 1993, the Board of Directors voted to terminate the fully allocated ESOP. Beneficiaries were given the option to receive cash for the fair value of the stock, transfer the cash value of the stock to their existing profit sharing plan, or transfer shares of stock to a self-directed plan. The distribution and transfers of cash, as well as the transfer of shares occurred subsequent to September 30, 1993.

11.Commitments and Contingencies

    The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, options written, standby letters of credit, financial guarantees and forward and futures contracts. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of condition. The contract or notional amounts of those instruments outstanding reflect the extent of involvement the Corporation has in particular classes of financial instruments.
    The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For forward and futures contracts and options written, the contract or notional amounts do not represent exposure to credit loss. The Corporation controls the credit risk of its forward and futures contracts through credit approvals, limits, and monitoring procedures.

SEPTEMBER 30,                                      1993                1992

Financial instruments whose contract amounts
represent credit risk:
   Commitments to extend credit at fixed rates   $3,737,000        $ 3,542,000
   Commitments to extend credit at variable
    rates                                       $12,950,000        $ 5,896,000
   Standby letters of credit and financial
     guarantees
     written                                    $17,334,000        $17,015,000
Financial instruments whose notional or contract
   amounts exceed the amount of credit risk:
   Forward and futures contracts                $       -          $       -
   Options written and interest rate
    caps and floors
     written                                    $       -          $       -

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include single family residences, other residential property, commercial property and land. The Corporation is also exposed to market rate risk related to commitments to extend credit at fixed rates.

    Standby letters of credit and financial guarantees written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The financial guarantee written consists of an industrial revenue bond financing where the Corporation holds a first lien on certain real estate as collateral. The bond financing is collateralized by mortgage-backed securities (as disclosed in Note 1) at September 30, 1993. The guarantee is for a term of two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

    Forward and futures contracts are contracts for delayed delivery of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates.
    The Corporation enters into interest rate options in its trading activities and in managing its interest rate exposure. Interest rate options are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified period of time from the seller or "writer" of the option. As a writer of options, the Corporation receives a premium at the outset and then bears the risk of an unfavorable change in the price of the financial instrument underlying the option.
    The Corporation is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position of the Corporation.
    The Corporation leases certain facilities under operating leases expiring at various dates through 2002 Future minimum lease payments required under leases which have initial or remaining non-cancelable terms in excess of one year as of September 30, 1993, are approximately as follows:

YEAR ENDING SEPTEMBER 30,

1994                        $  662,000
1995                           628,000
1996                           629,000
1997                           632,000
1998                           635,000
1999 and thereafter            401,000

Total                       $3,587,000

    Total rent expense amounted to approximately $695,000, $726,000 and $836,000 for the years ended September 30, 1993, 1992 and 1991, respectively.

12. Fair Value of Financial Instruments

    Statement of Financial Accounting Standards No. 107 (SFAS 107), "Disclosures about Fair Value of Financial Instruments," requires corporations to disclose the fair value of its financial instruments, whether or not recognized in the statement of condition,, where it is practical to estimate that value.
    Fair value instruments made as of September 30, 1993, are based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the corporations entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and , therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
    The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

    CASH AND CASH EQUIVALENTS - The carrying amounts reported in the statement of condition for cash and short-term instruments approximate those assets' fair values.
    SECURITIES HELD TO MATURITY AND AVAILABLE FOR SALE - Fair values were based on quoted market prices, where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments.
    LOANS - The fair value of certain 1-4 family residential loans was based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics and credit losses inherent in the portfolio. For other loans, the fair market values were calculated by discounting scheduled future cash flows using current interest rates offered on loans with similar terms adjusted to reflect the estimated credit losses inherent in the portfolio.

    DEPOSIT LIABILITIES - The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits,

NOW, savings and money market deposits, was, by definitions, equal to the amount payable on demand as of September 30, 1993. The fair value of certificates of deposit was based on the discounted value of contractual cash flows, calculated using the discount rates that equaled the interest rates offered at the valuation date for deposits of similar remaining maturities.
    SHORT-TERM BORROWINGS - The carrying amounts of borrowings under repurchase agreements and advances from the Federal Home Loan Bank of Atlanta approximated their fair values.


SEPTEMBER 30, 1993

                                        CARRYING        ESTIMATED
                                          AMOUNT       FAIR VALUE
FINANCIAL ASSETS
Cash and due from banks-             $  2,309,111     $  2,309,111
     noninterest-bearing               22,639,758       22,639,758
Interest bearing cash
Federal funds sold                        197,000          197,000
Securities
      Available for sale              136,402,760      136,402,760
      Held to maturity                    487,887          487,887
Loans, net of reserves for losses     210,399,352      223,435,000

FINANCIAL LIABILITIES
Deposits                            $ 313,674,237    $ 316,938,000
Securities sold under agreements to
  repurchase                           10,300,000       10,300,000
Advances from Federal Home Loan Bank   30,000,000       30,000,000


    At September 30, 1993, the Corporation had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments were exercisable at the market rate prevailing at the date the underlying transaction will be completed, and, therefore, they were deemed to have no current market value.

13. Stockholders' Equity

    During October, 1990, the remaining 31,400 outstanding shares approved for repurchase during the year ended September 30, 1990, had been purchased at a total cost of $204,100. During October, 1990 and January, 1991, the Board of Directors approved the repurchase of an additional 5% (or 145,000 shares) and 5.4% (or 150,000 shares) of the Corporation's outstanding shares of common stock, respectively. As of September 30, 1991, 291,701 of these shares were repurchased at a cost to the Corporation of $1,766,133, and through the issuance of debt of $553,125, which was repaid in December ,1991.
    During December, 1991, the remaining 3,299 outstanding shares approved for repurchase during the year ended September 30, 1991, had been purchased at a total cost of $28,042. During December, 1991 and January, 1992, the Board of Directors approved the repurchase of an additional 5% (or 130,000 shares) and 5% (or 124,000 shares) of the Corporation's outstanding shares of common stock, respectively. As of September 30, 1992, 151,942 of these shares were repurchased at a total cost to the Corporation of $1,433,425.
    In June 1993, the Board of Directors approved the repurchase of an additional 5% (or 117,786 shares) of the Corporation's outstanding shares of common stock. Throughout the year ended September 30, 1993, the remaining 102,058 shares approved for repurchase during the year ended September 30, 1992, as well as 13,442 of the 117,786 approved during the current year were repurchased at a total cost of $1,598,704. Of the total shares approved to be repurchased, 104,344 shares remain outstanding at September 30, 1993.
    Savings institutions must maintain specific capital standards that are no less stringent than the capital standard applicable to national banks. The OTS regulations currently have three capital standards including (i) a tangible capital requirement, (ii) a leverage or core capital requirement, and (iii) a risk-based capital requirement. The tangible capital standard requires savings institutions to maintain tangible capital of not less than 1.5% of adjusted total assets. The core capital standard requires a savings institution to maintain core capital of not less than 3.0% of adjusted total assets. The risk-based capital standard requires risk-based capital of not less than 8% of risk weighted assets.

    The following table presents the Savings Bank's capital levels at September 30, 1993, relative to the requirements applicable under FIRREA at that date:

                       AMOUNT       PERCENT         ACTUAL     ACTUAL     EXCESS
                     REQUIRED      REQUIRED         AMOUNT    PERCENT     AMOUNT

Tangible Capital   $ 6,089,000        1.50%    $35,505,000       8.75%    $29,416,000
Core Capital        12,178,000        3.00%     35,505,000       8.75%     23,327,000
Risk-based Capital  19,257,000        8.00%     37,866,000      15.73%     18,609,000

    The OTS announced that it would be revising its capital requirements to conform with standards being imposed by the Office of the Comptroller of the Currency ("OCC"). That action is compelled by FIRREA which mandates that the OTS's capital requirements be no less stringent than the capital standards applicable to national banks. Under the OCC's standards, the highest rated national banks would be required to maintain Tier 1 (or core) capital in an amount equal to 3.0% of adjusted total assets. All other national banks, however, would be required to have core capital in an amount equal to at least 4.0% to 5.0% of adjusted total assets. If the OTS were to impose a new core capital standard of 5%, the Savings Bank's core capital ratio at September 30, 1993, would meet that requirement.
    The OTS issued for comment a proposed regulation concerning interest rate risk which, if enacted, could increase the risk-based capital requirement discussed above.
    The Corporation may not declare or pay a cash dividend on any stock if the effect thereof would cause the Corporation's net worth to be reduced below net worth requirements imposed by the FDIC.

14. Selected Quarterly Financial Data (Unaudited)

    Selected unaudited quarterly financial data for the years ended September 30, 1993 and 1992 are presented below:

                       QUARTER ENDED
1993                    DECEMBER 31       MARCH 31          JUNE 30      SEPTEMBER 30

Interest income       $   7,826,039    $ 8,290,333     $    8,225,735     $  7,607,892
Interest expense          5,241,991      5,137,415          4,467,805        3,783,471

Net interest income       2,584,048      3,152,918          3,757,930        3,824,421
Provision for loan losses   134,608         65,590            155,617          178,491

Net interest income after
  provision
      for loan losses     2,449,440      3,087,328          3,602,313        3,645,930
Gain on sale of securities  113,032      1,112,125            628,488        3,853,472
Income (loss) from real
  estate operations         110,294     (1,210,066)          (351,287)        (202,819)
Other income                780,624        483,049            891,897          252,554
Other expenses            2,801,308      2,489,562          2,376,781        2,911,766

Income before income
  taxes and
      extraordinary item    652,082        982,874          2,394,630        4,637,371
Income taxes                173,362        228,212            755,556        1,589,870

Income before extraordinary
  item                      478,720        754,662          1,639,074        3,047,501
Extraordinary item (net of
      income taxes of
      $1,358,000)                -                -        (2,216,140)            -

NET INCOME (LOSS)     $     478,720    $   754,662     $     (577,066)    $  3,047,501

Earnings (loss) per share
Income before
  extraordinary item  $        0.19    $      0.31     $         0.68     $       1.25
Extraordinary item                -             -               (0.92)             -

EARNINGS (LOSS) PER
  SHARE               $        0.19    $      0.31     $        (0.24)    $       1.25


                               QUARTER ENDED
1993 (CONTINUED)                 DECEMBER 31   MARCH 31      JUNE 30    SEPTEMBER 30

CASH DIVIDENDS DECLARED
  PER SHARE                      $   0.10     $      -     $      -     $ 0.05
Market range per share
   High Bid                      $ 14 3/4     $ 15 1/4     $ 14 3/4     $15 3/4
   Low bid                       $ 11 1/2     $ 12 1/2     $ 12 1/4     $13 1/4
AVERAGE NUMBER OF COMMON
  SHARES                        2,457,768    2,454,879    2,408,828  2,444,935

                 QUARTER ENDED
1992               DECEMBER 31     MARCH 31         JUNE 30         SEPTEMBER 30
Interest income    $ 9,544,767   $8,620,453      $8,264,998         $7,381,627
Interest expense     7,367,463    6,640,771       6,222,281          5,964,714
Net interest income  2,177,304    1,979,682       2,042,717          1,416,913
Provision for loan
  losses                 6,380      273,946         607,238            316,960
Net interest income after
      provision for
      loan losses    2,170,924    1,705,736       1,435,479          1,099,953
Gain on sale of
  securities         1,959,471    2,669,535         592,997            650,677
Income (loss) from
  real estate
  operations         (228,684)    (175,731)       (844,080)            678,139
Other income          839,844      755,355         941,385           1,082,743
Other expenses      2,324,362    2,538,000       2,472,960           2,737,081
Income (loss) before
 income taxes        2,417,193    2,416,895       (347,179)            774,431
Income taxes
 (benefit)             489,447      777,348        199,410            (205,205)
NET INCOME (LOSS)   $1,927,746   $1,639,547      $(546,589)           $979,636
EARNINGS (LOSS)
 PER SHARE          $   0.74     $   0.66        $  (0.22)              $ 0.41
CASH DIVIDENDS
 DECLARED PER
 SHARE              $      -     $   0.10        $      -                $   -
Market range per share
   High bid         $  9 1/4     $     11        $ 10 3/4                $ 13 1/4
   Low bid          $  7 3/4     $  8 1/2        $  9 3/4                $ 10 1/4

AVERAGE NUMBER OF
  COMMON SHARES    2,607,574    2,502,299       2,473,527              2,459,255

    The common stock of the Corporation is listed for trade on the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ:
Trading Symbol: PION). The approximate number of stockholders of record as of September 30, 1993 was 694. On September 30, 1993, 2,342,266 shares of Pioneer Financial's common stock were outstanding.

    15. Condensed Financial Information of the Corporation (Parent Company
Only)


    In May 1988, Pioneer Financial Corporation was incorporated as a unitary savings and loan holding company with its wholly-owned subsidiary, Pioneer Federal Savings Bank. PTC Corporation was formed as a subsidiary of the Corporation on September 1, 1989 and was dissolved in June, 1991, with all of its assets being transferred to Pioneer Financial Corporation. Condensed financial information is shown for the parent company only as follows:


CONDENSED STATEMENTS OF CONDITION

SEPTEMBER 30,                           1993                    1992
ASSETS
Investment in the Savings
  Bank, at equity                   $43,382,181              $39,422,682
Cash                                  2,499,282                4,859,321
Securities
      Held-to-maturity                  487,887                       -
      Available for sale              3,780,662                3,453,688
Real estate, net                             -                   353,188
Other assets                            546,292                  107,519

                                    $50,696,304              $48,196,398


LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deferred income taxes               $   347,367              $   263,724
Other liabilities                       213,227                   96,922

       Total liabilities                560,594                  360,646

STOCKHOLDERS' EQUITY
Common stock                          2,342,266                2,457,768
Additional capital                   27,960,864               28,029,850
Retained earnings                    19,272,845               17,348,134
Net unrealized gain on
  securities available for sale         559,735                        -

       Total stockholders' equity    50,135,710               47,835,752

                                    $50,696,304              $48,196,398

    15. Condensed Financial Information of the Corporation (Parent Company
Only) (continued)

CONDENSED STATEMENTS OF OPERATIONS

YEAR ENDED SEPTEMBER 30,                  1993            1992           1991

Interest income                      $   331,430     $   340,680     $    77,570
Interest expense                              -            8,518          25,973

Net interest income                      331,430         332,162          51,597
Gain on sale of available for
  sale securities                        195,778          28,372              -
Gain on sale of trading securities                            -          330,368
Other income                                   -           3,960              -
Other expense                           (256,569)       (300,269)       (177,446)

Income before equity in income
      of the Savings Bank and
     PTC Corporation                    270,639           64,225         204,519
Equity in income of the Savings Bank  4,822,178        5,197,115       5,028,951
Equity in income of PTC Corporation           -               -           24,344

Income before income taxes            5,092,817        5,261,340       5,257,814
Income taxes                          1,389,000        1,261,000       2,847,000

NET INCOME                          $ 3,703,817      $ 4,000,340     $ 2,410,814



CONDENSED STATEMENTS OF CASH FLOWS


YEAR ENDED SEPTEMBER 30,                     1993              1992           1991
OPERATING ACTIVITIES
Net income                                 $ 3,703,817     $ 4,000,340     $ 2,410,814
Adjustments
  Equity in income of the Savings Bank      (3,536,235)     (3,954,115)     (2,105,418)
  Equity in income of PTC Corporation                -              -          (64,027)
  Dividends received from the Savings Bank           -       7,346,526         600,000
  Purchase of trading account securities             -              -         (134,003)
  Proceeds from sale of trading account
    securities                                       -              -          587,371
  Gain on sale of trading securities                 -              -         (330,368)
  Gain on sale of available for sale
    securities                                (195,778)       (28,372)           -
  Cash received from PTC Corporation                 -              -          209,338
  Other                                        151,030        (37,231)         493,400
Net cash provided by operating activities      122,834      7,327,148        1,667,107


                                         VI-30

Notes to Consolidated Financial Statements (continued);


15. Condensed Financial Information of the Corporation (Parent Company
Only) (continued)

Condensed Statements of Cash Flows (continued)


Year ended September 30,               1993                1992          1991
Investing activities
Purchase of securities
        Available for sale    $   (7,162,448)     $   (2,209,980)     $
              -
Proceeds from sale of securities
       Held to maturity                   -              500,000            -
       Available for sale          6,152,534           1,305,291            -
Proceeds from principal payments
       and maturities
        Held to maturity             610,947                 -             287,445
        Available for sale                -              375,085               -
Proceeds from sale of real estate    442,052                 -                 -
Loan principal repayments             60,000                 -                 -
Purchase of loans                 (1,042,052)                -                 -
Other                                419,688           (353,188)               -

Net cash provided (absorbed)
  by investing activities           (519,279)          (382,792)           287,445

Financing activities
Cash dividends paid on common
  stock                             (364,890)          (248,757)          (276,676)
Repurchase of common stock        (1,598,704)        (1,461,467)        (1,970,233)
Repayment of other borrowings             -            (553,125)              -
Cash received from exercise of
  stock options                           -                 -              13,114

Net cash absorbed by
  financing activities            (1,963,594)        (2,263,349)       (2,233,795)

Increase (decrease) in cash
 and cash equivalents             (2,360,039)         4,681,007          (279,243)
Cash and cash
  equivalents - beginning
  of year                          4,859,321            178,314           457,557

Cash and cash
  equivalents - end of year  $    2,499,282     $     4,859,321    $      178,314


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We have audited the accompanying consolidated statements of condition of Pioneer Financial Corporation and subsidiaries as of September 30, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1993. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pioneer Financial Corporation and subsidiaries at September 30, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1993, in conformity with generally accepted accounting principles.

    As discussed in the summary of accounting policies, at September 30, 1993 the Corporation changed its method of accounting for certain investments in debt and equity securities.


Richmond, Virginia

November 12, 1993

(signature of BDO Seidman)

BDO Seidman

SAVINGS

    PASSBOOK ACCOUNT - A savings account which includes a passbook to reflect all transactions of the account. Deposits and withdrawals may be made at any time. A minimum deposit is required to open the account, and a minimum balance is required for payment of interest, which is compounded daily, based upon 365 days. Should the account balance fall below the minimum, a quarterly fee is assessed.

    STATEMENT SAVINGS ACCOUNT - A savings account that includes activity statements sent to your home. Deposits and withdrawals may be made at any time in any amount. A minimum opening deposit is required, and a minimum balance is required for payment of interest. A statement is mailed monthly if activity occurs on the account. If no activity occurs, a quarterly statement is mailed. Should the account balance fall below the minimum, a quarterly fee is assessed.

    SAVINGS CERTIFICATES - Pioneer Federal offers a variety of savings certificate plans with maturity dates ranging from 91 days to five years. Minimum opening deposits and interest rates vary with the term of the certificate. These certificates have a substantial interest penalty for withdrawal of the deposit prior to the maturity date of the certificate.

    INDIVIDUAL RETIREMENT ACCOUNT - This account offers a tax-sheltered savings plan for individuals having earned income (does not include rents, dividends or interest). Maximum deposit is 100% of earned income or $2000.00 - whichever is less. Contributions up to $2,250.00 may also be made to a spousal account for the benefit of a non-working spouse. Pioneer Federal offers a variety of fixed rate certificates to individuals investing in IRA's. Contributions to these accounts are deductible on individual federal income tax returns, according to adjusted gross income. Contributions are fully deductible if you are not covered by an employer retirement plan. The tax liability for interest earned does not occur until withdrawal from the account.

    KEOGH ACCOUNTS - Pioneer Federal offers two tax sheltered savings account for those who are self-employed. In the years a profit is made, individuals may contribute as much as 25% of earned income to a Profit Sharing Account, with a maximum of 15% deductible on individual federal income tax returns. An alternative plan not tied to profits, the Money Purchase Account, enables individuals to contribute tax deductible, borrowed funds equal to 25% of earned income, or up to $22,500.00. Funds may be invested in a fixed rate certificate, and tax liability for interest earned does not occur until funds are withdrawn.


CHECKING

    FLEX CHECKING - Maintaining a checking account is easy with Pioneer Federal's Flex Checking Account. This account offers a low minimum balance requirement. Flex Checking customers receive the first order of checks at no charge.

    PIONEER 1 CHECKING ACCOUNT - This unlimited checking account earns interest compounded daily and credited monthly. The account gives you the choice of having your checks returned to you each month or having a duplicate checkbook (truncated) which makes record keeping uncomplicated. A minimum balance is required to avoid the monthly fee.

    SUPER CHECKING PLUS ACCOUNT - This unlimited checking account offers a high money market interest rate. The interest rate is subject to change daily. A minimum balance is required to earn the market interest rate. A balance below the minimum earns no interest and the account is assessed a monthly fee.

    PIONEER ULTRA PREFERRED CHECKING ACCOUNT - The investment checking plan offers a tiered interest rate based on the balance in the account. The interest is calculated daily. If the balance in the account is below the minimum, no interest is earned and the account is assessed a monthly fee. Limited checking is included without cost.


LOANS

    HOME EQUITY CREDIT LINE - Pioneer Federal offers Virginia property owners a line of credit secured by residential, owner-occupied real estate. These lines afford property owners the opportunity to use the equity in their home for a variety of purposes including home improvements and education.

    CONSUMER LOANS - Pioneer Federal offers a variety of consumer loans at competitive market interest rates and terms. These include new and used car loans along with loans for the purchase of a residential lot.

    FIRST MORTGAGE LOANS - We offer a variety of mortgage plans that may be tailored to your individual needs. They are available for the purchase of real estate, refinancing of existing debt and construction of new homes. These include conventional mortgage loans as well as FHA and VA loans. Information concerning first mortgages may be obtained from any of our branch offices.

    DEPOSIT ACCOUNT LOANS - Pioneer Federal offers CD holders the ability to borrow against their account.

OTHER SERVICES

    TAX DEFERRED ANNUITIES - Flexible Premium Deferred Annuity Accounts, underwritten by A-rated (excellent) insurance companies, are available through Pioneer Federal. These accounts provide a tax deferred savings option with maximum flexibility. An annuity representative is available to assist you with this option.

    TRAVELERS CHECKS - We offer American Express travelers checks which are widely used and accepted throughout the world.

    DIRECT DEPOSIT ACCOUNT - Pioneer Federal accepts direct deposit of social security, federal government retirement checks and corporate payroll checks.

    PIONEER FEDERAL AUTOMATIC TRANSFER - This service offers the transfer of funds from all types of financial institutions to your accounts through electronic funds transfer - providing maximum interest earning capability.

    WALK-UP WINDOW - Walk-up teller facilities are available after lobby hours at our Main Office in Hopewell.

    DRIVE-THROUGH TELLERS - We offer drive-through banking at our Colonial Heights, Chester, Arch Village, 15th Avenue (Hopewell), Gayton, Stony Point, Parham & Woodman, Chase City, and Petersburg branches.

    SAFE DEPOSIT BOXES - This service is offered at the Main Office in Hopewell, and at our Colonial Heights, Parham & Woodman, and Chase City branches. Safe deposit boxes offer you a secure and accessible place to store your valuables. Annual fees are based on the size of the box.

    AUTOMATED TELLER MACHINES - Pioneer has ATM's located at the Stony Point, Gayton, 15th Avenue, Woodman, Colonial Heights, Meadowbrook, Chester and Petersburg branches.

BOARD OF DIRECTORS SAVINGS BANK


    DORSEY B. FORD Chairman of the Board Retired, President Pioneer Federal Hopewell, Virginia


    G. R. WHITTEMORE President, Managing Officer Pioneer Federal Hopewell, Virginia


    E. W. BURROW Retired, President E. W. Burrow Logging Company Disputanta, Virginia


    J. W. ENOCHS, JR. President J. W. Enochs, Inc. Hopewell, Virginia


CHARLES M. KEEN, JR.

    Retired, Sales Representative Owens & Minor, Inc. Chester, Virginia


    ROBERT L. T. LARUS, JR. Partner with Stony Point Development Richmond, Virginia


    J. W. NUSSEY, JR. Director Emeritus Retired, President Greenleaf Dairy Colonial Heights, Virginia


    STEPHEN H. PITLER Attorney Joseph Smith, LTD. Norfolk, Virginia


    CHALMER L. PRITCHARD Director Emeritus Retired, Partner Clark & Pritchard Men's Clothiers Hopewell, Virginia


    SAMUEL H. WEST President West, Crawley, & Winn, PC Chester, Virginia


    DR. RICHARD M. WRAY Retired, Dentist Colonial Heights, Virginia


    DR. JOSEPH D. WARNER Retired, Director of Clinical Psychology Tidewater Psychiatric Institute Virginia Beach, Virginia


OFFICERS

DORSEY B. FORD Chairman of the Board

CHARLES M. KEEN, JR. Vice Chairman of the Board


G. R. WHITTEMORE President


GEORGE E. MOORE, III Senior Vice President


H. LEE RETTIG Senior Vice President


JACQUELINE T. THORNTON Senior Vice President


JAMES H. ANGE Vice President


KEVIN E. BRYANT Vice President


GARY L. CRUTCHFIELD Vice President


BRENDA J. HOBBS Vice President


FRANK C. KIRTLEY Vice President


ALBERT E. MCCANTS, III Vice President


MARY G. SWANN Vice President/Internal Auditor


RICHARD F. WARD, JR. Vice President


FRANCES M. LESLIE Corporate Secretary


FAYE E. ALDERSON Assistant Vice President


JAMES K. CLANTON Assistant Vice President


SANDRA A. CORRIGAN Assistant Vice President


KIMBERLY N. GERNER Assistant Vice President


CORNELIA M. HENDERSON Assistant Vice President


B. BRENT JONES Assistant Vice President


BRIAN W. MCCAHILL Assistant Vice President


BETH B. MINGLOSKI Assistant Vice President


MARY A. MYERS Assistant Vice President


KRISTIN K. NELLIGAN Assistant Vice President


THOMAS W. NICELY Assistant Vice President


SHERRY A. SAMES Assistant Vice President

LISAG. SOWERS Assistant Vice President


JANICE L. BURTON Assistant Secretary


MICHELLE P. COLEMAN Assistant Secretary


VETA S. CREGGAR Assistant Secretary


NORMA D. NICHOLSON Assistant Secretary


RETAIL BANKING OFFICES

    MAIN OFFICE BRANCH 112 Main Street Hopewell, Virginia 23860 (804) 458-9893


    GAYTON CROSSING BRANCH 9605 Gayton Road Richmond, Virginia 23233 (804) 741-9292


    STONY POINT BRANCH 9027 Forest Hill Avenue Richmond, Virginia 23235 (804) 272-2264


    ARCH VILLAGE BRANCH 321 North Arch Road Richmond, Virginia 23236 (804) 320-5005


    MEADOWBROOK PLAZA BRANCH 5734 Hopkins Road Richmond, Virginia 23234 (804) 271-1293


    CHESTER BRANCH 4820 West Hundred Road Chester, Virginia 23831 (804) 748-
2258


    15TH AVENUE BRANCH 425 South 15th Avenue Hopewell, Virginia 23860 (804) 458-0300


    COLONIAL HEIGHTS BRANCH 651 Boulevard Colonial Heights, Virginia 23834
(804) 526-0631


    PETERSBURG 3360 S. Crater Road Petersburg, Virginia 23805 (804) 861-1007


    CHASE CITY 845 E. 2nd Street Chase City, Virginia 23924 (804) 372-2108


    WOODMAN & PARHAM 2250 E. Parham Road Richmond, Virginia 23228 (804) 266-
2006

REALESTATE LENDING OFFICES


    5601 Ironbridge Parkway P. O. Box C-9000 Chester, Virginia 23831-9000 (804) 748-9733


    7202 Glen Forest Drive Suite 206 Richmond, Virginia 23226 (804) 288-0990


CORPORATE INFORMATION


    EXECUTIVE AND ADMINISTRATIVE OFFICE 5601 Ironbridge Parkway P. O. Box C-9000 Chester, Virginia 23831-9000 (804) 748-9733


    SUBSIDIARIES Pioneer Federal Savings Bank Pioneer Properties, Inc.


    SUBSIDIARIES OF THE SAVINGS BANK Pioneer Mortgage Corporation Pioneer Development Corporation PFR Corporation Pioneer Properties, I, II, III Pioneer Capital I, Inc.


NASDAQ SYMBOL Common Stock: PION


    STOCK TRANSFER AGENT American Stock Transfer & Trust Company 40 Wall Street New York, New York 10005 1-800-937-5449

    INDEPENDENT ACCOUNTANTS BDO Seidman Richmond, Virginia

    LEGAL COUNSEL McGuire, Woods, Battle, & Boothe Richmond, Virginia


    MARKET MAKERS Anderson & Strudwick, Inc J. C. Bradford & Co. Wheat First Securities, Inc. Merrill Lynch, Pierce, Fenner Scott & Stringfellow, Inc. Herzog, Heine, Geduld, Inc.

    FORM 10-K A copy of Form 10-K, including financial statement schedules, as filed with the Securities and Exchange Commission will be furnished without charge to stockholders as of the record date upon written request to the Secretary.

    PIONEER FINANCIAL CORPORATION 5601 Ironbridge Parkway P. O. Box C-9000 Chester, Virginia 23831-9000

                                                                       ANNEX VII
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  FORM 10-Q/A
                                (AMENDENT NO. 1)
(X)       AMENDMENT TO QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                 For the quarterly period ended March 31, 1994
                                       OR
( )                 TRANSITION REPORT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                    For the transition period from    to
                         COMMISSION FILE NUMBER 0-17103
                         PIONEER FINANCIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        VIRGINIA                                       54-1439439
             (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER IDENTIFICATION
             INCORPORATION OR ORGANIZATION)                              NUMBER)
          5601 IRONBRIDGE PARKWAY, CHESTER, VA                            23831
         (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)                        ZIP CODE
   REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:               (804) 748-9733

                    COMMON STOCK ($1.00 PAR VALUE PER SHARE)
                               (TITLE AND CLASS)
     Indicate by using an X whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                               Yes (X)   No ( )
     As of May 13, 1994 there were issued and outstanding 2,348,799 shares of the common stock of Pioneer Financial Corporation.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
     This Management's Discussion and Analysis should be read in conjunction with the Management's Discussion and Analysis contained in the company's Annual Report to Stockholders, which focuses upon relevant matters occurring during the year commencing October 1, 1992 and ending September 30, 1993. Accordingly, the ensuing discussion focuses upon material matters at and for the six months ended March 31, 1994.
GENERAL
     Pioneer Financial was incorporated in Virginia in November 1987 and became the sole shareholder of Pioneer Federal Savings Bank ("Pioneer Federal"). Presently, the primary business of Pioneer Financial is the business of Pioneer Federal. Pioneer Financial also owns Pioneer Properties Inc. which is a real estate brokerage company. At March 31, 1994, the Corporation had assets of $392.2 million, total deposits of $310.4 million and stockholders' equity of $50.8 million.
     Management estimates that Pioneer Federal has approximately 45.2% (approximately $115.1 million) of the total financial institution deposits in the city of Hopewell, Virginia, where it operates its main office and a branch office. The Savings Bank was chartered as a mutual association in 1933, and became a member of the Federal Home Loan Bank System in 1934. In July 1984 Pioneer Federal converted to a federal capital stock savings and loan association and in June 1988 changed its name to Pioneer Federal Savings Bank upon conversion to a federal capital stock savings bank.
MERGER
     On February 16, 1994, Pioneer Financial entered into a Reorganization and Merger Agreement (the "Agreement") providing for the acquisition of Pioneer Financial by Signet Banking Corporation ("Signet"). The Agreement provides for the exchange of .6232 shares of Signet common stock, subject to adjustment under certain conditions, for each share of Pioneer Financial's common stock, resulting in a price per share of $23.68 based upon the closing Signet stock price on February 16, 1994. Also as of February 16, 1994, Pioneer Financial and Signet executed an Option Agreement whereby Pioneer Financial granted Signet an option to acquire 467,013 shares of Pioneer Financial's common stock at a price of $21.75 per share, exercisable under certain specified conditions. The acquisition pursuant to the Agreement is subject to the ratification of various conditions, including the approval of various regulatory authorities and the shareholders of Pioneer Financial. Further, the acquisition must be consummated not later than December 31, 1994.
CHANGES IN FINANCIAL CONDITION
     Although assets have decreased over $16.5 million or 4.0% at March 31, 1994, there have been few significant increases or decreases in any one category from September 30, 1993. Cash, interest bearing deposits and federal funds sold (down in total $11.8 million for the six month period) combined with proceeds from the sale of and principal repayments on securities were used to fund new loans (net increase of $2.2 million) and to repay $11.1 million of Federal Home Loan Bank ("FHLB") advances and other borrowings. Also during the quarter ended March 31, 1994, the Corporation reclassified approximately $71.0 million of securities from the available for sale to the held to maturity category of securities. The net unrealized loss on these securities ($22,000) was recorded as a decrease to shareholders' equity, and will be amortized into expense over the remaining life of the securities.
     Stockholders' Equity increased ($627,000 or 1.3%) as net income for the six month period of $1,884,000 was partially offset by two regular quarterly $0.05 per share common stock dividends totalling $235,000, as well as an adjustment for the net unrealized loss on securities available for sale.
RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 1994
     The Corporation's results of operations are dependent to a large extent on its net interest income, which is the difference between the interest income it receives on its interest-earning assets (principally loans and securities) and the interest expense, or cost of funds, of its interest-bearing liabilities (principally deposits and, to a lesser extent, FHLB advances and other borrowings). Banking fees, service charges, and other income; gains or
                                     VII-2
losses on the sale of loans and other assets, and the level of general and operating expenses (non-interest expense) also have significant effects on the Corporation's results of operations.
     NET INCOME. The Corporation recorded net income of $802,000 or $.33 per share for the quarter ended March 31, 1994 as compared to $755,000 or $.31 per share for the prior year's second quarter. This increase was mainly attributable to an increase in noninterest income combined with a decrease in noninterest expenses. For the six months ended March 31, 1994 the Corporation recorded net income of $1,884,000 or $.77 per share compared to a net income for the same period a year earlier of $1,233,000 or $.50 per share. This increase was the result of an increase in net interest margin and a significant decrease in operating expenses, which was only slightly offset by a decrease in other non-interest income items.
     INTEREST INCOME. Interest income on all interest earning assets was $6.4 million for the quarter ended March 31, 1994 as compared to $8.3 million for the comparable period in 1993, a decrease of $1.9 million or 23.0%. A $17.7 million increase in the average outstanding balance of loans for the current quarter was not enough to offset an 11.0% decrease in the average yield thereon. The majority of this decrease in interest income, however, was the result of a $103.3 million decrease in the average outstanding balance and a 14.1% decrease in the average yield of securities. Total interest income from securities amounted to $1.6 million for the three months ended March 31, 1994 as compared to $3.3 million for the three months ended March 31, 1993.
     Interest income on all interest earning assets for the six months ended March 31, 1994 was $13.2 million, a decrease of approximately $2.9 million or 18.3% over the same period in 1993. Although there was a slight (13 basis point) increase in the average yield on interest earning assets, a 17.6% decrease in the average outstanding balance of these assets resulted in the decrease in total interest income. For the six months ended March 31, 1994 the average balance of all interest earning assets was $375.3 million yielding 7.0%, compared to $455.2 million yielding 6.9% in the previous year. This $80.0 million decrease in the average balance of all interest earning assets related to funds used to prepay debt during the year ended September 30, 1993.
     For the six month period ended March 31, 1994 interest income on loans increased by approximately $190,000 or 2.0% for the current year. While average loans outstanding increased 12.3% for the six month period, the average yield on these loans decreased 7.5%. For the same two periods, interest on securities decreased $2.6 million, the direct result of a 38.5% decrease in the average outstanding balance as well as a 9.6% decrease in average yield. Interest income on other interest earning assets (FHLB stock, federal funds sold, and cash) decreased approximately $547,000 or 54.9% due mainly to a 45.0% decrease in the average outstanding balance of these assets.
     INTEREST EXPENSE. Total interest expense decreased from $5.1 million for the quarter ended March 31, 1993 to $3.4 million for the current quarter, a decrease of over 34%. The majority of this decrease was directly attributable to a 85.2% decrease in interest expense paid on borrowings. Total interest on borrowings decreased by $1.5 million during the current quarter, the direct result of prepaying $45.5 million of FHLB advances in June, 1993 at an after tax penalty of $2.2 million as well as repaying, upon maturity, $47.5 million in additional debt with the FHLB. $10.0 million of such debt was paid in October, 1993, and the remainder had been repaid during the year ended September 30, 1993. Interest expense on deposits decreased $286,000 or 8.4% for the current three month period due mainly to an 8.8% decrease in the average cost of deposits.
     Interest expense for the six months ended March 31, 1994 decreased approximately $3.5 million or 33.9% over the similar period in 1993. A 9.3% decrease in average cost of deposits, partially offset by a $1.8 million increase in average outstanding balance resulted in total interest expense on deposits decreasing by approximately $575,000 or 8.3%. For the six months ended March 31, 1994, deposits averaged $313.9 million at an average cost of 4.1%, compared to an average balance of $312.1 million and an average cost of 4.5% for the comparable period in 1993. Total interest on borrowings decreased by over $2.9 million or 84.9%, the direct result of prepaying FHLB advances as discussed in the preceding paragraph.
     NET INTEREST INCOME. Although net interest income decreased slightly ($130,000 or 4.1%) for the quarter ended March 31, 1994, net interest spread increased from 2.4% for the three months ended March 31, 1993 to just over 2.9% for the three months ended March 31, 1994. (See table below)
     Although decreases were experienced for the six months ended March 31, 1994 in both interest income and interest expense, net interest income increased by almost $570,000 or 9.9%. Net interest spread has increased
                                     VII-3
from 2.0% for the six months ended March 31, 1993 to 3.0% for the current six month period, reflecting a more rapid decline in cost of liabilities than the decline in yield on assets.
     The following table sets forth information concerning the yields earned on interest earning assets, the rates paid on interest bearing liabilities and the resultant net interest rate spread for the three and six month periods ended March 31, 1994 and 1993. The yields earned and rates paid are based on average balances.

                                                 THREE MONTHS       SIX MONTHS
                                                     ENDED             ENDED
                                                   MARCH 31          MARCH 31
                                                 1994     1993     1994     1993
Interest-earning assets:
  Real estate loans..........................    8.34%    9.40%    8.59%    9.28%
  Other loans................................    8.87%    9.73%    8.93%    9.74%
  Mortgage-backed securities.................    6.60%    6.45%    6.37%    6.58%
  Securities held to maturity................    4.10%    8.69%    4.10%    9.12%
  Securities available for sale..............    4.69%    4.44%    4.73%    4.44%
  Other investments..........................    4.04%    3.67%    3.56%    3.41%
  Total interest-earning assets..............    6.92%    7.18%    6.99%    6.86%
Interest-bearing liabilities
  Deposits...................................    4.04%    4.43%    4.06%    4.48%
  Borrowings.................................    3.45%    5.85%    3.09%    5.94%
  Total interest-bearing liabilities.........    3.99%    4.82%    3.98%    4.88%
Net interest rate spread.....................    2.93%    2.36%    3.01%    1.98%

     PROVISION FOR POSSIBLE LOAN LOSSES AND OTHER ASSET VALUATION ALLOWANCES. Due to an overall improvement in the status of the Savings Bank's classified assets, additional provisions for possible loan losses were minimal at $84,000 for the three months ended March 31, 1994 as compared to $65,000 for the three months ended March 31, 1993, and $107,000 for the six months ended March 31, 1994 as compared to $200,000 for the same period last year. Through the Corporation's Asset Classification Policy, management will continue to monitor the loan portfolio as well as other assets on a quarterly basis and evaluate the adequacy of total valuation allowances. (See Provision for Possible Loan Losses).
     OTHER INCOME. Other income of $556,000 for the three months ended March 31, 1994 was a $171,000 increase over the same period in 1993. An $890,000 decrease in gains from the sale of securities was more than offset by a $965,000 decrease in expenses incurred in the day to day operations of Real Estate Held, both for development and acquired in settlement of loans. Also included in noninterest income in the loss from real estate operations category were additions to valuation allowances on real estate projects in the amount of $254,000 during the current year's quarter as compared to $923,000 for the prior year's quarter. Other increases included gain on sale of loans and loan servicing fees, up $65,000 and $62,000, respectively, for the current years second quarter.
     Other income was $1,056,000 for the six months ended March 31, 1994, a decrease of approximately $333,000 from the six months ended March 31, 1993. Included in this decrease are gains from the sale of securities totalling only $309,000 for the six months ended March 31, 1994, versus $1,225,000 for the same period in 1993. This decrease was partially offset by a decrease in expenses incurred in the day to day operations of Real Estate Held, both for development and acquired in settlement of loans (income (loss) from real estate operations has increased over $624,000 for the six month period). Other increases/decreases for the six month period were minimal.
     OTHER EXPENSES. Other expenses decreased $165,000 or $6.6% for the three months ended March 31, 1994. Slight increases in insurance and miscellaneous expenses ($9,000 and $37,000, respectively) were more than offset by decreases in all other categories of noninterest expenses.
     Other expenses decreased approximately $636,000 for the six months ended March 31, 1994. The majority of this decrease is due to one time charges paid during the quarter ended December 31, 1992 related to the
                                     VII-4
acquisition in November, 1992 of River's Bend on the James, a residential and mixed use development in southern Chesterfield County. With the exception of insurance (up only $7,000), all other categories of noninterest expense have decreased.
     On March 31, 1994, Pioneer Federal discovered that a commercial checking account customer may have engaged in check kiting (i.e., the depositing and drawing of checks between accounts at two or more banks, neither account of which has sufficient funds to pay the checks, in a manner that improperly relies upon the time that it takes a bank of deposit to collect from the paying bank) by depositing checks from another institution into its deposit account at Pioneer Federal and immediately writing checks on its Pioneer Federal account. Those deposited checks were subsequently dishonored when presented by Pioneer Federal for payment. Based upon Pioneer Financial's initial estimates, it did not appear that the check kiting activity would have any significant adverse impact to either Pioneer Financial or the Bank. As a result of its continued investigation, Pioneer Federal can no longer so conclude and has since determined that the kiting activity may give rise to a loss, the full amount of which is still not determinable but could be up to $1.9 million. The amount of any loss will be subject to, among other things, the extent of the recovery from the checking account customer and/or the financial institution which processed the checks, although it is unclear whether any action for either of such recovery will be successful. PFC has been advised by its accountants that no allowances for losses are required at this time. It is unclear what effect, if any a loss to PFC from the check-kiting activity may have on the Holding Company Merger and Bank merger with Signet.
SECURITIES
     Securities as of March 31, 1994 were as follows (dollars in thousands):

                                                         AS OF MARCH 31, 1994
                                                                GROSS
                                                              UNREALIZED     ESTIMATED
                                                 AMORTIZED      GAINS         MARKET
                                                   COST        (LOSSES)       VALUE
Held to maturity
  Mortgage-backed securities.................    $ 20,951      $   (984)     $ 19,967
  United States Treasury.....................      49,759        (2,486)       47,273
  Other securities...........................         485            --           485
     Total held to maturity..................      71,195        (3,470)       67,725
Available for sale
  Mortgage-backed securities.................       1,059            38         1,097
  Corporate notes............................       2,001            17         2,018
  United States Treasury.....................      24,940        (1,334)       23,606
  Asset management fund......................      25,050          (175)       24,875
Other securities.............................       5,704           650         6,354
  Total -- available for sale................      58,754          (804)       57,950
Total securities.............................    $129,949      $ (4,274)     $125,675

     ASSET AND LIABILITY MANAGEMENT. Management of the Savings Bank strives to manage the maturity or repricing match between assets and liabilities. The degree to which Pioneer Federal is "mismatched" in its maturities is the primary measure of interest rate risk. In periods when long-term interest rates are higher than short-term interest rates, net interest income can be increased through the financing of long-term assets with short-term deposits and borrowings. Although such a strategy may increase profits in the short run, it increases the risk of exposure to rising interest rates and can result in funds costs rising faster than asset yields.
     The Savings Bank's efforts to match the repricing maturities of assets and liabilities are hampered by the lack of demand for mortgages or assets which would re-price often enough to offer protection against rate changes and certificates of deposit with lengthy maturities. The percentage of asset tests imposed by the Internal Revenue code and FIRREA require significant investments in residential loans, thus slowing the Savings Bank's effort to enlarge its portfolios of assets which re-price quickly and offer a reasonable return.
     The most common measure of interest rate risk is the gap ratio, i.e., the difference between interest-earning assets and interest-bearing liabilities that reprice or mature within one year expressed as a percent of total assets.
                                     VII-5

Typically the closer the gap ratio is to zero, the less sensitive is a company's earnings to moderate changes in interest rates. Pioneer Federal's one year cumulative gap ratio at March 31, 1994 was -17.09%.
     The following table provides information as of March 31, 1994 on the maturity and repricing interval of the Savings Bank's assets and liabilities, based on their contractual term to maturity and the interest sensitivity gap of the Savings Bank's assets and liabilities.

                                                                           MATURITY/REPRICING INTERVAL
                                                               6 MONTHS                                       GREATER
                                                 LESS THAN       TO 1       1 TO 3     3 TO 5     5 TO 10       THAN
                                                 6 MONTHS        YEAR       YEARS      YEARS       YEARS      10 YEARS     TOTAL
                                                                              (DOLLARS IN MILLIONS)
Interest-Earning Assets
  Mortgage Loans.............................     $  71.0       $ 11.1      $ 23.1     $ 11.3     $   6.0      $ 70.7      $193.2
  Mortgage-Backed Securities.................          --           --         0.9         --        19.6         1.5        22.0
  Other Loans................................        12.8           --         1.1        1.5         0.9         3.1        19.4
  Investment Securities/FHLB Stock...........        16.3          4.1         6.9       80.4         0.5         5.9       114.1
  Federal Funds Sold.........................         1.2           --          --         --          --          --         1.2
  Other Earning Assets.......................        11.2           --          --         --          --          --        11.2
     Total Interest-Earning Assets...........     $ 112.5       $ 15.2      $ 32.0     $ 93.2     $  27.0      $ 81.2      $361.1
Interest-Bearing Liabilities Deposits
  Deposits
     Demand Deposits.........................         5.4          3.8         7.9        2.1         4.8          --      $ 23.4(1)
     Savings Accounts........................         5.5          5.0        15.9       10.4        24.8          --        61.5(1)
     Money Market Demand Accounts............        27.5         12.6         5.6        2.6         2.4          --        50.7(1)
     Certificates of Deposit.................        57.7         43.3        40.2       33.6          --          --       174.8
Notes Payable................................         9.3           --          --         --          --          --         9.3
FHLB Advances................................        20.0           --          --         --          --          --        20.0
     Total Interest-Bearing Liabilities......     $ 124.7       $ 64.7      $ 69.6     $ 48.7     $  32.0      $   --      $339.7
Interest Sensitivity Gap.....................     $ (12.2)      $(49.5)     $(37.6)    $ 44.5     $  (5.0)     $ 81.2      $ 21.4
Cumulative Gap...............................     $ (12.2)      $(61.7)     $(99.3)    $(54.8)    $ (59.8)     $ 21.4
Ratio of Interest-Earning Assets to Interest-
  Bearing Liabilities........................        0.90         0.23        0.46       1.91        0.84        0.00        1.06
Cumulative Ratio of Interest-Earning Assets
  to Interest-Bearing Liabilities............        0.90         0.67        0.62       0.82        0.82        1.06
Cumulative GAP as a Percent of Total Earning
  Assets.....................................       -3.38%      -17.09%     -27.50%    -15.18%     -16.56%       5.93%

(1) Repricing of these three types of deposits (demand, savings and money market demand) are based on repricing assumptions as of December 31, 1993 furnished by the FHLB of Atlanta through their interest rate risk service.
     REAL ESTATE INVESTMENT. The Savings Bank's investment in real estate ventures increased slightly at March 31, 1994 to $14.8 million as compared to $14.3 million at September 30, 1993.
     FEDERAL HOME LOAN BANK SYSTEM. Pioneer Federal is a member of the FHLB System and, as a member, is required to own capital stock in the FHLB of Atlanta in an amount at least equal to the greater of 1% of the aggregate outstanding balance of its loans secured by residential real property at the close of each year, or 5% of its outstanding advances from the FHLB of Atlanta. As a member of the FHLB System, Pioneer Federal is authorized to borrow funds from the FHLB of Atlanta to meet withdrawals of savings accounts, seasonal requirements, and to expand its loan portfolio. At March 31, 1994, Pioneer Federal owned $6,935,000 of stock and had advances from the FHLB of $20,000,000, which mature in August of 1994.
                                     VII-6

     ASSET CLASSIFICATION. Pursuant to applicable regulations, the Savings Bank has adopted a policy concerning the classification of problem assets. Under the policy, problem loans and other assets are classified in three categories: (i) Substandard, (ii) Doubtful, and (iii) Loss.
     An asset is classified Substandard if it is determined to involve a distinct possibility that the Savings bank could sustain some loss if deficiencies associated with the loan are not corrected. An asset is classified as Doubtful if full collection is highly questionable or improbable. An asset is classified as Loss if it is considered uncollectible, even if a partial recovery could be expected in the future. All assets classified as loss are 100% reserved. The Savings Bank also evaluates assets deserving "special mention" which, while not necessarily exposing the Savings Bank to loss, do possess credit deficiencies or potential weaknesses deserving management's close attention. If an asset is classified pursuant to the Savings Bank's policies (or by regulatory examiners) general valuation allowances ("GVA's") are then established. (See Valuation Allowances).
     Total classified assets have decreased $4.3 million or 16.1% for the six month period ended March 31, 1994, comprised of a $4.9 million decrease in substandard assets and a $668,000 increase in loss assets. The following table details information concerning the Savings Bank's classified assets at March 31, 1994, and the ratio of classified assets to total assets:

                                                 SUBSTANDARD     DOUBTFUL      LOSS       TOTAL
                                                             (DOLLARS IN THOUSANDS)
Commercial real estate.......................      $ 8,700          --        $  721     $ 9,421
Mortgage Loans...............................          356          --            --         356
Construction Loans...........................           --          --            --          --
Other loans..................................          244          --            40         284
Real estate held for development.............        7,105          --         1,065       8,170
Real estate owned............................        3,881          --           222       4,103
Total Classified Assets......................      $20,286          --        $2,048     $22,334
Ratio of Classified Assets to Total Assets...         5.17%         --          0.52%       5.69%

     NON-PERFORMING ASSETS. Loans are reviewed on a regular basis and are placed on a non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. Residential mortgage loans are placed on non-accrual status when either principal or interest is 90 days or more past due unless collectability is assured in the near future. Consumer loans generally are charged off when the loan becomes over 120 days delinquent. Commercial, business and real estate loans are placed on non-accrual status when the loan is 90 days or more past due, unless circumstances require alternate treatment ( a loan can be past due more than 90 days and still be accruing interest). Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income.
                                     VII-7

     The following table sets forth information with respect to the Savings Bank's non-performing loans at the dates indicated.

                                                                         03/31/94     09/30/93     09/30/92     09/30/91
Loans accounted for on a non-accrual basis:
  Real Estate:
     Residential.....................................................     $  202       $   91       $  376       $1,893
     Commercial......................................................         --           --          243        1,545
  Commercial Business................................................         --          363          391        1,144
  Consumer...........................................................         20           --           17           21
  Total..............................................................     $  222       $  454       $1,027       $4,603
Accruing loans which are contractually past due 90 days or more:
  Real Estate:
     Residential.....................................................        154          143          322          582
     Commercial......................................................      6,753(1)     3,998           --           --
  Commercial Business................................................        250          238          849           --
  Consumer                                                                    --           --           --           --
  Total..............................................................     $7,157       $4,379       $1,171       $  582
Total of nonaccrual and 90 days past due loans                            $7,379(2)    $4,833       $2,198       $5,185
Percentage of Total Loans                                                   3.47%        2.30%        1.33%        2.92%

(1) Pioneer Federal is currently involved in negotiations with the borrower regarding the repayment of this loan secured by an office building that has since been demolished because of its proximity to a sinkhole that developed in February, 1994. Pioneer Federal intends to continue negotiations with the borrower, who purchased the office building from a then-existing customer of Pioneer, and does not expect that resolution of the loan will result in a significant loss to PFC.
(2) Nonperforming loans which are classified assets as well are as follows:

Special Mention....................................    $6,420
Substandard........................................       590
Doubtful...........................................        --
Loss...............................................       356
Total..............................................    $7,366

     VALUATION ALLOWANCES. It is the Savings Bank's policy to establish specific valuation allowances for loss against specific assets based on current appraisals, discounted cash flow analysis and other factors when possible losses are indicated on the loans or other assets. At March 31, 1994 allowances related to specific assets (loans and real estate) amounted to $2.2 million.
     In addition to specific valuation allowances, the Corporation also calculates general valuation allowances ("GVA's") using two methods. The first method applies certain percentages to classified asset balances which have first been reduced for any specific valuation allowances. GVA's of this type totalled $2.5 million at March 31, 1994. In addition to this type of GVA, the Corporation also calculates GVA's on pass and unreviewed assets (all assets that are not classified), based on, among other factors, historical loss experience for each type of loan, trends in connection with portfolio amounts and composition, and current economic conditions relating to the collectability of loans in the portfolio. GVA's of this type totalled $1.4 million at March 31, 1994. Total valuation allowances, both specific and general, totalled $6.1 million at March 31, 1994.
                                     VII-8

     The following table sets forth the breakdown of the allowance for losses by category at the dates indicated.

                                                                                 ANALYSIS OF VALUATION ALLOWANCES
SPECIFIC VALUATION ALLOWANCES                                                 3/31/94   12/31/93    9/30/93   9/30/92
Loans:
  Residential Mortgage.....................................................   $   49     $   49     $   38    $  356
  Commercial Mortgage......................................................      721        521        653       739
  Construction.............................................................       --         --         --        --
  Commercial Business......................................................       31         23        100       146
  Consumer.................................................................       35         42         73       183
     Total Specific Valuation Allowance -- Loans...........................   $  836     $  635     $  864    $1,424
       Percent of Total Loans..............................................      0.4%       0.3%       0.4%      0.8%
Real Estate
  In-substance Foreclosure.................................................   $   --     $   --     $   --    $   --
  Real Estate Held for Development.........................................    1,138        890        807       154
  Real Estate Owned........................................................      222        216        431       841
     Total Specific Valuation Allowance -- Real Estate.....................   $1,360     $1,106     $1,238    $  995
       Percent of Total Real Estate........................................      7.3%       6.0%       6.8%      4.3%
Total Specific Valuation Allowance.........................................   $2,196     $1,741     $2,102    $2,419
Percent of Total Loans/Real Estate.........................................      1.0%       0.7%       0.9%      1.3%
GENERAL VALUATION ALLOWANCES
Loans:
  Residential Mortgage.....................................................   $  129     $  110     $  112    $  107
  Commercial Mortgage......................................................    1,997      2,001      2,012     2,614
  Construction                                                                484...        467        441       117
  Commercial Business......................................................      178        196        191        67
  Consumer.................................................................       18         22         22       115
     Total GVA -- Loans....................................................   $2,806     $2,796     $2,778    $3,020
     Percent of Total Loans................................................      1.3%       1.3%       1.3%      1.8%
Real Estate:
  In-substance Foreclosures................................................   $   --     $  365     $  364    $   --
  Real Estate Held for Development.........................................      748        772        722        --
  Real Estate Owned........................................................      388         41        118        --
     Total GVA -- Total Real Estate........................................   $1,136     $1,178     $1,204    $   --
     Percent of Total Real Estate..........................................      6.1%       6.4%       6.7%       --
     Total GVA's...........................................................   $3,942     $3,974     $3,982    $3,020
     Percent of Total Loans/Real Estate and Other..........................      1.7%       1.6%       1.7%      1.6%
Total Valuation Allowances.................................................   $6,138     $5,715     $6,084    $5,439
Percent of Total Loans/Real Estate and Other...............................      2.6%       2.3%       2.7%      2.9%

     REAL ESTATE OWNED. Real estate owned includes property acquired in settlement of loans and loans classified as insubstance foreclosure. Properties acquired in settlement of loans and loans classified as insubstance foreclosure are initially valued at the lower of cost or fair value based on available appraisals at foreclosure or in consideration of estimated sales price and costs of disposal as well as the estimated cost of holding and maintaining the property. Carrying values are periodically adjusted to the lower of the adjusted cost or net realizable value throughout the remaining holding period. Loans classified as insubstance foreclosures consist of loans accounted for as foreclosed property even though legal foreclosure has not occurred. Although the collateral underlying these loans has not been repossessed, the borrower has no equity in the collateral at its current estimated fair value, proceeds for repayment are expected to come only from the operation or sale of the collateral, and either the borrower has abandoned control of the project or it is doubtful the borrower will rebuild equity in the collateral or repay the loan by other means in the foreseeable future.
                                     VII-9

     During the year ended September 30, 1993, the Corporation determined that seven loans with outstanding balances of $3,767,331 had been insubstance foreclosed, and, although formal foreclosure proceedings had not been initiated, the investment in the loans had been reported in the same manner as collateral that has been formally repossessed, regardless of whether the related loan is formally restructured. Of the seven properties, six were sold during the quarter ended December 31, 1993. The remaining property, at a carrying value of $3.4 million was formally foreclosed upon during the quarter ended March 31, 1994. Subsequent to March 31, 1994, this property was sold at no additional loss to the Corporation. As of March 31, 1994 there were no loans classified as insubstance foreclosed.
     The following table sets forth the balances in repossessed property at March 31, 1994, and the allowance for loss by type of property.

                                                                         LESS:                     NET
                                                           ASSET       SPECIFIC       LESS:      CARRYING
                                                          BALANCES     ALLOWANCE     GENERAL      VALUE
                                                                      (DOLLARS IN THOUSANDS)
Real Estate Owned
  Single Family Residential...........................     $   56        $  --        $   6       $   50
  Multi-Family Residential............................      3,627          125          350        3,152
  Construction........................................        116           30            8           78
  Commercial..........................................        305           67           24          214
     Total Real Estate Owned..........................     $4,104        $ 222        $ 388       $3,494

     LIQUIDITY AND CAPITAL RESOURCES. Under current regulations the Savings Bank is required to maintain liquid assets at 5% or more of its net withdrawable deposits plus short-term borrowings. With total liquidity of 24.6% at March 31, 1994, the Savings Bank more than met the 5% requirement. At December 31, 1993, the Savings Bank had outstanding loan commitments totalling $13.5 million.
     On August 9, 1989, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") was enacted into law to restructure the regulation of the thrift industry. The legislation affects the thrift industry in several ways, including more stringent capital requirements and new investment limitations and restrictions. On November 8, 1989, the OTS published a final rule implementing three new capital standards. The regulation requires institutions to have a minimum regulatory tangible capital of 1.5% of total assets, a minimum core capital ratio of 3.0%, and, as of December 31, 1992, a 8.0% risk-based capital ratio.
     The following table sets forth the capital position of the Savings Bank as calculated under FIRREA as of March 31, 1994, (in thousands):

                                                                                                           EXCESS
                                                        ACTUAL      % OF      REQUIRED     % OF                  % OF
                                                        AMOUNT     ASSETS*     AMOUNT     ASSETS*    AMOUNT     ASSETS*
Core.................................................   $35,627      9.08%    $ 11,686      3.00%    $23,941      6.08%
Tangible.............................................    35,627      9.08%       5,843      1.50%     29,784      7.58%
Risk-weighted........................................    38,822     17.09%      18,177      8.00%     20,645      9.09%

* Based upon adjusted total assets for the core and tangible capital requirements, and risk-weighted assets for the risk-based capital requirement.
     On September 3, 1992, the OTS issued a proposed rule which would set forth the methodology for calculating an interest rate component that would be incorporated in the OTS regulatory capital rule. This recent proposal replaces an earlier proposal by the OTS to calculate interest rate risk. Under the new proposal, only savings associations with "above normal" interest rate risk exposure (i.e., where an institution's market value portfolio equity would decline in value by more than 2% of assets in the event of a hypothetical 200-basis-point move in interest rates) would be required to maintain additional capital. The additional capital that such an institution would be required to maintain would be equal to one half the difference between its measured interest rate risk and 2%, multiplied by the market value of its assets. That dollar amount of capital would be in addition to an institution's existing risk-based capital requirement. If adopted in final form, this proposal could increase the amount of regulatory capital required to be held by the Corporation.
                                     VII-10

                                   SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
                                          PIONEER FINANCIAL CORPORATION
                                                    (Registrant)

Date   June 2, 1994         By:  /s/ G. R. Whittemore
                                G. R. Whittemore
                                President and Chief Executive Officer
Date   June 2, 1994         By:  /s/ H. Lee Rettig
                                H. Lee Rettig
                                Chief Accounting Officer

                                     VII-11

                      (This Page Intentionally Left Blank)
                                     VII-12

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 10-Q
(X)             QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                 For the quarterly period ended March 31, 1994
                                       OR
( )                 TRANSITION REPORT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                    For the transition period from    to
                         COMMISSION FILE NUMBER 0-17103
                         PIONEER FINANCIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  UNITED STATES                                 54-1439439
         (STATE OR OTHER JURISDICTION OF              (I.R.S. EMPLOYER IDENTIFICATION
          INCORPORATION OR ORGANIZATION)                          NUMBER)
       5601 IRONBRIDGE PARKWAY, CHESTER, VA                        23831
     (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)                     ZIP CODE
  REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA               (804) 748-9733
                      CODE:

                    COMMON STOCK ($1.00 PAR VALUE PER SHARE)
                               (TITLE AND CLASS)
     Indicate by using an X whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                               Yes (X)   No ( )
     As of May 13, 1994 there were issued and outstanding 2,348,799 shares of the common stock of Pioneer Financial Corporation.
                                     VII-13

                 PIONEER FINANCIAL CORPORATION AND SUBSIDIARIES
                                     INDEX

                                                                                                      PAGE NUMBER
PART I.  FINANCIAL INFORMATION
Item 1.   Consolidated Financial Statements........................................................         3
          Statements of Financial Condition, March 31, 1994 (unaudited) and
            September 30, 1993.....................................................................         4
          Statements of Operations, Three Months and Six Months Ended
            March 31, 1994 and 1993 (unaudited)....................................................         5
          Statement of Stockholders' Equity (unaudited), March 31, 1994............................         6
          Statements of Cash Flows, Six Months Ended March 31, 1994 and 1993 (unaudited)...........         7
          Notes to Consolidated Financial Statements...............................................         8
Item 2.   Management's Discussion and Analysis of Financial Condition and Results of Operations....        20
PART II.  OTHER INFORMATION
Item 1.   Legal Proceedings
Item 2.   Changes in Securities
Item 3.   Defaults Upon Senior Securities
Item 4.   Submission of Matters to a Vote of Security Holders
Item 5.   Other Materially Important Events
Item 6.   Exhibits and Reports on Form 8-K
SIGNATURES

                                     VII-14

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                DOLLARS IN THOUSANDS -- EXCEPT PER SHARE AMOUNTS

                                                                                        MAR. 31, 1994     SEPT. 30, 1993
                                                                                         (UNAUDITED)
ASSETS
  Cash..............................................................................      $   1,001          $  2,309
  Interest bearing deposits.........................................................         11,211            22,640
  Federal funds sold................................................................          1,162               197
  Securities
     Held to maturity (estimated market value of $67,725 and $488)..................         71,195               488
     Available for sale (cost of $58,754 and $135,294)..............................         57,950           136,403
  Loans receivable, net.............................................................        212,638           210,399
  Investment in Federal Home Loan Bank stock........................................          6,935             6,763
  Real estate, net:
     Acquired in settlement of loans................................................          3,882               506
     In-substance foreclosure.......................................................             --             3,277
     Held for development or resale.................................................         14,800            14,319
  Properties and equipment, net.....................................................          4,249             4,327
  Accrued interest receivable:
     Loans..........................................................................          1,790             2,249
     Securities and other interest-earning assets...................................            872               945
  Prepaid expenses and other assets.................................................          4,501             3,826
     Total Assets...................................................................      $ 392,186          $408,648
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits..........................................................................      $ 310,403          $313,674
  Securities sold under agreements to repurchase and other borrowings...............          9,250            10,300
  Advances from Federal Home Loan Bank..............................................         20,000            30,000
  Advance payments by borrowers for taxes and insurance.............................          1,246             1,013
  Other liabilities.................................................................            524             3,525
     Total Liabilities..............................................................      $ 341,423          $358,512
Stockholders' Equity:
  Common stock......................................................................          2,349             2,342
  Additional capital................................................................          5,851             5,811
  Retained earnings.................................................................         43,072            41,423
  Net unrealized gain (loss) on securities available for sale.......................           (509)              560
     Total Stockholders' Equity.....................................................         50,763            50,136
       Total Liabilities and Stockholders' Equity...................................      $ 392,186          $408,648
  Book value, per share.............................................................      $   21.61          $  21.40

                                     VII-15

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                DOLLARS IN THOUSANDS -- EXCEPT PER SHARE AMOUNTS

                                                                      THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                MAR. 31, 1994     MAR. 31, 1993     MAR. 31, 1994     MAR. 31, 1993
                                                                                            (UNAUDITED)
Interest income
  Loans receivable
     Real estate loans......................................     $     4,214       $     4,544       $     8,731       $     8,705
     Other loans............................................             430               252               811               647
  Securities
     Held to maturity.......................................           1,078             2,251             1,180             3,512
     Available for sale.....................................             556             1,093             1,994             2,253
                                                                           3                 2                 3                 2
  Other interest-earning assets.............................             103               148               450               997
     Total interest income..................................           6,384             8,290            13,169            16,116
Interest expense
  Deposits..................................................           3,103             3,388             6,337             6,912
  Short term borrowings.....................................             258               865               525             1,682
  Long term borrowings......................................              --               884                --             1,785
     Total interest expense.................................           3,361             5,137             6,862            10,379
Net Interest Income.........................................           3,023             3,153             6,307             5,737
Provision for loan losses...................................              84                65               106               200
Net interest income after provision for loan losses.........           2,939             3,088             6,201             5,537
Noninterest income
  Gain (loss) from securities
     Held to maturity.......................................              --                --                --               176
     Available for sale.....................................             161             1,070               242             1,052
     Trading................................................              61                42                67                (3)
  Gain on sale of loans.....................................             164                99               378               332
  Loan servicing fees.......................................             274               212               554               595
  Income (loss) from real estate operations.................            (245)           (1,210)             (476)           (1,100)
  Deposit servicing fees....................................             128               122               247               232
  Other.....................................................              13                50                44               105
     Total noninterest income...............................             556               385             1,056             1,389
Noninterest expense
  Compensation and employee benefits........................           1,107             1,157             2,248             2,296
  Occupancy.................................................             455               531               919             1,064
  Advertising...............................................              59               129               191               273
  Data processing services..................................              30                42                57                78
  Insurance.................................................             259               249               517               510
  Other.....................................................             415               381               723             1,070
     Total noninterest expense..............................           2,325             2,489             4,655             5,291
Income before income taxes..................................           1,170               984             2,602             1,635
Income taxes................................................             368               229               718               402
Net income..................................................     $       802       $       755       $     1,884       $     1,233
Earnings per common share...................................     $      0.33       $      0.31       $      0.77       $      0.50
Dividends paid per common share.............................     $      0.05       $        --       $      0.10       $      0.10
Average shares outstanding..................................       2,457,095         2,454,879         2,447,053         2,456,339

                                     VII-16

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (UNAUDITED)
                              AS OF MARCH 31, 1994

                                                                                             NET UNREALIZED
                                                                                             GAIN (LOSS) ON             TOTAL
                                                    COMMON     ADDITIONAL     RETAINED         SECURITIES           STOCKHOLDERS'
                                                    STOCK       CAPITAL       EARNINGS     AVAILABLE FOR SALE          EQUITY
                                                                                (DOLLARS IN THOUSANDS)
Balance at September 30, 1993...................    $2,342       $5,811       $ 41,423          $    560               $50,136
Net income for the six months ended March 31,
  1994..........................................        --           --          1,884                --                 1,884
Cash Dividends -- Common Stock, $0.10 per
  share.........................................        --           --           (235)               --                  (235)
Stock options exercised.........................         7           40             --                --                    47
Net unrealized gain (loss) on securities
  available for sale............................        --           --             --            (1,069)               (1,069)
Balance at March 31, 1994.......................    $2,349       $5,851       $ 43,072          $   (509)              $50,763

                                     VII-17

                CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

                                                                               SIX MONTHS ENDED     SIX MONTHS ENDED
                                                                                  MARCH 31,            MARCH 31,
                                                                                     1994                 1993
                                                                                      (DOLLARS IN THOUSANDS)
Operating Activities
Net income (loss)..........................................................       $    1,884           $    1,233
Adjustments
  Purchase of trading account securities...................................          (14,751)             (90,100)
  Proceeds from sale of trading account securities.........................           14,818               90,097
  Provision for losses.....................................................              361                1,201
  Gain on sale of assets...................................................             (680)              (1,574)
  Amortization and depreciation............................................              246                  347
  (Increase) decrease in accrued interest receivable.......................              147                 (936)
  Other....................................................................           (3,526)                 423
       Net Cash Provided (Absorbed) By Operating Activities................       $   (1,501)          $      691
Investing Activities
Purchase of securities
  Investment...............................................................               --             (121,183)
  Held for sale............................................................         (120,619)             (56,950)
Proceeds from sale of securities
  Investment...............................................................               --                  176
  Held for sale............................................................          122,565               62,592
Proceeds from principal payments and maturities of securities
  Investment...............................................................              296                4,160
  Held for sale............................................................            4,290               22,463
Proceeds from sale of loans................................................           24,429               20,661
Loan originations and principal payments on loans..........................          (26,224)             (42,626)
Proceeds from sale of real estate..........................................            1,050                  911
Proceeds from sale (purchase) of Federal Home Loan Bank stock..............             (172)                (182)
Other......................................................................           (1,609)              (1,016)
       Net Cash Provided (Absorbed) By Investing Activities................       $    4,006           $ (110,994)
Financing Activities
  Net increase (decrease) in deposits......................................           (3,271)              10,248
  Repurchase of common and preferred stock.................................               --                 (357)
  Cash dividends paid on common stock......................................             (235)                (246)
  Repayments of Federal Home Loan Bank advances............................          (10,000)                  --
  Proceeds from securities sold under agreements to repurchase and from
     other borrowings......................................................          144,398              129,331
  Payments on securities sold under agreements to repurchase and other
     borrowings............................................................         (145,448)            (129,331)
  Decrease in escrow deposits..............................................              233                  (28)
  Other....................................................................               46                   --
       Net Cash Provided (Absorbed) By Financing Activities................       $  (14,277)          $    9,617
Increase in Cash and Cash Equivalents......................................          (11,772)            (100,686)
Cash and Cash Equivalents -- beginning of year.............................           25,146              122,776
Cash and Cash Equivalents -- end of year...................................       $   13,374           $   22,090

                                     VII-18

                        PART I.   FINANCIAL INFORMATION
ITEM 1.  CONSOLIDATED FINANCIAL STATEMENTS.
     The condensed consolidated financial statements included herein have been prepared by Pioneer Financial Corporation (the "Corporation" or "Pioneer Financial"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Pioneer Financial is the Holding company of Pioneer Federal Savings Bank (the "Bank" or "Pioneer Federal"), and Pioneer Properties Inc. (a real estate brokerage company). The majority of the earnings and performance figures herein reflect the results of Pioneer Federal. Pioneer Federal is a federally chartered savings bank with executive and administrative offices in Chester, Virginia, which conducts business through a total of 11 full service retail banking offices located in central Virginia in the cities of Richmond, Colonial Heights, Petersburg and Hopewell, Virginia; the counties of Chesterfield and Henrico; and the town of Chase City, Virginia. The Savings Bank, through a wholly owned subsidiary also has a separate mortgage loan production office in Henrico county.
     In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the results of operations for the applicable periods have been made. All significant intercompany balances and transactions have been eliminated in consolidation. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.
     It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto in the Company's Annual Report to Stockholders for the year ended September 30, 1993, filed with the SEC on or about December 28, 1993. The results for the period covered hereby will not necessarily be indicative of the operating results for the full year ending September 30, 1994.
                                     VII-19

                    PIONEER FINANCIAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A -- BASIS OF PRESENTATION
     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management of Pioneer Financial Corp., all adjustments necessary for a fair presentation of the financial statements have been included. The results of operations for the six month period ended March 31, 1994 are not necessarily indicative of the results which may be expected for the entire year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended September 30, 1993.
NOTE B -- PER SHARE DATA
     Earnings per share is computed by dividing earnings by the weighted average number of shares outstanding during the period. For the three and six months ended March 31, 1994 the weighted average number of shares of common stock was adjusted for the effects of existing stock options, which are considered common stock equivalents. The calculation of earnings per share for the three and six months ended March 31, 1993 did not include the existing stock options as their dilutive effect was less than three percent. The weighted average number of shares of common stock outstanding were 2,447,053 and 2,456,339 for the six months ended March 31, 1994 and 1993, respectively.
NOTE C -- Transfers from loans to real estate acquired through foreclosure amounted to approximately $0 and $182,000 for the six months ended March 31, 1994 and 1993 respectively. Transfers from loans to real estate insubstance foreclosed amounted to $56,000 and $355,000 for the six months ended March 31, 1994 and 1993, respectively, while real estate insubstance foreclosed transferred to real estate acquired through foreclosure amounted to approximately $3,570,000 and $6,385,000 for the six months ended March 31, 1994 and 1993, respectively.
NOTE D -- CASH AND EQUIVALENTS
     For the purpose of reporting cash flows, the Corporation considers all highly liquid debt instruments, such as federal funds and overnight deposits, to be cash equivalents.
ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
     This Management's Discussion and Analysis should be read in conjunction with the Management's Discussion and Analysis contained in the company's Annual Report to Stockholders, which focuses upon relevant matters occurring during the year commencing October 1, 1992 and ending September 30, 1993. Accordingly, the ensuing discussion focuses upon material matters at and for the six months ended March 31, 1994.
GENERAL.
     Pioneer Financial was incorporated in Virginia in November 1987 and became the sole shareholder of Pioneer Federal Savings Bank ("Pioneer Federal"). Presently, the primary business of Pioneer Financial is the business of Pioneer Federal. Pioneer Financial also owns Pioneer Properties Inc. which is a real estate brokerage company. At March 31, 1994, the Corporation had assets of $392.2 million, total deposits of $310.4 million and stockholders' equity of $50.8 million.
     Management estimates that Pioneer Federal has approximately 45.2% (approximately $115.1 million) of the total financial institution deposits in the city of Hopewell, Virginia, where it operates its main office and a branch office. The Savings Bank was chartered as a mutual association in 1933, and became a member of the Federal Home Loan Bank System in 1934. In July 1984 Pioneer Federal converted to a federal capital stock savings and loan association and in June 1988 changed its name to Pioneer Federal Savings Bank upon conversion to a federal capital stock savings bank.
                                     VII-20

MERGER
     On February 16, 1994, Pioneer Financial entered into a Reorganization and Merger Agreement (the "Agreement") providing for the acquisition of Pioneer Financial by Signet Banking Corporation ("Signet"). The Agreement provides for the exchange of .6232 shares of Signet common stock, subject to adjustment under certain conditions, for each share of Pioneer Financial's common stock, resulting in a price per share of $23.68 based upon the closing Signet stock price on February 16, 1994. Also as of February 16, 1994, Pioneer Financial and Signet executed an Option Agreement whereby Pioneer Financial granted Signet an option to acquire 467,013 shares of Pioneer Financial's common stock at a price of $21.75 per share, exercisable under certain specified conditions. The acquisition pursuant to the Agreement is subject to the ratification of various conditions, including the approval of various regulatory authorities and the shareholders of Pioneer Financial. Further, the acquisition must be consummated not later than December 31, 1994.
CHANGES IN FINANCIAL CONDITION
     Although assets have decreased over $16.5 million or 4.0% at March 31, 1994, there have been few significant increases or decreases in any one category from September 30, 1993. Cash, interest bearing deposits and federal funds sold (down in total $11.8 million for the six month period) combined with proceeds from the sale of and principal repayments on securities were used to fund new loans (net increase of $2.2 million) and to repay $11.1 million of Federal Home Loan Bank ("FHLB") advances and other borrowings. Also during the quarter ended March 31, 1994, the Corporation reclassified approximately $71.0 million of securities from the available for sale to the held to maturity category of securities. The net unrealized loss on these securities ($22,000) was recorded as a decrease to shareholders' equity, and will be amortized into expense over the remaining life of the securities.
     Stockholders' Equity increased ($627,000 or 1.3%) as net income for the six month period of $1,884,000 was partially offset by two regular quarterly $0.05 per share common stock dividends totalling $235,000, as well as an adjustment for the net unrealized loss on securities available for sale.
RESULTS OF OPERATION
     The Corporation's results of operations are dependent to a large extent on its net interest income, which is the difference between the interest income it receives on its interest-earning assets (principally loans and securities) and the interest expense, or cost of funds, of its interest-bearing liabilities (principally deposits and, to a lesser extent, FHLB advances and other borrowings). Banking fees, service charges, and other income; gains or losses on the sale of loans and other assets, and the level of general and operating expenses (non-interest expense) also have significant effects on the Corporation's results of operations.
     NET INCOME. The Corporation recorded net income of $802,000 or $.33 per share for the quarter ended March 31, 1994 as compared to $755,000 or $.31 per share for the prior year's second quarter. This increase was mainly attributable to an increase in noninterest income combined with a decrease in noninterest expenses. For the six months ended March 31, 1994 the Corporation recorded net income of $1,884,000 or $.77 per share compared to a net income for the same period a year earlier of $1,233,000 or $.50 per share. This increase was the result of an increase in net interest margin and a significant decrease in operating expenses, which was only slightly offset by a decrease in other non-interest income items.
THREE AND SIX MONTHS ENDED MARCH 31, 1994 COMPARED TO MARCH 31, 1993
     INTEREST INCOME. Interest income on all interest earning assets was $6.4 million for the quarter ended March 31, 1994 as compared to $8.3 million for the comparable period in 1993, a decrease of $1.9 million or 23.0%. A $17.7 million increase in the average outstanding balance of loans for the current quarter was not enough to offset an 11.0% decrease in the average yield thereon. The majority of this decrease in interest income, however, was the result of a $103.3 million decrease in the average outstanding balance and a 14.1% decrease in the average yield of securities. Total interest income from securities amounted to $1.6 million for the three months ended March 31, 1994 as compared to $3.3 million for the three months ended March 31, 1993.
     Interest income on all interest earning assets for the six months ended March 31, 1994 was $13.2 million, a decrease of approximately $2.9 million or 18.3% over the same period in 1993. Although there was a slight (13 basis point) increase in the average yield on interest earning assets, a 17.6% decrease in the average outstanding
                                     VII-21
balance of these assets resulted in the decrease in total interest income. For the six months ended March 31, 1994 the average balance of all interest earning assets was $375.3 millon yielding 7.0%, compared to $455.2 million yielding 6.9% in the previous year. This $80.0 million decrease in the average balance of all interest earning assets related to funds used to prepay debt during the year ended September 30, 1993.
     For the six month period ended March 31, 1994 interest income on loans increased by approximately $190,000 or 2.0% for the current year. While average loans outstanding increased 12.3% for the six month period, the average yield on these loans decreased 7.5%. For the same two periods, interest on securities decreased $2.6 million, the direct result of a 38.5% decrease in the average outstanding balance as well as a 9.6% decrease in average yield. Interest income on other interest earning assets (FHLB stock, federal funds sold, and cash) decreased approximately $547,000 or 54.9% due mainly to a 45.0% decrease in the average outstanding balance of these assets.
     INTEREST EXPENSE. Total interest expense decreased from $5.1 million for the quarter ended March 31, 1993 to $3.4 million for the current quarter, a decrease of over 34%. The majority of this decrease was directly attributable to a 85.2% decrease in interest expense paid on borrowings. Total interest on borrowings decreased by $1.5 million during the current quarter, the direct result of prepaying $45.5 million of FHLB advances in June, 1993 at an after tax penalty of $2.2 million as well as repaying, upon maturity, $47.5 million in additional debt with the FHLB. $10.0 million of such debt was paid in October, 1993, and the remainder had been repaid during the year ended September 30, 1993. Interest expense on deposits decreased $286,000 or 8.4% for the current three month period due mainly to an 8.8% decrease in the average cost of deposits.
     Interest expense for the six months ended March 31, 1994 decreased approximately $3.5 million or 33.9% over the similar period in 1993. A 9.3% decrease in average cost of deposits, partially offset by a $1.8 million increase in average outstanding balance resulted in total interest expense on deposits decreasing by approximately $575,000 or 8.3%. For the six months ended March 31, 1994, deposits averaged $313.9 million at an average cost of 4.1%, compared to an average balance of $312.1 million and an average cost of 4.5% for the comparable period in 1993. Total interest on borrowings decreased by over $2.9 million or 84.9%, the direct result of prepaying FHLB advances as discussed in the preceding paragraph.
     NET INTEREST MARGIN. Although net interest margin decreased slightly ($130,000 or 4.1%) for the quarter ended March 31, 1994, net interest spread increased from 2.4% for the three months ended March 31, 1993 to just over 2.9% for the three months ended March 31, 1994. (See table below)
     Although decreases were experienced for the six months ended March 31, 1994 in both interest income and interest expense, net interest margin increased by almost $570,000 or 9.9%. Net interest spread has increased from 2.0% for the six months ended March 31, 1993 to 3.0% for the current six month period, reflecting a more rapid decline in cost of liabilities than the decline in yield on assets.
     The following table sets forth information concerning the yields earned on interest earning assets, the rates paid on interest bearing liabilities and the resultant net interest rate spread for the three and six month periods ended March 31, 1994 and 1993. The yields earned and rates paid are based on average balances.

                                                 THREE MONTHS       SIX MONTHS
                                                     ENDED             ENDED
                                                   MARCH 31          MARCH 31
                                                 1994     1993     1994     1993
Interest-earning assets:
  Real estate loans..........................    8.34%    9.40%    8.59%    9.28%
  Other loans................................    8.87%    9.73%    8.93%    9.74%
  Mortgage-backed securities.................    6.60%    6.45%    6.37%    6.58%
  Securities held to maturity................    4.10%    8.69%    4.10%    9.12%
  Securities available for sale..............    4.69%    4.44%    4.73%    4.44%
  Other investments..........................    4.04%    3.67%    3.56%    3.41%
     Total interest-earning assets...........    6.92%    7.18%    6.99%    6.86%
Interest-bearing liabilities
  Deposits...................................    4.04%    4.43%    4.06%    4.48%
  Borrowings.................................    3.45%    5.85%    3.09%    5.94%
     Total interest-bearing liabilities......    3.99%    4.82%    3.98%    4.88%
Net interest rate spread.....................    2.93%    2.36%    3.01%    1.98%

                                     VII-22

     PROVISION FOR POSSIBLE LOAN LOSSES AND OTHER ASSET VALUATION ALLOWANCES. Due to an overall improvement in the status of the Savings Bank's classified assets, additional provisions for possible loan losses were minimal at $84,000 for the three months ended March 31, 1994 as compared to $65,000 for the three months ended March 31, 1993, and $107,000 for the six months ended March 31, 1994 as compared to $200,000 for the same period last year. Through the Corporation's Asset Classification Policy, management will continue to monitor the loan portfolio as well as other assets on a quarterly basis and evaluate the adequacy of total valuation allowances. (See Provision for Possible Loan Losses).
     OTHER INCOME. Other income of $556,000 for the three months ended March 31, 1994 was a $171,000 increase over the same period in 1993. An $890,000 decrease in gains from the sale of securities was more than offset by a $965,000 decrease in expenses incurred in the day to day operations of Real Estate Held, both for development and acquired in settlement of loans. Also included in noninterest income in the loss from real estate operations category were additions to valuation allowances on real estate projects in the amount of $254,000 during the current year's quarter as compared to $923,000 for the prior year's quarter. Other increases included gain on sale of loans and loan servicing fees, up $65,000 and $62,000, respectively, for the current years second quarter.
     Other income was $1,056,000 for the six months ended March 31, 1994, a decrease of approximately $333,000 from the six months ended March 31, 1993. Included in this decrease are gains from the sale of securities totalling only $309,000 for the six months ended March 31, 1994, versus $1,225,000 for the same period in 1993. This decrease was partially offset by a decrease in expenses incurred in the day to day operations of Real Estate Held, both for development and acquired in settlement of loans (income (loss) from real estate operations has increased over $624,000 for the six month period). Other increases/decreases for the six month period were minimal.
     OTHER EXPENSES. Other expenses decreased $165,000 or $6.6% for the three months ended March 31, 1994. Slight increases in insurance and miscellaneous expenses ($9,000 and $37,000, respectively) were more than offset by decreases in all other categories of noninterest expenses.
     Other expenses decreased approximately $636,000 for the six months ended March 31, 1994. The majority of this decrease is due to one time charges paid during the quarter ended December 31, 1992 related to the acquisition in November, 1992 of River's Bend on the James, a residential and mixed use development in southern Chesterfield County. With the exception of insurance (up only $7,000), all other categories of noninterest expense have decreased.
     On March 31, 1994, Pioneer Federal discovered that a commercial checking account customer may have engaged in check kiting (i.e, the depositing and drawing of checks between accounts at two or more banks, neither account of which has sufficient funds to pay the checks, in a manner that improperly relies upon the time that it takes a bank of deposit to collect from the paying bank) by depositing checks from another institution into its deposit account at Pioneer Federal and immediately writing checks on its Pioneer Federal account. Those deposited checks were subsequently dishonored when presented by Pioneer Federal for payment. Based upon Pioneer Financial's initial estimates, it did not appear that the check kiting activity would have any significant adverse impact to either Pioneer Financial or the Bank. As a result of its continued investigation, Pioneer Federal can no longer so conclude and has since determined that the kiting activity may give rise to a loss, the full amount of which is still not determinable but could be up to $1.9 million. The amount of any loss will be subject to, among other things, the extent of the recovery from the checking account customer and/or the financial institution which processed the checks, although it is unclear whether any action for either of such recovery will be successful. PFC has been advised by its accountants that no allowances for losses are required at this time. It is unclear what effect, if any a loss to PFC from the check-kiting activity may have on the Holding Company Merger and Bank merger with Signet.
                                     VII-23

SECURITIES
     Securities as of March 31, 1994 were as follows (dollars in thousands):

                                                          AS OF MARCH 31, 1994
                                                                 GROSS
                                                               UNREALIZED     ESTIMATED
                                                 AMORTIZED       GAINS         MARKET
                                                   COST         (LOSSES)        VALUE
Held to maturity
  Mortgage-backed securities.................    $  20,951      $   (984)     $  19,967
  United States Treasury.....................       49,759        (2,486)        47,273
  Other securities...........................          485            --            485
     Total held to maturity..................       71,195        (3,470)        67,725
Available for sale
  Mortgage-backed securities.................        1,059            38          1,097
  Corporate notes............................        2,001            17          2,018
  United States Treasury.....................       24,940        (1,334)        23,606
  Asset management fund......................       25,050          (175)        24,875
  Other securities...........................        5,704           650          6,354
     Total -- available for sale.............       58,754          (804)        57,950
       Total securities......................    $ 129,949      $ (4,274)     $ 125,675

     ASSET AND LIABILITY MANAGEMENT. Management of the Savings Bank strives to manage the maturity or repricing match between assets and liabilities. The degree to which Pioneer Federal is "mismatched" in its maturities is the primary measure of interest rate risk. In periods when long-term interest rates are higher than short-term interest rates, net interest income can be increased through the financing of long-term assets with short-term deposits and borrowings. Although such a strategy may increase profits in the short run, it increases the risk of exposure to rising interest rates and can result in funds costs rising faster than asset yields.
     The Savings Bank's efforts to match the repricing maturities of assets and liabilities are hampered by the lack of demand for mortgages or assets which would re-price often enough to offer protection against rate changes and certificates of deposit with lengthy maturities. The percentage of asset tests imposed by the Internal Revenue code and FIRREA require significant investments in residential loans, thus slowing the Savings Bank's effort to enlarge its portfolios of assets which re-price quickly and offer a reasonable return.
     The most common measure of interest rate risk is the gap ratio, i.e., the difference between interest-earning assets and interest-bearing liabilities that reprice or mature within one year expressed as a percent of total assets. Typically the closer the gap ratio is to zero, the less sensitive is a company's earnings to moderate changes in interest rates. Pioneer Federal's one year cumulative gap ratio at March 31, 1994 was -17.09%.
                                     VII-24

     The following table provides information as of March 31, 1994 on the maturity and repricing interval of the Savings Bank's assets and liabilities, based on their contractual term to maturity and the interest sensitivity gap of the Savings Bank's assets and liabilities.

                                                                         MATURITY/REPRICING INTERVAL
                                                    LESS THAN           6 MONTHS             1 TO 3              3 TO 5
                                                    6 MONTHS            TO 1 YEAR             YEARS               YEARS
                                                                            (DOLLARS IN MILLIONS)
Interest-Earning Assets
  Mortgage Loans.............................    $         71.0      $         11.1      $          23.1     $          11.3
  Mortgage-Backed Securities.................                --                  --                  0.9                  --
  Other Loans................................              12.8                  --                  1.1                 1.5
  Investment Securities/FHLB Stock...........              16.3                 4.1                  6.9                80.4
  Federal Funds Sold.........................               1.2                  --                   --                  --
  Other Earning Assets.......................              11.2                  --                   --                  --
    Total Interest-Earning Assets............    $        112.5      $         15.2      $          32.0     $          93.2
Interest-Bearing Liabilities Deposits
  Deposits
    Demand Deposits..........................    $          5.4      $          3.8      $           7.9     $           2.1
    Savings Accounts.........................               5.5                 5.0                 15.9                10.4
    Money Market Demand Accounts.............              27.5                12.6                  5.6                 2.6
    Certificates of Deposit..................              57.7                43.3                 40.2                33.6
Notes Payable................................               9.3                  --                   --                  --
FHLB Advances................................              20.0                  --                   --                  --
Total Interest-Bearing Liabilities...........    $        124.7      $         64.7      $          69.6     $          48.7
Interest Sensitivity Gap.....................    $        (12.2 )    $        (49.5 )    $         (37.6)    $          44.5
Cumulative Gap...............................    $        (12.2 )    $        (61.7 )    $         (99.3)    $         (54.8)
Ratio of Interest-Earning Assets to
  Interest-Bearing Liabilities...............              0.90                0.23                 0.46                1.91
Cumulative Ratio of Interest-Earning Assets
  to Interest-Bearing Liabilities............              0.90                0.67                 0.62                0.82
Cumulative GAP as a Percent of Total Earning
  Assets.....................................            -3.38%              -17.09%              -27.50%             -15.18%

                                                   5 TO 10         GREATER THAN
                                                    YEARS            10 YEARS       TOTAL

Interest-Earning Assets
  Mortgage Loans.............................  $           6.0        $ 70.7        $193.2
  Mortgage-Backed Securities.................             19.6           1.5          22.0
  Other Loans................................              0.9           3.1          19.4
  Investment Securities/FHLB Stock...........              0.5           5.9         114.1
  Federal Funds Sold.........................               --            --           1.2
  Other Earning Assets.......................               --            --          11.2
    Total Interest-Earning Assets............  $          27.0        $ 81.2        $361.1
Interest-Bearing Liabilities Deposits
  Deposits
    Demand Deposits..........................  $           4.8        $   --        $ 23.4(1)
    Savings Accounts.........................             24.8            --          61.5(1)
    Money Market Demand Accounts.............              2.4            --          50.7(1)
    Certificates of Deposit..................               --            --         174.8
Notes Payable................................               --            --           9.3
FHLB Advances................................               --            --          20.0
Total Interest-Bearing Liabilities...........  $          32.0        $   --        $339.7
Interest Sensitivity Gap.....................  $          (5.0)       $ 81.2        $ 21.4
Cumulative Gap...............................  $         (59.8)       $ 21.4
Ratio of Interest-Earning Assets to
  Interest-Bearing Liabilities...............             0.84          0.00          1.06
Cumulative Ratio of Interest-Earning Assets
  to Interest-Bearing Liabilities............             0.82          1.06
Cumulative GAP as a Percent of Total Earning
  Assets.....................................           -16.56%         5.93%

(1) Repricing of these three types of deposits (demand, savings and money market demand) are based on repricing assumptions as of December 31, 1993 furnished by the FHLB of Atlanta through their interest rate risk service.
     REAL ESTATE INVESTMENT. The Savings Bank's investment in real estate ventures increased slightly at March 31, 1994 to $14.8 million as compared to $14.3 million at September 30, 1993.
     FEDERAL HOME LOAN BANK SYSTEM. Pioneer Federal is a member of the FHLB System and, as a member, is required to own capital stock in the FHLB of Atlanta in an amount at least equal to the greater of 1% of the aggregate outstanding balance of its loans secured by residential real property at the close of each year, or 5% of its outstanding advances from the FHLB of Atlanta. As a member of the FHLB System, Pioneer Federal is authorized to borrow funds from the FHLB of Atlanta to meet withdrawals of savings accounts, seasonal requirements, and to expand its loan portfolio. At March 31, 1994, Pioneer Federal owned $6,935,000 of stock and had advances from the FHLB of $20,000,000, which mature in August of 1994.
                                     VII-25

     ASSET CLASSIFICATION. Pursuant to applicable regulations, the Savings Bank has adopted a policy concerning the classification of problem assets. Under the policy, problem loans and other assets are classified in three categories: (i) Substandard, (ii) Doubtful, and (iii) Loss.
     An asset is classified Substandard if it is determined to involve a distinct possibility that the Savings bank could sustain some loss if deficiencies associated with the loan are not corrected. An asset is classified as Doubtful if full collection is highly questionable or improbable. An asset is classified as Loss if it is considered uncollectible, even if a partial recovery could be expected in the future. All assets classified as loss are 100% reserved. The Savings Bank also evaluates assets deserving "special mention" which, while not necessarily exposing the Savings Bank to loss, do possess credit deficiencies or potential weaknesses deserving management's close attention. If an asset is classified pursuant to the Savings Bank's policies (or by regulatory examiners) general valuation allowances ("GVA's") are then established. (See Valuation Allowances).
     Total classified assets have decreased $4.3 million or 16.1% for the six month period ended March 31, 1994, comprised of a $4.9 million decrease in substandard assets and a $668,000 increase in loss assets. The following table details information concerning the Savings Bank's classified assets at March 31, 1994, and the ratio of classified assets to total assets:

                                                 SUBSTANDARD     DOUBTFUL      LOSS       TOTAL
                                                             (DOLLARS IN THOUSANDS)
Commercial real estate.......................      $ 8,700            --      $  721     $ 9,421
Mortgage loans...............................          356            --          --         356
Construction loans...........................           --            --          --          --
Other loans..................................          244            --          40         284
Real estate held for development.............        7,105            --       1,065       8,170
Real estate owned............................        3,881            --         222       4,103
Total Classified Assets......................      $20,286            --      $2,048     $22,334
Ratio of Classified Assets to Total Assets...         5.17%           --        0.52%       5.69%

     NON-PERFORMING ASSETS. Loans are reviewed on a regular basis and are placed on a non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. Residential mortgage loans are placed on non-accrual status when either principal or interest is 90 days or more past due unless collectability is assured in the near future. Consumer loans generally are charged off when the loan becomes over 120 days delinquent. Commercial, business and real estate loans are placed on non-accrual status when the loan is 90 days or more past due, unless circumstances require alternate treatment (a loan can be past due more than 90 days and still be accruing interest). Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income.
                                     VII-26

     The following table sets forth information with respect to the Savings Bank's non-performing loans at the dates indicated.

                                                       03/31/94     09/30/93     09/30/92     09/30/91
Loans accounted for on a non-accrual basis:
  Real Estate:
     Residential...................................     $  202       $   91       $  376       $1,893
     Commercial....................................         --           --          243        1,545
  Commercial Business..............................         --          363          391        1,144
  Consumer.........................................         20           --           17           21
  Total............................................     $  222       $  454       $1,027       $4,603
Accruing loans which are contractually past due 90
  days or more:
  Real Estate:
     Residential...................................        154          143          322          582
     Commercial....................................      6,753(1)     3,998           --           --
  Commercial Business..............................        250          238          849           --
  Consumer.........................................         --           --           --           --
  Total............................................     $7,157       $4,379       $1,171       $  582
Total of nonaccrual and 90 days past due loans.....     $7,379(2)    $4,833       $2,198       $5,185
Percentage of Total Loans..........................       3.47%        2.30%        1.33%        2.92%

(1) Pioneer Federal is currently involved in negotiations with the borrower regarding the repayment of this loan secured by an office building that has since been demolished because of its proximity to a sinkhole that developed in February, 1994. Pioneer Federal intends to continue negotiations with the borrower, who purchased the office building from a then-existing customer of Pioneer, and does not expect that resolution of the loan will result in a significant loss to PFC.
(2) Nonperforming loans which are classified assets as well are as follows:

Special Mention.........    $6,420
Substandard.............       590
Doubtful................        --
Loss....................       356
     Total..............    $7,366

     VALUATION ALLOWANCES. It is the Savings Bank's policy to establish specific valuation allowances for loss against specific assets based on current appraisals, discounted cash flow analysis and other factors when possible losses are indicated on the loans or other assets. At March 31, 1994 allowances related to specific assets (loans and real estate) amounted to $2.2 million.
     In addition to specific valuation allowances, the Corporation also calculates general valuation allowances ("GVA's") using two methods. The first method applies certain percentages to classified asset balances which have first been reduced for any specific valuation allowances. GVA's of this type totalled $2.5 million at March 31, 1994. In addition to this type of GVA, the Corporation also calculates GVA's on pass and unreviewed assets (all assets that are not classified), based on, among other factors, historical loss experience for each type of loan, trends in connection with portfolio amounts and composition, and current economic conditions relating to the collectability of loans in the portfolio. GVA's of this type totalled $1.4 million at March 31, 1994. Total valuation allowances, both specific and general, totalled $6.1 million at March 31, 1994.
                                     VII-27

     The following table sets forth the breakdown of the allowance for losses by category at the dates indicated.

                                                     ANALYSIS OF VALUATION ALLOWANCES
SPECIFIC VALUATION ALLOWANCES                    3/31/94    12/31/93     9/30/93    9/30/92
Loans:
  Residential Mortgage.......................    $   49      $   49      $   38     $  356
  Commercial Mortgage........................       721         521         653        739
  Construction...............................        --          --          --         --
  Commercial Business........................        31          23         100        146
  Consumer...................................        35          42          73        183
       Total Specific Valuation
          Allowance -- Loans.................    $  836      $  635      $  864     $1,424
          Percent of Total Loans.............       0.4%        0.3%        0.4%       0.8%
Real Estate
  In-substance Foreclosure...................    $   --      $   --      $   --     $   --
  Real Estate Held for Development...........     1,138         890         807        154
  Real Estate Owned..........................       222         216         431        841
       Total Specific Valuation
          Allowance -- Real Estate...........    $1,360      $1,106      $1,238     $  995
          Percent of Total Real Estate.......       7.3%        6.0%        6.8%       4.3%
Total Specific Valuation Allowance...........    $2,196      $1,741      $2,102     $2,419
Percent of Total Loans/Real Estate...........       1.0%        0.7%        0.9%       1.3%
GENERAL VALUATION ALLOWANCES
Loans:
  Residential Mortgage.......................    $  129      $  110      $  112     $  107
  Commercial Mortgage........................     1,997       2,001       2,012      2,614
  Construction...............................       484         467         441        117
  Commercial Business........................       178         196         191         67
  Consumer...................................        18          22          22        115
     Total GVA -- Loans......................    $2,806      $2,796      $2,778     $3,020
     Percent of Total Loans..................       1.3%        1.3%        1.3%       1.8%
Real Estate:
  In-substance Foreclosures..................    $   --      $  365      $  364     $   --
  Real Estate Held for Development...........       748         772         722         --
  Real Estate Owned..........................       388          41         118         --
     Total GVA -- Total Real Estate..........    $1,136      $1,178      $1,204     $   --
     Percent of Total Real Estate............       6.1%        6.4%        6.7%        --
     Total GVA's.............................    $3,942      $3,974      $3,982     $3,020
     Percent of Total Loans/Real Estate and
       Other.................................       1.7%        1.6%        1.7%       1.6%
Total Valuation Allowances...................    $6,138      $5,715      $6,084     $5,439
Percent of Total Loans/Real Estate and
  Other......................................       2.6%        2.3%        2.7%       2.9%

     REAL ESTATE OWNED. Real estate owned includes property acquired in settlement of loans and loans classified as insubstance foreclosure. Properties acquired in settlement of loans and loans classified as insubstance foreclosure are initially valued at the lower of cost or fair value based on available appraisals at foreclosure or in consideration of estimated sales price and costs of disposal as well as the estimated cost of holding and maintaining the property. Carrying values are periodically adjusted to the lower of the adjusted cost or net realizable value throughout the remaining holding period. Loans classified as insubstance foreclosures consist of loans accounted for as foreclosed property even though legal foreclosure has not occurred. Although the collateral underlying these loans has not been repossessed, the borrower has no equity in the collateral at its current estimated fair value, proceeds for repayment are expected to come only from the operation or sale of the collateral, and either the borrower has abandoned control of the project or it is doubtful the borrower will rebuild equity in the collateral or repay the loan by other means in the foreseeable future.
                                     VII-28

     During the year ended September 30, 1993, the Corporation determined that seven loans with outstanding balances of $3,767,331 had been insubstance foreclosed, and, although formal foreclosure proceedings had not been initiated, the investment in the loans had been reported in the same manner as collateral that has been formally repossessed, regardless of whether the related loan is formally restructured. Of the seven properties, six were sold during the quarter ended December 31, 1993. The remaining property, at a carrying value of $3.4 million was formally foreclosed upon during the quarter ended March 31, 1994. Subsequent to March 31, 1994, this property was sold at no additional loss to the Corporation. As of March 31, 1994 there were no loans classified as insubstance foreclosed.
     The following table sets forth the balances in repossessed property at March 31, 1994, and the allowance for loss by type of property.

                                                          LESS:                     NET
                                            ASSET       SPECIFIC       LESS:      CARRYING
                                           BALANCES     ALLOWANCE     GENERAL      VALUE
                                                       (DOLLARS IN THOUSANDS)
Real Estate Owned
  Single Family Residential............     $   56        $  --        $   6       $   50
  Multi-Family Residential.............      3,627          125          350        3,152
  Construction.........................        116           30            8           78
  Commercial...........................        305           67           24          214
     Total Real Estate Owned...........     $4,104        $ 222        $ 388       $3,494

     LIQUIDITY AND CAPITAL RESOURCES. Under current regulations the Savings Bank is required to maintain liquid assets at 5% or more of its net withdrawable deposits plus short-term borrowings. With total liquidity of 24.6% at March 31, 1994, the Savings Bank more than met the 5% requirement. At December 31, 1993, the Savings Bank had outstanding loan commitments totalling $13.5 million.
     On August 9, 1989, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") was enacted into law to restructure the regulation of the thrift industry. The legislation affects the thrift industry in several ways, including more stringent capital requirements and new investment limitations and restrictions. On November 8, 1989, the OTS published a final rule implementing three new capital standards. The regulation requires institutions to have a minimum regulatory tangible capital of 1.5% of total assets, a minimum core capital ratio of 3.0%, and, as of December 31, 1992, a 8.0% risk-based capital ratio.
     The following table sets forth the capital position of the Savings Bank as calculated under FIRREA as of March 31, 1994, (in thousands):

                                                                                EXCESS
                         ACTUAL       % OF       REQUIRED      % OF                    % OF
                         AMOUNT      ASSETS*      AMOUNT      ASSETS*     AMOUNT      ASSETS*
Core.................    $35,627       9.08%     $ 11,686       3.00%     $23,941        6.08%
Tangible.............     35,627       9.08%        5,843       1.50%      29,784        7.58%
Risk-weighted........     38,822      17.09%       18,177       8.00%      20,645        9.09%

* Based upon adjusted total assets for the core and tangible capital requirements, and risk-weighted assets for the risk-based capital requirement.
     On September 3, 1992, the OTS issued a proposed rule which would set forth the methodology for calculating an interest rate component that would be incorporated in the OTS regulatory capital rule. This recent proposal replaces an earlier proposal by the OTS to calculate interest rate risk. Under the new proposal, only savings associations with "above normal" interest rate risk exposure (i.e., where an institution's market value portfolio equity would decline in value by more than 2% of assets in the event of a hypothetical 200-basis-point move in interest rates) would be required to maintain additional capital. The additional capital that such an institution would be required to maintain would be equal to one half the difference between its measured interest rate risk and 2%, multiplied by the market value of its assets. That dollar amount of capital would be in addition to an institution's existing risk-based capital requirement. If adopted in final form, this proposal could increase the amount of regulatory capital required to be held by the Corporation.
                                     VII-29

PART II.  OTHER INFORMATION

        Item 1.   LEGAL PROCEEDINGS
                  The Corporation, the Savings Bank and a subsidiary thereof are defendants in certain claims and legal actions arising in the ordinary course of business including legal pro-
                  ceedings wherein the Savings Bank enforces its security interest in mortgage loans. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated finan-
                  cial position of the Corporation.
        Item 2.   CHANGES IN SECURITIES
                  Not Applicable.
        Item 3.   DEFAULTS UPON SENIOR SECURITIES
                  Not Applicable.
        Item 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
                  Not Applicable.
        Item 5.   OTHER INFORMATION
                  Not Applicable.
        Item 6.   EXHIBITS AND REPORT ON FORM 8-K
                  A. No exhibits
                  B. A current report on Form 8-K was filed on February 17, 1994 to report the execution by the Corporation of an agreement to be acquired by Signet Banking Corporation. No other reports on Form 8-K were filed during the quarter ended March 31, 1994.

                                     VII-30

                                   SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
                                          PIONEER FINANCIAL CORPORATION
                                                    (Registrant)

Date   May 13, 1994         By:  /s/ G. R. Whittemore
                                G. R. Whittemore
                                President and Chief Executive Officer
Date   May 13, 1994         By:  /s/ H. Lee Rettig
                                H. Lee Rettig
                                Chief Accounting Officer

                                     VII-31

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Article 10 of the Virginia Stock Corporation Act allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director, officer, employee or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his or her conduct was unlawful. Article 9 of the Virginia Stock Corporation Act provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of the criminal law.
     The registrant's Restated Articles of Incorporation, as amended, provide for mandatory indemnification of any director or officer of the registrant who is or was a party to any proceeding by reason of the fact that he or she is or was a director or officer of the registrant or is or was serving the registrant or any other legal entity in any capacity at the request of the registrant while a director or officer of the registrant against all liabilities and expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of such director's or officer's willful misconduct or knowing violation of the criminal law.
     The registrant's Restated Articles of Incorporation, as amended, also provide that in every instance permitted under Virginia corporate law in effect from time to time, the liability of a director or officer of the registrant to the registrant or its shareholders shall not exceed one dollar.
     The registrant maintains a standard policy of officers' and directors' liability insurance.
ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) Exhibits

 2(a)    Reorganization and Merger Agreement between the registrant and Pioneer Financial Corporation dated as of
         February 16, 1994 (Incorporated by reference to Annex I to the prospectus filed as part of this
         Registration Statement)
 2(b)    The registrant hereby agrees to furnish to the Commission, upon request, copies of the Schedules to Exhibit
         2(a)
 2(c)    Holding Company Plan of Merger between the registrant and Pioneer Federal Corporation (incorporated by reference to ANNEX III to the Prospectus filed as part of this Registration Statement)
 3(a)    Articles of Incorporation of the registrant (Incorporated by reference to Exhibit 3.1 to Annual Report on
         Form 10-K for the fiscal year ended December 31, 1992)
 3(b)    Bylaws of the registrant (Incorporated by reference to Exhibit 3.2 to Annual Report on Form 10-K for the
         fiscal year ended December 31, 1993)
 3(c)    Form of Revocable Proxy for Special Meeting of Shareholders of Pioneer Financial Corporation (previously filed)
 4       Rights Agreement dated as of May 23, 1989 between the registrant and Mellon Bank, N.A. (Incorporated herein by reference to the registrant's Registration Statement on Form 8-A dated June 1, 1989)
 5       Opinion of McGuire, Woods, Battle & Boothe (previously filed)
 8       Opinion of Wachtell, Lipton, Rosen & Katz (previously filed)
10(a)    Stock Option Agreement between the registrant and Pioneer Financial Corporation dated as of February 16,
         1993 (Incorporated by reference to Annex II to the Prospectus filed as a part of this Registration
         Statement)
10(b)    Form of Employment Agreements between the registrant and George R. Whittemore, H. Lee Rettig, Jacqueline T.
         Thornton, and George E. Moore, III (previously filed)
10(c)    Marketing Agreement between Pioneer Federal Savings Bank and Signet Bank/Virginia dated April 1, 1994
         (previously filed)
21       Subsidiaries (previously filed)

                                      II-1



23(a)    Consent of Ernst & Young, Richmond, Virginia (filed herewith)
23(b)    Consent of BDO Seidman, Richmond, Virginia (previously filed)
23(c)    Consent of McGuire, Woods & Battle (previously filed)
23(d)    Consent of Wachtell, Lipton, Rosen & Katz (previously filed)
23(e)    Consent of Baxter Fentriss and Company (previously filed)
24       Powers of Attorney (previously filed)



ITEM 22.  UNDERTAKINGS
     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (b) Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 20 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controller person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and including the registration statement when it became effective.
                                      II-2

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia, on July 20, 1994.

                                        By: /s/   DAVID L. BRANTLEY*
                                                  David L. Brantley
                                           Senior Vice President and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                      SIGNATURE                                     CAPACITY                      DATE
                        ROBERT M. FREEMAN*              Chairman of the Board,             July 20, 1994
                                                          Chief Executive Officer
                                                          and a Director (Principal
                                                          Executive Officer)

                        MALCOLM S. MCDONALD*            President, Chief                   July 20, 1994
                                                          Operating Officer and a
                                                          Director

                        W. B. MILLNER, III*             Senior Executive Vice President    July 20, 1994
                                                          and Chief Financial Officer
                                                          (Principal Financial Officer)

                        D. S. NORRIS*                   Executive Vice President and       July 20, 1994
                                                          Controller (Principal
                                                          Accounting Officer)

                        J. HENRY BUTTA*                 Director                           July 20, 1994

                        NORWOOD H. DAVIS, JR.*          Director                           July 20, 1994

                        WILLIAM C. DERUSHA*             Director                           July 20, 1994

                        WILLIAM R. HARVEY*              Director                           July 20, 1994

                        ELIZABETH G. HELM*              Director                           July 20, 1994

                                      II-3

                      SIGNATURE                                     CAPACITY                      DATE
                        ROBERT M. HEYSSEL*              Director                           July 20, 1994

                        HENRY A. ROSENBERG, JR.*        Director                           July 20, 1994

                        LOUIS B. THALHIMER*             Director                           July 20, 1994

                        STANLEY I. WESTREICH*           Director                           July 20, 1994


*By
              /s/ David L. Brantley                                July 20, 1994
                   David L. Brantley
                    Attorney-in-fact

                                EXHIBIT INDEX


Exhibit
Number                             Exhibit
23(a)       Consent of Ernst & Young, Richmond, Virginia (filed herewith)